As filed with the Securities and Exchange Commission on November 5, 2008

File No: 333-154717

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Heckmann Corporation

(Exact name of registrant as specified in its charter)

Delaware	6770	26-0287117
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

75080 Frank Sinatra Dr.

Palm Desert, California 92211

(760) 341-3606

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard J. Heckmann

Chairman and Chief Executive Officer

75080 Frank Sinatra Dr.

Palm Desert, California 92211

(760) 341-3606

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg A. Noel, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

(213) 687-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 5, 2008

Common Stock, par value $0.001 per share

This prospectus relates to the issuance by us of up to 54,116,800 shares of our common stock, par value $0.001 per share, that are issuable upon exercise of outstanding warrants originally issued in our initial public offering pursuant to a prospectus dated November 12, 2007.

Each warrant entitles the holder to purchase one share of our common stock. In order to obtain the shares, a holder of warrants must pay an exercise price of $6.00 per share in cash or otherwise exercise the warrants on a “cashless basis” as described in this prospectus. We will receive proceeds from the payment of the exercise price in cash, but not from any cashless exercises.

Our common stock, warrants and units are listed on the New York Stock Exchange and trade under the symbols HEK, HEK.WS and HEK.U, respectively. Our units consist of one share of common stock and one warrant. On November 4, 2008, the closing sale prices of the common stock, warrants and units were $8.36 per share, $2.60 per warrant and $9.90 per unit, respectively.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered before exercising our warrants or buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different.

The information contained in this prospectus is correct as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. You should be aware that some of this information may have changed by the time this document is delivered to you.

The date of this prospectus is                 , 2008.

i

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and does not contain all the information that may be important to you. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,” “us,” “company,” “our company” or “Heckmann” refer to Heckmann Corporation and its subsidiaries, and all references to “China Water” are to “China Water and Drinks Inc.,” a wholly owned subsidiary of Heckmann. Unless the context specifies otherwise, references to “public warrants” or “warrants” mean the warrants to purchase Heckmann common stock issued as part of the units in Heckmann’s initial public offering.

Our Company

Heckmann was organized under the laws of the State of Delaware on May 29, 2007 as a blank check development stage company that was formed to acquire or acquire control of one or more operating businesses. On November 16, 2007, Heckmann consummated its initial public offering of 54.1 million units, each consisting of one share of common stock and one warrant exercisable for an additional share of common stock, and received proceeds of approximately $401.6 million, plus additional net proceeds of approximately $30.6 million resulting from the underwriters’ partial exercise of their over-allotment option. Heckmann also consummated a private placement of warrants to its founders at an aggregate purchase price of $7.0 million, or $1.00 per warrant, immediately prior to the consummation of the initial public offering. On October 30, 2008, Heckmann completed the acquisition of China Water and Drinks Inc.

China Water is a licensed bottled water producer operating bottled water production plants in China through eight subsidiaries in the cities of Beijing, Guangzhou (Guangdong Province), Zhanjiang (Guangdong Province), Changchun (Jilin Province), Feixian (Shandong Province), Nanning (Guangxi Province), Shenyang (Liaoning Province) and Changsha (Hunan Province). Each of its eight water production plants has two types of production lines: one type produces bottle-sized (350ml-1,500ml) bottled water and the other produces carboy-sized (18.9L) bottled water. China Water produces a variety of bottled water products, including purified water, mineralized water and oxygenated water, and it plans to produce other specialized bottled water products in the future, including vitamin and nutrient enriched water and flavored water products.

China Water’s market is China where it produces and markets bottled water products primarily under the brand name “Darcunk,” which in Chinese means “Absolutely Pure.” It also supplies bottled water products to globally recognized beverage companies, including Coca-Cola and Uni-President, that resell the products under their own brand names. In addition, China Water provides private label bottled water products to companies in the service industry, such as hotels and casinos.

In 2006, China Water’s total revenue was $35.7 million and its gross profit was $9.1 million. In 2007, China Water’s total revenue was $56.8 million and its gross profit was $19.4 million, representing a 59% and 114% increase, respectively, compared to 2006. In 2006, China Water produced 485 million liters of bottled water, which constituted approximately 5.2% of total estimated bottled water consumption by volume in China. In 2007, China Water produced 844 million liters of bottled water, which constituted approximately 6.3% of the total estimated bottled water consumption by volume in China. By the end of 2007, the production capacity of China Water’s bottled water operations had increased to 890 million liters, which constituted approximately 6.4% of the total estimated bottled water consumption by volume in China. China Water intends to significantly expand its production capacity through organic expansion as well as acquisitions. China Water’s products currently are sold in multiple regions of China, including Guangdong Province, Guangxi Province, Shandong Province, Heilongjiang Province, Jilin Province, Shanxi Province, Shaanxi Province, Gansu Province, Liaoning Province, Anhui Province, Sichuan Province, Hebei Province, Hunan Province and Macau.

Public Stockholders’ Warrants

On November 16, 2007, we sold 54,116,800 units in our initial public offering, including 4,116,800 units issued pursuant to the partial exercise of the underwriters’ over-allotment option. Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of our common stock. In order to obtain the shares, the holders of the warrants must pay an exercise price of $6.00 per share in cash or by electing a cashless exercise as described elsewhere in this prospectus.

The warrants will not be exercisable until the later of the effective date of the registration statement of which this prospectus forms a part and November 9, 2008, and will expire at 5:00 p.m., New York City time, on November 9, 2011 or earlier upon redemption. Beginning the later of the effective date of the registration statement of which this prospectus forms a part and November 9, 2008, we may redeem the warrants at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption if, and only if, the last sale price of our common stock equals or exceeds $11.50 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Our executive offices are located at 75080 Frank Sinatra Dr., Palm Desert, California 92211, and our telephone number is (760) 341-3606. Our Internet website is www.heckmanncorp.com.

The Offering

Shares Offered by the Company	54,116,800 shares of our common stock, par value $0.001 per share, that are issuable upon exercise of outstanding warrants originally issued in our initial public offering pursuant to a prospectus dated November 12, 2007.[1]

Warrant Exercisability	Each warrant is exercisable for one share of common stock.

Warrant Exercise Price	$6.00 per share, subject to adjustment.

Warrant Exercise Period	The warrants will not be exercisable until the later of the effective date of the registration statement of which this prospectus forms a part and November 9, 2008.

The warrants will expire at 5:00 p.m., New York City time, on November 9, 2011 or earlier upon redemption.

Cashless Exercise	The warrants will be exercisable by paying the exercise price in cash or on a “cashless basis,” whereby a holder of warrants will pay the exercise price by surrendering all of its warrants in exchange for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” means the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the holder of a warrant elects to exercise.

Redemption of Outstanding Public Warrants	We may redeem the outstanding public warrants:

•	in whole and not in part,

•	at a price of $0.01 per warrant at any time after the warrants become exercisable,

•	upon a minimum of 30 days’ prior written notice of redemption, and

•

if, and only if, the last sales price of our common stock equals or exceeds $11.50 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

In addition, we may not call the warrants unless the warrants and the shares of common stock underlying the warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for redemption.

If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise its

[1]

Assumes that all public warrants are exercised by paying the exercise price in cash. To the extent that warrants are exercised on a cashless basis, the number of shares of common stock issued upon exercise of outstanding warrants will decrease. The number of shares of common stock issuable upon cashless exercise of warrants depends on the market price of our common stock at the time the warrants are exercised.

warrants prior to the date scheduled for redemption.

Common Stock Outstanding as of	127,655,342 shares
November 4, 2008

Common Stock to be Outstanding
Assuming Exercise of All	181,772,142 shares

Public Warrants

Assuming Exercise of All	205,033,563 shares[1]
Outstanding Warrants

Use of Proceeds

Heckmann will receive an aggregate of $324,700,800 from the exercise of the warrants, if the warrants are exercised in full by payment of the cash exercise price.[2] Heckmann expects that any net proceeds from the exercise of the warrants will be used for general corporate purposes.

New York Stock Exchange Trading

Symbols:

Common Stock	HEK
Warrants	HEK.WS
Units	HEK.U

[1]

Includes (1) sponsor warrants exercisable for 7,000,000 shares of common stock at an exercise price of $6.00 per share, (2) founders’ warrants exercisable for 13,529,200 shares of common stock at an exercise price of $6.00 per share, and (3) warrants issued in connection with the merger exercisable for 2,732,221 shares of common stock at a weighted-average exercise price of $1.75 per share.

[2]

To the extent that warrants are exercised on a cashless basis, the amount of cash Heckmann receives from the exercise of warrants will decrease. The amount of cash received upon cashless exercise of warrants depends on the market price of our common stock at the time the warrants are exercised.

Summary Risk Factors

Investing in Heckmann’s common stock involves a number of risks. In particular, we are subject to risks relating to China Water’s business and risks associated with operating a business in China. The market price of Heckmann’s common stock could decline due to any of these risks, in which case stockholders could lose all or part of their investment. Heckmann’s business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 5 of this prospectus.

•	China Water’s revenues are highly concentrated in a single customer, Coca-Cola China, Ltd., and its business will be harmed if Coca-Cola China reduces its orders.

•	Due to China Water’s rapid growth in recent years, China Water’s past results may not be indicative of its future performance so evaluating China Water’s business and prospects may be difficult.

•	China Water’s expansion strategy may not be proven successful.

•	Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

•	Uncertainties with respect to the PRC legal system could limit the legal protections available to Heckmann and its stockholders.

•

If Heckmann’s due diligence investigation of China Water was inadequate and requires subsequent write-offs that impair its financial condition and stock price, then Heckmann’s stockholders could lose some or all of their investment.

•

Heckmann’s stockholders may experience substantial dilution in their investment as a result of subsequent exercises of outstanding warrants or the issuance by Heckmann of Heckmann common stock in satisfaction of the contingent payments in connection with the merger.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before you decide to exercise your warrants or invest in our common stock. We are subject to a number of risks, including those relating to China Water’s business and risks associated with operating a business in China. The market price of Heckmann’s common stock could decline due to any of these risks, in which case stockholders could lose all or part of their investment. In assessing these risks, stockholders should also refer to the other information included in this prospectus, including the financial statements and accompanying notes of Heckmann and China Water. Heckmann is a holding company with business operations in China. As a result, it is subject to legal and regulatory environments that differ in many respects from those of the United States. Heckmann’s business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

Risks Related to China Water’s Business

China Water’s revenues are highly concentrated in a single customer, Coca-Cola China, Ltd., and its business will be harmed if Coca-Cola China reduces its orders.

In 2007 and 2006, approximately 20% and 23%, respectively, of China Water’s sales were made to Coca-Cola China Ltd. Coca-Cola China resells China Water’s bottled water products. China Water believes that its relationship with Coca-Cola China provides credibility for China Water in its target markets. However, China Water’s agreements with Coca-Cola China are not long-term agreements, do not impose minimum purchase commitments upon Coca-Cola China and are not exclusive supply arrangements for China Water. If Coca-Cola China discontinues or reduces purchases and China Water is unable to generate replacement sales from new and existing customers, China Water’s revenue and net income would decline considerably.

Due to China Water’s rapid growth in recent years, China Water’s past results may not be indicative of its future performance so evaluating China Water’s business and prospects may be difficult.

China Water’s business has grown and evolved rapidly in recent years as demonstrated by its growth in sales revenue from approximately $27.7 million in 2005 to $56.8 million in 2007. China Water may not be able to achieve similar growth in future periods, and its historical operating results may not provide a meaningful basis for evaluating its business, financial performance and prospects. Moreover, China Water’s ability to achieve satisfactory manufacturing results at higher volumes is unproven. Therefore, you should not rely on China Water’s past results or China Water’s historical rate of growth as an indication of China Water’s future performance.

China Water’s expansion strategy may not be proven successful.

One of China Water’s key strategies to grow its business is to aggressively expand its production capacity and distribution channels through organic expansion as well as through the acquisition of complementary companies. Consequently, China Water is subject to all of the risks inherent in the unforeseen costs and expenses, challenges, complications, and delays frequently encountered in connection with the expansion and acquisition of any new businesses or production lines, as well as those risks that are specific to the bottled water industry in general. As of June 30, 2008, China Water had $23.9 million in cash and cash equivalents and has paid deposits related to potential acquisitions of $24.5 million, and Heckmann had $3.2 million in cash and cash equivalents and $429.1 million in cash and cash equivalents held in trust. In addition, as a result of cash elections made by China Water stockholders and the number of Heckmann’s public stockholders that converted their shares of common stock into a pro rata portion of the cash held in the Heckmann trust account, Heckmann and China Water expect that the combined company will have a minimum of approximately $320 million in cash and cash equivalents as of the closing of the merger. Accordingly, China Water believes that the plant expansions and proposed business acquisitions discussed elsewhere in this prospectus can be paid for with cash on hand. If due to unforeseen factors, however, there is insufficient cash on hand at the time of such plant expansions and/or proposed business acquisitions, China Water would be required to either forgo the expansions and/or proposed business acquisitions, use stock as consideration for the acquisitions, which could have a dilutive effect on existing stockholders, and/or seek debt financing for the plant expansions and/or proposed business acquisitions, which may not be available on commercially reasonable terms, or at all. No assurance can be given that these expansions or acquisitions will occur or result in revenue or profit.

China Water faces risks associated with future investments or acquisitions.

An important element of China Water’s growth strategy is to invest in or acquire businesses that will enable China Water, among other things, to increase China Water’s production capacity, to expand the bottled water products China Water offers to its existing target customer base, lower its costs for raw materials and components, and capitalize on opportunities to expand into new markets for its bottled water products. Within the past two years, China Water acquired a controlling interest in several complementary businesses through its acquisitions of Nanning Taoda Drink Company Limited (“Nanning Taoda”), Shen Yang Aixin Industry Co. Ltd. (“Shen Yang Aixin”), Beijing Changsheng Taoda Co. Ltd. and Changsha Rongtai Co. Ltd., and it also acquired a 48% equity interest in China Bottles Inc., formerly known as Hutton Holdings Corporation. These acquisitions have expanded China Water’s customer base, sales opportunities, production capacity, and distribution network and afforded it certain economies of scale with respect to its costs of operations. Future acquisitions may be made by utilizing cash (including the cash on Heckmann’s balance sheet or from borrowings), through the issuance of stock, or a combination of both.

Integrating these acquired businesses into China Water’s business is distracting and time consuming, as well as a potentially expensive process. The successful integration of these companies and any other acquired businesses require it to:

•	integrate and retain key management, sales, research and development, production and other personnel;

•	incorporate the acquired products or capabilities into China Water’s offerings from an engineering, sales and marketing perspective;

•	coordinate research and development efforts;

•	integrate and support pre-existing supplier, distribution and customer relationships; and

•	consolidate duplicate facilities and functions and combine back office accounting, order processing and support functions.

Geographic distance between business operations, the compatibility of the technologies and operations being integrated, and the disparate corporate cultures being combined also present significant challenges. Acquired businesses are likely to have different standards, controls, contracts, procedures, and policies, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information, and other systems. China Water’s focus on integrating operations may also distract attention from China Water’s day-to-day business and may disrupt key research and development, marketing, or sales efforts. If China Water cannot overcome these challenges, it may not realize actual benefits from past and future acquisitions, which will impair its overall business results.

In the future, China Water may be unable to identify other suitable investment or acquisition candidates or may be unable to make these investments or acquisitions on commercially reasonable terms, if at all. If China Water completes an investment or acquisition, it may not realize the anticipated benefits from the transaction. China Water’s acquisition strategy also depends on its ability to obtain necessary government approvals, as described under “Risks Related to Doing Business in China—China Water may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.”

Any difficulties or delays in delivery or poor handling by distributors and third party transport operators may affect China Water’s sales and damage its reputation.

China Water sells its own brands of bottled water through distributors. In 2007, China Water’s three largest distributors accounted for approximately 34% of its total sales. The supply of China Water’s bottled water products by its distributors to retailers could be delayed or interrupted in the case of unforeseen events and disruptions that occur for various reasons beyond China Water’s control, including poor handling by distributors or third party transport operators, transportation bottlenecks, natural disasters, and labor strikes. Poor handing by distributors and third-party transport operators could also result in damage to China Water’s products. If China Water’s products are not delivered to retailers on time, or are delivered damaged, it could lose business and its reputation could be harmed.

Any interruption in China Water’s production processes could impair China Water’s financial performance and negatively affect its brand.

China Water produces its bottled water products at facilities maintained by its eight operating subsidiaries in the cities of Beijing, Guangzhou (Guangdong Province), Zhanjiang (Guangdong Province), Changchun (Jilin Province), Feixian (Shandong Province), Nanning (Guangxi Province), Shenyang (Liaoning Province) and Changsha (Hunan Province). China Water’s manufacturing operations are complicated and integrated, involving the coordination of sourcing of water and other raw materials from third parties, internal production processes, and external distribution processes. While these operations are modified on a regular basis in an effort to improve manufacturing and distribution efficiency and flexibility, China Water may experience difficulties in coordinating the various aspects of its manufacturing processes, thereby causing downtime and delays. China Water has also been steadily increasing its production capacity organically and through the addition of operating subsidiaries, but it has limited experience operating at higher production volume levels and may be unable to sustain production at current or higher levels. In addition, China Water may encounter interruption in its manufacturing processes due to events beyond its control, such as fires, explosions, labor disturbances or violent weather conditions. Any interruptions in China Water’s production could reduce its sales revenue and earnings for the affected period. If there is a stoppage in production at any of its bottled water production facilities, even if only temporary, or delays in delivery times to its customers, China Water’s business and reputation could be severely harmed. Any significant delays in deliveries to China Water’s distributors or customers could lead to increased returns or cancellations and cause it to lose future sales.

Part of China Water’s strategy involves the development of new products and if it fails to timely develop new products or incorrectly gauges the potential market for new products, its financial results may suffer.

China Water plans to utilize its in-house research and development capabilities to develop new bottled water products, such as flavored water and nutrient-enriched bottled water products that could become new sources of revenue for it in the future and help it to diversify its revenue base. China Water’s future research and development efforts will be focused on expanding its product offerings beyond purified water, mineralized water and oxygenated water. If China Water fails to timely develop new products or if it miscalculates market demand for new products that it develops, China Water may not be able to grow its sales revenue at expected growth rates and may incur expenses relating to the development of new products that are not offset by sufficient sales revenue generated by these new products.

China Water may ineffectively allocate and balance the supply of China Water’s bottled water products among its distribution channels.

China Water markets and sells its bottled water products to distributors that sell these bottled water products to end users under China Water’s own brands, to major global drink and beverage companies, and to other corporations, hotels, and casinos on a private label basis. Like any other manufacturer or producer of products, China Water has limited production capacity and there are times when China Water is resource and capacity constrained. As China Water’s production capacity reaches its limit, it becomes more difficult for it to produce, balance, and allocate its bottled water products for sales through its various distribution and sales channels. If China Water fails to strike an appropriate balance in producing and delivering its bottled water products for sale through these differing sales and distribution channels, it may be unsuccessful in meeting the relative demands of China Water’s distributors and the consumer market, which will hurt its sales, its reputation, and its relationship with its distributors and customers.

If China Water loses the services of its key executive officers on whom it heavily relies, China Water’s business will be harmed.

China Water was founded in 1996 by Mr. Xu Hong Bin, the president of China Water. Since then, Mr. Xu and China Water’s experienced senior management team have developed it into a large scale bottled water production company. Mr. Xu, together with other senior management, has been the key driver of China Water’s strategy and has been fundamental to China Water’s achievements to date. The successful management of China Water’s business is, to a considerable extent, dependent on the services of Mr. Xu and other senior management. The loss of the services of any key management employee or failure to recruit a suitable or comparable replacement could have a significant impact upon China Water’s ability to manage its business effectively and its business and future growth may be adversely affected.

China Water’s products may become subject to recall in the event of defects or other performance related issues.

Like many other bottled water producers, China Water is at risk for product recall costs, which are costs incurred when, either voluntarily or involuntarily, a product is recalled through a formal campaign to solicit the return of specific products due to a known or suspected contamination or other health or performance related defect. Costs typically include the cost of the product being replaced, the cost of the recall borne by China Water’s distributors, and the cost of removal of China Water’s bottled water products from the market. China Water’s bottled water products have not been the subject of an open recall. If a recall decision is made, China Water will need to estimate the cost of the recall and record a charge to earnings in that period. In making this estimate, judgment is required as to the quantity or volume to be recalled, the total cost of the recall campaign, the ultimate negotiated sharing of the cost between it and the customer and, in some cases, the extent to which the supplier of the part or component will share in the recall cost. As a result, these estimates are subject to change. Excessive recall costs or China Water’s failure to adequately estimate these costs may negatively affect its operating results. Recalls could also create reputational damage that materially affects China Water’s business.

China Water’s results of operations may fluctuate due to seasonality.

China Water’s sales are subject to seasonality factors. China Water typically experiences higher sales of bottled water in summer time in coastal cities while sales remain constant throughout the entire year in some inland cities. In general, China Water believes its sales will be higher in the second and third quarters of the year when the weather is hot and dry, and lower in the first and fourth quarters of the year when the weather is cold and wet. Sales peak during the months from June to September. Sales can also fluctuate during the course of a financial year for a number of other reasons, including weather conditions and the timing of advertising and promotional campaigns. As a result of these reasons, China Water’s operating results may fluctuate. In addition, the seasonality of China Water’s results may be affected by other unforeseen circumstances, such as production interruptions. Due to these fluctuations, comparison of sales and operating results between periods within a single year, or between periods in different financial years, are not necessarily meaningful and may not present a meaningful indication of China Water’s performance.

Limitations on or the unavailability of natural resources or energy resources needed to operate China Water’s business could impair its ability to profitably operate its business.

In order to produce its bottled water products, China Water needs a readily available supply of water and electricity. China Water depends mainly on municipal water supplies to provide it with the water used in China Water’s bottled water products and on regulated electric companies to provide it with the electricity needed in its production facilities. In 2007, 57% of China Water’s water was sourced from municipal water supplies and the remaining 43% was sourced from well water. It is possible that municipal governments could put usage limits on these water resources in situations when water reserves for their cities are low or curtail electricity usage when the demand for energy resources is high relative to supply. China Water’s business operations, income, and profits could be highly impaired if such limits are imposed.

Increases in raw material prices that China Water is not able to pass on to its customers would reduce its profit margins.

The principal raw materials China Water uses in its production, including water, bottled water containers, caps and packaging materials, are subject to a high degree of price volatility caused by external conditions. In particular, PET, the material China Water uses to manufacture its bottles, is petroleum based, and therefore may be subject to significant price fluctuations. In 2007, PET accounted for approximately 40% of China Water’s cost of goods sold. Oil prices have reached record levels in recent times and the prices China Water pays for oil products and other raw materials may escalate higher in the future. Price changes to China Water’s raw materials may result in unexpected increases in production, packaging, and distribution costs, and it may be unable to increase the prices of its final products to offset these increased costs and therefore may suffer a reduction in its profit margins. China Water does not currently hedge against changes in its raw material prices.

China Water faces increasing competition from both domestic and foreign companies, which may negatively affect its market share and profit margin.

The bottled water industry in China is highly competitive, and China Water expects it to be even more competitive in the future. China Water primarily competes with Chinese bottled water producers, including Hangzhou Wahaha Group, Nongfu Spring Company Ltd., and Guangdong Robust Corp., and with global beverage companies and brands including Nestle S.A, Coca-Cola, C’est Bon, and Danone. Currently, there are several thousand water brands in China, including domestic and foreign-invested enterprises. China Water’s ability to compete against these enterprises is, to a significant extent, dependent upon China Water’s ability to leverage its superior brand recognition and to distinguish its products from those of its competitors by providing higher quality products at reasonable prices that appeal to consumers’ tastes and preferences. Some of China Water’s competitors may have been in business longer than China Water has been, may have substantially greater financial and other resources than China Water has, and may be better established in their markets. China Water’s competitors in any particular market may also benefit from raw material sources or production facilities that are closer to such markets, which provide them with competitive advantages in terms of costs and proximity to consumers.

China Water’s current or potential competitors may provide products comparable or superior to those it provides or adapt more quickly than China Water does to evolving industry trends or changing market requirements. It is also possible that there will be significant consolidation in the bottled water industry among China Water’s competitors. In addition, alliances may develop among China Water’s competitors and these alliances may rapidly acquire significant market share, or some of China Water’s distributors may commence production of products similar to those China Water sells to them. Furthermore, competition may lead competitors to substantially increase their advertising expenditures and promotional activities or to engage in irrational or predatory pricing behavior. Third parties may actively engage in activities, whether legal or illegal, designed to undermine China Water’s brand name and product quality or to influence consumer confidence in China Water’s product. Increased competition may result in price reductions, reduced margins, and loss of market share, any of which could materially adversely affect China Water’s profit margin. As a result of these factors, China Water may not be able to compete effectively against current and future competitors.

Changes to the existing environmental laws and regulations in China may cause China Water to incur significant capital expenditures, and it may not be able to comply with any such laws and regulations.

Participants in the bottled water industry in China are subject to the environmental protection laws and regulations of the People’s Republic of China. These laws and regulations require enterprises engaged in manufacturing and construction that may cause environmental waste to adopt effective measures to control and properly dispose of waste gases, waste water, industrial waste, dust, and other environmental waste materials, and provide for fee payments to be made by producers discharging waste substances. If failure to comply with such laws or regulations results in environmental pollution, the administrative department for environmental protection can levy fines. If the circumstances of the breach are serious, the central government of the PRC, including governmental subdivisions, may cease or close any operation failing to comply with such laws or regulations. There can be no assurance that China Water will be able to comply with such laws or regulations. There can also be no assurance that the PRC government will not change the existing laws or regulations or impose additional or stricter laws or regulations, compliance with which may cause China Water to incur significant capital expenditures which it may be unable to pass on to its customers through higher prices for its products.

Changes in existing PRC food hygiene laws may cause China Water to incur additional costs which could have an adverse impact on its financial position.

As a China-based bottled water producer, China Water is subject to compliance with PRC food hygiene laws and regulations. These food hygiene laws require all enterprises engaged in the production of bottled water to obtain a hygiene license for each of their production facilities. They also set out hygiene standards with respect to food processing, packaging, and containers, and information to be disclosed on packaging, as well as hygiene requirements of food production and sites, facilities, and equipment used for the transportation and sale of food. Failure to comply with PRC food hygiene laws may result in fines, suspension of operations, loss of hygiene licenses, and, in more extreme cases, criminal proceedings against an enterprise and its management. In the event that the PRC government increases the stringency of such laws, China Water’s production and distribution costs may increase, and it may be unable to pass these additional costs on to its customers.

China Water has material weaknesses in its internal control over financial reporting. Following the merger, if Heckmann fails to develop or maintain an effective system of internal controls, it may not be able to accurately report its financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in its financial reporting, which would harm its business and the trading price of its common stock.

During the preparation of its annual report on Form 10-K for the fiscal year ended December 31, 2007, China Water’s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2007. In making this assessment, China Water’s management used the framework set forth in the report Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO. The COSO framework summarizes each of the components of a company’s internal control system, including (i) the control environment, (ii) risk assessment, (iii) control activities, (iv) information and communication, and (v) monitoring. Based on the evaluation, China Water’s management concluded that its internal control over financial reporting was not effective as of December 31, 2007 due to the existence of several material weaknesses. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected on a timely basis by employees in the normal course of their work.

The material weaknesses in China Water’s internal controls over financial reporting related to:

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Its failure to maintain an effective audit committee to oversee the effectiveness of the system of internal control due to the fact that it endeavored to employ an independent director who is a financial expert but failed to do so;

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Its failure to maintain effective internal controls over its internal audit function due to the fact that it lacked sufficient qualified persons who are familiar with internal audit theory and practice;

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Its failure to maintain effective internal controls over the financial closing process to ensure the accurate and timely preparation of local financial statements and financial data which is necessary for preparation of consolidated financial statements due to an insufficient complement of local financial and accounting staff with knowledge of local accounting and US GAAP financial reporting rules to support the size of the company’s current organizational structure; and

•

Its failure to adequately design and operate internal controls in a manner to effectively support the requirements of the financial reporting and period-end close process, including the proper cut-off of revenues and expenses and the proper accounting for value added taxes, due to the aggregate deficiencies in internal control activities.

Subsequent to filing its annual report on Form 10-K for the fiscal year ended December 31, 2007, the management of China Water determined that it was necessary to amend its annual report by reflecting a charge for stock-based compensation relating to a separate compensatory arrangement between China Water and Mr. Xu Hong Bin, and a change in the valuation of shares it issued in connection with its acquisition of Pilpol (HK) Biological Limited and the shares it issued in connection with its investment in China Bottles, Inc. (formerly known as Hutton Holdings Corporation). Management of China Water made this determination after reaching the conclusion that when assessing the value of its shares as of the dates of the two transactions, it should have used the quoted market price for its shares instead of basing the valuation on, among other factors, the illiquidity of and small public float for its common stock. China Water also determined that it should have recorded a beneficial conversion feature of $44 million on the issuance of $50 million in convertible notes in January 2008, and amended its quarterly reports on Form 10-Q for the periods ended March 31, and June 30, 2008.

China Water is in the process of remediating these material weaknesses, but has not yet been able to complete its remediation efforts. It will take additional time to design, implement, and test the controls and procedures required to enable its management to conclude that its internal control over financial reporting is effective. It cannot at this time be estimated how long it will take to complete these remediation efforts, and these measures may not be effective in mitigating or preventing significant deficiencies or material weaknesses in China Water’s internal control over financial reporting. Any failure to maintain or implement required new or improved controls, or any difficulties encountered in their implementation, could result in additional material weaknesses, cause Heckmann to fail to meet its periodic reporting obligations or result in material misstatements in its financial statements. Any such failure could also adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding the effectiveness of Heckmann’s internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002. The existence of a material weakness could result in errors in Heckmann’s financial statements that could result in a restatement of its financial statements, cause it to fail to meet its reporting obligations and cause investors to lose confidence in its reported financial information, leading to a decline in its stock price.

Changes to or restatements of the financial statements of China Bottles, Inc., China Water’s unconsolidated equity investee, could affect China Water’s investment in and income it records from its investment in China Bottles, Inc.

China Water owns 48% of the outstanding equity of China Bottles, Inc. At June 30, 2008, its investment in China Bottles, Inc. totaled $30.9 million, and for the six month period then ended, China Water recorded $3.7 million in equity income from this investment. In preparing its consolidated financial statements that are included in this prospectus, China Water relied upon the 2007 audit report of China Bottles, Inc., which was prepared by its independent auditors. China Water has been advised that the financial statements of China Bottles, Inc. are being reviewed by the Securities and Exchange Commission, which has issued several comments, including comments that relate to the method and disclosures of the accounting for transactions in which China Bottles, Inc. acquired various operating companies. Neither Heckmann nor China Water can give any assurance that China Bottles, Inc.’s financial statements will not need to be modified or restated. Any changes to or restatements of the financial statements of China Bottles, Inc. could affect China Water’s investment in and income it records from its investment in China Bottles, Inc. For example, if a restatement of the accounting for China Bottles, Inc.’s acquisitions were to produce an increase in amortizable intangible assets, its income and the equity income recorded by China Water would be reduced both retroactively and in future results of operations, and those reductions could be material. In addition, adverse changes in China Bottles, Inc.’s business or financial results could result in China Water having to write-down or write off this investment.

The references above to the financial statements of China Bottles, Inc. include the financial statements of the predecessor companies of China Bottles, Inc. To explain further, on August 31, 2007 Hutton Holdings Corporation (now known as China Bottles, Inc.) acquired 100% of the outstanding shares of China Valley Development Limited, a British Virgin Islands corporation (“China Valley”) from the shareholders of China Valley. China Valley owns 100% of the outstanding equity of Guozhu Holdings Limited, a Hong Kong company (“Guozhu”). Guozhu owns 100% of each of Fogang Guozhu Plastics Company Limited, Fogang Guozhu Blowing Equipment Company Limited and Guangdong Guozhu Precision Mold Company Limited (collectively, the “Guozhu Operating Companies”). The audited historical financial statements of the Guozhu Operating Companies for the years ended December 31, 2006 and 2005 and the pro forma financial information of Hutton Holdings Corporation for the years ended December 31, 2006 and 2005 and the six months ended June 30, 2007 are included elsewhere in this prospectus. On April 3, 2008 Hutton Holdings Corporation changed its name to China Bottles, Inc. The above referenced financial statements for the Guozhu Operating Companies represent the predecessor financial statements of those acquired companies.

Certain of the projections provided to Heckmann management and its financial advisers contain aggressive assumptions regarding the impact of acquisitions that have not yet occurred.

During the due diligence investigation of China Water, management of Heckmann and its financial advisers were provided with forward-looking information concerning China Water’s good faith estimate regarding its projected operating results and business outlook giving effect to the Grand Canyon acquisition and the other proposed business acquisitions with respect to which China Water was in various stages of negotiation. This forward-looking information was prepared by management of China Water and its financial advisors based on the historical financial results of China Water and the anticipated impact of the proposed acquired businesses on China Water’s revenues and direct and indirect expenses. Because these proposed business acquisitions have not yet occurred, and Heckmann has not conducted any due diligence on such businesses, it is possible that these projections may contain overly aggressive assumptions regarding growth or underestimate expenses necessary to run the combined businesses. To the extent that any of such proposed business acquisitions are not consummated or that, if consummated, the actual combined results for China Water and the proposed acquired businesses differ significantly from the projected results, or if there are unknown liabilities or defects in the businesses that were not disclosed to or discovered by China Water during its due diligence, there could be adverse consequences to Heckmann in the future. These consequences could include a decline in the stock price, and potential claims by stockholders against Heckmann or its directors and officers.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

China Water conducts substantially all of its operations and generates most of its revenue in China. Accordingly, its business, financial condition, results of operations and prospects will be affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement in commercial activities;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on China Water’s business.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways. Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of investments and expenditures in China, which in turn could lead to a reduction in demand for China Water’s products and consequently have a material adverse effect on its business and prospects.

Uncertainties with respect to the PRC legal system could limit the legal protections available to Heckmann and its stockholders.

Heckmann conducts substantially all of its business through China Water’s operating subsidiaries in the PRC. China Water’s operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to Heckmann and its stockholders. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Substantially all of Heckmann’s assets and several of its directors and executive officers are located in, or residents of, China. As a result, it could be difficult for investors to effect service of process in the United States or to enforce a judgment obtained in the United States against Heckmann’s Chinese operations and subsidiaries.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Following the merger, Heckmann’s ability to operate in China may be harmed by changes in the PRC’s laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. Heckmann believes that

China Water’s bottled water production operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which China Water operates may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on Heckmann’s part to ensure compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require Heckmann to divest itself of any interest it then holds in Chinese properties or joint ventures.

China Water’s business will suffer if it loses its land use rights.

There is no private ownership of land in China and all land ownership is held by the government of the PRC, its agencies, and collectives. Land use rights can be obtained from the government for a period up to 70 years, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. China Water has received the necessary land use right certificate for its primary operating facilities, but no assurance can be given that these land use rights will be renewed on terms favorable to China Water or renewed at all. If China Water loses its land use right certificates, it may lose production facilities that may be difficult or impossible to replace. Should it have to relocate, China Water’s workforce may be unable or unwilling to work in the new location and its operations will be disrupted during the relocation. The relocation or loss of facilities could cause China Water to lose sales and/or increase its costs of production, which will negatively impact financial results.

Accounting laws in China mandate accounting practices which may not be consistent with U.S. generally accepted accounting principles and therefore our financials and their interpretation involve uncertainties.

The PRC accounting laws require an annual “statutory audit” to be performed in accordance with PRC accounting standards and the books of foreign invested enterprises to be maintained in accordance with Chinese accounting laws. These Chinese accounting practices may not be consistent with U.S. generally accepted accounting principles, or GAAP. Article 14 of the PRC Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities. Noncompliance with such requirements may cause revocation of China Water’s business license. The translation of the financial statements from the requirements of the PRC to U.S. GAAP requires interpretation and exercise of judgment. This may increase costs or cause additional errors. Moreover, China Water’s PRC accounting records may not convert directly into the needed U.S. GAAP accounting records, causing inaccuracies or misstatements that could negatively impact Heckmann’s ability to get a clean audit opinion in the U.S. or may lead to fines by certain governmental bodies, which could negatively impact Heckmann’s financial performance and/or stock price.

Restrictions on currency exchange may limit Heckmann’s ability to receive and use sales revenue effectively.

Most of Heckmann’s sales revenue and expenses will be denominated in RMB. Under PRC law, the RMB is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, China Water’s PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to Heckmann, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of Heckmann’s future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit Heckmann’s ability to utilize revenue generated in RMB to fund its business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if, following the merger, Heckmann’s PRC operating subsidiaries borrow foreign currency through loans from Heckmann or other foreign lenders, these loans must be registered with SAFE, and if Heckmann finances the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect China Water’s ability to obtain foreign exchange through debt or equity financing.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject PRC resident stockholders to personal liability, limit Heckmann’s ability to acquire PRC companies or to inject capital into PRC subsidiaries, limit PRC subsidiaries’ ability to distribute profits to Heckmann or otherwise materially adversely affect Heckmann’s business.

In October 2005, SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75. Circular 75 requires PRC residents to register with an applicable branch of SAFE before establishing or acquiring control over an offshore special purpose company for the purpose of engaging in an equity financing outside of China that is supported by domestic PRC assets originally held by those residents. Following the issuance of Circular 75, SAFE issued internal implementing guidelines for Circular 75 in June 2007. These implementing guidelines, known as Notice 106, effectively expanded the reach of Circular 75 by:

•

purporting to regulate the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership;

•	adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity;

•	regulating the use of existing offshore entities for offshore financings;

•	purporting to regulate situations in which an offshore entity establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China;

•

making the domestic affiliate of the offshore entity responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds; and

•	requiring that the registrant establish that all foreign exchange transactions undertaken by the offshore entity and its affiliates were in compliance with applicable laws and regulations.

Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the offshore entity’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity, or from engaging in other transfers of funds into or out of China.

We believe China Water’s stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in China Water and its acquisitions of equity interests in its PRC subsidiaries. However, no assurance can be given that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to Heckmann following the merger, Heckmann cannot predict how it will affect its business operations or future strategies. For example, the ability of China Water’s present and prospective PRC subsidiaries to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by Heckmann’s PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. Heckmann has little control over either its present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict Heckmann’s overseas or cross-border investment activities, limit its subsidiaries’ ability to make distributions or pay dividends or affect its ownership structure, which could adversely affect its business and prospects.

Any failure to fully comply with PRC labor laws could cause potential liability.

Companies operating in China must comply with a variety of labor laws. Certain of these labor laws require Chinese companies to have an executed labor contract with employees and make certain pension, housing, and other welfare-oriented payments. For a period of time in 2007, all of China Water’s operating subsidiaries (except Nanning Taoda, Changchun Taoda Beverage Company Ltd. and Guangdong Taoda Drink Co. Ltd.) failed to have in place effective labor contracts with each of their employees and failed to make related payments in violation of applicable PRC labor laws. Recently, China Water has taken corrective actions by entering into the required labor contracts and intends to make the payments, which it believes are immaterial in amount to its overall operations, as required under PRC labor laws. Although China Water believes these actions are sufficient to ensure that it is currently in compliance with applicable Chinese labor laws and are the appropriate remediative measures, no assurance can be given that PRC governmental authorities will concur with such view and will not impose additional penalties.

China Water may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, China Water’s ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and it may not be able to negotiate a transaction that is acceptable to Heckmann or sufficiently protective of its interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits China Water’s ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede China Water’s ability to negotiate and complete a business combination transaction on satisfactory financial terms.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of Heckmann common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which sales may be denominated. Because substantially all of Heckmann’s earnings and cash assets will be denominated in RMB, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect its financial results reported in U.S. dollar terms without giving effect to any underlying change in its business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend China Water may issue to Heckmann that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments Heckmann makes in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar at a constant exchange rate. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate within a flexible peg range against the U.S.

dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce exposure to exchange rate fluctuations. To date, China Water has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk. Following the merger, while Heckmann may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and Heckmann may not be able to successfully hedge its exposure at all. In addition, Heckmann’s foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict its ability to convert RMB into foreign currencies.

Currently, some of China Water’s raw materials and major equipment are imported. In the event that the U.S. dollars or other currencies appreciate against RMB, costs of such materials and equipment will increase. If China Water cannot pass-through the resulting cost increases on to its customers, profitability and operating results will suffer. In addition, since China Water’s sales to international customers are growing rapidly, the risk of foreign currency depreciation will increase.

Risks Related to Heckmann’s Business

A stockholder may make a claim against Heckmann for taking actions inconsistent with its initial public offering prospectus as such stockholder may interpret the requirement that Heckmann’s board of directors determine the fair value of acquisition targets based upon certain standards set forth in Heckmann’s initial public offering prospectus differently than Heckmann’s management interpreted such standards and as a result, Heckmann may suffer monetary losses.

Heckmann’s prospectus states that the fair market value of a business to be acquired by Heckmann will be determined by its board of directors based upon standards generally accepted by the financial community such as actual and potential sales, earnings and cash flow and book value. In consultation with its financial advisors, Heckmann’s board considered these factors and, after reviewing China Water’s valuation and the proposed merger consideration described in the merger agreement, concluded that the proposed merger consideration fairly reflected China Water’s fair market value. In reaching such conclusion, Heckmann’s board did not seek a separate third party fairness opinion because it was deemed not to be cost justified under the circumstances. Nevertheless, a stockholder may make a claim against Heckmann that it failed to comply with the terms of its initial public offering prospectus when evaluating the acquisition of China Water. Although Heckmann would vigorously contest any such claim, it could incur considerable expense in defending such a claim. If Heckmann were not successful, it would be liable for damages as determined by a court or may have to make payments in connection with settling such claim.

If Heckmann’s due diligence investigation of China Water was inadequate and requires subsequent write-offs that impair its financial condition and stock price, then Heckmann’s stockholders could lose some or all of their investment.

In order to meet its disclosure and financial reporting obligations under the federal securities laws, and in order to develop and seek to execute strategic plans for how it can increase the revenues and/or profitability of China Water, realize operating synergies, and capitalize on market opportunities, Heckmann conducted a due diligence investigation of China Water. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even though Heckmann conducted extensive due diligence on China Water, it cannot be sure that this diligence identified all material issues that may be present inside China Water or its business, or that factors outside of China Water and its business and outside of its control will not later arise. If Heckmann failed to identify issues specific to China Water, its industry, or the environment in which it operates, it may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and not have an immediate impact on its liquidity, the fact that Heckmann reports charges of this nature could contribute to negative market perceptions about it or its common stock and may cause Heckmann to violate net worth or other covenants to which it may be subject as a result of obtaining post-combination debt financing.

The estimates of China Water’s potential revenue and net income for fiscal year 2008 that were prepared by Heckmann’s management during its due diligence investigation of China Water contain aggressive assumptions regarding the impact of plant expansions and business acquisitions that have not yet occurred.

During Heckmann’s due diligence investigation of China Water, Heckmann’s management created a model that estimated the levels of pro forma annualized revenue and net income that China Water could achieve by the end of 2008. This forward looking information was based on Heckmann’s review of one set of internal financial projections prepared by China Water, substantial financial due diligence materials provided by China Water, and its assessment of China Water’s then current capacity levels and ability to generate organic growth, business trends, and anticipated plant expansions and acquisitions. Because these plant expansions and acquisitions have not yet occurred, and Heckmann has not conducted any due diligence on such plant expansions and businesses, it is possible that Heckmann’s estimates may contain overly aggressive assumptions regarding growth or underestimate expenses necessary to run the combined businesses and/or the expanded plants. To the extent that any of such proposed plant expansions or business acquisitions are not consummated or that, if consummated, the actual combined results for China Water and the proposed acquired businesses differ significantly from the estimated results, or if there are unknown liabilities or defects in the businesses that were not disclosed to or discovered by China Water during its due diligence, there could be adverse consequences to Heckmann in the future. These consequences could include a decline in the stock price, and potential claims by stockholders against Heckmann or its directors and officers.

Heckmann’s stockholders may experience substantial dilution in their investment as a result of subsequent exercises of outstanding warrants or the issuance by Heckmann of Heckmann common stock in satisfaction of the contingent payments in connection with the merger.

In connection with its initial public offering, Heckmann issued warrants to purchase approximately 54.1 million shares of common stock, and also has issued warrants to purchase approximately 20.5 million shares of Heckmann common stock to its founders. The warrants have an exercise price of $6.00 per share and are exercisable on the later of the effectiveness of the registration statement of which this prospectus forms a part and November 9, 2008. The exercise of these warrants will increase the number of issued and outstanding shares of Heckmann common stock and the sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for Heckmann securities or on its ability to obtain future financing. If and to the extent these warrants are exercised, Heckmann stockholders would experience dilution to their holdings.

Under the terms of the conversion agreement and the release agreement entered into in connection with the merger, Heckmann has agreed, if the adjusted net income of Heckmann for its fiscal year ending December 31, 2009, exceeds $90.0 million, to pay to China Water’s former noteholders and private placement investors a pro rata portion of contingent payments of $45.0 million and $85.5 million, respectively. In addition, the merger agreement provides for the creation of a $15.0 million bonus plan to be paid out to Mr. Xu and other officers of China Water (who have not yet been identified or selected) if the $90.0 million adjusted net income target for 2009 is achieved. These contingent payments can be paid, in Heckmann’s sole discretion, through the payment of cash, through the issuance of Heckmann common stock, or through a combination thereof; provided that, for Heckmann to satisfy the contingent payments through the issuance of Heckmann common stock, the Heckmann common stock must then be listed on a national securities exchange, Heckmann must be current in its reporting obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and a registration statement covering the resale of such shares must be in effect. If and to the extent Heckmann satisfies such contingent payments through the issuance of Heckmann common stock, Heckmann stockholders may experience dilution to their holdings.

If Heckmann’s founders exercise their registration rights, it may have an adverse effect on the market price of its common stock.

On the effective date of the registration statement with respect to Heckmann’s initial public offering, its founders placed their founders’ units into an escrow account maintained by American Stock Transfer & Trust Company, LLC, acting as escrow agent. Subject to certain limited exceptions (such as transfers to relatives and trusts for estate planning purposes, while remaining in escrow), none of these founders’ units (and the underlying common stock and warrants and shares issuable upon exercise of the warrants) can be sold or transferred until one year following the consummation of the merger. In addition, the Heckmann founders placed their sponsors’ warrants into escrow. Subject to the same limited exceptions, none of the sponsors’ warrants can be sold or transferred until after the 90th day following the consummation of the merger. Heckmann’s founders are entitled to make a demand that it register the resale of their securities at any time commencing three months prior to the date on which their securities are released from escrow. If Heckmann’s founders exercise their registration rights with respect to all of their securities, then there will be an additional approximately 13.5 million shares of Heckmann common stock and warrants to purchase an additional approximately 20.5 million shares of Heckmann common stock eligible for trading in the public market. The presence of these additional securities trading in the public market may have an adverse effect on the market price of Heckmann’s securities.

Heckmann’s obligation to pay contingent payments of $145.5 million if it achieves the stated adjusted net income milestone could affect its liquidity and its ability to operate its business if it is unable to satisfy such payments in stock.

As described above, if the adjusted net income of Heckmann for its fiscal year ending December 31, 2009, exceeds $90.0 million, it will be obligated to make contingent payments, including a management incentive payment, of $145.5 million. If Heckmann does not meet the conditions that would allow it to make such payments through the issuance of stock, then Heckmann would incur a significant cash obligation. While Heckmann expects that cash on hand and generated from operations would be sufficient to fund the contingent payments if they become due, if the contingent payments exceeded available cash at that time, then Heckmann would need to finance such payments, through debt, equity issuances, or otherwise, in order to meet its obligations. There can be no assurance that such financing would be available at that time or on acceptable terms.

Heckmann’s ability to succeed will largely depend upon the efforts of its directors and chief executive officer, Mr. Richard J. Heckmann, and China Water president and chief executive officer, Xu Hong Bin. The loss of Mr. Heckmann or Mr. Xu could affect its ability to operate.

Heckmann’s ability to succeed is largely dependent upon the efforts of its officers and directors, especially Mr. Heckmann, its chairman and chief executive officer, and China Water president and chief executive officer, Xu Hong Bin. Even though Heckmann believes that its success depends on the continued services of Mr. Heckmann, Heckmann has not entered into an employment agreement with Mr. Heckmann, nor has it obtained “key man” life insurance. Accordingly, Heckmann cannot be sure that Mr. Heckmann will remain with it for the immediate or foreseeable future. In addition, though Mr. Heckmann has expressed his full time commitment to its success, he is not required to commit any specified amount of time to Heckmann’s affairs and, as a result, he may have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. The loss of the services of Mr. Heckmann, Mr. Xu or any other of Heckmann’s directors or officers could have a material adverse effect on Heckmann’s ability to successfully achieve its business objectives.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Heckmann makes forward-looking statements in this prospectus. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on business, results of operations or financial condition. Specifically, forward looking statements may include statements relating to:

•	the benefits of the merger;

•	the future financial performance of Heckmann;

•	the growth of the market for bottled water in China;

•	expansion plans and opportunities;

•	plans to increase production capacity;

•	pending and future acquisitions by China Water and by Heckmann;

•	consolidation of the market for bottled water in China generally; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available to Heckmann and China Water as of the date of this prospectus and current expectations, forecasts and assumptions and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Heckmann’s or China Water’s views as of any subsequent date and neither Heckmann nor China Water undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	difficulties encountered in integrating the merged businesses and management teams;

•	difficulties in completing targeted acquisitions or integrating them effectively, and differences in the type of consideration used in such acquisitions;

•	difficulties in identifying and completing additional acquisitions needed to achieve growth targets;

•	the adverse impact of competitive product announcements;

•	revenues and operating performance;

•	changes in overall economic conditions;

•	competitors’ actions;

•	pricing and gross margin pressures;

•	loss of key customers;

•	order cancellations or reduced bookings;

•	control of costs and expenses;

•	significant litigation;

•	risks associated with international operations;

•	the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally;

•	risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002);

•	risks involving environmental or other governmental regulation; and

•

other risks referenced from time to time in Heckmann’s filings with the Securities and Exchange Commission (the “SEC”) and those factors listed in this prospectus under “Risk Factors” beginning on page 5.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, Heckmann undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Heckmann will receive an aggregate of $324,700,800 from the exercise of the warrants, if the warrants are exercised in full by payment of the cash exercise price.1 Heckmann expects that any net proceeds from the exercise of the warrants will be used for general corporate purposes.

PRICE RANGE OF OUR SECURITIES

Since May 23, 2008, Heckmann’s units, which consist of one share of common stock, par value $0.001 per share, and one warrant to purchase a share of Heckmann common stock, have traded on the New York Stock Exchange under the symbol “HEK.U” and its common stock and warrants have traded separately on the New York Stock Exchange under the symbols “HEK” and “HEK.WS,” respectively. From November 20, 2007 through May 22, 2008, Heckmann’s units, common stock, and warrants traded separately on the American Stock Exchange. Each warrant entitles the holder to purchase from Heckmann one share of common stock at an exercise price of $6.00 commencing on the later of the effective date of the registration statement of which this prospectus forms a part and November 9, 2008. Heckmann’s warrants will expire on November 9, 2011, or earlier upon redemption.

The following table sets forth, for the calendar quarters indicated, the high and low closing sale prices for Heckmann’s units, common stock and warrants, respectively, as reported on the American Stock Exchange through May 22, 2008 and the New York Stock Exchange since May 23, 2008.

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
2007
Fourth Quarter (from Nov. 20, 2007)	$7.35	$7.21	$0.79	$0.70	$8.08	$7.90

2008
First Quarter	$7.45	$7.26	$0.79	$0.60	$8.20	$6.95
Second Quarter	$10.09	$7.37	$3.70	$0.58	$13.89	$7.92
Third Quarter	$10.74	$7.92	$4.35	$1.87	$15.08	$10.85
Fourth Quarter (through November 4, 2008)	$8.36	$7.24	$2.60	$1.00	$11.50	$8.55

On November 4, 2008, the last sales price per share of Heckmann units, common stock, and warrants were $9.90, $8.36, and $2.60, respectively, in each case on the New York Stock Exchange. On June 30, 2008, Heckmann common stock was held by approximately 325 record holders.

DIVIDEND POLICY

Heckmann has never paid cash dividends on its common stock. It currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

[1]	To the extent that warrants are exercised on a cashless basis, the amount of cash Heckmann receives from the exercise of warrants will decrease. The amount of cash received upon cashless exercise of warrants depends on the market price of our common stock at the time the warrants are exercised.

SELECTED HISTORICAL FINANCIAL DATA OF HECKMANN

The following table sets forth certain of Heckmann’s historical financial data as of and for each of the periods indicated. The financial information as of December 31, 2007, and for the period from May 29, 2007 (date of inception) through December 31, 2007, is derived from Heckmann’s audited financial statements, which are included elsewhere in this prospectus. The financial information as of June 30, 2008, and for the six month period then ended, is derived from Heckmann’s unaudited financial statements, which are also included elsewhere in this prospectus. In Heckmann’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of Heckmann’s financial position and results of operations for such periods. Interim results for the six months ended June 30, 2008 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2008.

The selected historical financial data below should be read in conjunction with the audited financial statements that are included elsewhere in this prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Heckmann” contained herein.

	May 29, 2007 (date of inception) through December 31, 2007	Six months ended June 30, 2008
Statement of Income Data:
Formation and general and administrative costs	$169,045	$787,515

Loss from operations	(169,045)	(787,515)
Interest income, net	2,486,027	6,846,848

Income before provision for taxes	2,316,982	6,059,333
Provision for income taxes	1,171,109	2,364,545

Net income	1,145,873	3,694,788
Deferred interest income, net of taxes, attributable to common stock subject to possible redemption	(264,976)	88,204

Net income attributable to common stockholders	$880,897	$3,782,992

Net income attributable to common stockholders per share
Basic and diluted	$0.03	$0.06
Weighted average shares outstanding
Basic and diluted	25,305,415	67,646,800

	As of December 31, 2007	As of June 30, 2008
Balance Sheet Data:
Total current assets (including cash and cash equivalents held in trust account)	$430,646,538	$432,542,062
Total current liabilities	20,838,274	19,764,548
Common stock subject to possible redemption, 16,229,628 shares at $7.91 per share	128,419,158	128,419,158
Deferred interest income attributable to common stock subject to possible redemption (net of taxes of $181,865 and $138,091 at December 31, 2007 and June 30, 2008, respectively)	264,976	176,772
Stockholders’ equity	281,124,130	284,907,122

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CHINA WATER

The following table sets forth certain of China Water’s consolidated financial data as of and for each of the periods indicated. The consolidated financial information as of December 31, 2006 and 2007 and for each of the fiscal years ended December 31, 2005, 2006 and 2007, is derived from China Water’s audited financial statements, which are included elsewhere in this prospectus. The unaudited selected consolidated financial information for each of the two fiscal years ended December 31, 2003 and 2004 has been derived from the internal financial statements of China Water’s operating subsidiaries Guangdong Taoda Drink Co. Ltd., Zhanjiang Taoda Drink Co. Ltd. and Changchun Taoda Beverage Co. Ltd. Earnings per share for 2003 and 2004 have been calculated as if China Water’s reverse merger had occurred at the inception of operations. The consolidated financial information as of June 30, 2007 and 2008, and for each of the six month periods then ended, is derived from China Water’s unaudited consolidated financial statements, which are also included elsewhere in this prospectus. In China Water’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of China Water’s financial position and results of operations for such periods. Interim results for the six months ended June 30, 2008 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2008.

The selected consolidated financial information for the fiscal year ended December 31, 2007 reflects the acquisition of Pilpol (HK) Biological Limited on June 15, 2007, the acquisition of Shen Yang Aixin Industry Co. Ltd. on August 24, 2007, and the acquisition of 48% of China Bottles Inc. (formerly known as Hutton Holding Corporation) on August 31, 2007. The selected historical financial data below should be read in conjunction with the audited financial statements that are included elsewhere in this prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of China Water” contained herein.

	Year Ended December 31,					Six months ended June 30,
	2003	2004	2005	2006	2007 (1)	2007	2008 (1)(2)
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Consolidated Statement of Operations and Comparative Income Data (in thousands, except per share amounts):
Revenue	$7,163	$7,380	$27,680	$35,700	$56,773	$18,715	$47,943
Cost of goods sold	(5,442)	(6,176)	(19,666)	(26,621)	(37,342)	(12,452)	(29,748)

Gross Profit	1,721	1,204	8,014	9,079	19,431	6,263	18,195
Operating expenses
General and administrative expenses	(181)	(199)	(1,045)	(2,923)	(57,844)	(647)	(31,551)
Selling and marketing expenses	(13)	(10)	—	(178)	(64)	—	(830)

Total operating expenses	(194)	(209)	(1,045)	(3,101)	(57,908)	(647)	(32,381)

Income before the following items and taxes	1,527	995	6,969	5,978	(38,477)	5,616	(14,186)
Other income/(expense)	3	5	—	285	541	8	232
Interest expenses						(10)	(8,716)
Income from equity investment	—	—	—	—	1,797	—	3,698

Income/(loss) before income taxes and minority interest	1,530	1,000	6,969	6,263	(36,139)	5,614	(18,972)
Income taxes	—	—	—	—	(307)	—	(2,310)
Minority interest	—	—	—	—	(76)	—	(726)

Net income/(loss)	1,530	1,000	6,969	6,263	(36,522)	5,614	(22,008)

Foreign currency translation gain	—	—	245	48	1,516	467	2,511

Comprehensive income	$1,530	$1,000	$7,214	$6,311	$(35,006)	$6,081	$(19,497)

Net (loss) earnings per share:
Basic	$0.03	$0.02	$0.12	$0.10	$(0.47)	$0.28	$(0.23)

Diluted	$0.03	$0.02	$0.12	$0.10	$(0.47)	$0.28	$(0.23)

Weighted average number of shares outstanding
Basic	59,872	59,872	59,872	59,872	77,772	20,052	96,045

Diluted	59,872	59,872	59,872	59,872	77,772	20,052	96,045

	As of December 31,					Six months ended June 30,
	2003	2004	2005	2006	2007 (1)	2007	2008 (1)(2)
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Consolidated Balance Sheet Data (in thousands):
Cash and cash equivalents	$429	$793	$1,371	$1,836	$10,868	$28,180	$23,873
Working capital	2,114	2,795	6,078	(957)	37,691	35,926	57,124
Total assets	6,563	8,206	17,126	26,062	106,150	69,585	183,270
Total current liabilities	2,337	2,944	6,797	19,343	15,727	22,582	23,557
Long term liabilities	—	—	191	163	267	150	14,373
Total liabilities	2,337	2,944	6,988	19,506	15,994	22,732	37,930
Minority interest	—	—	—	—	517	0	3,213
Total stockholders’ equity	4,226	5,262	10,138	6,556	89,639	46,853	142,127

(1)	General and administrative expenses includes compensation expense related to Xu Hong Bin’s obligations under the make good escrow agreement with certain investors, which was entered into in connection with China Water’s 2007 equity financing transaction. Under the make good escrow agreement, Mr. Xu agreed to transfer 11.2 million shares of common stock owned by him to the investors in the event that China Water did not meet certain performance targets for its fiscal year ended December 31, 2007 and another 11.2 million shares of common stock owned by him to the investors in the event that China Water does not meet certain performance targets for its fiscal year ending December 31, 2008. The agreement to release the shares from escrow upon the achievement of the 2007 performance targets was presumed to be a separate compensatory arrangement between China Water and Mr. Xu. Accordingly, the fair value of the shares at the time they were placed into escrow ($56 million) was charged to income as stock-based compensation during the year ended December 31, 2007. Through June 30, 2008, China Water has accrued an additional $28 million ($14 million for each of the quarters ended March 31, 2008 and June 30, 2008) as stock-based compensation as China Water believes it is probable that the performance target will be achieved for fiscal 2008. Pursuant to the release agreement, upon the consummation of the merger, the make good escrow agreement will terminate and the investors will release in full any rights they have to any shares of China Water common stock owned by Mr. Xu. Accordingly, the compensation expense related to Mr. Xu’s obligations under the make good escrow agreement will terminate upon consummation of the merger.
(2)	Interest expenses includes amortization of approximately $6.3 million relating to a beneficial conversion feature recorded in connection with China Water’s issuance of convertible notes. A beneficial conversion feature arises when a debt holder has the ability to convert debt into shares of common stock at a price per share that is less than the fair market value (quoted market price) of the common stock on the commitment date. At the time of the notes transaction, China Water’s quoted market price was $17.25 per share on the Over-the-Counter Bulletin Board, or OTC-BB. China Water did not record a beneficial conversion at the time of the transaction believing that the quoted market price did not reflect fair value in light of the illiquidity of and small public float for its common stock. However, China Water subsequently determined that the quoted market price is the appropriate valuation measurement under relevant accounting standards and has recorded a beneficial conversion feature of $44 million, an amount equal to the proceeds realized upon issuance of the notes. Upon the closing of the merger, the remaining amount attributable to the beneficial conversion feature will be addressed through purchase accounting.

HECKMANN MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Heckmann’s financial statements and the related notes and schedules thereto and other financial information appearing elsewhere in this prospectus. Readers are also urged to carefully review and consider the various disclosures made by Heckmann which attempt to advise interested parties of the factors that may affect Heckmann’s business and the proposed merger, including without limitation the disclosures made under the section Risk Factors.

Overview

Heckmann was formed in May 2007 as a blank check company for the purpose of acquiring, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating businesses. Heckmann has neither engaged in any operations nor generated any revenues from operations to date. To date, Heckmann’s efforts have been limited to organizational activities, completion of its initial public offering, the evaluation of possible business combinations and the completion of the acquisition of China Water.

Financing History

On November 16, 2007, Heckmann completed its initial public offering of approximately 54.1 million units at a public offering price of $8.00 per unit. Each unit consisted of one share of common stock and one warrant exercisable for an additional share of common stock. The warrants have an exercise price of $6.00 per warrant. The warrants become exercisable on the later of the effective date of the registration statement of which this prospectus forms a part and November 9, 2008.

Immediately prior to the initial public offering, Heckmann completed a private placement of warrants to its founders. The founders purchased warrants exercisable for 7.0 million shares of common stock for an aggregate purchase price of $7.0 million, or $1.00 per warrant. The warrants have an exercise price of $6.00 per warrant. Of that total, a warrant to purchase 5.0 million shares of common stock was sold to Heckmann Acquisition, LLC, an entity owned and controlled by Mr. Heckmann, Heckmann’s Chief Executive Officer and Chairman, and warrants to purchase the remaining 2.0 million shares were sold to the directors other than Mr. Heckmann. Subsequently, the 5.0 million warrants held by Heckmann Acquisition, LLC were transferred to Heckmann Enterprises, Inc., an entity owned and controlled by Mr. Heckmann. The warrants have an exercise price of $6.00 per share.

Following the closing of the initial public offering and private placement of warrants, $428.1 million was placed in a trust account to be held until the consummation of the merger. The amount placed in the trust account consisted of the proceeds of the initial public offering and the private placement of warrants, discussed above, as well as approximately $19.5 million of deferred underwriting discounts and commissions released to the underwriters on completion of the merger.

Results of Operations for the Period from Inception (May 29, 2007) to June 30, 2008.

Net income attributable to common stockholders for the period from May 29, 2007 (inception) to June 30, 2008 was $4.7 million, which consisted of $9.3 million in interest income partially offset by $1.0 million in formation and operating expenses and $3.6 million in income taxes. Net income attributable to common stockholders for the six months ended June 30, 2008 was $3.8 million, which consisted of $6.8 million in interest income partially offset by $0.8 million in formation and operating expenses and $2.2 million in income taxes. Through the trustee of the trust account, Heckmann will pay any taxes resulting from interest accrued on the funds held in the trust account out of the funds held in the trust account.

Results of Operations for the Period from Inception (May 29, 2007) to December 31, 2007

Net income attributable to common stockholders’ for the period from May 29, 2007 (inception) to December 31, 2007 was $0.9 million, which consisted of $2.5 million in interest income partially offset by $0.2 million in formation and operating expenses and $1.4 million in income taxes. Through the trustee of the trust account, Heckmann will pay any taxes resulting from interest accrued on the funds held in the trust account out of the funds held in the trust account.

Liquidity and Capital Resources

The net proceeds from (i) the sale of approximately 54.1 million units at a public offering price of $8.00 per unit to the Heckmann public stockholders in the initial public offering (including the underwriters’ partial exercise of their over-allotment option), after deducting approximately $11.9 million for underwriting discounts and commissions and offering expenses and approximately $19.5 million of deferred underwriting discounts and commissions and (ii) the sale of warrants to purchase 7.0 million shares of common stock to Heckmann’s founders for a purchase price of $7.0 million, was approximately $428.1 million. All of these net proceeds were placed in the trust account.

At June 30, 2008, Heckmann had cash outside of the trust account of approximately $3.2 million, cash held in the trust account of approximately $429.1 million and total liabilities of $19.8 million. Of the funds held outside of the trust account, Heckmann anticipates using these funds to cover the due diligence and investigation of a target business or businesses, legal, accounting and other expenses associated with structuring, negotiating and documenting an initial business combination, and office space, administrative services and secretarial support prior to consummating a business combination. Heckmann believes that the funds available to it outside of the trust account will be sufficient to allow it to operate for the next twelve months (beginning July 1, 2008), assuming a business combination is not consummated during that time.

In connection with the conversion and release agreements described herein, Heckmann has agreed to make contingent payments to China Water’s existing noteholders and private placement investors of $45.0 million and $85.5 million, respectively, and has also agreed to make contingent incentive payments to management of $15.0 million. In each case, such amounts are contingent upon and will be payable only if the adjusted net income of Heckmann for its fiscal year ending December 31, 2009 exceeds $90.0 million. Heckmann will have no obligation to pay any contingent consideration if its adjusted net income is $90.0 million or less. These contingent payments can be paid, in Heckmann’s sole discretion, through the payment of cash, through the issuance of Heckmann common stock, or through a combination thereof; provided that, for Heckmann to satisfy the contingent payments through the issuance of Heckmann common stock, the Heckmann common stock must then be listed on a national securities exchange, Heckmann must be current in its reporting obligations under the Exchange Act, and a registration statement covering the resale of such shares must be in effect. Heckmann intends to, and believes that it will, meet the conditions to allow it to pay all or part the contingent consideration through the issuance of Heckmann common stock. If it does meet such conditions, Heckmann believes that it can satisfy the contingent payments without raising any additional funds and does not anticipate that its obligation to make the contingent payments will have any material impact on its liquidity. If Heckmann does not meet the conditions that would allow it to make such payments through the issuance of stock, then Heckmann would incur a significant cash obligation. While Heckmann expects that cash on hand and generated from operations would be sufficient to fund the contingent payments if they become due, if the contingent payments exceeded available cash at that time, then Heckmann would need to finance such payments, through debt, equity issuances, or otherwise, in order to meet its obligations. There can be no assurance that such financing would be available at that time or on acceptable terms.

Recent Accounting Pronouncements

Fair Value Measurements. Effective January 1, 2008, Heckmann implemented Statement of Financial Accounting Standard No. 157, Fair Value Measurements, or SFAS 157, for its financial assets and liabilities that are remeasured and reported at fair value at each reporting period, and non-financial assets and liabilities that are remeasured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, Heckmann has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The adoption of SFAS 157 to Heckmann’s financial assets and liabilities and non-financial assets and liabilities that are remeasured and reported at fair value at least annually did not have an impact on the Heckmann’s financial results.

The Fair Value Option for Financial Assets and Financial Liabilities. Effective January 1, 2008, Heckmann implemented SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS 159, which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have an impact on Heckmann’s financial results.

Business Combinations. In December 2007, the FASB issued SFAS No. 141R, Business Combinations, or SFAS 141R. SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature of financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Heckmann expects SFAS 141R will have an impact on its consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions consummated after the effective date. Heckmann is still assessing the impact of this standard on its future consolidated financial statements.

Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51. In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51, or SFAS 160. The provisions of SFAS 160 establish accounting and reporting standards for the noncontrolling interests of a subsidiary. The provisions of SFAS 160 are effective for Heckmann in fiscal year 2009 and will be applied prospectively, except for the presentation of the noncontrolling interests, which for all periods would be reclassified to equity in the consolidated balance sheet and adjusted out of net income in the consolidated statements of operations. Heckmann is currently evaluating the impact of the provisions of SFAS 160 on its future consolidated financial statements.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Heckmann has identified the following as its critical accounting policies:

Cash and cash equivalents. Heckmann considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Quantitative and Qualitative Disclosures About Market Risk

Heckmann’s primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates, including recent reductions instituted by the U. S. Federal Reserve Bank, particularly because the majority of Heckmann’s investments held in the trust account are in rate sensitive short-term marketable securities. Due to the nature of Heckmann’s short-term investments, it believes that it is not subject to any material market risk exposure other than interest rate fluctuations. Heckmann does not have any foreign currency or other derivative financial instruments.

CHINA WATER MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Recent Developments

During 2007, China Water successfully acquired and integrated two additional bottled water operations, bringing its production capacity to 890 million liters. Through organic expansions as well as acquisitions, China Water’s production capacity is expected to grow significantly in the future.

Specifically, China Water recently completed an expansion of its facility located in Feixian, Shandong Province at a cost of $2 million. This expansion increased the Feixian facility’s annual production capacity from 81.6 million small bottles and 3.4 million carboy bottles to an expected annual production capacity of 260.1 million small bottles and 6.8 million carboy bottles.

China Water continually evaluates additional acquisitions and add-on investment in existing facilities. China Water has in place plans for plant expansions at existing locations, as follows:

	Anticipated Capital Expenditure	Anticipated Completion Date	Current Existing Production Capacity		Projected Production Capacity after Expansion
Location of Plant			Small Bottles	Carboy Bottles	Small Bottles	Carboy Bottles
Changchun, Jilin Province	$6 million	2008	178.5 million	3.4 million	425.6 million	9.6 million
Shenyang, Liaoning Province	$2 million	2008	151.0 million	2.1 million	343.2 million	10.3 million
Guangzhou, Guangdong Province	$6 million	2009	178.5 million	3.4 million	425.6 million	11.6 million

To date, China Water has not commenced construction of these plant expansions. Pursuant to the terms of the merger agreement, any capital expenditures in excess of $25,000 per month, including the plant expansions, will require Heckmann’s prior approval.

On June 12, 2008, China Water executed a definitive agreement relating to the acquisition of 67% of the equity of Guangzhou Grand Canyon Distilled Water Co. Ltd. (“Grand Canyon”), a distilled bottled water producer and distributor that has an established brand awareness, a well-established distribution network in Guangdong Province, and an annual production capacity of 240.2 million small bottles and 9.6 million carboy bottles. On June 16, 2008, China Water completed the acquisition. The consideration for the acquisition consisted of $19.1 million, paid in cash at closing. China Water believes the consolidation with this producer will further elevate brand awareness of both China Water’s “Darcunk” brand and Grand Canyon’s brands, both of which China Water will continue to market and support, and that China Water will benefit from the joined network and platform. Pro forma financial statements as well as historical financial statements of Grand Canyon are included elsewhere in this prospectus.

In addition, China Water is in negotiations or has obtained non-binding letters of intent for the following acquisitions:

Acquisition in Process

	Percentage of Business to be Acquired	Anticipated Purchase Price (1)	Anticipated Closing Date (by quarter)	Annual Production Capacity
Location of Target				Small Bottles	Carboy Bottles
Harbin, Heilongjiang Province	100%	$13.6 million	Fourth quarter of 2008	329.5 million	3.4 million

(1)	Purchase consideration may include a mix of cash and stock, subject to consent of Heckmann Corporation.

As of June 30, 2008, China Water had $23.9 million in cash and cash equivalents and has paid deposits related to potential acquisitions of $24.5 million. To facilitate the financing of these acquisitions and other planned growth, China Water entered into a merger agreement with Heckmann Corporation, pursuant to which Heckmann Corporation will acquire China Water for a combination of cash and stock. Based upon the cash to be paid China Water stockholders in connection with the acquisition and the number of Heckmann’s public stockholders that converted their shares of common stock into a pro rata portion of the cash held in the Heckmann trust account, the combined companies will have a minimum of $320 million in cash and cash equivalents upon closing of the merger, more than sufficient to fund the expansions and acquisitions identified above.

Chen Xing Hua, China Water’s chief executive officer, resigned on June 16, 2008. Mr. Chen has agreed to remain available to China Water on an informal basis during a transition period. Mr. Xu has assumed Mr. Chen’s duties, and will serve as China Water’s chief executive officer following the merger.

Financing Transaction During the First Quarter of 2008

On January 24, 2008, China Water entered into a securities purchase agreement, with certain investors, for the purchase and sale of 5% secured convertible notes for an aggregate purchase price of $50 million in a financing transaction exempt from registration under the Securities Act of 1933, as amended, or the Securities Act. The financing transaction closed on January 29, 2008, and 60% of the purchase price, or $30 million, was released from escrow at the closing and the balance was disbursable when China Water filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The 5% secured convertible notes rank senior to all outstanding and future indebtedness of China Water and were secured by all of the capital stock owned directly or indirectly by the majority stockholder, Mr. Xu, and by China Water in each of its subsidiaries (other than its subsidiaries located in the People’s Republic of China) and China Bottles, as evidenced by various pledge and share charge agreements executed at the closing of this financing transaction.

On March 31, 2008, China Water executed agreements amending certain terms of the aforementioned note financing transaction. Specifically, the pledge agreements securing repayment of the 5% secured convertible notes were amended to reduce the percentage of the equity pledged from a pledge of the equity China Water holds in its subsidiaries to a pledge of 65% of the equity interests it holds in its subsidiaries. The interest rate payable on the 5% secured convertible notes was also amended to increase the interest rate to 7% per annum. Additional information regarding this transaction and the issuance of the notes can be found in China Water’s Current Reports on Form 8-K, filed January 28, 2008 and April 15, 2008, as well as a Current Report on Form 8-K/A, filed on January 31, 2008.

At the time of the notes transaction, China Water’s quoted market price was $17.25 per share on the OTC-BB. China Water did not record a beneficial conversion at the time of the transaction believing that the quoted market price did not reflect fair value in light of the illiquidity of and small public float for its common stock. However, China Water subsequently determined that the quoted market price is the appropriate valuation measurement under relevant accounting standards and has recorded a beneficial conversion feature of $44 million, an amount equal to the proceeds realized upon issuance of the notes.

2007 Equity Financing Transaction

On June 4, 2007, China Water completed the sale of 4.5 million shares of its Series A convertible preferred stock in a private placement to accredited investors for aggregate gross proceeds of $30 million in a transaction exempt from registration under the Securities Act. Each share of Series A convertible preferred stock originally issued was convertible into five (5) shares of China Water’s common stock, subject to adjustment. On the closing date of this financing, China Water did not have a sufficient number of authorized shares of common stock available to accommodate the conversion of the Series A convertible preferred stock issued in the financing. China Water and the investors agreed that the shares of Series A convertible preferred stock would automatically convert into shares of common stock on the second trading day following the filing with the State of Nevada of an amendment to China Water’s articles of incorporation increasing the authorized shares of common stock from 70 million to 150 million shares. On July 11, 2007, China Water filed the required amendment, and the 4.5 million shares of Series A convertible preferred stock automatically converted into 22.4 million shares of China Water common stock.

In connection with the financing transaction, China Water, the investors, Mr. Xu Hong Bin, an officer, director and stockholder of China Water, the Pinnacle Fund, as agent for the investors, and Loeb & Loeb LLP, as escrow agent, entered into a make good escrow agreement, whereby Mr. Xu Hong Bin agreed to transfer 11.2 million shares of common stock owned by him to the investors in the event that China Water did not meet certain performance targets for its fiscal year ended December 31, 2007 and another 11.2 million shares of common stock owned by him to the investors in the event that China Water does not meet certain performance targets for its fiscal year ended December 31, 2008. Subsequently, China Water determined that it would have to record compensation charges relating to this arrangement, based on the quoted market price of its stock on May 31, 2007, when the arrangement became effective. For 2007, since the performance target of $19 million in net income was achieved, China Water recorded approximately $56 million in compensation expense. For the first half of 2008, China Water has recorded $28 million of compensation expense through June 30, 2008.

The performance objective for 2007 was $19 million in net income, excluding any compensation relating to the make good escrow agreement, and for 2008 is $30 million in net income and 30 cents per share, excluding any compensation expense relating to the make good escrow agreement and any expense relating to any beneficial conversion feature attributable to the 5% convertible notes payable. On September 19, 2008, the agreements related to this arrangement were amended to make clear that any compensation relating to the make good arrangement, and any expense relating to the beneficial conversion feature relating to China Water’s notes, would be disregarded.

In connection with the release agreement executed by the private placement investors in connection with the merger, such investors have agreed to waive their right to the make good escrow, and it will not survive the closing of the merger.

Results of Operations

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

The following table summarizes the results of China Water’s operations during the six-month periods ended June 30, 2008 and June 30, 2007, and provides information regarding the dollar and percentage increase or (decrease) from the six-month period ended June 30, 2007 to the six-month period ended June 30, 2008.

All amounts in thousands of U.S. dollars, except percentages.

	Six Months Ended June 30,		Increase (Decrease)	% Increase % (Decrease)
	2008	2007
Sales revenue	$47,943	$18,715	$29,228	156%
Cost of goods sold	(29,748)	(12,452)	17,296	139%

Gross profit	18,195	6,263	11,932	191%
Selling, general and administrative	(32,381)	(647)	(31,734)	(4,904%)

Income from operations	(14,186)	5,616	(19,802)	(353%)
Other income and (expense)	232	8	224	—
Interest expense	(8,716)	(10)	(8,706)	—
Minority interest	(726)	—	(726)	—
Income from equity investment	3,698	—	3,698	—

Income before income taxes	(19,698)	5,614	(25,312)	(451%)
Provision for income taxes	(2,310)	0	(2,310)	—

Net income/(loss)	$(22,008)	$5,614	$(27,622)	(492)%

Sales revenue. Sales revenue is derived from sales of bottled water products. In the first half of 2008, China Water produced approximately 460 million liters of bottled water, compared to approximately 205 million liters in the first half of 2007. Revenues increased $29.2 million, or 156%, to $47.9 million for the six months ended June 30, 2008 from $18.7 million for the same period in 2007. The increase in revenue and sales volume was partly attributable to the acquisitions of Nanning Taoda and Shen Yang Aixin and economic benefits from favorable exchange rates due to appreciation of the Chinese Renminbi. Nanning Taoda and Shen Yang Aixin contributed $16.2 million or 34% of revenues for the six months ended June 30, 2008. Also contributing to the revenue increase were sales of a new product, “high oxygen water,” to satisfy market demand, which contributed over 5% of second quarter 2008 sales. The new “high oxygen water” product offering contains more oxygen than China Water’s existing oxygenated water product offering. Moreover, sales of bottled water products, attributed to organic growth, increased significantly in the first half of 2008 compared to the first half of 2007 because China Water’s production lines became fully automated in the second half of 2007. China Water regularly invests in automation improvements to allow greater manufacturing efficiencies and increased capacity for existing and new bottled water products. Sustained improvements in the manufacturing process were necessary to respond to increasing demand for China Water’s private labeled and company branded products.

The following table shows the different components comprising China Water’s sales revenues during the six month periods ended June 30, 2008 and 2007.

	% of Sales Revenues
Sales by Product Category	Six months ended June 30, 2008	Six months ended June 30, 2007
Bottle-sized water	81%	69%
Carboy-sized bottled water	16%	31%
Others(1)	3%	—

Total sales volume	100%	100%

Sales by Source Category	Six months ended June 30, 2008	Six months ended June 30, 2007
Own-brand and private labels	79%	87%
OEM	18%	13%
Others(1)	3%	—

Total sales volume	100%	100%

(1)	Consists of sales of excess pre-forms and PET raw materials.

Cost of goods sold. Cost of goods sold is primarily comprised of the cost of China Water’s new materials, components, labor and overhead. China Water’s cost of goods sold increased $17.3 million, or 139%, to $29.7 million for the six months ended June 30, 2008 from $12.4 million during the same period in 2007. China Water believes that this increase was in line with its increase in sales revenue. As a percentage of sales revenue, the cost of goods sold decreased to 62% during the six months ended June 30, 2008 from 67% in the same period in 2007, partly due to favorable pricing for prepaid PET raw materials.

Gross profit. Gross profit is equal to the difference between sales revenue and cost of goods sold. China Water’s gross profit increased $11.9 million, or 191%, to $18.2 million for the six months ended June 30, 2008 from $6.3 million during the same period in 2007. Gross profit as a percentage of revenues was 38% for the six months ended June 30, 2008, an increase of 5% from 33% during the same period in 2007. Such percentage increase was mainly due to the automated PET bottle production process and other automated functions which China Water introduced in late 2007 that boosted its efficiencies in all product categories.

Selling expenses. Selling expenses include sales representative commissions, the cost of advertising and promotional materials, salesperson salaries and expenses. China Water’s selling expenses were $0.8 million for the six months ended June 30, 2008. As a percentage of sales revenues, selling expenses accounted to 2% for the six months ended June 30, 2008. These increases mainly result from the increase in freight charges and other sales and marketing expenses.

Administrative expenses. Administrative expenses includes an expense of approximately $28.0 million relating to stock-based compensation pursuant to the make good escrow agreement entered into in connection with China Water’s 2007 equity financing transaction. The remaining costs are associated with staff and support personnel who manage China Water’s business activities and of professional fees paid to third party service providers. China Water’s administrative expenses excluding stock-based compensation were $3.6 million (7% of sales revenue) and $0.6 million (3% of sales revenue) for the six months ended June 30, 2008 and 2007, respectively. The increase in these administrative expenses were mainly due to increases in professional service fees related to its status as a public company.

Interest expense. China Water’s interest expense was $8.7 million during the first half of 2008. On January 24, 2008, China Water issued $50 million of convertible notes. The interest rate is 7%. During the period from January 24 through June 30, 2008, interest expense to pay the note investors was $1.5 million, resulting from the amortization of deferred financing cost of $0.85 million and amortization of $6.3 million relating to a beneficial conversion feature recorded in connection with issuance of the convertible notes. The balance was interest expenses for lines of credit and notes payable.

Income taxes. For the six months ended June 30, 2007, China Water was exempted from income tax and thus incurred no income tax expense. During the same period in 2008, it recognized an income tax expense of $2.3 million.

Net income (loss). Net income decreased $27.6 million, to $22.0 million for the six months ended June 30, 2008, from $5.6 million for the same period in 2007 due to the factors described above.

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

All amounts in thousands of U.S. dollars, except percentages.

	December 31,		Increase (Decrease)	% Increase % (Decrease)
Item	2007	2006
Sales revenue	$56,773	$35,700	$21,073	59%
Costs of goods sold	(37,342)	(26,621)	10,721	40%

Gross profit	19,431	9,079	10,352	114%
General and administrative expenses	(57,844)	(2,923)	(54,921)	—
Selling expenses	(64)	(178)	114	—

Income from operations	(38,477)	5,978	(44,455)	—
Other income (Expenses)	541	285	256	—
Income tax	(307)	—	(307)	—
Minority interest	(76)	—	(76)	—
Income from equity investment	1,797	—	1,797	—

Net income/(loss)	$(36,522)	$6,263	$(42,785)	—

Sales revenue. Sales revenue is derived from sales of China Water bottled water products. Sales revenue increased $21.1 million, or 59%, to $56.8 million in 2007 from $35.7 million in 2006. This increase was mainly attributable to the increase in its sales volume, which resulted from an increase in production of 74% to 844 million liters of bottled water in 2007 from 485 million liters in 2006. The increase in production was mainly due to China Water’s production lines becoming fully automated in the second half of 2007, which accounted for approximately 65% of the 74% production increase, and allowed China Water to meet the growing sales demand to existing customers and additional demand in Southwest China and Northeast China created by the mid-year acquisitions of Nanning Taoda and Shen Yang Aixin. Total annual production capacity in 2007 increased to 890 million liters from 650 million liters in 2006 through investments in the automated manufacturing process, which organically grew capacity by 34%, and through the mid-year acquisitions of the Nanning Taoda and Shen Yang Aixin water plants, which acquisitions contributed approximately 194 million liters of capacity in 2007.

Cost of goods sold. Cost of goods sold is primarily comprised of the costs of China Water’s raw materials, components, labor and overhead. Cost of goods sold increased $10.7 million, or 40%, to $37.3 million in 2007 from $26.6 million in 2006. This increase was mainly due to the increased cost of raw materials and increased labor costs in expanding production capacity. Direct labor costs rose as increased worker headcount rose from 709 at December 31, 2006 to 1,332 at December 31, 2007. Even though China Water experienced an increase in its raw materials and labor costs, these increases were partially offset by production operating efficiencies from the automation of its manufacturing process. As a percentage of sales revenue, cost of goods sold decreased to 66% during 2007 from 75% during 2006, because as revenue and production capacity increased, fixed costs recorded in cost of sales and other overhead expenses remained relatively constant.

The increase in worker headcount in 2007 compared to 2006 was primarily due to the acquisitions of Nanning Taoda and Shen Yang Aixin during 2007. Prior to the acquisitions, China Water was operating four water plants, namely Guangdong Taoda, Zhanjiang Taoda, Changchun Taoda and Shandong Taoda. The acquisitions in 2007 increased the total number of facilities to six. Moreover, in order to meet the market demand, China Water employed more night-shift workers in order to maximize production efficiencies and utilization rates.

Gross profit. Gross profit is equal to the difference between sales revenue and cost of goods sold. Gross profit increased $10.3 million, or 114%, to $19.4 million during 2007 from $9.1 million in 2006. Gross profit as a percentage of sales revenue was 34% during 2007 as compared to 25% during 2006. Such percentage increase was mainly due to a lower growth of production overhead compared with sales which resulted from production efficiencies through automation of production lines and from a shift in sales by product category to higher margin bottled water products. China Water enjoys a higher gross profit from sales of “Darcunk” branded products and of carboy-sized bottled water, and experienced an increase in gross profit from an increase in sales volume of carboy-sized bottled. The carboy-sized bottles can be re-used, and increased re-use of these bottles reduces the container related costs significantly. Combination of higher profit margin and increase in sales volume of carboy-sized bottled water contributed a higher gross profit in 2007 overall.

	% of Sales Revenues
Sales by Product Category	2007	2006
Bottle-sized water	79.0%	87.0%
Carboy-sized bottled water	21.0%	13.0%

Total sales volume	100.0%	100.0%

Sales by Source Category	2007	2006
Own-brand and private labels	66.0%	70.5%
OEM	34.0%	29.5%

Total sales volume	100.0%	100.0%

General and administrative expenses. General and administrative expenses consist of an expense of approximately $56.0 million for stock-based compensation relating to stock-based compensation pursuant to the make good escrow agreement entered into in connection with China Water’s 2007 equity financing transaction and the costs associated with staff and support personnel who manage business activities and of professional fees paid to third parties. Without the stock-based compensation charge, China Water’s general and administrative expenses decreased $1.0 million, or 36%, to $1.9 million during 2007 from $2.9 million in 2006. This decrease was mainly due to China Water’s recovery of $1.3 million of loans and prepaid costs in 2007 and a reversal in the amount of $252,000 of the allowance for bad debts in 2007, which together reduced general and administrative expense by $1.6 million. As a percentage of sales revenue, and without the stock-based compensation charge, administrative expenses in 2007 decreased to 3%, as compared to 8% for 2006. This percentage decrease resulted primarily from an increase in revenues while administrative costs remained relatively constant due to efficiencies driven through centralized management of processes and operations.

Selling expenses. Selling expenses include sales commissions, the cost of advertising and promotional materials, salaries and fringe benefits of sales personnel, after-sale support services and other sales related costs. China Water’s selling expenses remained relatively constant, on an absolute basis, decreasing $0.1 million, or 64%, to $0.1 million during 2007 from $0.2 million in 2006. China Water management’s resources focused significant efforts on merger and acquisition activities during the year ended December 31, 2007, as China Water reached production capacity limits at its water bottling plants. Given its production capacity limitations, promotion and advertising efforts were minimal. The acquisitions during 2007 also resulted in an increase in transportation expenses from $0.2 million in 2006 to $0.6 million in 2007 due to the fact that China Water acquired Shen Yang Aixin and Nanning Taoda as well as increased its production volume from 650 liters to 844 liters.

Other income (expenses). Other income (expenses) consists of interest expense and other allocated expenses. Other income (expenses) increased by $0.2 million to $0.5 million during 2007 from $0.3 million in 2006.

Income taxes. Income taxes increased $0.3 million during 2007 from $0 in 2006.

Income from equity investment. Income from equity investment increased $1.8 million in 2007, from $0 in 2006 because of China Water’s acquisition of a 48% shareholding in China Bottles Inc., formerly known as Hutton Holdings Corporation, in August 2007. China Water relies on the audited published financial information of China Bottles, Inc. Any changes to or restatements of the financial statements of China Bottles, Inc. could affect China Water’s investment in and income it records from its investment in China Bottles, Inc. In addition, adverse changes in China Bottles, Inc.’s business or financial results could result in China Water having to write-down or write off this investment.

Net income (loss). Net income decreased by $42.8 million to $(36.5) million during 2007 from $6.3 million in 2006 as a result of the factors described above.

Foreign currency translation gains. China Water had a foreign currency translation gain of $1.5 million in the year ended December 31, 2007 as compared with a foreign currency translation gain of $0 in the same period ended December 31, 2006. On July 21, 2005, China reformed its foreign currency exchange policy, revalued the RMB by 2.1 percent and allowed the RMB to appreciate as much as 0.3% per day against the U.S. dollar. As a result, China

Water implemented different exchange rates in translating RMB into U.S. dollars in its financial statements for the year ended December 31, 2007. The exchange rates of RMB 1.0:US $0.13672 and RMB 1.0:US $0.13128 were used in calculating China Water’s total assets/liabilities and statement of income, respectively.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

All amounts in thousands of U.S. dollars, except percentages.

	December 31,		Increase (Decrease)	% Increase % (Decrease)
Item	2006	2005
Sales revenue	$35,700	$27,680	$8,020	29%
Costs of goods sold	(26,621)	(19,666)	6,955	35%

Gross profit	9,079	8,014	1,065	13%
General and administrative expenses	(2,923)	(1,045)	1,878	180%
Selling expenses	(178)	—	178	—

Income from operations	5,978	6,969	(991)	(14%)
Other income (expenses)	285	—	285	—
Income tax	—	—	—	—
Minority interest	—	—	—	—

Net income	$6,263	$6,969	$(706)	10%

Sales revenue. Sales revenue increased $8.0 million, or 29%, to $35.7 million during 2006 from $27.7 million in 2005. This increase was mainly attributable to the increase in demand associated with the growth of bottled water demand in China.

Cost of goods sold. China Water’s cost of goods sold increased $6.9 million, or 35%, to $26.6 million during 2006 from $19.7 million in 2005. This increase was mainly due to an increase in sales volume. As a percentage of sales revenue, the cost of goods sold increased to 75% during 2006 from 71% during 2005 due primarily to increased staff cost that were allocated to the cost of goods sold.

Gross profit. China Water’s gross profit increased $1.1 million, or 13%, to $9.1 million during 2006 from $8.0 million in 2005. Gross profit as a percentage of sales revenue was 25% during 2006 as compared to 29% during 2005. This percentage decrease was mainly due to rising staff costs.

General and administrative expenses. China Water’s general and administrative expenses increased $1.9 million, or 180%, to $2.9 million during 2006 from $1.0 million in 2005. This increase was mainly due to an increase of $0.3 million in China Water’s provision for doubtful accounts receivable and a $0.7 million write down of the value of loans and prepayments during 2006 that were not realized. China Water also wrote off $0.9 million of inventory and consumables in 2006. During 2006, China Water improved the quality of its suppliers for inventory and consumable products, which led to a write off of inventory and consumables that no longer met the revised standards.

Selling expenses. China Water’s selling expenses increased $0.2 million during 2006 from $0 in 2005. This increase was mainly due to the recognition of transportation and handling expenses incurred for shipment of products to customers.

Other income (expenses). Other income (expenses) increased $0.3 million during 2006 from $0 in 2005. This increase was mainly due to sales of plastic material amounting to $0.2 million. As a percentage of sales revenue, other income (expenses) in 2006 increased to 1%, as compared to 0% for 2005. This percentage increase was primarily attributable to above mentioned sales of plastic material that started in 2006.

Income Taxes. China Water’s income taxes in 2006 were $0 which represented no meaningful change from 2005.

Net Income. China Water’s net income decreased $0.7 million, or 10%, to $6.3 million during 2006 from $7.0 million in 2005 as a result of the factors described above.

Liquidity and Capital Resources

General. As of June 30, 2008, China Water had cash and cash equivalents (excluding restricted cash) of approximately $23.9 million. The following table provides detailed information about China Water’s net cash flow during this period.

All amounts in thousands of U.S. dollars.

	Six Months Ended June 30,
Cash Flow	2008	2007
Net cash provided by (used in) operating activities	$9,189	$(2,592)
Net cash used in investing activities	(39,019)	(1,306)
Net cash provided by financing activities	43,849	30,185

Net cash flow	$14,019	$26,287

Operating activities. Net cash provided by China Water’s operating activities was approximately $9.2 million for the six-month period ended June 30, 2008, which is an increase of approximately $11.8 million from approximately $2.6 million net cash used in operating activities for the same period of 2007. The increase of the cash provided by operating activities was mainly attributable to two acquisitions made by China Water in late 2007 which increased sales and revenue.

Investing activities. Net cash used in investing activities for the six-month period ended June 30, 2008 was $39.0 million, which is an increase of approximately $37.7 million from net cash used in investing activities of approximately $1.3 million for the same period of 2007. China Water’s main use of cash for investing activities consisted of deposits for business expansion, including the acquisition of Grand Canyon and other prospective acquisition targets.

Financing activities. Net cash provided by financing activities for the six-month period ended June 30, 2008 was approximately $43.8 million, which is an increase of approximately $13.6 million from approximately $30.2 million net financing activities during the same period of 2007. The increase of the cash provided by financing activities was mainly attributable to the $44.1 million of cash proceeds obtained from China Water’s issuance of convertible notes in January 2008.

China Water’s bank loans, other interest bearing borrowings and their maturities as of June 30, 2008 were as follows:

All amounts in thousands of U.S. dollars, except percentages.

Banks	Amounts	Beginning	Ending	Duration
Bank of China, Hong Kong	146	October 10, 2003	October 10, 2012	9 years

Total	146

China Water believes that its currently available working capital should be adequate to sustain operations at current levels through at least the next twelve months. However, depending on its future needs and changes and trends in the capital markets, China Water may determine to seek additional equity or debt financing in the private or public markets.

Obligations under Material Contracts and Commercial Lending Arrangements and Agreements

Obligations under material contracts as of June 30, 2008 are as follows:

	(All amounts in thousands of U.S. Dollars) Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual Obligations
Long-term debt obligations	$146	$32	$67	$47	—
Operating lease obligations	1,132	605	527	—	—
Senior secured convertible notes	50,000	—	50,000	—	—

Total	$51,278	$637	$50,594	$47	—

Operating Lease Commitments

As of December 31, 2007 and 2006, China Water’s five subsidiaries, including Guangdong Taoda Drink Co., Limited, Zhanjiang Taoda Drink Co., Limited, Changchun Taoda Beverage Co., Limited, Nanning Taoda Drink Company Limited and Shen Yang Aixin Industry Co. Ltd. had each arranged a non-cancelable operating lease with a third party for its production plant.

Item	Address	Leasing Period Until
1	No. 2 Zhu Ji Road, Ji Shan Village, Zhu Ji Street, Dong Pu, Tian He District, Guangzhou City, Guangdong Province, China	March, 2008

2	No. 88 Qian Jin Road, Chi Kan District, Zhanjiang City, Guangdong Province, China	December, 2011

3	449 Kao Shan Village, Economic and Technology Development District, Changchun City, Jilin Province, China	April, 2008

4	District 9 , Ke Yuan Xi Shi Road, Nanning City, Guangxi Province, China	July, 2011

5	Unit 55 Tao Yuen Road, Shang Zhi County, Feixian, Shandong Province, China	December, 2009

6	Unit 607, Concordia Plaza, No. 1, Science Museum Road, Kowloon, Hong Kong, China	October, 2009

Provision for Income Taxes

United States: China Water is subject to United States tax at a United States tax rate of 34%. No provision for income taxes in the United States has been made as China Water had no taxable income for the first half of fiscal year 2008.

British Virgin Islands: China Water’s subsidiaries, Gain Dynasty Investments Limited and Fine Lake International Limited, were incorporated in the British Virgin Islands, or BVI, and, under the current laws of the BVI, are not subject to income taxes.

PRC: Before the implementation of the enterprise income tax (“EIT”) law (as discussed below), Foreign Invested Enterprises (“FIE”) established in the PRC are generally subject to an EIT rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax. On March 16, 2007, the National People’s Congress of China passed the new Corporate Income Tax Law (“EIT Law”), and on November 28, 2007, the State Council of China passed the Implementing Rules for the EIT Law (“Implementing Rules”) which took effect on January 1, 2008. The EIT Law and Implementing Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the FEIT, and its associated preferential tax treatments, beginning January 1, 2008.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25.0% on its global income. The Implementing Rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that an enterprise should be classified as a resident enterprise, then the enterprise’s global income will be subject to PRC income tax of 25.0%.

Under the income tax law and the related implementing rules, FIEs engaging in manufacturing businesses with a term of operation exceeding ten years may, subject to approval from local taxation authorities, be entitled to a two-year tax exemption from PRC EIT starting from the year they become profitable and a 50.0% tax reduction for the three years thereafter.

As approved by the relevant PRC tax authority, China Water’s subsidiaries Guangdong Taoda Drink Co., Limited, Zhanjiang Taoda Drink Co., Limited, Changchun Taoda Beverage Co., Limited, Shandong Olympic

Forward Drink Co., Limited and Nanning Taoda Drink Company Limited were entitled to a two-year exemption from EIT followed by a 50.0% tax exemption for the next three years, commencing from the first cumulative profit-making year in the fiscal financial year. The tax holiday of the above companies commenced in 2006. Accordingly, the above companies were exempted from EIT for 2006 and 2007 and thereafter entitled to a 50% reduction on EIT tax rate of 12.5% for 2008, 2009 and 2010. Fiscal year 2010 is the last year that China Water will enjoy a 50.0% tax reduction. From 2011, it is subject to PRC EIT at a rate of 25.0% of assessable profits, consisting of a 25% national tax.

All of China Water’s PRC subsidiaries except for Shen Yang Aixin are entitled to a tax exemption through the end of 2007. China Water will begin recognizing income tax expense for those PRC subsidiaries in 2008. China Water’s PRC subsidiaries qualify as wholly-owned foreign enterprises, and as such enjoy a 100% tax exemption for the first two years after the first year of achieving profitability (2006) and a 50% tax exemption for the following three years.

Seasonality

China Water sales are subject to seasonality factors. It typically experiences higher sales of its bottled water products in summer time in coastal cities while sales remain constant throughout the entire year in some inland cities. In general, sales should be higher in the second and third quarters of the year when the weather is hot and dry, and lower in the first and fourth quarters of the year when the weather is cold and wet. Sales peak during the months from June to September. Sales can also fluctuate during the course of a fiscal year for a number of other reasons, including weather conditions and the timing of advertising and promotional campaigns. As a result of these reasons, China Water’s operating results may fluctuate. In addition, the seasonality of its results may be affected by other unforeseen circumstances, such as production interruptions.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 was effective for China Water on January 1, 2008 for all financial assets and liabilities. For all nonfinancial assets and liabilities, SFAS 157 is effective for China Water on January 1, 2009. As it relates to financial assets and liabilities, the adoption of SFAS 157 did not have a material impact on its consolidated financial statements. China Water is still in the process of evaluating the impact that SFAS 157 will have on its nonfinancial assets and liabilities.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (“fair value option”). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, SFAS 159 specifies that unrealized gains and losses for that instrument be reported in earnings at each subsequent reporting date. SFAS 159 was effective for China Water on January 1, 2008. China Water did not apply the fair value option to any of its outstanding instruments and, therefore, SFAS 159 did not have an impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” SFAS No. 141 (Revised 2007) changes how a reporting enterprise accounts for the acquisition of a business. SFAS No. 141 (Revised 2007) requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value, with limited exceptions, and applies to a wider range of transactions or events. SFAS No. 141 (Revised 2007) is effective for fiscal years beginning on or after December 15, 2008 and early adoption and retrospective application is prohibited. SFAS No. 141R will have an impact on accounting for future business combinations once adopted but the effect is dependent upon the acquisitions that are made in the future.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” which is an amendment of Accounting Research Bulletin (“ARB”) No. 51. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest. This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. Early adoption is not permitted. The adoption of SFAS No. 160 will revise the presentation of the consolidated financial statements and further impact will be dependent on the future changes in ownership in subsidiaries after the effective date.

Critical Accounting Policies and Estimates

The China Water Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon China Water’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires China Water to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, China Water evaluates these estimates, including those related to revenue recognition, allowance for doubtful accounts, and valuation of long-lived assets including identifiable intangibles and goodwill. China Water bases its estimates on historical experience and on various other assumptions and factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Based on ongoing review, China Water plans to adjust its judgments and estimates where facts and circumstances dictate. Actual results could differ from these estimates.

China Water believes the following critical accounting policies are important to the portrayal of its financial condition and results and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Revenue Recognition. China Water recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104. All of the following criteria must exist in order for China Water to recognize revenue:

1.	Persuasive evidence of an arrangement exists;

2.	Delivery has occurred or services have been rendered;

3.	Seller’s price to the buyer is fixed or determinable; and

4.	Collectability is reasonably assured.

The majority of China Water’s revenue results from sales contracts with direct customers and revenues are generated upon the shipment of goods. China Water’s pricing structure is fixed and there are no rebate or discount programs. Management conducts credit background checks for new customers as a means to reduce the subjectivity of assuring collectability. Based on these factors, China Water believes that it can apply the provisions of SAB 104 with minimal subjectivity.

Business Combinations. China Water accounts for business combinations under SFAS No. 141, Business Combinations (“SFAS No. 141”). Acquisitions require significant estimates and judgments related to the fair value of assets acquired and liabilities assumed to which the transaction costs are allocated under the purchase method of accounting. Certain liabilities are subjective in nature. China Water reflects such liabilities based upon the most recent information available. The ultimate settlement of such liabilities may be for amounts that are different from the amounts initially recorded. A significant amount of judgment also is involved in determining the fair value of assets acquired. Different assumptions could yield materially different results.

Goodwill and Purchased Intangible Assets. China Water evaluates goodwill and intangible assets for impairment pursuant to SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), which provides that goodwill and other intangible assets with indefinite lives are not amortized but tested for impairment annually or more frequently if circumstances indicate potential impairment. The impairment test is comprised of two steps:

1.	A reporting unit’s fair value is compared to its carrying value. The carrying values of each reporting unit are determined by specifically identifying and allocating the assets and liabilities of China Water to each reporting unit based on headcount, relative revenues or costs, or other methods as deemed appropriate by management. If the fair value is less than its carrying value, impairment is indicated;

2.	If impairment is indicated in the first step, it is measured by comparing the implied fair value of goodwill and intangible assets to their carrying value at the reporting unit level.

Long-Lived and Amortizing Intangible Assets. China Water accounts for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset to the expected future net cash flows generated by the asset. If it is determined that the asset may not be recoverable and if the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized to the extent of the difference. SFAS No. 144 requires companies to separately report discontinued operations, including components of an entity that either have been disposed of (by sale, abandonment or in a distribution to owners) or classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

In accordance with SFAS No. 144, China Water assesses the impairment of identifiable intangibles and long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could individually or in combination trigger an impairment review include the following:

1.	Significant underperformance relative to expected historical or projected future operating results;

2.	Significant changes in the manner of use of the acquired assets or the strategy for overall business;

3.	Significant negative industry or economic trends;

4.	Significant decline in stock price for a sustained period; and

5.	Market capitalization relative to net book value.

If China Water determined that the carrying value of intangibles and long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, it would record an impairment equal to the excess of the carrying amount of the asset over its estimated fair value.

On a quarterly basis, China Water assesses whether events or changes in circumstances have occurred that potentially indicate the carrying value of long-lived assets may not be recoverable.

Off Balance Sheet Arrangements

China Water does not have any off-balance sheet arrangements as defined by rules recently enacted by the Financial Accounting Standards Board, and accordingly, no such arrangements are likely to have a current or future effect on its financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk. China Water is exposed to interest rate risk due primarily to its short-term bank loans. Although the interest rates are fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal. Since July 20, 2007, the People’s Bank of China has increased the interest rate of Renminbi bank loans with a term of six months or less by 0.2% and loans with a term of six to 12 months by 0.3%. The new interest rates are approximately 6.0% and 6.8% for Renminbi bank loans with a term six months or less and loans with a term of six to 12 months, respectively. The change in interest rates has no impact on China Water’s bank loans secured before July 28, 2007. China Water monitors interest rates in conjunction with its cash requirements to determine the appropriate level of debt balances relative to other sources of funds. China Water has not entered into any hedging transactions in an effort to reduce its exposure to interest rate risk.

Credit Risk. China Water is exposed to credit risk from its cash in bank and fixed deposits and bills and accounts receivable. The credit risk on cash in bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

Foreign Exchange Risk. The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the Renminbi has no longer been pegged to the U.S. Dollar at a constant exchange rate. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate within a flexible peg range against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of China Water’s earnings and cash assets are denominated in Renminbi, but its reporting currency is the U.S. dollar, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect China Water’s balance sheet and its earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect China Water’s financial results reported in U.S. dollar terms without giving effect to any underlying change in its business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend China Water issues in the future that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments it makes in the future.

Very limited hedging transactions are available in China to reduce China Water’s exposure to exchange rate fluctuations. To date, China Water has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk. While China Water may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and it may not be able to successfully hedge its exposure at all. In addition, China Water’s foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict its ability to convert Renminbi into foreign currencies.

Most of China Water’s transactions are settled in Renminbi and U.S. dollars. In the opinion of China Water’s directors, China Water is not exposed to significant foreign currency risk.

Inflation. Inflationary factors, such as increases in the cost of China Water’s products and overhead costs, could impair its operating results. Although China Water does not believe that inflation has had a material impact on its financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on its ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of sales revenue if the selling prices of its products do not increase with these increased costs.

China Water’s Operations are Substantially in Foreign Countries. Substantially all of China Water’s operations are conducted in China and are subject to various political, economic, and other risks and uncertainties inherent in conducting business in China. Among other risks, China Water and its subsidiaries’ operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations. Additional information regarding such risks can be found under the heading “Risk Factors” in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information for the periods indicated is derived from the historical consolidated financial statements of Heckmann, China Water, and Guangzhou Grand Canyon Distilled Water Co. Ltd. (“Grand Canyon”) and gives effect to Heckmann’s acquisition of China Water and China Water’s acquisition of Grand Canyon.

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2008 and the year ended December 31, 2007 are based on the historical financial statements of Heckmann, China Water, and Grand Canyon using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The pro forma condensed combined financial information is preliminary and is not necessarily indicative of the combined financial position or results of operations for the periods or dates indicated, or the future results of the combined company.

The pro forma adjustments and allocation of purchase prices are preliminary and are based on Heckmann management’s estimates of the fair value of the assets to be acquired and the liabilities to be assumed. The final purchase price allocations will be completed after asset and liability valuations are finalized. These final valuations will be based on the actual net tangible and intangible assets of China Water that exist as of the effective date of the transaction. Any final adjustments may change the allocation of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial information presented herein. Amounts preliminarily allocated to and the estimated useful lives of intangible assets with indefinite and definite lives may change significantly, which could result in a material increase or decrease in amortization of definite lived intangible assets.

The unaudited pro forma condensed combined balance sheet is presented as if the transaction had been completed on June 30, 2008 and combines the historical unaudited consolidated balance sheet of Heckmann at June 30, 2008 and the historical unaudited consolidated balance sheet of China Water at June 30, 2008.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2007 and for the six months ended June 30, 2008 are presented as if the China Water and Grand Canyon transactions had been completed on January 1, 2007.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2007 combines the historical consolidated results of Heckmann for the period ended May 29, 2007 (inception) through December 31, 2007, China Water for the year ended December 31, 2007, and Grand Canyon for the year ended December 31, 2007. The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2008 combines the historical consolidated results of Heckmann and China Water for the six months ended June 30, 2008 and the pre-acquisition results for Grand Canyon for the period from January 1, 2008 to June 12, 2008.

Certain reclassifications have been made to conform the China Water historical amounts to the pro forma presentation.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Heckmann for the period May 29, 2007 (inception) through December 31, 2007 and for the six months ended June 30, 2008, for China Water for the year ended December 31, 2007 and for the six months ended June 30, 2008, and for Grand Canyon for the year ended December 31, 2007, all of which are included herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2008

(in thousands)

	Heckmann	China Water	Adjustments to; Heckmann & China Water		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$3,183	$23,873	$354,583	(a)	$381,639
Accounts receivable, net	—	36,678	—		36,678
Due from related companies	—	3,996	—		3,996
Inventories, net	—	2,701	291	(c)	2,992
Prepaid expenses	65	11,834	—		11,899
Cash and cash equivalents held in trust account	429,065	—	(55,000	)(a)	—
			(19,482	)(a)
			(354,583	)(a)
Deferred tax asset	72	—	—		72
Other current assets	158	1,599	—		1,757

Total current assets	432,543	80,681	(74,191)		439,033
Property, plant and equipment, net	—	10,639	—		10,639
Other assets	725	8	—		733
Deposits	—	25,099	—		25,099
Deferred financing costs	—	5,050	(5,050	)(f)	—
Investment in unconsolidated equity investee	—	30,922	41,078	(d)	72,000
Intangibles, net	—	14,889	46,739	(e)	46,739
			(14,889	)(e)
Goodwill	—	15,982	362,102	(b)	362,102
			(15,982	)(e)

Total assets	$433,268	$183,270	$339,807		$956,345

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$4,384	—		$4,384
Deferred revenues	—	3,246	—		3,246
Accrued expenses	283	5,803	—		6,086
Acquisition consideration payable	—	1,060	—		1,060
Debt, current portion	—	32	—		32
Income tax payable	—	8,698	—		8,698
Due to related company	—	334	—		334
Deferred underwriting fees	19,482	—	(19,482	)(a)	—

Total current liabilities	19,765	23,557	(19,482)		23,840
Deferred income taxes			18,695	(f)	18,695
Convertible notes payable, net of discount of $37,651	—	12,349	(12,349	)(g)	—
Long-term portion of acquisition consideration payable	—	1,910	—		1,910
Long-term debt, less current portion	—	114	—		114

Total Liabilities	19,765	37,930	(13,136)		44,559

Minority interests		3,213			3,213
Commitments and Contingencies:
Common stock, subject to redemption	128,419	—	(120,297	)(i)	8,122
Deferred interest income attributable to common stock subject to possible redemption (net of taxes of $121,324)	177	—	(177	)(i)	—
Stockholders’ equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	—	—	—		—
Common stock, $0.001 par value	68	95	(95	)(i)	131
			63	(i)
Additional paid-in capital	280,175	190,077	(190,077	)(i)	895,656
			495,007	(i)
			120,297	(i)
			177	(i)
Retained earnings	4,664	(52,365)	52,365	(i)	4,664
Accumulated other comprehensive income	—	4,320	(4,320	)(i)	—

Total stockholders’ equity	284,907	142,127	473,417		900,451

Total liabilities and stockholders’ equity	$433,268	$183,270	$339,807		$956,345

See accompanying notes to financial statements

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents estimated sources and use of funds as follows (dollars in thousands):

Sources of funds:
Transfer of cash and cash equivalents held in trust upon completion of the merger	$429,065

Total sources	$429,065

Use of funds:
Purchase of China Water—Cash paid of $1.36 for 32,998 shares of China Water common stock (1)	$45,000
Payment of deferred underwriting fees upon completion of the merger	19,482
Estimated direct transaction fees and expenses	10,000

Total uses	74,482

Net increase in historical cash (2)	$354,583

(1)	Pursuant to recent amendments to the majority stockholder written consent and undertaking agreements and related documents, Heckmann is purchasing approximately 33.0 million shares of China Water common stock immediately prior to the effective time of the merger for aggregate cash proceeds of $45.0 million.

(2)	If the adjusted net income of Heckmann for its fiscal year ending December 31, 2009 exceeds $90 million, Heckmann will be obligated to make contingent payments of $145.5 million. If Heckmann meets the conditions that would allow it to make such payments through the issuance of stock, then Heckmann would incur a significant cash obligation.

(b)	Total estimated consideration as shown in the table below is allocated to China Water’s tangible and intangible assets and liabilities based on their estimated fair values as of the effective date of the transaction. The preliminary estimated consideration is allocated as follows (dollars in thousands):

Calculation of consideration:
Common stock issued for acquisition of China Water (1)(3)		$495,070
Cash paid for acquisition of China Water (2)(3)		45,000
Estimated direct transaction fees and expenses		10,000

Total consideration		550,070

Preliminary allocation of consideration:
Inventories (see note c)	$291
Investment in unconsolidated equity investee (d)	41,078
Intangible assets (see note e)	15,868
Deferred debt issue costs (see note f)	(5,050)
Deferred income taxes (see note g)	(18,695)
Conversion of 5% convertible notes (see note h)	12,349
China Water net tangible assets (see note i)	142,127

Preliminary fair value of net assets		187,968

Goodwill		$362,102

(1)	Represents the value of the approximately 60.0 million shares of Heckmann common stock to be issued to China Water stockholders at an assumed price of $8.25 per share, which was calculated using the average of the closing stock price of a share of Heckmann common stock during the two days before the date of the amendments to the majority stockholder written consent and undertaking agreements.

(2)	Represents cash consideration of $1.36 per share of China Water common stock-based on approximately 33.0 million shares of China Water common stock.
(3)	Should the holders of approximately 8.3 million shares of China Water common stock who have not made an election to date elect to receive $5.00 in cash for all of such shares, the total stock consideration would decrease by $68.5 million and the total cash consideration would increase by $41.5 million, for an overall decrease in the total consideration from $562.7 million to $535.7 million.
(c)	Represents the estimated purchase accounting adjustment of $0.3 million to capitalize manufacturer’s profit in inventory. This preliminary estimate is part of the initial assessment of the fair value of assets to be acquired and liabilities to be assumed.
(d)	Represents the increase to value the equity investment in a publicly traded security at available quoted market price of $2.00 per share.
(e)	The pro forma adjustment includes allocations to trade names, customer and distributor relationships, and supply contracts with lives ranging from 10-15 years and the elimination of China Water’s historical intangible assets and goodwill. This adjustment is preliminary and may differ materially based on final valuations.
(f)	Represents the decrease in deferred financing costs of $5.1 million related to the conversion of China Water’s historical secured convertible notes upon completion of the merger.
(g)	Represents adjustments to deferred income tax liabilities related to identifiable intangibles that are estimated as part of the merger.
(h)	Represents the conversion by holders of China Water’s secured convertible notes due January 29, 2011 into China Water common stock concurrent with the execution of the merger and in accordance with the Conversion Agreement and the corresponding elimination of the residual discount on the convertible notes payable of $38 million.
(i)	Represents adjustments to reflect the elimination of the historical equity of China Water totaling $142.1 million, the issuance of $495.1 million of new Heckmann equity and the reclassification of approximately $120.3 million of Heckmann common stock previously subject to redemption subsequent to the business combination that was consummated on October 30, 2008, where elections were made to convert 1,021,695 Heckmann shares into cash at $7.95 per share.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the twelve months ended December 31, 2007

(in thousands, except share and per share data)

	May 29, 2007 (inception) through Dec 31, 2007 Heckmann	Twelve months ended Dec 31, 2007 China Water	Twelve months ended Dec 31, 2007 Grand Canyon	Adjustments		Pro Forma Combined (a)
Revenue	$—	$56,773	$18,990	$—		$75,763
Cost of goods sold	—	37,342	12,200	—		49,542

Gross profit	—	19,431	6,790	—		26,221
Operating expenses:
Selling and marketing expenses	—	1,396	1,470	3,743	(b)	6,609
General and administrative costs	169	56,512	570	(155	)(c)	1,126
				(55,970	)(d)

Total operating expenses	169	57,908	2,040	(52,382)		7,735

Income / (loss) from operations	(169)	(38,477)	4,750	52,382		18,486

Other income / (expense)	—	541	10			551
Interest income	2,490	—	—	—		2,490
Interest expense	(4)	—	—	—		(4)
Income from equity investment	—	1,797	—	—		1,797

Income / (loss) before taxes and minority interests	2,317	(36,139)	4,760	52,382		23,320
Provision for income taxes	1,171	307	829	(1,435	)(f)	872
Minority interest, net of tax	—	(76)	(1,297)	—		(1,373)

Net income / (loss)	$1,146	$(36,522)	$2,634	$53,817		$21,075

Net income per share
Basic	$0.05					$0.25
Diluted	$0.05					$0.22
Weighted average shares outstanding
Basic	25,305,415			60,008,542	(g)	85,313,957
Diluted	25,305,415			71,500,074	(h)	96,805,489

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(in thousands, except share and per share data)

	For the six months ended June 30, 2008		For the pre acquisition period Jan 1 - June 12, 2008 Grand Canyon	Adjustments		Pro Forma Combined (a)
	Heckmann	China Water
Revenue	$—	$47,943	$11,529	$—		$59,472
Cost of goods sold	—	29,748	7,519	—		37,267

Gross profit	—	18,195	4,010	—		22,205
Operating expenses:
Selling and marketing expenses	—	830	558	1,872	(b)	3,260
General and administrative costs	788	31,551	337	(159	)(c)	4,532
				(27,985	)(d)

Total operating expenses	788	32,381	895	(26,272)		7,792

Income / (loss) from operations	(788)	(14,186)	3,115	26,272		14,413

Other income / (expense)	—	232	9			241
Interest income	6,847	—	—	—		6,847
Interest expense	—	(8,716)	—	8,679	(e)	(37)
Income from equity investment	—	3,698	—	—		3,698

Income / (loss) before taxes and minority interests	6,059	(18,972)	3,124	34,951		25,162
Provision for income taxes	2,365	2,310	452	247	(f)	5,374
Minority interest, net of tax	—	(726)	(882)	—		(1,608)

Net income / (loss)	$3,694	$(22,008)	$1,790	$34,704		$18,180

Net income per share
Basic	$0.06	$—		$—		$0.14
Diluted	$0.06	$—		$—		$0.13
Weighted average shares outstanding
Basic	67,646,800			60,008,542	(g)	127,655,342
Diluted	67,646,800			76,329,365	(h)	143,976,165

Notes to Unaudited Pro Forma Condensed Combined Statements of Income

(a)	The pro forma condensed combined statements of income do not reflect the $0.3 million non-recurring charge to cost of goods sold that will be incurred as the capitalized manufacturer’s profit in inventory under purchase accounting is recorded as those inventories are sold following the close of the merger.

(b)	Represents a pro forma adjustment to reflect incremental amortization resulting from fair value adjustments to amortizable intangible assets. The amount of this adjustment and the assumptions regarding useful lives are preliminary. The actual adjustment may differ materially and will be based on final valuations and final determinations of useful lives (dollars in millions):

	Fair value	Useful life in years	Six months ended June 30, 2008	Year ended December 31, 2007
Intangibles amortization:
Customer and distributor relationships	$27.8	12	$1.2	$2.3
Trade name	4.9	10	0.3	0.5
Supply contracts	14.1	15	0.4	0.9

Total amortization			$1.9	$3.7

(c)	Represents the elimination of amortization expense relating to historical intangible assets.

(d)	Represents the elimination of an accrual for stock-based compensation relative to the make good escrow agreement. Pursuant to the release agreement, these expenses will terminate upon the consummation of the merger, as more fully discussed under “Related Agreements—Release Agreement.”

(e)	Represents the elimination of amortization of deferred financing costs, interest expense and discount amortization relating to China Water’s secured convertible notes.

(f)	Represents the pro forma effect at a statutory rate of 40% without applying an income tax benefit to the stock-based compensation or convertible note discount amortization.

(g)	Represents the 60,008,542 shares of Heckmann common stock to be issued in connection with the merger.

(h)	Represents the 60,008,542 shares of Heckmann common stock to be issued in connection with the merger and the issuance of 11,491,532 and 16,320,823 shares, calculated under the treasury method at December 31, 2007 and June 30, 2008, respectively, as a result of the assumed exercise of warrants to purchase Heckmann common stock.

OUR BUSINESS

Heckmann was organized under the laws of the State of Delaware on May 29, 2007 as a blank check development stage company that was formed to acquire or acquire control of one or more operating businesses. On November 16, 2007, Heckmann consummated its initial public offering of 54.1 million units, each consisting of one share of common stock and one warrant exercisable for an additional share of common stock, and received proceeds of approximately $401.6 million, plus additional net proceeds of approximately $30.6 million resulting from the underwriters’ partial exercise of their over-allotment option. Heckmann also consummated a private placement of warrants to its founders at an aggregate purchase price of $7.0 million, or $1.00 per warrant, immediately prior to the consummation of the initial public offering. On October 30, 2008, Heckmann completed the acquisition of China Water and Drinks Inc.

China Water is a licensed bottled water producer operating bottled water production plants in China through eight subsidiaries in the cities of Beijing, Guangzhou (Guangdong Province), Zhanjiang (Guangdong Province), Changchun (Jilin Province), Feixian (Shandong Province), Nanning (Guangxi Province), Shenyang (Liaoning Province) and Changsha (Hunan Province). Each of its six water production plants has two types of production lines: one type produces bottle-sized (350ml-1,500ml) bottled water and the other produces carboy-sized (18.9L) bottled water. China Water produces a variety of bottled water products including purified water, mineralized water and oxygenated water, and it plans to produce other specialized bottled water products in the future, including vitamin and nutrient enriched water and flavored water products.

China Water’s market is China where it produces and markets bottled water products primarily under the brand name “Darcunk,” which in Chinese means “Absolutely Pure.” It also supplies bottled water products to globally recognized beverage companies, including Coca-Cola and Uni-President, that resell the products under their own brand names. In addition, China Water provides private label bottled water products to companies in the service industry, such as hotels and casinos.

China Water operates in a large and growing industry. According to a November 2007 report issued by Datamonitor, referred to herein as the 2007 Datamonitor Report, the global bottled water market reached a value of $61.0 billion in 2006 and is forecasted to increase by 41.6% to $86.4 billion in 2011. According to a February 2008 report of the Beverage Marketing Corporation, an industry consulting firm, referred to herein as the 2008 BMC Report, China had the highest growth rate in bottled water consumption, with a 17.5% compounded annual growth rate from 2002 to 2007, double rate of the next fastest growing country, the United States. The high growth rate is driven by a number of factors, including poor quality of drinking water across China, increasing spending power of China’s growing middle class, increasing health consciousness of Chinese citizens and consolidation in the bottled water industry. In July 2007, the State Environment Protection Administration of China estimated that tap water in one-half of China’s major cities was polluted by industrial chemicals and agriculture fertilizers. Moreover, in a March 2005 story in China Daily, a senior official estimated that 360 million people in China were without safe water supplies. A large amount of wastewater is directly discharged into water bodies, and industrial wastewater treatment is underdeveloped, resulting in serious water pollution problems and growing demand for clean, drinkable water. In addition, according to research by McKinsey Global Institute published in 2006, referred to herein as the 2006 McKinsey Report, by 2011, the middle class in China will number more than 350 million people, representing the largest segment in urban China and accounting for more than 50% of the urban population. China Water believes that this segment, with its increasing spending power and demand for higher quality bottled water products, will foster growth of China Water’s business.

In 2006, China Water’s total revenue was $35.7 million and its gross profit was $9.1 million. In 2007, China Water’s total revenue was $56.8 million and its gross profit was $19.4 million, representing a 59% and 114% increase, respectively, compared to 2006. In 2006, China Water produced 485 million liters of bottled water, which constituted approximately 5.2% of total estimated bottled water consumption by volume in China. In 2007, China Water produced 844 million liters of bottled water, which constituted approximately 6.3% of the total estimated bottled water consumption by volume in China. By the end of 2007, the production capacity of China Water’s bottled water operations had increased to 890 million liters, which constituted approximately 6.4% of the total estimated bottled water consumption by volume in China. China Water intends to significantly expand its production capacity through organic expansion as well as acquisitions. China Water’s products currently are sold in multiple regions of China including Guangdong Province, Guangxi Province, Shandong Province, Heilongjiang Province, Jilin Province, Shanxi Province, Shaanxi Province, Gansu Province, Liaoning Province, Anhui Province, Sichuan Province, Hebei Province, Hunan Province and Macau.

China Water believes that the following key competitive strengths will enable it to compete effectively in the bottled water market in China:

•

Strong Long-term Relationships with Well Known Global Brands. China Water has maintained stable and trusted long-term relationships with several globally recognized beverage companies in China, including Coca-Cola China, Ltd. and Uni-President. China Water’s relationship with Coca-Cola China Ltd. dates back to 1996 and China Water believes that it supplies the largest volume of bottled water to Coca-Cola in China. As a sponsor of the 2008 Olympic Games in Beijing, Coca-Cola expanded its sales and penetration rate before commencement of the Olympics and China Water has expanded its own production capacity in order to leverage and capitalize upon Coca-Cola’s business plans in China. China Water’s contracts with Coca-Cola China have historically been for multi-year terms, which typically have not exceeded three years in duration. Currently, China Water’s Changchun, Guandong, Nanning and Shandong subsidiaries are operating under agreements with Coca-Cola China’s distributors and affiliates with expiration dates of September 1, 2008, December 31, 2008, December 31, 2008 and May 8, 2010 respectively. China Water’s agreements with other suppliers and distributors are usually for one-year terms. No assurances can be made that China Water’s agreements with Coca-Cola China or any of its other suppliers or distributors will be renewed on favorable terms to China Water, or at all.

•

Top Tier Production Capability and Quality Control. As a long-term supplier of Coca-Cola and other well known beverage companies, including Great Nature Life Technology, China Water has been required to comply with the production requirements and rigid quality control standards established by such customers. Consequently, China Water’s equipment and production facilities currently comply with Coca-Cola China’s strict production standards and China Water has implemented these high standards across all of its production lines. China Water’s plants are audited frequently by independent assessors for compliance with its customers’ procedures and quality control requirements and hygiene standards.

•

Production Cost Advantages. To minimize costs and maximize profitability, China Water has integrated its production process, which begins with the processing of raw materials and concludes with the sale of its bottled water products through its broad distribution network. In addition, the majority of China Water’s production processes are standardized and fully automated, and China Water is upgrading the remaining production lines to be fully automatic. Increased automation is expected to increase production yields and efficiency as well as to reduce labor costs and minimize the impact of labor shortages. Lastly, given China Water’s strong, long-term relationships with its PET (polyethylene terephthalate) vendors and suppliers of other raw materials, China Water believes that it can continue to obtain favorable pricing and terms for its raw material purchases based on its increasing raw material volume requirements.

•

Established Distribution Network. China Water sells the majority of its bottled water products through an extensive distribution network of local and regional distributors, which help China Water to establish a presence in each regional market its serves. China Water has maintained a stable long-term relationship with the majority of its distributors.

•

Established Platform for Growth. China Water has built an established platform for future growth. China Water currently owns and operates six facilities throughout China and has developed a recognized brand of bottled water. In addition, China Water has established long-term, stable relationships with customers and suppliers. It also has successfully built new, greenfield plants and has successfully identified, acquired and integrated complementary acquisitions in the past and now believes that it has the experience, critical mass and platform for future growth.

•

Experienced Management. China Water has an experienced management team with extensive inside knowledge of the bottled water industry in China and valuable relationships with customers and vendors. In addition, China Water’s management team has been successful in identifying and integrating acquisition opportunities and in leveraging its knowledge and expertise to help drive the future growth of China Water.

Corporate History and Background

China Water’s predecessor was incorporated in the State of Nevada on February 8, 2005 as UGODS, Inc. for the purpose of pursuing mining opportunities in Canada. From its inception until February 2007, China Water was considered an exploration stage company. During February 2005, it acquired interests in 14 mining claims registered with the district office in Atlin, B.C. Canada and it acquired nine additional claims in November 2006. As a result of the transactions described below, China Water’s ownership and business operations changed and it discontinued pursuit of mining operations. Currently, it operates bottled water production facilities in China through eight operating subsidiaries.

Beginning in February 2007, China Water completed the following series of transactions, which ultimately resulted in a change in the ownership of the company and its business operations and direction:

•

On February 12, 2007, China Water’s sole shareholder, Alexander Long, sold a total of 9.5 million shares, or 93.83%, of China Water’s then issued and outstanding common stock, to a group of accredited investors for a purchase price of $533,925. On February 13, 2007 and February 16, 2007, China Water entered into a share exchange transaction with Guangdong Taoda and Xu Hong Bin, the sole stockholder of Guangdong Taoda, and a second share exchange transaction with the Taoda Group and Xu Hong Bin, the sole stockholder of the Taoda Group, for the purpose of acquiring all of the issued and outstanding shares of Guangdong Taoda and the Taoda Group. Guangdong Taoda and the Taoda Group are now China Water’s subsidiaries and the entities comprising the Taoda Group now collectively own four bottled water production plants.

•

On May 1, 2007, China Water caused to be formed a corporation under the laws of the State of Nevada called China Water and Drinks Inc. On May 2, 2007, it acquired one hundred shares of China Water and Drinks’ common stock for cash. As such, the Nevada corporation became a wholly-owned subsidiary. On May 14, 2007, the Nevada corporation was merged with and into China Water, with the Nevada corporation as the surviving corporation in the merger.

•

On May 11, 2007, China Water entered into an Amended and Restated Share Exchange Agreement, which amended, restated, combined and superseded each of the aforementioned share exchange transactions and in which China Water issued to Xu Hong Bin a total of 59.9 million shares of its common stock in exchange for all of the issued and outstanding shares of Gain Dynasty, which is the 100% owner of Olympic Forward Trading Company Limited, which in turn is the 100% owner of Guangdong Taoda and the entities comprising the Taoda Group. On May 30, 2007, China Water consummated this share exchange, pursuant to which Gain Dynasty became a direct wholly owned subsidiary and Olympic, Guangdong Taoda and the entities comprising the Taoda Group became indirectly wholly owned subsidiaries. The Taoda Group operates 10 production lines with capacity of 650 million liters of bottled water per year.

•

On June 15, 2007, China Water agreed to acquire in exchange for $5.3 million in cash and 1.5 million shares of China Water common stock valued at $12.2 million to be issued at a future date, 100% of the outstanding equity of a bottled water production company located at Nanning City, Guangxi Province by acquiring through a wholly -owned subsidiary, Fine Lake International Ltd., Pilpol (HK) Biological Limited, Nanning Taoda’s parent. On August 15, 2007, the parties agreed to fix the number of shares of common stock to be issued at a future date to 1,523,578 shares of common stock. Nanning Taoda’s production plant produces bottled water in bottle sizes ranging from 350ml to 1,500ml as well as an 18.9L bottle. Nanning Taoda has two production lines with a capacity of 160 million liters of bottled water per year. In July 2008, China Water entered into an amendment of the agreement related to this acquisition and issued the 1.5 million shares of China Water common stock.

•

On August 24, 2007, China Water acquired 66.67% of the outstanding equity of Shen Yang Aixin, a bottled water production company located at Shenyang City, the Liaoning Province of PRC, in exchange for cash consideration of $2.1 million. Shen Yang Aixin has two production lines with a capacity of 80 million liters of bottled water per year.

•

On August 31, 2007, in exchange for $9.0 million in cash and 2.1 million shares of common stock, China Water acquired approximately 48% of the outstanding equity of China Bottles Inc., formerly known as Hutton Holdings Corporation, through a purchase of an aggregate of 11.0 million shares of common stock of China Bottles and 5.0 million shares of preferred stock of China Bottles, each of which is convertible into five shares of common stock.

•

On October 22, 2008, China Water acquired 100% of the outstanding equity of Beijing Changsheng Taoda Co., Ltd. for $6.0 million in cash. Beijing Taoda is engaged in the bottled water production business in Beijing.

•

On October 22, 2008, China Water acquired 100% of the outstanding equity of Changsha Rongtai Co., Ltd. for $5.7 million in cash. Changsha Rongtai is engaged in the bottled water production business in Hunan Province.

The following chart reflects China Water’s current organizational structure:

The following is a brief description of China Water’s operating subsidiaries:

•

Guangdong Taoda Drink Co. Ltd. (“Guangdong Taoda”) is a bottled water producer that supplies bottled water for brands such as Coca-Cola and Uni-President. Guangdong Taoda is located in Guangzhou City, Guangdong Province. Guangdong Taoda’s geographic sales reach covers all of Guangdong Province.

Guangdong Taoda Corporate Milestones:

•	Formed in Guangzhou City as a PRC wholly foreign-owned enterprise (“WFOE”) in June 2003.

•	Entered into a bottled water supply agreement with Coca-Cola under the brand name “ICE DEW” in December 2002.

•	Established bottled water supply relationship with Uni-President in May 2007.

•	Acquired by China Water in May 2007.

•	Zhanjiang Taoda Drink Co. Ltd. (“Zhanjiang Taoda”) is a bottled water production company located in Zhanjiang City, Guangdong Province.

Zhanjiang Taoda Corporate Milestones:

•	Formed in Zhanjiang City as a PRC Sino-foreign equity joint venture in December 1995.

•	Entered into a bottled water supply agreement with Coca-Cola under the brand name “ICE DEW” in March 1996.

•	Approved as a WFOE in November 1998.

•	Acquired by China Water in May 2007.

•

Changchun Taoda Beverage Co. Ltd. (“Changchun Taoda”) is a bottled water producer that supplies bottled water for brands such as Coca-Cola. Changchun Taoda is located in Changchun City, Jilin Province. Changchun Taoda’s geographic sales reach covers Jilin, Liaoning and Harbin Provinces.

Changchun Taoda Corporate Milestones:

•	Formed in Changchun City as a WFOE in August 2005.

•	Acquired by China Water in May 2007.

•

Shandong Olympic Forward Drink Co. Ltd. (“Shandong Olympic”) is a bottled water production company located in Feixian City, Shandong Province. Shandong Olympic’s geographic sales reach covers Shandong, Hebei and surrounding Provinces. Shandong Olympic is the largest bottled water supplier in Feixian City.

Shandong Olympic Corporate Milestones:

•	Feixian Olympic Forward Drink Co. Ltd. formed in Feixian City as a SFJV in June 2002.

•	Approved as a WFOE in March 2003.

•	Changed name to Shandong Olympic in October 2003.

•	Established bottled water supply relationship with Great Nature Life Technology in December 2005.

•	Acquired by China Water in May 2007.

•

Nanning Taoda Drink Co. Ltd. (“Nanning Taoda”) is a bottled water producer that supplies bottled water for brands such as Coca-Cola and Uni-President. Nanning Taoda is located in Nanning City, Guangxi Province. Nanning Taoda’s geographic sales reach covers Guangxi and Guangdong Provinces. Nanning Taoda is the largest bottled water supplier in Nanning City.

Nanning Taoda Corporate Milestones:

•	Formed in Nanning City as a SFJV in October 2005.

•	Entered into a bottled water supply agreement with Coca-Cola under the brand name “ICE DEW” in January 2006.

•	Completed plant construction and commenced production processes in February 2006.

•	Established bottled water supply relationship with Uni-President in February 2006.

•	Acquired by China Water in June 2007.

•	Shen Yang Aixin Industry Company Ltd. (“Shen Yang Aixin”) is a bottled water production company in Shenyang City, Liaoning Province.

Shen Yang Aixin Corporate Milestones:

•	Formed in Shenyang City as a PRC limited liability company in March 2002.

•	66.67% of its equity interests acquired by China Water in August 2007.

•	Beijing Changsheng Taoda Co., Ltd. (“Beijing Taoda”) is a bottled water production company in Beijing. Beijing Taoda was acquired by China Water in August 2008.

•	Changsha Rongtai Co., Ltd. (“Changsha Rongtai”) is a bottled water production company in Hunan Province. Changsha Rongtai was acquired by China Water in August 2008.

The Global Industry for Bottled Water

According to the 2007 Datamonitor Report, the global bottled water market reached a value of $61.0 billion in 2006, on volume of 115.4 billion liters, and is forecasted to have a value of $86.4 billion, an increase of 41.6%, on volume of 174.2 billion liters, an increase of 51.0%, in 2011. The same report stated that, currently, the still unflavored water segment is the largest in the market, holding a 65.7% share, with sparkling flavored water, sparkling unflavored water and still flavored water representing growing segments, and also stated that Europe is the leading region in bottled water sales, holding a 52.9% share of the global market, with North America and Asia and others holding a 32.9% and 15.2% market share, respectively. According to the 2008 BMC Report, on a consumption per capita basis, United Arab Emirates holds the leading position with 260 liters of bottled water consumption per capita in 2007, followed by Mexico and Italy, with the global average consumption per capita at 29 liters, and China consuming only approximately 14 liters of bottled water per capita. If China’s consumption per capita grew to the global average of 29 liters, it would represent a 110% increase (or an additional 20 billion liters) in consumption of bottled water. If China’s consumption per capita grew to the average consumption per capita of the top 10 countries, it would represent over a 1,000% increase (or an additional 184 billion liters) in consumption of bottled water.

Industry Trends

China Water believes that its business and industry will mainly be influenced by the following factors:

•

Growth and Evolution of China’s Bottled Water Industry. The bottled water industry in China is in the process of rapid and continuous growth and development. Globally, according to the 2008 BMC Report, from 2002 to 2007, China was the fastest growing country in the world in terms of consumption of bottled water, showing a compound annual growth rate of 17.5%, double the rate of the next fastest growing country, the United States. With the growth in demand and addition of new industry participants offering new and varied bottled water products, the Chinese bottled water industry is poised for significant growth.

•

Health Consciousness of Chinese Individuals. Chinese citizens are becoming increasingly health conscious. Given concerns with quality and hygiene standards of available drinking water in China, China Water believes that consumers will increasingly purchase and consume bottled drinking water that has been purified and treated to afford consumers greater health benefits.

•

Consolidation in the Industry. The bottled water industry in China has historically been fragmented and highly regionalized, without a clear and dominant industry leader. In recent years, China Water has seen a trend towards larger national competitors consolidating with smaller competitors.

•

Growing Middle Class in China. According to the 2006 McKinsey Report, by 2011, the middle class in China will number more than 350 million people, representing the largest segment in urban China and accounting for more than 50% of the urban population. This group will come with increased spending power and a desire and ability to purchase consumer products, including bottled water.

•

Demand for Greater Product Mix Offerings. Consumers are demanding specialty bottled water products, such as flavored waters and nutrient-enriched water products China Water believes that bottled water producers that have the resources to offer to consumers a variety of specialty water products will be best positioned to compete within the market.

Strategy

China Water believes that its competitive position, relationships with well-known beverage companies, its ability to meet customer demands and its brand recognition will enable it to benefit from the anticipated growth in China’s bottled water market. China Water is committed to enhancing sales, profitability and cash flows through the following strategies:

•	exploring and exploiting acquisition opportunities;

•	increasing its production capacity;

•	capitalizing on brand recognition to increase sales of new and existing products; and

•	expanding distribution channels for branded products.

Products

China Water’s products currently are sold in multiple regions of China including Guangdong Province, Guangxi Province, Shandong Province, Heilongjiang Province, Jilin Province, Shaanxi Province, Shanxi Province, Gansu Province, Liaoning Province, Anhui Province, Sichuan Province, Hebei Province, Hunan Province and Macau.

China Water’s purified bottled water products are produced and marketed through a vertically integrated production and sales process that begins with the processing of raw materials and concludes with the sale of bottled water end products through its broad distribution network. China Water’s two major types of bottled water products are (i) handheld bottled water products ranging in size from 350ml to 1,500ml, which accounted for approximately 79% of its 2007 sales, and (ii) large carboy-sized bottled water products, which accounted for approximately 21% of its 2007 sales. Within these product lines, China Water bottles mineralized water, oxygenated water and purified water. Due to the scarcity of sources of natural mineral water and spring water in China, purified water is the most popular bottled water type in the PRC market.

The following chart indicates the percentage of China Water’s 2007 sales that it derived from handheld bottled water products and large carboy-sized bottled water products, as well as the percentage derived from sales of its own branded products and from those of its OEM customers. For this purpose, China Water defines “OEM” customers as those customers for whom China Water provides private label services. In these relationships, the OEM customer provides its branded labels to China Water, which China Water affixes to certain bottled water products and sells back to the customer.

The following table presents how much of China Water’s product, in terms of percentage, dollar value and volume, is sold under its own brands (Darcunk and others), Coca-Cola brands (Sensation and Ice-Dew), the Great Nature Life Technology brand, the Uni-President brand and other brands (i.e. private label brands).

	% of 2007 Sales	2007 Sales ($mil)	2007 Volume (mil Liters)
Darcunk and other China Water brands	64%	$36.3	589
Coca-Cola (Sensation, Ice-Dew)	20%	$11.4	144
Great Nature Life Technology	11%	$6.2	57
Uni-President	1%	$0.6	12
Others	4%	$2.3	33

Total	100%	$56.8	835

China Water’s Production Process

The initial stages of China Water’s production operations involve manufacturing the plastic containers in which its water is to be bottled and sourcing water from municipal water supplies (which have undergone initial treatment by the municipality before delivery into the water system) or natural water collected from streams, springs, lakes and wells. Other than with respect to a contract to obtain water from the Nanning Tianbao Reservoir that expires at the end of 2008, China Water obtains its water from publicly available sources and does not have any water supply contracts. Upon the completion of its acquisition of Grand Canyon, China Water obtained rights to a specified volume of mineral water to which Grand Canyon is entitled under a contract with a third party that expires in June 2009.

According to the World Bank, 90% of the cities’ groundwater and 75% of the rivers and lakes are polluted in China. Accordingly, before bottling, China Water processes the water through a series of customary water purification and processing methods and procedures, including two-step reverse osmosis filtration, based on established governmental and industry standards and China Water’s customers’ specifications. Clarification, pre-filtration, final filtration, UV radiation and sterilization are the most fundamental and necessary steps in processing water, but special treatment and additional processing, such as oxy-hydrating or water softening, may be required due to water quality standards, customers’ specifications and differing product requirements. Once the water treatment and processing stage is completed, the water is bottled and undergoes the final stage of quality and hygiene check. The bottled water is then packaged and delivered.

The cost of the filtration equipment needed to purify 30 tons of water per hour is less than $300,000 and the equipment can be used for up to 10 years. The membrane utilized in the two-step reverse osmosis purification process is required to be replaced every year at a cost that is usually less than $10,000. Other annual costs incurred by China Water in connection with processing water, including for clarification, pre-filtration, UV radiation, sterilization, oxy-hydrating, and water softening, are immaterial. However, China Water does intend to incur capital expenditures in connection with planned plant expansions. See “China Water Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

All of the bottles China Water produces are PET (polyethylene terephthalate) bottles which are well known for their high standard in the industry and superiority to traditional PVC bottles and glass bottles because PET bottles are clearer, lighter weight and more durable with good resistance to heat and chemicals. China Water produces a wide range of PET bottles for bottled water sizes in volume from 350ml to 1.5L. China Water produces PET bottles for its own use and it does not supply bottles to any third parties.

China Water’s production process from manufacturing to end products is depicted below:

Distribution Network

China Water sells the majority of its bottled water products through a distribution network of independent local and regional distributors, which helps it establish a presence in each regional market that it serves. Under China Water’s distribution model, most distributors obtain bottled water products directly from China Water’s facilities and transport the products to their own warehouses or to retailers. The independent distributors bear most of the transportation and shipping expenses associated with distribution. However, in certain instances, as a service to a limited number of its customers, China Water will ship its products when necessary and on a non-recurring basis. In 2007, China Water incurred $123,800 of expense for these shipping and handling services.

Competition

The bottled water industry in China is highly fragmented, consisting of several large Chinese and international competitors and numerous smaller local and regional manufacturers. China Water primarily competes with Chinese bottled water producers, including Hangzhou Wahaha Group, Nongfu Spring Company Ltd. and Guangdong Robust Corp. In addition to local Chinese producers, China Water competes with global beverage companies and brands including Nestle S.A., Coca-Cola, C’est Bon and Danone. Many of these competitors have substantially greater resources than China Water has and pose significant competition. Notwithstanding, China Water believes that it can compete effectively against these larger competitors in this market based on the fragmentation of the market, the heavily regional, as opposed to national, aspect of bottled water in China, its strong brand recognition, established distributorships and its OEM supply arrangements.

Because its PRC based customers are price sensitive in nature and are concerned with the quality and hygiene standards of the bottled water they buy, China Water believes that it can compete effectively based on price, perceived quality and hygiene standards, strong branding and easy availability. In addition, high transportation costs constrain certain domestic competitors which have more limited sales and distribution networks than China Water and undeveloped or under-developed production facilities as compared with China Water’s existing facilities. Due to the high demand of the market, low penetration rate of bottled water production facilities and food safety regulation of the industry, China Water believes that it can effectively compete in the bottled water industry in China for the foreseeable future.

Research and Development

China Water conducts on-going research and development activities relating to the improvement of its bottled water products and production facilities. Its primary research and development facilities are located in Guangzhou and are led by Mr. Zhang Jie Sheng who has over 20 years of experience in the bottled water industry. Research and development activities are focused primarily on maintaining and enhancing quality control measures for its bottled water products, creating new and better methodologies for turning natural spring water into mineral water and enhancing its product mix through the development of flavored and nutrient-enriched water. The development and expansion of China Water’s product lines to include additional bottled water products, such as flavored water or nutrient enriched water, would require additional capital expenditures for equipment or new manufacturing facilities to the extent new facilities are constructed to produce such products. China Water may also acquire new products or product lines as a result of strategic acquisitions of other bottled water producers.

Intellectual Property

China Water sells its bottled water products primarily under the brand “Darcunk” in China, which means “Absolutely Pure”. China Water has applied for registration with the Trademark Office of the State Administration for Industry and Commerce of China the trademark for the Darcunk name and logo (registration number: 4879318), which is used on its products that are distributed in China. China Water relies on trade secrets to protect its proprietary technology and formulas; however, it currently does not own any patents and has not applied for patents on its proprietary technology and formulas. China Water does not believe that such patent protection is necessary to protect its intellectual property rights and business interests.

Employees

As of December 31, 2007, China Water had 1,332 full-time employees, of which 159 were sales, administrative and managerial staff, and 1,173 were manufacturing workers. It also hires temporary manufacturing workers to supplement its manufacturing capabilities at periods of high demand. None of China Water’s employees are under collective bargaining agreements, except for several employees in its Hong Kong office. China Water believes that it maintains a satisfactory working relationship with its employees and has not experienced any significant labor disputes or any difficulty in recruiting staff for operations.

China Water’s principal executive offices are located at Unit 607, 6/F Concordia Plaza, 1 Science Museum Road, Tsimshatsui East, Kowloon, Hong Kong, Peoples’ Republic of China and its telephone number at that address is +852-26206518. China Water’s corporate website is www.cwnd.net.

Legal Proceedings

From time to time, China Water may become involved in various lawsuits and legal proceedings in the ordinary course of its business. China Water is not aware of any legal proceedings the ultimate outcome of which, in its judgment based on information currently available, would have a material adverse affect on its business, financial condition or operating results.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The board of directors and executive officers of Heckmann are as follows:

Name	Age	Position
Richard J. Heckmann	64	Chief Executive Officer and Chairman of the Board
Xu Hong Bin	43	Director
Lou L. Holtz	71	Director
Alfred E. Osborne, Jr.	63	Director
Dan Quayle	61	Director
Timothy L. Traff	50	Director
Andrew D. Seidel	46	Director
Donald G. Ezzell	45	Vice President, General Counsel and Secretary

Richard J. Heckmann, Chief Executive Officer, Chairman of the Board

Mr. Heckmann previously served as Chief Executive Officer and Chairman of the board of directors of K2 Inc., or K2, a manufacturer of sporting goods equipment, until his retirement from K2 on August 8, 2007. K2 was acquired by Jarden Corporation on August 8, 2007, and Mr. Heckmann joined the board of directors of Jarden Corporation. During his tenure as Chairman and Chief Executive Officer of K2 beginning in November 2002, K2 (which was in workout status at that time) more than doubled revenues, which grew from approximately $582 million for the year ended December 31, 2002 to approximately $1.4 billion for the year ended December 31, 2006 and tripled net income which grew from approximately $12.1 million for the year ended December 31, 2002 to approximately $37.7 million for the year ended December 31, 2006. Prior to his involvement in K2, Mr. Heckmann founded United States Filter Corporation in 1990 and was its Chief Executive Officer. Through a series of acquisitions, United States Filter Corporation grew from annualized revenues of approximately $17 million in 1990 to over $5.0 billion in 1999, when it was acquired by Vivendi S.A. of Paris, France in March 1999 for approximately $8.2 billion, including the assumption of approximately $1.8 billion of debt. Mr. Heckmann has extensive experience with business acquisitions. While he was with United States Filter Corporation, it consummated over 150 acquisitions, ranging up to $1.7 billion in value. Mr. Heckmann was directly involved in locating targets and conducting business diligence with respect to a significant number of United States Filter Corporation’s and K2’s acquisitions. During Mr. Heckmann’s tenure at K2, K2 consummated over 20 acquisitions, the largest of which was valued at $150 million. Mr. Heckmann is also part owner of the National Basketball Association Phoenix Suns franchise.

In 1971, Mr. Heckmann founded and became Chairman of the Board of Tower Scientific Corporation, which grew into the largest manufacturer of custom prosthetic devices in the United States. In 1977, Tower Scientific was acquired by the Hexcel Corporation. Mr. Heckmann is also a founding stockholder of Callaway Golf, Inc.

Mr. Heckmann was appointed associate administrator for finance and investment of the Small Business Administration in Washington, D.C., from 1978 to 1979, where he was responsible for small business lending and venture capital investments made by the United States government. He served as a director of MPS Group, Inc. from April 2003 through March 2004, Philadelphia Suburban Corporation from August 2000 through February 2002, United Rentals, Inc. from October 1997 through May 2002, Waste Management Inc. from January 1994 through January 1999 and Station Casinos, Inc. from April 1999 through March 2001. In 2003, Mr. Heckmann was appointed to a special governance committee of the New York Stock Exchange, the Corporate Accountability and Listing Standards Committee. He also served as chairman of the Listed Company Advisory Committee of the New York Stock Exchange from 2001 to 2003.

Mr. Heckmann has an agreement with K2 that prohibits him from competing with K2 for a period of three years from August 8, 2007 and prohibits him from soliciting K2’s employees or the business of any of its customers, suppliers or distributors for a period of four years from August 8, 2007. K2’s product lines consist primarily of skiing, baseball, fishing, flotation device, skateboard and paintball products. Although Mr. Heckmann’s non-competition obligation prevents Heckmann from acquiring a target company that competes in any of these product lines, Heckmann does not expect that Mr. Heckmann’s non-competition obligation will have a material impact on its ability to find and consummate business combinations following the merger, nor does Heckmann expect Mr. Heckmann’s non-solicitation obligation to have a material impact on the combined companies.

Xu Hong Bin, Director

Mr. Xu has served as a director and as president of China Water since June 2007. Mr. Xu has over ten years of experience in bottled water and bottled beverage marketing, plant operation, setup and management, and has extensive experience in and strong business connections with the water and water resource industry in China. Mr. Xu founded and served as Chief Executive Officer of the Taoda Group, the predecessor of China Water, from December 1995 to June 2007. Prior to that, Mr. Xu served as a government official managing water resources in Qinghai Province from 1984 to 1990 and was the general manager of a transportation company from 1990 to 1995. Mr. Xu graduated from the Water Resource Institute of Qinghai Province in China in 1984.

Lou L. Holtz, Director

Mr. Holtz became a college football television analyst for ESPN in September 2005 after his retirement as the head football coach of the University of South Carolina in November 2004. Prior to joining the University of South Carolina in 1999, Mr. Holtz held various coaching positions, including 11 seasons at the University of Notre Dame from 1986 to 1996, two seasons at the University of Minnesota from 1984 to 1985, seven seasons at the University of Arkansas from 1977 to 1983, four seasons at North Carolina State University from 1972 to 1975 and three seasons at William and Mary from 1969 to 1971. Mr. Holtz spent 1976 as the head coach of the New York Jets of the National Football League. Mr. Holtz is a noted motivational speaker and is the author of The Fighting Spirit.

Alfred E. Osborne, Jr., Director

Dr. Osborne is the Senior Associate Dean at the UCLA Anderson School of Management, a position he assumed in July 2003. He has been employed as a professor since 1972 and has served the school in various capacities over the years. Currently, he also serves as the faculty director of the Harold Price Center for Entrepreneurial Studies at UCLA, a position he has held since July 2003. Dr. Osborne is a member of the board of directors of Kaiser Aluminum, Inc., a fabricated aluminum products manufacturing company, EMAK Worldwide, Inc., a marketing services company, and Wedbush, Inc., a financial services and investment firm. Dr. Osborne also serves as a director of First Pacific Advisors’ Capital, Crescent and New Income Funds.

Dan Quayle, Director

Mr. Quayle served as a congressman, senator and the 44th Vice President of the United States. During his tenure as Vice President, President George H.W. Bush named Mr. Quayle head of the Council of Competitiveness, which worked to ensure America’s international competitiveness in the 21st century. He has made official visits to numerous countries and was chairman of the National Space Council.

Since leaving public office, Mr. Quayle has authored three books, including Standing Firm, A Vice-Presidential Memoir. He established and sold an insurance business in Indiana. For two years he was a distinguished visiting professor of international studies at Thunderbird, The American Graduate School of International Management.

Mr. Quayle joined Cerberus in 1999, and currently serves as chairman of Cerberus Global Investments. Cerberus is one of the world’s leading private investment firms, with over $27 billion in committed capital and offices in New York, Chicago, Los Angeles, Atlanta, London, Baarn (The Netherlands), Frankfurt, Osaka and Tokyo. As chairman of Cerberus Global Investments, Mr. Quayle has been actively involved in new business sourcing and marketing for Cerberus in North America, Asia and Europe. Mr. Quayle is currently a director of Aozora Bank, Tokyo, Japan.

Timothy L. Traff, Director

Mr. Traff is the Managing Partner of Desert Springs Investments (DSI) in Minneapolis, Minnesota, a position he has held since 1999. DSI consults with high net worth individuals, families, and corporations with responsibility for investment management decisions and strategic asset allocations. Prior to his involvement with DSI, from 1990 to 1999, Mr. Traff served as a co-founder, board member, and executive vice president for corporate development at

United States Filter Corporation. Mr. Traff was directly involved in all aspects of U.S. Filter’s funding and growth and he provided operational leadership in many roles including management, finance, administration, acquisitions, strategic planning, implementation, and integration. Mr. Traff received his Bachelor’s degree of General Studies in 1982 from the University of Minnesota.

Andrew D. Seidel, Director

Mr. Seidel is the Chief Executive Officer of Underground Solutions, Inc. , a position he has held since 2006, after leading the investor group that purchased a majority of the company in late 2005. Underground Solutions, Inc., is a water infrastructure and pipeline company located in Poway, California. From 2000 to 2005, Mr. Seidel served as the Chief Executive Officer of United States Filter Corporation, then a wholly-owned subsidiary of Veolia Environment (NYSE: VE), until its sale to Siemens, AG. From 1991 to 1999, Mr. Seidel served as Chief Operating Officer for the Water & Wastewater Group of U.S. Filter. From 1990 to 1991, he was a senior consultant with Deloitte & Touche Management Consulting and from 1984 to 1989, he held various positions of increasing responsibility within the rocket motor engineering and specialty chemical divisions of Hercules, Inc. Mr. Seidel currently serves as an Advisory Council Member of VantagePoint Venture Partners, one of the largest clean technology funds in the world. Mr. Seidel has also served as a Director of Aqua America (NYSE:WTR), United States Filter Corporation (NYSE:USF) and National Waterworks, a Thomas Lee/JP Morgan water infrastructure business that was sold to the Home Depot in 2006. Mr. Seidel received his BSE in Chemical Engineering from the University of Pennsylvania in 1984, and his MBA from The Wharton School, University of Pennsylvania, in 1990.

Donald G. Ezzell, Vice President, General Counsel and Secretary

Mr. Ezzell joined Heckmann in 2007 and serves as its Vice President, General Counsel, and Secretary. Since 2000, Mr. Ezzell has concurrently served as the President of Owl Creek Investments, Ltd., a private holding company for oil and gas exploration and operating entities based in Houston, Texas, and as a founder and director of The General Counsel Group, P.C., a business law firm with offices in Los Angeles, California and Houston, Texas. From 1998 to 2000, Mr. Ezzell served as Chief Operating Officer and General Counsel to Geoworks Corporation, a publicly listed Nasdaq company in Alameda, California. Prior to that, Mr. Ezzell was in private practice as a corporate attorney with the national law firms of Arter & Hadden LLP and Thelen Reid & Priest, LLP. Mr. Ezzell received a Bachelor’s of Arts degree from UCLA in 1985 and a Juris Doctorate from Hastings College of the Law, University of California, San Francisco, in 1989.

Number and Terms of Office of Directors

The members of the Heckmann board of directors are classified into three classes, with each class serving a three-year term and until the successors of each such class have been elected and qualified. The members of each class are set forth below:

•	Class I: Mr. Holtz and Mr. Traff (term expires 2008);

•	Class II: Mr. Quayle and Mr. Seidel (term expires 2009); and

•	Class III: Mr. Heckmann, Dr. Osborne and Mr. Xu (term expires 2010).

Voting Arrangements

Pursuant to the agreement and plan of merger and reorganization, upon consummation of the merger, Mr. Xu was appointed to fill a vacancy on Heckmann’s board of directors. In addition, China Water’s board of directors has the right to nominate one additional person to serve as a member of Heckmann’s board of directors, which nominee must be acceptable to Heckmann’s nominating and corporate governance committee.

The existing Heckmann stockholders have not agreed to vote their shares in favor of the re-election of any member of Heckmann’s board of directors.

Family Relationships

There are no family relationships among any of the Heckmann directors and executive officers.

Director Independence

Heckmann’s board of directors has determined that Messrs. Holtz, Quayle, Traff and Seidel and Dr. Osborne are “independent directors” as defined in Rule 10A-3 of the Exchange Act and the rules of the New York Stock Exchange. In general, an “independent director” is a person other than an officer or employee of Heckmann or any other individual having a relationship, which, in the opinion of Heckmann’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The independent directors will have regularly scheduled meetings at which only independent directors will be present. Heckmann’s board of directors has determined that Messrs. Heckmann and Xu are not independent.

Audit Committee

Heckmann has established an audit committee of the board of directors which presently consists of Dr. Osborne, as Chairman, Mr. Traff and Mr. Seidel. The Heckmann board of directors has determined that each of Dr. Osborne and Messrs. Traff and Seidel are independent. The audit committee’s duties, which are specified in its Audit Committee Charter, include, but are not limited to:

•	serving as an independent and objective party to monitor the financial reporting process, audits of financial statements and internal control system;

•	reviewing and appraising the audit efforts of the independent registered public accounting firm retained by Heckmann and the Heckmann internal finance department;

•

providing an open avenue of communications among the independent registered public accounting firm retained by Heckmann, Heckmann financial and senior management, the Heckmann internal finance department, and the Heckmann board of directors;

•	overseeing compliance with the related party transactions policy adopted by the Heckmann board of directors; and

•	reviewing and approving director expense reimbursement claims.

Financial Experts on Audit Committee

The audit committee complies with the independence requirements of Rule 10A-3 of the Exchange Act and the rules of the New York Stock Exchange and is comprised of members who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Heckmann board of directors believes that Dr. Osborne satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under the SEC’s rules and regulations.

Compensation Committee

Heckmann has established a compensation committee of its board of directors, which consists of Mr. Quayle, as Chairman, Mr. Holtz, and Dr. Osborne, all of whom have been determined by the Heckmann board of directors to be independent directors. The compensation committee oversees Heckmann’s compensation and employee benefit plans and practices, including its executive compensation plans, and its incentive-compensation and equity-based plans. It also reviews and discusses with management the compensation discussion and analysis to be included in Heckmann’s annual proxy statement or annual report on Form 10-K filed with the SEC, and it prepares the compensation committee report as required by the rules of the SEC.

Compensation Committee Interlocks and Insider Participation

None of the members of Heckmann’s compensation committee is a current or former officer or employee of Heckmann. During 2007, none of Heckmann’s executive officers served as a member of the board of directors or of the compensation committee of any entity that has one or more executive officers who served on Heckmann’s board of directors or Heckmann’s compensation committee.

Nominating and Governance Committee

Heckmann has established a nominating and governance committee of its board of directors, which presently consists of Mr. Quayle, as Chairman, Mr. Holtz and Dr. Osborne, all of whom have been determined by the Heckmann board of directors to be independent directors. The nominating and governance committee is responsible for overseeing the selection of persons to be nominated to serve on the Heckmann board of directors. The nominating and governance committee considers persons identified by its members, management, stockholders, investment bankers and others. The nominating and governance committee also advises the board with respect to its composition, procedures and committees, and it serves to develop and recommend to the board a set of corporate governance principles applicable to Heckmann, and oversees the evaluation of the board and Heckmann’s management.

Code of Ethics

Heckmann has adopted a code of ethics that applies to directors, officers and employees that complies with the rules and regulations of the New York Stock Exchange.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, Heckmann’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the SEC and Heckmann. Specific due dates for those reports have been established, and Heckmann is required to report herein any failure to file such reports by those due dates. Based on its review of Forms 3, 4 and 5 filed by its directors and executive officers, Heckmann believes that during the fiscal year ended December 31, 2007 all Section 16(a) filing requirements applicable to such persons were made in a timely manner.

Stockholder Nominations

Since the last annual report filed by Heckmann, there has been no change to the procedures by which Heckmann stockholders may recommend nominees to the Heckmann board of directors.

EXECUTIVE COMPENSATION

Heckmann

No executive officer has received any cash compensation for services rendered to Heckmann. Heckmann paid Mr. Heckmann a fee of $10,000 per month for providing administrative services, but only until the consummation of the merger. Other than the fee payable to Mr. Heckmann, no compensation of any kind, including finder’s fees, consulting fees or other similar compensation, were paid to any of Heckmann’s directors, founders, officers or managers, prior to or in connection with a business combination. However, such individuals and entities are being reimbursed for any out-of-pocket expenses incurred in connection with activities on Heckmann’s behalf such as identifying potential target acquisitions and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than the audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, Heckmann will generally not have the benefit of independent directors examining the propriety of expenses incurred on its behalf and subject to reimbursement.

Even though Heckmann believes that its success depends on the continued service of Mr. Heckmann, Heckmann has not entered into an employment agreement with Mr. Heckmann, nor has it obtained “key man” life insurance. Accordingly, Heckmann cannot be sure that Mr. Heckmann will remain with it for the immediate or foreseeable future. Heckmann may seek to enter into employment agreements with certain of its officers which would provide for cash and/or equity compensation for services to be rendered to Heckmann following the merger. In addition, pursuant to the terms of the merger agreement and effective as of the closing of the merger, Heckmann has entered into an employment and non-compete agreement with Mr. Xu, who is also critical to the success of the combined company.

The merger agreement provides that upon the closing of the merger, China Water shall have adopted a bonus plan for Mr. Xu and other officers of China Water (who have not yet been identified or selected) consisting of a $15.0 million bonus pool that will be payable if China Water achieves $90 million in adjusted net income for the fiscal year ending December 31, 2009, as adjusted for certain expenses, including the contingent payments payable under the conversion and release agreements.

China Water

Mr. Xu, president and director of China Water and a nominee as a Heckmann director upon completion of the merger, has not received any cash compensation for services rendered to China Water as an officer or director for the fiscal years ended December 31, 2005, 2006 and 2007. However, China Water reimburses its directors for expenses incurred by them in connection with attending China Water’s board of directors’ meetings.

The following table includes information concerning compensation for the year ended December 31, 2007 for Mr. Xu.

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Xu Hong Bin	2007	—	—	$56,000,000	—	$56,000,000
President and Director	2006	—	—	—	—	—
	2005	—	—	—	—	—

(1)

In 2007, China Water recorded compensation expense related to Xu Hong Bin’s obligations under a make good escrow agreement, which was entered into in connection with China Water’s 2007 equity financing transaction. Under the make good escrow agreement, effective May 31, 2007 Mr. Xu agreed to transfer 11.2 million shares of China Water common stock owned by him to certain investors in the event that China Water did not meet certain performance targets for its fiscal year ended December 31, 2007 and another 11.2 million shares of China Water common stock owned by him to the investors in the event that China Water does not meet certain performance targets for its fiscal year ending December 31, 2008. The agreement to release the shares from escrow upon the achievement of the 2007 performance targets was presumed to be a separate compensatory arrangement between China Water and Mr. Xu. Accordingly, the fair value of the shares at the time they were placed into escrow ($56 million) is deemed to be stock-based compensation during the year ended December 31, 2007. Through June 30, 2008, China Water has accrued an additional $28 million ($14 million for each of the quarters ended March 31, 2008 and June 30, 2008) as stock-based compensation as China Water believes it is probable that the performance target will be achieved for fiscal 2008. Pursuant to the release agreement, upon the consummation of the merger, the make good escrow agreement will terminate and the investors will release in full any rights they have to any shares of China Water common stock owned by Mr. Xu. Accordingly, the compensation expense related to Mr. Xu’s obligations under the make good escrow agreement will terminate upon consummation of the merger.

Grants of Plan-Based Awards Table

Name and Position	Grant Date	All Other Stock Awards; Number of Shares	Grant Date Fair Value of Stock Awards(1)
Xu Hong Bin	May 31, 2007	11,200,00	$56,000,000
President and Director

(1)	See Footnote 1 to 2007 Summary Compensation Table.

Heckmann has entered into an executive employment agreement with Mr. Xu, effective as of the consummation of the merger. The agreement terminates on December 31, 2011. The agreement provides that Mr. Xu will serve as a member of Heckmann’s board of directors and Chief Executive Officer and President of China Water. Under the agreement, Mr. Xu will receive an annual salary of $1, subject to adjustment by the mutual consent of Heckmann and Mr. Xu. Mr. Xu is eligible for a one-time bonus from the $15.0 million bonus pool that will be payable if China Water achieves $90 million in adjusted net income for the fiscal year ending December 31, 2009. If such target is not reached, then Mr. Xu is eligible to receive a one-time bonus of $1.0 million, subject to the discretion of Heckmann and Heckmann’s compensation committee and the attainment of certain quarterly performance targets.

The agreement provides that Mr. Xu will be entitled to participate in any pension benefit plan, welfare benefit plan, vacation benefit plan or other executive benefit plan made available by China Water to its senior executives.

Neither Heckmann nor Mr. Xu may terminate Mr. Xu’s employment prior to the full performance of Mr. Xu’s obligations under the stockholder consent agreements. If Mr. Xu terminates his employment for “good reason” (as that term is defined in the agreement), he will be entitled to receive in a lump-sum an amount of compensation to be mutually determined by Heckmann and Mr. Xu, but in no event less than an amount equal to Mr. Xu’s salary and bonus for the most recent six-month period. If Mr. Xu is terminated without “cause” (as that term is defined in the agreement), he will be entitled to receive in a lump-sum an amount of compensation to be mutually determined by Heckmann and Mr. Xu, but in no event less than an amount equal to Mr. Xu’s salary and bonus for the most recent twelve-month period. If Mr. Xu is terminated for “cause,” he will be entitled to receive in a lump-sum an amount of compensation to be mutually determined by Heckmann and Mr. Xu, but in no event less than an amount equal to Mr. Xu’s salary for the most recent two-month period.

The agreement further provides that for a period of 18 months after the termination of his employment, Mr. Xu shall not compete with Heckmann or China Water in the water manufacturing, bottled water and consumable beverages industries as carried on by China Water as of the termination date of Mr. Xu’s employment. Mr. Xu has also agreed to refrain from soliciting China Water’s customers and key executives or hiring any of China Water’s key executives during such period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

On June 21, 2007, Heckmann issued 14,375,000 units to its founders (13,529,200 net of redemption) for an aggregate purchase price of $71,875 in cash, or $0.005 per unit. Of this total, 13,152,736 founders’ units are held by Heckmann Acquisition, LLC, an entity that is owned by Mr. Heckmann, 188,232 founders’ units are held by Mr. Holtz and 94,116 founders’ units are held by each of Dr. Osborne and Mr. Quayle.

Immediately prior to the consummation of its initial public offering, Heckmann privately sold warrants to purchase 7,000,000 shares of common stock at a price of $1.00 per warrant, for an aggregate purchase price of $7,000,000, to its founders. It sold 5,000,000 of these warrants to Heckmann Acquisition, LLC, an entity that is owned by Mr. Heckmann. In addition, it privately sold a total of 2,000,000 warrants to its directors other than Mr. Heckmann. The proceeds received from the sale of these warrants were placed in the trust account for the benefit of the public stockholders. These warrants are identical to the warrants sold in its initial public offering, except that the warrants held by the founders will not be redeemable by Heckmann so long as they are held by a founder or a founder’s permitted transferee. The founders have agreed not to transfer, assign or sell any of these securities until one year after the consummation of the merger, except that the 7,000,000 warrants may be transferred after the 90th day following the consummation of the merger.

The holders of these securities have registration rights pursuant to an agreement with Heckmann. The holder of these securities will be entitled to make up to two demands that Heckmann register these shares and can elect to exercise these registration rights at any time commencing three months prior to the date on which the lock-up period for their securities expires, provided that any registration statement will not become effective before the applicable lock-up periods for these securities expires. In addition, the holder of these securities have “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which the lock-up period for these securities expires. Heckmann will bear the expenses incurred in connection with the filing of any such registration statements other than underwriting commissions incurred by the holders.

Commencing in November 2007 until the consummation of the merger, Heckmann has paid Mr. Heckmann a monthly fee of $10,000 for certain administrative services, including office space, utilities and secretarial support. This arrangement was solely for Heckmann’s benefit and is not intended to provide Mr. Heckmann with compensation in lieu of a salary.

Heckmann reimburses its directors, officers and managers, subject to approval of the audit committee, for any reasonable out-of-pocket expenses incurred by them in connection with activities on Heckmann’s behalf, such as identifying and investigating possible target acquisitions and business combinations. There is no limit on the amount of these out-of-pocket expenses reimbursable by Heckmann, which will be reviewed only by the audit committee or a court of competent jurisdiction if such reimbursement is challenged. Through June 30, 2008, Heckmann had reimbursed its officers and managers for $233,432 in out-of-pocket expenses and no out-of-pocket expenses have been incurred by directors of Heckmann other than Mr. Heckmann.

Other than the $10,000 administrative fee paid to Mr. Heckmann and reimbursable out-of-pocket expenses payable to Heckmann’s officers and directors, no compensation or fees of any kind, including finder’s and consulting fees, have been or will be paid to any of the founders, or to any of their respective affiliates or family members for services rendered to Heckmann prior to or with respect to its initial business combination; however, to the extent that such out-of-pocket expenses exceed Heckmann’s available funds outside of the trust account, such out-of-pocket expenses will not be reimbursed unless Heckmann completes a business combination.

Mr. Heckmann loaned $258,300 to fund a portion of the expenses Heckmann owed to third parties. The loan and accrued interest on the loan (at a rate of 3.60% per year) was fully repaid on November 16, 2007.

The merger agreement provides that for six years after the effective time of the merger and to the fullest extent permitted by law, Heckmann will cause the surviving corporation to honor all rights to indemnification for acts or omissions prior to the effective time of the merger existing in favor of China Water’s directors or officers as provided in China Water’s organizational documents and its indemnification agreements with such individuals.

All ongoing and future transactions between Heckmann and any of its officers and directors and their respective affiliates will be on terms believed by Heckmann to be no less favorable than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of Heckmann’s disinterested

“independent” directors or the members of the board who do not have an interest in the transaction, in either case who had access, at Heckmann’s expense, to Heckmann’s attorneys or independent legal counsel. Heckmann will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to Heckmann than those that would be available to Heckmann with respect to such a transaction from unaffiliated third parties. Heckmann will not enter into a business combination or invest alongside any of its directors, officers, any affiliate of Heckmann or of any of its directors or officers or a portfolio company of any affiliate of Heckmann’s directors or officers.

Majority Stockholder Written Consent Agreements

Mr. Xu Hong Bin, China Water’s president, and Mr. Chen Xing Hua, China Water’s former chief executive officer, owned a majority of the shares of China Water common stock prior to the merger. Promptly after the execution of the merger agreement, and in compliance with Nevada law and China Water’s bylaws, Messrs. Xu and Chen each executed and delivered a majority stockholder written consent agreement with Heckmann and China Water, pursuant to which each of them:

•	consented to and approved the merger agreement and the merger pursuant to a written consent;

•

in the case of (A) Mr. Xu, irrevocably elected to receive in the merger cash, at the $5.00 per share cash election price, in respect of 15%, or 5.4 million, of the 36.0 million outstanding shares of China Water common stock held by Mr. Xu and Heckmann common stock, at the 0.8 exchange ratio, in respect of the remaining 85%, or 30.6 million, of his shares, and (B) Mr. Chen, irrevocably elected to receive cash, at the $5.00 per share cash election price, in respect of all 12.2 million outstanding shares of China Water common stock held by Mr. Chen;

•	made certain representations and warranties to Heckmann concerning China Water;

•	provided a general release of claims against Heckmann, Merger Sub, and China Water;

•	in the case of Mr. Xu, agreed to certain restrictions on transfer of the shares of Heckmann common stock to be held by Mr. Xu following the merger; and

•

agreed to indemnify Heckmann in respect of losses suffered by Heckmann arising from any breach of any representations, warranties, and covenants made by Messrs. Xu or Chen, respectively, in such agreements.

Under the agreement with Mr. Xu, upon the consummation of the merger, Heckmann will retain in escrow certificates representing 90% of the shares of Heckmann common stock issuable to Mr. Xu in the merger as security for Mr. Xu’s indemnification obligations in favor of Heckmann. Pursuant to the terms of the escrow arrangement, on March 31, 2010, Heckmann will deliver to Mr. Xu certificates evidencing 80% of the shares held in escrow and, on the date that is the two year anniversary of the effective time of the merger, Heckmann will deliver to Mr. Xu certificates representing the remaining shares, less, in each case, a number of shares having a value equal to the amount of any losses suffered by Heckmann and which are the subject of any pending claims for indemnification.

On September 19, 2008, the agreement with Mr. Xu was amended to: (i) add a tax-related provision, that limits the amount of stock that can be used to satisfy any indemnity obligation (which Heckmann does not believe poses any practical restriction on its remedies), and (ii) require that Mr. Xu contribute upon the merger, for no consideration, companies that he owns or controls that lease property in Hong Kong for the benefit of China Water, and that are negotiating for land use rights to build a plant expansion in Guangdong Province. The operating costs of these companies are paid for by China Water and are reflected in its consolidated financial statements included herein.

On September 26, 2008, in light of the recent instability in the credit and capital markets, Mr. Xu and Mr. Chen agreed to amend their majority stockholder written consent agreements to sell 5.4 million and 12.2 million shares, respectively, of China Water common stock to Heckmann immediately prior to the effective time of the merger and to reduce their cash consideration from the $5.00 per share payable in the merger, to $2.77 and $1.04, respectively. Heckmann will not be required to issue any additional shares of its stock to compensate for the cash reduction. Mr. Xu, for the benefit of all of China Water’s and Heckmann’s stockholders, has agreed to transfer 4.2 million of his remaining 30.6 million shares of China Water common stock to Mr. Chen to induce him to accept less than the $5.00 per share that would have been payable to him in the merger. Mr. Chen will receive Heckmann common stock in exchange for such shares at the exchange ratio in the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Heckmann securities after consummation of the merger by:

•	each person known by Heckmann to be the beneficial owner of more than 5% of the outstanding shares of its common stock;

•	each of Heckmann’s officers and directors; and

•	all of Heckmann’s officers and directors as a group (nine persons).

Each stockholder’s beneficial ownership is based on 127,655,342 shares of Heckmann common stock outstanding as of November 4, 2008.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage Ownership
Richard J. Heckmann (3) (4) Chairman of the Board and Chief Executive Officer	18,152,736	13.7%

Lou Holtz (5) Director	1,188,232	*

Alfred E. Osborne, Jr. (6) Director	596,116	*

Dan Quayle (6) Director	594,116	*

Xu Hong Bin Director 17, J Avenue Yijing Garden, Aiguo Road, Louhu District, Shenzhen City, China	18,639,000	14.6%

Timothy L. Traff (7) Director	84,000	*

Andrew D. Seidel Director	17,000	*

Donald G. Ezzell (3) Vice President, General Counsel and Secretary	75,000	*

Brian Anderson (3) Vice President of Finance	75,000	*

Executive officers, directors and director-nominees as a group	39,421,200	29.3%

Alydar Partners, LLC (8) 222 Berkeley St., 17th Floor Boston, MA 02116	7,553,000	5.9%

Pinnacle China Fund, L.P. (9) 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	7,545,482	5.9%

The Pinnacle Fund, L.P. (10) 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	7,545,482	5.9%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address for each director and officer is c/o Heckmann Corporation, 75080 Frank Sinatra Dr., Palm Desert, California 92211. Unless otherwise indicated, Heckmann believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The information in this table is based on statements in filings with the SEC, or other reliable information available to Heckmann.

(2)	Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from October 1, 2008 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.

(3)	Heckmann Acquisition, LLC is the record holder of all of these shares. Heckmann Enterprises, Inc. is the sole managing member of Heckmann Acquisition, LLC. Mr. Heckmann is the sole stockholder of Heckmann Enterprises, Inc., and may be considered to have beneficial ownership of the Heckmann Acquisition, LLC’s interests. Mr. Heckmann disclaims beneficial interest of any shares in which he does not have a pecuniary interest, including 75,000 units to which Mr. Ezzell has certain rights and 75,000 units to which Mr. Anderson has certain rights.

(4)	Includes 5,000,000 shares of common stock underlying sponsor warrants that will become exercisable on the later of the effective date of the registration statement of which this prospectus forms a part and November 9, 2008.

(5)	Includes 1,000,000 shares of common stock underlying sponsor warrants that will become exercisable on the later of the effective date of the registration statement of which this prospectus forms a part and November 9, 2008.

(6)	Includes 500,000 shares of common stock underlying sponsor warrants that will become exercisable on the later of the effective date of the registration statement of which this prospectus forms a part and November 9, 2008.

(7)	Mr. Traff disclaims beneficial ownership of 4,000 shares held in custodial accounts for his two children.

(8)	Based on information contained in the Schedule 13G/A filed on October 10, 2008 and the Form 3/A filed on November 4, 2008 by John A. Murphy, Alydar Capital, LLC, Alydar Partners, LLC, Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., Alysun QP Fund, L.P., Alydar Fund Limited, Alysun Fund Limited and Alysheba Fund Limited. Pursuant to the 13G, John A. Murphy is managing member of Alydar Capital, LLC and Alydar Partners, LLC. Alydar Capital, LLC is the general partner of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P. and Alysun QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., Alysun QP Fund, L.P., Alydar Fund Limited, Alysun Fund Limited and Alysheba Fund Limited. Includes 70,000 shares of common stock underlying warrants that will become exercisable on the later of the effective date of the registration statement of which this prospectus forms a part and November 9, 2008.

(9)	Mr. Barry M. Kitt, the Manager of Kitt China Management, LLC, the Manager of Pinnacle China Management, L.L.C., the General Partner of Pinnacle China Advisors, L.P., the General Partner of Pinnacle China Fund, L.P., has dispositive and voting power over the shares. Mr. Kitt and Pinnacle China Fund, L.P. disclaim aggregation with any shares held by The Pinnacle Fund, L.P.

(10)	Mr. Barry M. Kitt, the Sole Member, Pinnacle Fund Management, L.L.C., the General Partner of Pinnacle Advisers, L.P., the General Partner of Pinnacle Fund, L.P., has dispositive and voting power over the shares. Mr. Kitt and The Pinnacle Fund, L.P. disclaim aggregation with any shares held by Pinnacle China Fund, L.P.

Changes in Control

There are no arrangements currently known to Heckmann the operation of which may at a subsequent date result in a change in control of Heckmann.

DESCRIPTION OF SECURITIES

The following discussion summaries the material terms of Heckmann’s securities. This discussion does not purport to be complete and is qualified in its entirety by reference to the amended and restated certificate of incorporation and bylaws of Heckmann, which documents are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of the Delaware General Corporation Law. All references within this section to securities mean the securities of Heckmann unless otherwise noted.

General

Heckmann’s amended and restated certificate of incorporation authorizes it to issue 250.0 million shares of common stock, par value $0.001 per share, and 1.0 million shares of preferred stock, par value $0.001 per share. As of November 4, 2008, 127,655,342 shares of common stock were issued and outstanding. As of November 4, 2008, warrants to purchase an aggregate of 77,378,221 shares of common stock were issued and outstanding. There are no shares of preferred stock outstanding.

Under the terms of the conversion agreement and the release agreement entered into in connection with the merger, Heckmann has agreed, if the adjusted net income of Heckmann for its fiscal year ending December 31, 2009, exceeds $90.0 million, to pay to China Water’s existing noteholders and private placement investors a pro rata portion of contingent payments of $45.0 million and $85.5 million, respectively. In addition, the merger agreement provides for the creation of a $15.0 million bonus plan to be paid out to Mr. Xu and other officers of China Water (who have not yet been identified or selected) if the $90.0 million adjusted net income target for 2009 is achieved. These contingent payments can be paid, in Heckmann’s sole discretion, through the payment of cash, through the issuance of Heckmann common stock, or through a combination thereof; provided that, for Heckmann to satisfy the contingent payments through the issuance of Heckmann common stock, the Heckmann common stock must then be listed on a national securities exchange, Heckmann must be current in its reporting obligations under the Exchange Act, and a registration statement covering the resale of such shares must be in effect.

Heckmann may issue additional shares of its common stock as consideration for certain of the acquisitions described under “China Water Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

Stock Issuances

Initial Public Offering: On November 16, 2007, Heckmann completed its initial public offering of 54,116,800 units at a public offering price of $8.00 per unit. Each unit consisted of one share of common stock and a warrant exercisable for one share of common stock.

Founder Private Placements: In June 2007, Heckmann issued an aggregate of 14,375,000 units to its founders for an aggregate purchase price of $71,875, or $0.005 per unit (845,800 of which were redeemed as a result of the underwriters in the initial public offering not exercising their over-allotment option in full). Each unit consisted of one share of common stock and a warrant exercisable for one share of common stock. The warrants have an exercise price of $6.00 per warrant share.

Immediately prior to the initial public offering, Heckmann completed a private placement of warrants to its founders. The founders purchased warrants exercisable for 7.0 million shares of common stock for an aggregate purchase price of $7.0 million, or $1.00 per warrant. The warrants have an exercise price of $6.00 per warrant share.

Common Stock

Public Stockholders’ Shares: Heckmann’s public stockholders of record are entitled to one vote for each share held on all matters to be voted on by Heckmann’s stockholders. Heckmann’s stockholders do not have cumulative voting rights.

Heckmann’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Subject to the preferences and rights, if any, applicable to preferred stock, holders of Heckmann common stock are entitled to receive dividends if and when declared by the board of directors.

Founders’ Shares: The shares of common stock issued in June 2007 as part of the founders’ units are identical to the shares of common stock included in the initial public offering units.

Preferred Stock

Heckmann’s amended and restated certificate of incorporation authorizes the issuance of 1.0 million shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by Heckmann’s board of directors. Accordingly, Heckmann’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement Heckmann entered into in connection with its initial public offering prohibits Heckmann, prior to its initial business combination, from issuing equity that participates in any manner in the proceeds of the trust account, or that votes as a class with the common stock on a business combination. Heckmann may issue some or all of the preferred stock to consummate a business combination. In addition, the preferred stock may be utilized as a method of discouraging, delaying or preventing a change in control of Heckmann. No shares of preferred stock are outstanding. Although Heckmann does not currently intend to issue any shares of preferred stock, it cannot assure you that it will not do so in the future.

Warrants

Initial Public Offering Warrants: The warrants issued as part of the units sold by Heckmann in its initial public offering have an exercise price of $6.00 per share, subject to adjustment as discussed below. These warrants may be exercised at the later of the effective date of the registration statement of which this prospectus forms a part and November 9, 2008. The warrants will expire by November 9, 2011 at 5:00 p.m., New York City time or earlier upon redemption.

The warrants offered in the initial public offering may be exercised on a cashless basis or by paying the exercise price in cash. If a holder of the warrants elects to exercise them on a cashless basis, it would pay the exercise price by surrendering all of its warrants in exchange for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the holder of a warrant elects to exercise.

Heckmann may call the warrants for redemption,

•	in whole and not in part,

•	at a price of $0.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•

if, and only if, the reported last sale price of Heckmann’s common stock on the New York Stock Exchange, or other national securities exchange on which its common stock may be traded, equals or exceeds $11.50 per share, subject to adjustments as discussed below, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

In addition, Heckmann may not redeem the warrants unless the shares of common stock underlying the warrants are covered by an effective registration statement and a current prospectus is available from the beginning of the measurement period described above through the date scheduled for redemption.

If the foregoing conditions are satisfied and Heckmann calls the warrants for redemption, each warrant holder shall then be entitled to exercise its warrant prior to the date scheduled for redemption. There can be no assurance, however, that the trading price of the common stock will exceed either the redemption trigger price of $11.50 or the warrant exercise price of $6.00 after Heckmann calls the warrants for redemption.

The redemption criteria for Heckmann’s warrants have been established to provide warrant holders with adequate notice of redemption and a premium over the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to Heckmann’s redemption call.

The exercise price, number of shares of common stock issuable on exercise of the warrants, and the redemption criteria for the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or Heckmann’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Heckmann, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock, nor any voting rights, until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Heckmann has agreed to use its best efforts to file the registration statement of which this prospectus forms a part and to keep such registration statement effective until the expiration of the warrants. However, Heckmann cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and Heckmann will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Heckmann will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Founders’ Warrants: Heckmann issued an aggregate of 14,375,000 units to its founders in June 2007, which each unit consisting of one share of common stock and a warrant to purchase one share of common stock (845,800 of which were redeemed as a result of the underwriters in the initial public offering not exercising their over-allotment option in full). The founders’ warrants have an exercise price of $6.00 per share. The founders’ warrants are identical to the warrants issued in the initial public offering to the Heckmann public stockholders, except that:

•

the founders’ warrants may not be exercised unless and until the last sale price of Heckmann’s common stock on the New York Stock Exchange, or other national securities exchange on which its common stock may be traded, equals or exceeds $11.50 for any 20 days within any 30 trading day period beginning 90 calendar days after the consummation of the merger;

•	the founders’ warrants will not be redeemable by Heckmann as long as they are held by a founder or a founder’s permitted transferee; and

•

Heckmann’s founders have agreed not to transfer, assign or sell any of the founders’ warrants (including the shares of common stock to be issued upon exercise of these warrants) (subject to certain limited exceptions for estate planning purposes) until one year after Heckmann consummates a business combination, after which time they will be entitled to registration rights.

Immediately prior to the initial public offering, Heckmann consummated a private placement of warrants to its founding stockholders at an aggregate purchase price of $7.0 million, or $1.00 per warrant. These private placement warrants are exercisable for 7.0 million shares of common stock at an exercise price of $6.00 per warrant share. The private placement warrants are also identical to the warrants in the initial public offering, except that Heckmann’s founders have agreed not to transfer, assign or sell any of their private placement warrants until after the 90th day following the consummation of a business combination, and the private placement warrants will not be redeemable by Heckmann as long as they are held by a founder or a founder’s permitted transferees.

Registration Rights

The holders of Heckmann’s issued and outstanding securities immediately prior to the consummation of its initial offering are entitled to registration rights pursuant to an agreement. The holders of the majority of these securities are entitled to make up to two demands that Heckmann register these shares. The holders of the majority of these securities can elect to exercise these registration rights at any time commencing three months prior to the date on which the lockup period for these securities expires, provided that any registration statements will not become effective before the applicable lock-up periods for these securities expire. In addition, these security holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which the lockup period for these securities expires. Heckmann will bear the expenses incurred in connection with the filing of any such registration statements other than underwriting commissions incurred by the holders.

Listing

Heckmann’s units, common stock and warrants are listed on the New York Stock Exchange under the symbols “HEK.U,” “HEK” and “HEK.WS,” respectively.

Delaware Anti-Takeover Law; Amended and Restated Certificate of Incorporation and Bylaws

Section 203 of the Delaware General Corporation Law: Heckmann is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of Heckmann’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” for Section 203 purposes includes a merger or sale of more than 10% of Heckmann’s assets. However, the above provisions of Section 203 do not apply if:

•	Heckmann’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Heckmann’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

on or subsequent to the date of the transaction, the business combination is approved by Heckmann’s board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This provision could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire Heckmann.

Staggered Board of Directors

Heckmann’s amended and restated certificate of incorporation provides that Heckmann’s board of directors is classified into three classes of directors of approximately equal size. The directors in each class will serve for a three-year term, one class being elected each year by Heckman stockholders. As a result, in most circumstances, a person can gain control of Heckmann’s board only by successfully engaging in a proxy contest at two or more annual meetings.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under Rule 14a-8 promulgated by the SEC under the Exchange Act, stockholder proposals must be received by Heckmann not less than 120 calendar days before the date Heckmann releases its proxy statement to its stockholders in connection with the previous year’s annual meeting. However, if Heckmann did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before Heckmann begins to print and send its proxy materials. These provisions may preclude Heckmann’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Indemnification Matters

Heckmann’s amended and restated certificate of incorporation provides for indemnification of agents including directors, officers and employees to the maximum extent allowed by Delaware law. Heckmann’s amended and restated certificate of incorporation requires indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent if the board of directors (or other committee or entity empowered to make such a determination) formally determines that he acted in good faith and in a manner reasonably deemed consistent with, or not opposed to, its best interests. With respect to any criminal action or proceeding, the board of directors (or other committee or entity empowered to make such a determination) must formally determine that he had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of Heckmann, no indemnification shall be made if such person is determined to be liable to Heckmann, unless and only to the extent that the court in which such proceeding was brought determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that a director, officer, employee or agent has prevailed in defense of any such action, suit or proceeding, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him. The indemnification provided by Heckmann’s amended and restated certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of uninvolved stockholders, directors or otherwise.

Heckmann has purchased and maintains insurance covering its directors, officers, employees and agents against any liability asserted against any of them and incurred by any of them, whether or not Heckmann would have the power to indemnify them against such liability under the provisions of Heckmann’s certificate of incorporation and applicable Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Heckmann’s directors, officers or controlling persons pursuant to the provisions described above, or otherwise, Heckmann has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Warrant Agent

The transfer agent for Heckmann’s securities and warrant agent for its warrants is American Stock Transfer & Trust Company, LLC, 59 Maiden Lane, New York, New York 10038.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of our common stock and warrants. This summary is based upon United States federal income tax law in effect on the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as common stock or warrants held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners and domestic and foreign tax-exempt organizations (including private foundations)) or to persons that will hold our common stock or warrants as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any (1) United States federal income tax consequences to a Non-U.S. Holder, as defined below, that (A) is engaged in the conduct of a United States trade or business, (B) is a nonresident alien individual who is (or deemed to be) present in the United States for 183 or more days during the taxable year, (C) owns (or has owned) actually and/or constructively more than 5% of the fair market value of our common stock or warrants or (D) is a corporation which operates through a United States branch, and (2) state, local, or non-United States tax considerations. This summary assumes that investors will hold our common stock and warrants as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”). No ruling from the Internal Revenue Service (“IRS”) has been or will be sought regarding any matter discussed herein. There is no direct authority addressing the treatment, for U.S. federal income tax purposes, of securities with terms substantially the same as the warrants, and, therefore, that treatment is not entirely clear. Thus, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Each investor is urged to consult his tax advisor regarding the United States federal, state, local, and non-United States income and other tax consequences of the purchase, ownership, and disposition of our common stock and warrants.

For purposes of this summary, a “United States person” is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for United States federal income tax purposes, created in, or organized under the law of, the United States or any state or political subdivision thereof, (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A “U.S. Holder” is a beneficial holder of our common stock and warrants that is a United States person, and a “Non-U.S. Holder” is a beneficial holder of our common stock and warrants that is not a U.S. Holder. If a partnership holds our common stock or warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock or warrants, you should consult your tax advisor regarding the tax consequences of the purchase, ownership, and disposition of our common stock or warrants.

Taxation of U.S. Holders

Distributions. If we pay cash distributions to holders of shares of our common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “—Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants” below.

Any dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including but not limited to dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder generally will be treated as so-called qualified dividend income that is subject to tax at the maximum tax rate accorded to capital gains for taxable years beginning on or before December 31, 2010.

Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants. A U.S. Holder generally will recognize capital gain or loss upon a sale, exchange, or other taxable disposition of our common stock or warrants in an amount equal to the difference between the amount realized from the sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in the common stock or warrants. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the disposed of common stock or warrants exceeds one year. A U.S. Holder’s initial tax basis in the common stock and warrants generally will equal the U.S. Holder’s acquisition cost. Long-term capital gain realized by a non-corporate U.S. Holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010. The deductibility of capital losses is subject to various limitations.

Exercise or Lapse of Warrants. Except as discussed below with respect to a cashless exercise of a warrant, a U.S. Holder will not recognize gain or loss and will have a tax basis in the common stock received equal to the U.S. Holder’s tax basis in the warrant plus the exercise price of the warrant. The holding period for the common stock purchased pursuant to the exercise of a warrant will begin on the date following the date of exercise and will not include the period during which the U.S. Holder held the warrant. In the event that a warrant lapses unexercised, a U.S. Holder will recognize a capital loss in an amount equal to his tax basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year as of the date the warrant lapsed. The deductibility of capital losses are subject to certain limitations. The tax treatment of a cashless exercise of a warrant (i.e., where a portion of the holder’s warrants are surrendered (the “Surrendered Warrants”) as the exercise price for other warrants to be exercised (the “Exercised Warrants”) as described above under “Description of Securities—Warrants”) is uncertain. Although the matter is not free from doubt, a cashless exercise should be treated as a tax-free transaction in which a U.S. Holder’s tax basis in the common stock received should equal the sum of the U.S. Holder’s tax basis in the Surrendered Warrants and the Exercised Warrants. It is also possible, however, that a cashless exercise could be treated as a taxable transaction, and a U.S. Holder could recognize taxable gain or loss in an amount equal to the difference between the exercise price deemed paid and such U.S. Holder’s tax basis in the Surrendered Warrants. In this case, a U.S. Holder’s tax basis in the common stock received should equal the sum of the exercise price deemed paid and the U.S. Holder’s tax basis in the warrants exercised.

The holding period for common stock acquired in a cashless exercise will depend on the U.S. federal income tax treatment of a cashless exercise. The holding period for a share of common stock acquired in a cashless exercise should begin on the day following the date of exercise if the cashless exercise is treated as a taxable exchange or treated similarly to a cash exercise (even if otherwise a tax-free transaction). It is also possible that the holding period for a share of common stock acquired in a cashless exercise may include the holding period of the Surrendered and Exercised warrants if the cashless exercise is treated as a tax-free transaction. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, holders are urged to consult their tax advisors as to the tax consequences of a cashless exercise.

Constructive Dividends on Warrants. As discussed under “Dividend Policy” above, we do not anticipate that any dividends will be paid in the foreseeable future. If at any time during the period you hold warrants, however, we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of the warrants, the conversion rate of the warrants were increased, that increase would be deemed to be the payment of a taxable dividend to you to the extent of our earnings and profits, notwithstanding the fact that you will not receive a cash payment. If the conversion rate is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a taxable dividend to you. U.S. Holders are urged to consult their tax advisors regarding the proper treatment of any adjustments to the warrants.

Information Reporting and Backup Withholding. A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding at the current rate of 28% with respect to the payments of dividends and the gross proceeds from the sale, redemption, or other disposition of our common stock or warrants. Certain persons are exempt from information reporting and backup withholding, including corporations and financial institutions. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact; or provides a taxpayer identification number, certifies that the U.S. Holder is not subject to backup withholding, and otherwise complies with the applicable requirements necessary to avoid backup withholding.

A U.S. Holder who does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Holder’s income tax liability.

Taxation of Non-U.S. Holders

Distributions. Any distributions paid out of our earnings and profits, as determined under United States federal income tax principles, (including any deemed distributions treated as a dividend on the warrants, as described in “—Constructive Dividends on Warrants” above), to a Non-U.S. Holder will generally be subject to withholding of United States federal income tax at a 30% rate on the gross amount of the dividend or such lower rate as may be provided by an applicable income tax treaty. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “—Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants” below), we may withhold 10% of any distribution that exceeds our current and accumulated earnings and profits.

A Non-U.S. Holder who claims the benefit of an applicable income tax treaty generally will be required to satisfy certain certification and other requirements prior to the distribution date. Non-U.S. Holders must generally provide the withholding agent with a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable income tax treaty. In the case of common stock held by a foreign intermediary (other than a “qualified intermediary”) or a foreign partnership (other than a “withholding foreign partnership”), the intermediary or partnership, as the case may be, generally must provide an IRS Form W-8IMY and attach thereto an appropriate certification by each beneficial owner or partner. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants. A Non-U.S. Holder will generally not be subject to United States federal income or withholding tax in respect of gain recognized on a disposition of our common stock or warrants that is treated as a sale or exchange (and not as a dividend) for U.S. federal income tax purposes, unless we are a “United States real property holding corporation” at any time during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period. A corporation will be classified as a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a United States real property holding corporation.

If we become a United States real property holding corporation, a Non-U.S. Holder will be subject to United States federal income tax in respect of gain recognized on a sale, exchange, or other disposition of our common stock or warrants in the same manner as described above under the caption “Taxation of U.S. Holders—Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants.” In addition, upon such disposition, the Non-U.S. Holder may be subject to a 10% withholding tax on the amount realized on such disposition. If our common stock is treated as regularly traded on an established securities market, the tax on the disposition of our common stock or warrants described above generally should not apply to any Non-U.S. Holder who is treated as beneficially owning actually or constructively 5% or less of our common stock at all times during the shorter of the five-year period preceding the date of the disposition or the Non-U.S. Holder’s holding period. Special rules may apply to the determination of the 5% threshold in the case of a holder of a warrant. Non-U.S. Holders are urged to consult their tax advisors regarding the effect of holding the warrants on the calculation of such 5% threshold.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. A copy of the information returns reporting those dividends and the amount of tax withheld may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable treaty.

United States federal backup withholding at the current rate of 28% generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a Non-U.S. Holder if the holder has provided the required certification that the holder is not a United States person (usually satisfied by providing an IRS Form W-8BEN) or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person that is not an exempt recipient.

Proceeds from the disposition or redemption of shares of common stock or warrants paid to or through the United States office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies that it is not a United States person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establishes an exemption. Payments of the proceeds from a disposition or redemption effected outside the United States by or through a non-United States office of a non-United States broker generally will not be subject to information reporting or backup withholding if payment is not received in the United States. Information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner thereof is a Non-U.S. Holder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder that result in an overpayment of taxes generally will be refunded, or credited against the holder’s United States federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We are offering the shares of common stock underlying the warrants upon the exercise of the warrants by the holders thereof. The warrants may be exercised on the later of the effective date of the registration statement of which this prospectus forms a part and November 9, 2008. The warrants will expire at 5:00 p.m., New York City time, on November 9, 2011 or earlier upon redemption. The warrants may be exercised at the offices of the warrant agent, American Stock Transfer & Trust Company, LLC, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Heckmann, or by completion of the election to exercise on a cashless basis, for the number of warrants being exercised.

A holder electing to exercise on a “cashless basis” will pay the exercise price by surrendering all of its warrants in exchange for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” means the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the holder of a warrant elects to exercise.

Promptly upon receipt of the notice of exercise together with full payment of the warrant price in cash or in warrants, in the case of a cashless exercise, the warrant agent will deliver to the holder the shares of common stock being purchased.

The company will bear the expenses of the distribution, which are expected to be $145,000.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Skadden, Arps, Slate, Meagher & Flom, LLP, Los Angeles, California.

EXPERTS

The financial statements of Heckmann Corporation at December 31, 2007, and for the period from May 29, 2007 (date of inception) through December 31, 2007, appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of China Water and Drinks Inc. and subsidiaries as of and for the year ended December 31, 2007, and the audited financial statements of Guangzhou Grand Canyon Distilled Water Co., Ltd. as of and for the year ended December 31, 2007, appearing in this prospectus have been audited by GHP Horwath, P.C., an independent registered public accounting firm, for the periods and to the extent set forth in its reports. GHP Horwath, P.C.’s audit report on the 2007 consolidated financial statements of China Water and Drinks Inc. is based in part on the report of Madsen and Associates, CPA’s, Inc., an independent registered public accounting firm. Such financial statements have been so included in reliance upon the reports of such firm given upon the firm’s authority as an expert in auditing and accounting.

The financial statements of China Bottles Inc.’s predecessor companies, China Valley Development Limited (a Development Stage Company), Fogang Guozhu Plastics Co. Limited, Fogang Guozhu Blowing Equipment Co. Limited and Fogang Guozhu Precision Mold Co. Limited, for the periods ended December 31, 2006 and 2005 and for the six months ended June 30, 2007 are required to be included in this prospectus. The financial statements of China Valley Development Limited (a Development Stage Company) as of December 31, 2006 and for the period ended December 31, 2005, the financial statements of Fogang Guozhu Plastics Co. Limited as of December 31, 2006 and 2005, the financial statements of Fogang Guozhu Blowing Equipment Co. Limited as of December 31, 2006 and 2005 and the financial statements of Fogang Guozhu Precision Mold Co. Limited as of December 31, 2006 and 2005 are included in this prospectus in reliance upon the report of Madsen and Associates, CPA’s, Inc., the independent registered public accounting firm of the above referenced companies, given upon the authority of said firm as experts in auditing and accounting.

The financial statements of China Bottles Inc. and subsidiaries (formerly Hutton Holdings Corporation) for periods after the acquisition by China Valley Development Limited of Fogang Guozhu Plastics Co. Limited, Fogang Guozhu Blowing Equipment Co. Limited and Fogang Guozhu Precision Mold Co. Limited, which are not required to be included in this prospectus, have been audited by Madsen and Associates, CPA’s, Inc., China Bottles Inc.’s independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Olympic Forward Trading Company, Limited as of December 31, 2006 and 2005, are included in this prospectus in reliance upon the report of Madsen and Associates, CPA’s, Inc., Olympic Forward Trading Company, Limited’s independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Heckmann files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Heckmann, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

Heckmann has filed with the SEC a registration statement of which this prospectus forms a part. The registration statement, including the attached exhibits, contains additional relevant information about the common stock of Heckmann. The rules and regulations of the SEC allow Heckmann to omit certain information included in the registration statement from this prospectus. Information and statements contained in this prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an exhibit to registration statement of which this prospectus forms a part.

The reports and documents Heckmann files with the SEC can also be found on Heckmann’s Internet website at www.heckmanncorp.com.

INDEX TO FINANCIAL STATEMENTS

HECKMANN CORPORATION

(a development stage company)

CHINA WATER AND DRINKS, INC.

GUANGZHOU GRAND CANYON DISTILLED WATER CO. LTD.

CHINA VALLEY DEVELOPMENT LIMITED

Report of Independent Registered Public Accounting Firm	F-92

Balance Sheet as of December 31, 2006	F-93

Statement of Operations for Year Ended December 31, 2006 and for Periods from July 5, 2005 to December 31, 2005 and from July 5, 2005 to December 31, 2006	F-94

Statements of Changes in Shareholders’ Equity as of July 5, 2005, as at December 31, 2005 and as at December 31, 2006	F-95

Statements of Cash Flows for the Year Ended December 31, 2006, and for the Periods from July 5, 2005 to December 31, 2005 and from July 5, 2006 to December 31, 2006	F-96

Notes to Financial Statements	F-97

FOGANG GUOZHU PLASTICS CO. LIMITED

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

HUTTON HOLDINGS CORPORATION

Unaudited Pro-Forma Combined Consolidated Balance Sheet, June 30, 2007	F-133

Unaudited Pro-Forma Combined Statement of Operations for the Period Ended June 30, 2007	F-134

Unaudited Pro-Forma Combined Statement of Operations for the Period Ended June 30, 2006	F-135

Notes to Unaudited Pro-Forma Combined Consolidated Financial Statements	F-136

CHINA VALLEY DEVELOPMENT LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Heckmann Corporation

We have audited the accompanying balance sheet of Heckmann Corporation as of December 31, 2007 and the related statements of income, stockholders’ equity and cash flows for the period from May 29, 2007 (date of inception) through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heckmann Corporation as of December 31, 2007 and the results of its operations and its cash flows for the period from May 29, 2007 (date of inception) through December 31, 2007 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Diego, California

March 27, 2008

HECKMANN CORPORATION

(a development stage company)

BALANCE SHEET

DECEMBER 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$872,252
Prepaid expenses	142,082
Cash and cash equivalents held in trust account	429,560,517
Deferred tax asset	71,687

Total assets	$430,646,538

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$113,430
Income tax payable	1,242,796
Deferred underwriting fees	19,482,048

Total current liabilities	20,838,274
Commitments and Contingencies:
Common stock, subject to possible redemption, 16,235,039 shares at $7.91 per share	128,419,158
Deferred interest income attributable to common stock subject to possible redemption (net of taxes of $181,865)	264,976
Stockholders’ equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	—
Common stock, $0.001 par value, 250,000,000 shares authorized; 67,646,800 shares issued and outstanding	67,647
Additional paid-in capital	280,175,586
Retained earnings accumulated during the development stage	880,897

Total stockholders’ equity	281,124,130

Total liabilities and stockholders’ equity	$430,646,538

See accompanying notes to financial statements

HECKMANN CORPORATION

(a development stage company)

STATEMENT OF INCOME

FOR THE PERIOD FROM MAY 29, 2007 (INCEPTION) THROUGH DECEMBER 31, 2007

May 29, 2007 (inception) through December 31, 2007
Formation and general and administrative costs	$169,045

Loss from operations	(169,045)
Interest income, net	2,486,027

Income before provision for taxes	2,316,982
Provision for income taxes	1,171,109

Net income	1,145,873
Deferred interest income, net of taxes, attributable to common stock subject to possible redemption	(264,976)

Net income attributable to common stockholders	$880,897

Net income attributable to common stockholders per share
Basic and diluted	$0.03
Weighted average shares outstanding
Basic and diluted	25,305,415

See accompanying notes to financial statements

HECKMANN CORPORATION

(a development stage company)

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM MAY 29, 2007 (INCEPTION) THROUGH DECEMBER 31, 2007

			Additional Paid-In Capital	Retained Earnings Accumulated in the Development Stage	Stockholders’ Equity
	Common Stock
	Shares	Amount
Balance at May 29, 2007 (inception)	—	—	—	—	—
Initial capital from founding stockholders’	14,375,000	$14,375	$57,500		$71,875
Sale of 54,116,800 units, net of underwriters’ discount and offering expenses (including 16,235,039 shares subject to possible redemption)	54,116,800	54,117	401,540,624		401,594,741
Sale of private placement warrants			7,000,000		7,000,000
Net proceeds subject to possible redemption of 16,235,039 shares			(128,419,158)		(128,419,158)
Redemption of founding stockholders’ shares	(845,000)	(845)	(3,380)		(4,225)
Net income				1,145,873	1,145,873
Deferred interest income, net of taxes, attributable to common stock subject to possible redemption				(264,976)	(264,976)

Balance at December 31, 2007	67,646,800	$67,647	$280,175,586	$880,897	$281,124,130

See accompanying notes to financial statements

HECKMANN CORPORATION

(a development stage company)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MAY 29, 2007 (INCEPTION) THROUGH DECEMBER 31, 2007

May 29, 2007 (inception) through December 31, 2007
Operating activities
Net income	$1,145,873
Adjustments to reconcile net income to common stockholders to net cash provided by operating activities
Interest earned on cash and cash equivalents held in trust	(1,489,477)
Deferred taxes	(71,687)
Changes in:
Prepaid expenses	(142,082)
Accrued expenses	113,430
Income tax payable	1,242,796

Net cash provided by operating activities	798,853

Investing activities
Cash held in trust account	(428,071,040)

Net cash used in investing activities	(428,071,040)

Financing activities
Proceeds from note to stockholder	258,300
Repayment of note to stockholder	(258,300)
Proceeds from public offering, net	421,076,789
Proceeds from issuance of warrants	7,000,000
Proceeds from issuance of securities to initial stockholders, net	67,650

Net cash provided by financing activities	428,144,439

Net increase in cash	872,252
Cash and cash equivalents—beginning of period	—

Cash and cash equivalents—end of period	$872,252

Non-cash financing activities
Deferred underwriting discounts and commissions	$19,482,048
Redemption of founding stockholders’ shares	$4,225
Supplemental
Cash paid for interest	$4,153
Cash paid for income taxes	—

See accompanying notes to financial statements

HECKMANN CORPORATION

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

Note 1—Organization and Nature of Business Operations

Heckmann Corporation (the “Company”) was incorporated in Delaware on May 29, 2007 as a blank check company whose objective is to acquire, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more currently unidentified operating business or businesses. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. All activity through December 31, 2007 relates to the company’s formation, initial public offering (the “Offering”) and efforts to identify prospective target businesses described below and in Note 3. At December 31, 2007, the Company had not commenced any operations other than analysis and development activities associated with investigation of prospective target businesses. The Company has selected December 31 as its fiscal year end.

The registration statement for the initial public offering (the “Offering”) was declared effective by the Securities and Exchange Commission on November 9, 2007. The Company closed the Offering on November 16, 2007 and received proceeds of $428,071,040 net of underwriting discounts and commissions of $10,823,360 (including $19,482,048 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the Over-Allotment Option Exercise, although substantially all of the net proceeds of the Offering and the Over-Allotment Option Exercise are intended to be generally applied toward consummating a business combination with an operating company or companies. As used herein, a “Target Business” shall mean one or more businesses that at the time of the Company’s initial business combination has a fair market value of at least 80% of the Company’s net assets (excluding deferred underwriting discounts and commissions of approximately $19.5 million) and a “Business Combination” shall mean the acquisition by the Company of such Target Business. Furthermore, there is no assurance that the Company will be able to successfully consummate a Business Combination.

The Company’s efforts in identifying prospective target businesses will not be limited to a particular industry. Instead, the Company intends to focus on various industries and target businesses that may provide significant opportunities for growth.

Upon the closing of the Offering $428,071,040 was placed in a trust account invested until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the liquidation of the Company. The amount placed in the trust account consisted of the proceeds of this offering and the concurrent private placement of warrants discussed in Note 4 as well as approximately $19.5 million of deferred underwriting discounts and commissions that will be released to the underwriters on completion of a Business Combination. The remaining proceeds outside of the trust account as well as the interest income of up to $4.5 million earned on the trust account balance that may be released to the Company (as described below) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses; provided, however, that after such release there remains in the trust account a sufficient amount of interest income previously earned on the trust account balance to pay any income taxes on such $4.5 million of interest income.

The Company will seek stockholder approval before it will consummate any Business Combination, even if the Business Combination would not ordinarily require stockholder approval under applicable state law. In connection with the stockholder vote required to approve any Business Combination, the Company’s Initial Stockholders have agreed to vote the shares of common stock owned by them immediately before the Offering in accordance with the majority of the shares of common stock voted by the Public Stockholders. “Public

HECKMANN CORPORATION

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

Stockholders” is defined as the holders of common stock sold as part of the Units in the Offering or in the aftermarket. The Company will proceed with a Business Combination only if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders owning less than 30% of the shares sold in the Offering exercise their conversion rights. If a majority of the shares of common stock voted by the Public Stockholders are not voted in favor of a proposed initial Business Combination, the Company may combine with another Target Business meeting the fair market value criterion described above within 24 months from the Offering (November 16, 2009).

If a Business Combination is approved and completed Public Stockholders voting against a Business Combination will be entitled to convert their stock into a pro rata share of the total amount on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including any interest earned on their pro rata portion of the trust account, net of income taxes payable thereon, and net of any interest income of up to $4.5 million on the balance of the trust account previously released to the Company to fund its working capital requirements (subject to the tax holdback). Public Stockholders who exercise their conversion rights will continue to have the right to exercise any Warrants they may hold. It is important to note that voting against a Business Combination alone will not result in conversion of a stockholder’s shares into a pro rata share of the trust account, which only occurs when the stockholder exercises the conversion rights described above in accordance with the procedures and conditions prescribed in the Offering.

In the event the Company does not consummate a Business Combination within 24 months after consummation of the Offering, the Company will dissolve and promptly distribute only to its Public Stockholders the amount in the trust account, including accrued interest, less any income taxes payable on interest income, any interest income of up to $4.5 million on the balance of the trust account previously released to the Company to fund its working capital requirements, and up to $75,000 of accrued interest to pay the costs of the Company’s dissolution and liquidation (subject to the tax holdback), plus any remaining net assets. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the price per share in the Offering.

Note 2—Summary of Significant Accounting Policies

Cash and cash equivalents:

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The trust assets are invested in one or more money market funds.

Net income per share:

Basic net income per share is computed by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed similar to basic net income per share, but includes the dilutive effect of shares issued pursuant to the Company’s outstanding warrants which are exercisable on the later of (i) the completion of a business combination or (ii) one year after consummation of the Company’s initial public offering.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported

HECKMANN CORPORATION

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial instruments:

The Company’s financial instruments consist principally of cash and cash equivalents. The Company believes the financial instruments’ recorded values approximate current values because of their nature and respective durations.

Recent accounting developments:

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurement (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and is effective for fiscal years beginning after November 15, 2007. For non-financial assets and liabilities, the adoption of SFAS 157 has been deferred until January 1, 2009. We are currently evaluating the adoption of SFAS 157 and its impact on our financial position and results of operation.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of SFAS 159.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature of financial effects of the business combination. SFAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. We expect SFAS No. 141R will have an impact on our consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date. We are still assessing the impact of this standard on our future consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling interests in Consolidated Financial Statements—and amendment of ARB No. 51. The provisions of SFAS No. 160 establish accounting and reporting standards for the noncontrolling interests of a subsidiary. The provisions of SFAS No. 160 are effective for us in fiscal year 2009 and will be applied prospectively, except for the presentation of the noncontrolling interests, which for all periods would be reclassified to equity in the consolidated balance sheet and adjusted out of net income in the consolidated statements of operations. We are currently evaluating the impact of the provisions of SFAS No. 160 on our future consolidated financial statements.

Note 3—Initial Public Offering

On November 16, 2007, the Company sold to the public 54,116,800 Units, including 4,116,800 Units pursuant to the partial Over Allotment Option exercise, at a price of $8.00 per Unit. Each Unit consists of one

HECKMANN CORPORATION

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

share of the Company’s common stock, $0.001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a Business Combination with a Target Business or November 9, 2008 and expiring November 9, 2011, unless earlier redeemed. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

In accordance with the Warrant Agreement related to the Warrants, the Company is only required to use its best efforts to effect the registration of the shares of common stock underlying the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

Note 4—Note Payable to Affiliate and Related Party Transactions

Mr. Richard J. Heckmann, Chairman of the Board and Chief Executive Officer of the Company loaned $258,300 to the Company to fund a portion of the expenses owed to third parties. The loan accrued interest at a rate of 3.60% per year and became payable upon the consummation of the Offering. The note was fully repaid on November 16, 2007, including accrued interest of $4,153.

Mr. Heckmann will be paid a monthly fee of $10,000, beginning upon the consummation of the Offering, for certain administrative services, including office space, utilities, and secretarial support. This arrangement is solely for the Company’s benefit and is not intended to provide its officers with compensation in lieu of salary. Through December 31, 2007, the Company had not paid any amounts in accordance with this agreement.

On November 16, 2007, Heckmann Acquisition, LLC, an entity owned and controlled by Mr. Heckmann, purchased 5,000,000 Sponsor Warrants at a price of $1 per warrant. Subsequently, the 5,000,000 Sponsor Warrants held by Heckmann Acquisition, LLC were transferred to Heckmann Enterprises, Inc, an entity owned and controlled by Mr. Heckmann. Heckmann Enterprises, Inc., has agreed that it will not sell or transfer these warrants (except in certain limited circumstances) until after the 90 th day following the consummation of a business combination. In addition, on November 16, 2007, 2,000,000 Sponsor Warrants were sold to our directors other than Mr. Heckmann for an aggregate purchase price of $2,000,000.

Note 5—Founders’ Units

On June 21, 2007, the Company sold 14,375,000 units for an aggregate purchase at a price of $71,875 or $0.005 per unit, to the Company’s founders. Each security consisted of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock. Upon the consummation of the Offering and the partial exercise of the over-allotment option by the underwriters, 845,000 units were redeemed for $4,225. Of the remaining units and net of redemption, 13,152,746 founders’ units were issued to Heckmann Acquisition, LLC, an entity that is owned and controlled by Mr. Heckmann, Chairman of the Board and Chief

HECKMANN CORPORATION

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

Executive Officer of the Company. Heckmann Enterprises, Inc, an entity owned and controlled by Mr. Heckmann, is the sole managing member of Heckmann Acquisition, LLC. The Company’s founders have agreed not to sell or transfer any of these securities, (except in certain limited circumstances), until one year after the Company consummates a business combination.

Note 6—Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Note 7—Income Taxes

The Company’s provision for income taxes consists of:

Current
Federal	$1,037,975
State	204,821

Total current	$1,242,796
Deferred
Federal	(71,687)

Total provision for income taxes	$1,171,109

The difference between the actual income tax expense and that computed by applying the U.S. federal income tax rate of 35% to pretax income is summarized below:

Computed expected tax expense
U.S. Federal income tax	35.00%
U.S. Personal Holding Company Tax	9.75%
State and local income taxes net of federal benefit	5.74%

Effective tax rate	50.49%

Significant components of the Company’s deferred tax assets as of December 31, 2007 are shown below:

Deferred tax assets:
State taxes	$71,687

Total Deferred Tax Assets	$71,687

In July 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the de-recognition, classification, interest and penalties, accounting in interim periods, and disclosure requirements for uncertain tax positions.

HECKMANN CORPORATION

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

The Company adopted FIN 48 upon inception. The following table summarizes the activity related to our unrecognized tax benefits:

Balance at January 1, 2007	$—
Increases related to prior year tax positions	—
Increases related to current year tax positions	226,000
Decreases due to settlements	—
Expiration of the statute of limitations for the assessment of taxes	—
Other	—

Balance at December 31, 2007	$226,000

All of the unrecognized tax benefits included above would reduce our annual effective tax rate if recognized. We do expect our unrecognized tax benefits to change over the next twelve months.

The Company is subject to taxation in the U.S. and California taxing jurisdictions. The Company’s tax returns for 2007 are subject to examination by the Federal and California tax authorities.

The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. As of December 31, 2007, the Company had no interest or penalties accrued for uncertain tax positions.

Note 8—Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per common share:

May 29, 2007 (inception) through December 31, 2007
Net income attributable to common stockholders	$880,897

Basic earnings per common share:
Weighted average common shares outstanding exclusive of shares subject to possible redemption:	25,305,415

Net income per common share—basic	$0.03

Diluted earnings per common share:
Weighted average common shares outstanding	25,305,415
Effect of dilutive securities—Warrants	—
Weighted average common shares outstanding exclusive of shares subject to possible redemption:	25,305,415

Net income per common share—diluted	$0.03

The Company has approximately 74.6 million warrants outstanding, which are not reflected as dilutive securities since their exercisability is contingent upon the latter of November 9, 2008 or a successful Business Combination.

HECKMANN CORPORATION

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

Note 9—Subsequent Events

On February 4, and March 3, 2008, the Company withdrew $3,000,000 and $500,000, respectively of interest earned on the funds held in the trust account for working capital purposes. On March 13, 2008 the Company withdrew $935,000 of interest earned on the funds held in the trust account for the purposes of paying taxes on the aggregate amount of interest on the funds held in the trust account

Note 10—Summarized Quarterly Data (unaudited)

Following is a summary of the quarterly results of operations for the periods from May 29, 2007 (inception) through December 31, 2007.

	Fiscal Quarter Ended
	May 29, 2007 (inception) to June 30, 2007	September 30, 2007	December 31, 2007
Net income (loss) attributable to common stockholders	$—	$(9,869)	$890,766
Net income per share
Basic and diluted	$—	$—	$0.03

HECKMANN CORPORATION

(a corporation in the development stage)

CONDENSED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,183,443	$872,252
Prepaid expenses	64,583	142,082
Cash and cash equivalents held in trust account	429,064,691	429,560,517
Deferred tax asset	71,687	71,687
Other current assets	157,658	—

Total current assets	432,542,062	430,646,538

Deferred costs	725,538	—

Total assets	$433,267,600	$430,646,538

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$282,500	$113,430
Income tax payable	—	1,242,796
Deferred underwriting fees	19,482,048	19,482,048

Total current liabilities	19,764,548	20,838,274
Commitments and Contingencies:
Common stock, subject to possible redemption, 16,235,039 shares at $7.91 per share	128,419,158	128,419,158
Deferred interest income attributable to common stock subject to possible redemption (net of taxes of $121,324 and $181,865 at June 30, 2008 and December 31, 2007, respectively)	176,772	264,976
Stockholders’ equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding at June 30, 2008 and December 31, 2007	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized; 67,646,800 shares issued and outstanding at June 30, 2008 and December 31, 2007	67,647	67,647
Additional paid-in capital	280,175,586	280,175,586
Retained earnings accumulated during the development stage	4,663,889	880,897

Total stockholders’ equity	284,907,122	281,124,130

Total liabilities and stockholders’ equity	$433,267,600	$430,646,538

See accompanying notes to financial statements

HECKMANN CORPORATION

(a corporation in the development stage)

CONDENSED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008	Period from May 29, 2007 (inception) to
			June 30, 2007	June 30, 2008
General and administrative costs	$404,707	$787,515	$—	$956,560

Loss from operations	(404,707)	(787,515)	—	(956,560)
Interest income (expense), net	2,755,480	6,846,848	(611)	9,332,875

Income (loss) before provision for taxes	2,350,773	6,059,333	(611)	8,376,315
Provision for income taxes	853,455	2,364,545	(249)	3,535,654

Net income (loss)	1,497,318	3,694,788	(362)	4,840,661

Deferred interest income, net of taxes, attributable to common stock subject to possible redemption	24,427	88,204	—	(176,772)

Net income (loss) attributable to common stockholders	$1,521,745	$3,782,992	$(362)	$4,663,889

Net income attributable to common stockholders per share
Basic and diluted	$0.02	$0.06	$—	$0.11
Weighted average shares outstanding
Basic and diluted	67,646,800	67,646,800	—	44,531,584

See accompanying notes to financial statements

HECKMANN CORPORATION

(a corporation in the development stage)

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30, 2008	Period from May 29, 2007 (inception) to
		June 30, 2007	June 30, 2008
Operating activities
Net income (loss)	$3,694,788	$(362)	$4,840,661
Adjustments to reconcile net income to net cash provided by operating activities
Interest earned on cash and cash equivalents held in trust, net of trust funds received for funding of expenses	495,826	—	(993,651)
Deferred taxes	—	—	(71,687)
Changes in:
Prepaid expenses	77,499	—	(64,583)
Accrued expenses	169,070	611	282,500
Income tax payable	(1,242,796)	—	—
Deferred costs	(725,538)	—	(725,538)
Other assets	(157,658)	(249)	(157,658)

Net cash provided by operating activities	2,311,191	—	3,110,044

Investing activities
Cash held in trust account	—	—	(428,071,040)

Net cash used in investing activities	—	—	(428,071,040)

Financing activities
Proceeds from note to stockholder	—	—	258,300
Repayment of note to stockholder	—	—	(258,300)
Proceeds from public offering, net	—	—	421,076,789
Proceeds from issuance of warrants	—	—	7,000,000
Proceeds from issuance of securities to initial shareholders, net	—	—	67,650

Net cash provided by financing activities	—	—	428,144,439

Net increase in cash	2,311,191	—	3,183,443
Cash and cash equivalents—beginning of period	872,252	—	—

Cash and cash equivalents—end of period	$3,183,443	$—	$3,183,443

Non-cash financing activities
Deferred underwriting discounts and commissions	—	—	$19,482,048
Redemption of founding stockholders’ shares	—	—	$4,225

Supplemental
Cash paid for interest	—	—	$4,153
Cash paid for income taxes	$3,765,000	—	$3,765,000

See accompanying notes to financial statements

HECKMANN CORPORATION

(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1—Description of Business

Heckmann Corporation (a corporation in the development stage) (the “Company”) was incorporated in Delaware on May 29, 2007 as a blank check company whose objective is to acquire, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating business or businesses. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting By Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies. All activity through June 30, 2008 relates to the company’s formation, initial public offering and efforts to identify prospective target businesses. At June 30, 2008, the Company had not commenced any operations other than analysis and development activities associated with investigation of prospective target businesses.

The registration statement for the initial public offering (the “Offering”) was declared effective by the Securities and Exchange Commission on November 9, 2007. The Company closed the Offering on November 16, 2007 and received proceeds of $421,071,040 net of underwriting discounts and commissions of $10,823,360 (including $19,482,048 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the partial Over-Allotment Option Exercise, although substantially all of the net proceeds of the Offering and the partial Over-Allotment Option Exercise are intended to be generally applied toward consummating a business combination with an operating company or companies. As used herein, a “Target Business” shall mean one or more businesses that at the time of the Company’s initial business combination has a fair market value of at least 80% of the Company’s net assets (excluding deferred underwriting discounts and commissions of approximately $19.5 million) and a “Business Combination” shall mean the acquisition by the Company of such Target Business. Furthermore, there is no assurance that the Company will be able to successfully consummate a Business Combination. Upon the consummation of the Offering, approximately 99% of the gross proceeds, after payment of certain offering expenses and amounts to the Underwriters, was placed in a trust account (“Trust Account”) and invested in eligible institutional money market funds pursuant to SEC Rule 2(a)(7) and short-term securities issued or guaranteed by the United States. The proceeds will be held in the Trust Account until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the Company’s dissolution and liquidation of the Trust Account as described below. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

In the event that the Company does not consummate a Business Combination within 24 months after the consummation of the Offering the Company will dissolve and distribute the proceeds held in the Trust Account to the Company’s stockholders, excluding the Founders, to the extent of their stock holdings. In the event of such liquidation and distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note 4).

Note 2—Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared by the Company and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2008 and the financial results for the three and six months ended June 30, 2008 and the period from May 29, 2007 (date of inception) to June 30, 2007 and June 30, 2008, in accordance with accounting principles generally accepted in the United

HECKMANN CORPORATION

(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

States of America for interim financial statements and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in the Company’s annual audited financial statements have been condensed or omitted pursuant to such rules and regulations. The balance sheet as of December 31, 2007, as presented herein, was derived from the Company’s audited financial statements but does not include all disclosures required by generally accepted accounting principles.

The results of operations for the three and six months ended June 30, 2008 and the period from May 29, 2007 (date of inception) to June 30, 2007 and June 30, 2008 are not necessarily indicative of the results of operations to be expected for a full fiscal year. These interim unaudited financial statements should be read in conjunction with the financial statements for the period from May 29, 2007 (date of inception) to December 31, 2007, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Note 3—Summary of Significant Accounting Policies

Cash and cash equivalents:

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The trust assets are invested in one or more money market funds.

Net income per share:

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed similar to basic net income per share, but includes the dilutive effect of shares issued pursuant to the Company’s outstanding warrants which are exercisable on the later of (i) the completion of a business combination or (ii) one year after consummation of the Company’s initial public offering.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent accounting developments:

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007.

HECKMANN CORPORATION

(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Income taxes:

In July 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the de-recognition, classification, interest and penalties, accounting in interim periods, and disclosure requirements for uncertain tax positions. The Company adopted FIN 48 upon inception.

The Company is subject to taxation in the U.S. and California taxing jurisdictions. The Company’s tax returns for 2007 are subject to examination by the Federal and California tax authorities. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. As of June 30, 2008, the Company had no interest or penalties accrued for uncertain tax positions.

Note 4—Initial Public Offering

On November 16, 2007, the Company sold to the public 54,116,800 Units, including 4,116,800 Units pursuant to the partial Over Allotment Option exercise, at a price of $8.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a Business Combination with a Target Business or November 9, 2008 and expiring November 9, 2011, unless earlier redeemed. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

Note 5—Commitment

The Company paid an underwriting discount of 2.5% of the public Unit offering price to the Underwriters at the closing of the Offering, with an additional 4.5% fee of the gross Offering proceeds payable upon the Company’s consummation of a Business Combination. This additional 4.5% fee, or $19,482,048 at June 30, 2008 and December 31, 2007, is reflected as a liability in the accompanying unaudited condensed balance sheets.

Note 6—Fair Value Measurements

Effective January 1, 2008, the Company implemented Statement of Financial Accounting Standard No. 157, Fair Value Measurement, or SFAS 157, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The Company is evaluating the impact, if any, this standard will have on its non-financial assets and liabilities.

The adoption of SFAS 157 to the Company’s financial assets and liabilities and non-financial assets and liabilities that are re-measured and reported at fair value at least annually did not have an impact on the Company’s financial results.

HECKMANN CORPORATION

(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2008, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability (in millions):

Description	June 30, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$3.2	$3.2	$—	$—
Cash and cash equivalents held in trust	429.1	429.1	—	—

Total	$432.3	$432.3	$—	$—

The fair values of the Company’s cash equivalents and cash and cash equivalents held in the Trust Account are determined through market, observable and corroborated sources.

The carrying amounts reflected in the consolidated balance sheets for other current and non-current assets and accrued expenses approximate fair value due to their short-term maturities.

Note 7—Stockholders’ Equity

The Company has authorized 250,000,000 shares of common stock at a par value of $0.001 per share and 1,000,000 shares of preferred stock with a par value of $0.001 per share. There are 67,646,800 shares of common stock issued and outstanding as of June 30, 2008. There are no shares of preferred stock outstanding as of June 30, 2008.

Note 8—Earnings per Common Share

The table below sets forth the computation of basic and diluted earnings per common share:

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008	Period from May 29, 2007 (inception) to
			June 30, 2007	June 30, 2008
Net income (loss)	$1,497,318	$3,694,788	$(362)	$4,840,661

Basic earnings per common share:
Weighted average common shares outstanding exclusive of shares subject to possible redemption:	67,646,800	67,646,800	—	44,531,584

Net income per common share—basic	$0.02	$0.06	$—	$0.11

Diluted earnings per common share:
Weighted average common shares outstanding	67,646,800	67,646,800	—	44,531,584
Effect of dilutive securities—Warrants	—	—	—	—
Weighted average common shares outstanding exclusive of shares subject to possible redemption:	67,646,800	67,646,800		44,531,584

Net income per common share—diluted	$0.02	$0.06	$—	$0.11

HECKMANN CORPORATION

(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The Company has approximately 74.6 million warrants outstanding, which are not reflected as dilutive securities since their exercisability is contingent upon the latter of November 9, 2008 or a successful Business Combination.

Note 8—Related Party Transactions

The Company has agreed to pay Heckmann Enterprises, Inc., an entity owned and controlled by Mr. Heckmann, our Chairman of the Board and Chief Executive Officer, a total of $10,000 per month for office space, administrative services and secretarial support. This arrangement is not intended to provide Mr. Heckmann compensation in lieu of a salary. Upon completion of a Business Combination or our liquidation, the Company will cease paying these monthly fees.

Note 9—Recent Developments

On May 19, 2008, the Company, and Heckmann Acquisition II Corp., a Delaware corporation and the Company’s wholly-owned subsidiary (“Acquisition Sub”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with China Water and Drinks Inc., a Nevada corporation (“CWDK”). CWDK is a licensed bottled water producer and operates bottled water production plants in China through six subsidiaries in the cities of Guangzhou (Guangdong Province), Zhanjiang (Guangdong Province), Changchun (Jilin Province), Feixian (Shandong Province), Nanning (Guangxi Province) and Shenyang (Liaoning Province). Each of its six production plants has two types of production lines: one type produces bottle-sized (350ml-1,500ml) bottled water and the other produces carboy-sized (18.9L) bottled water. CWDK produces a variety of bottled water products, including purified water, mineralized water, and oxygenated water, and it plans to produce other specialized bottled water products, including vitamin and nutrient enriched water and flavored water products in the future. CWDK produces and markets its bottled water products primarily under the brand name “Darcunk,” which in Chinese means “Absolutely Pure.” It also supplies bottled water products to globally recognized beverage companies, including Coca-Cola and Uni-President, under their own brand names. In addition, it provides private label bottled products to companies in the service industry, such as hotels and casinos.

Pursuant to the terms of the Merger Agreement, CWDK will be merged with and into Acquisition Sub (the “Merger”). At the date and time the Merger becomes effective (the “Effective Time”), each share of the CWDK’s common stock (“CWDK Common Stock”) will be converted into the right to receive (i) 0.8 shares of common stock, par value $0.01 per share of the Company (“Company Common Stock”), as such fraction may be adjusted in accordance with the Merger Agreement (the “Exchange Ratio”), and/or (ii) at the election of the holders of CWDK Common Stock, an amount in cash equal to US$5.00 per share of CWDK Common Stock. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

As a result of certain agreements entered into among the Company, CWDK, and certain CWDK security holders in connection with the execution and delivery of the Merger Agreement, CWDK security holders have already elected to receive the Company’s common stock in the merger in respect of approximately 70.1 million shares of CWDK common stock and to receive cash in the merger in respect of approximately 33.0 million shares of CWDK common stock (for aggregate cash proceeds of $165.0 million).

HECKMANN CORPORATION

(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

In addition, in consideration for granting certain waivers, releases, suspensions, and relinquishments of rights related to their CWDK securities, certain CWDK note holders, private placement investors, and management are eligible to share in a contingent payment of $145.5 million, payable in 2010, if the Company achieves a stated net income target for its fiscal year ending December 31, 2009. This contingent payment can be paid, in Heckmann’s sole discretion, through the payment of cash, through the issuance of Heckmann common stock, or through a combination thereof.

The transaction is subject to customary closing conditions. In addition, the closing is conditioned on (a) the affirmative vote of the holders of a majority of the shares of Company Common Stock issued in the Company’s initial public offering to (i) adopt the Merger Agreement, (ii) approve the issuance of Company Common Stock in the Merger, and (iii) adopt an amendment to the amended and restated certificate of incorporation of the Company to provide for perpetual existence, and (b) fewer than thirty percent (30%) of the shares of Company Common Stock issued in the Company’s initial public offering voting against the Merger and electing to convert their shares into cash in accordance with the Company’s amended and restated certificate of incorporation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders China Water and Drinks Inc.

We have audited the consolidated balance sheet of China Water and Drinks Inc. and subsidiaries as of December 31, 2007, and the related consolidated statements of operations and comprehensive income (loss), cash flows and stockholders’ equity for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of China Bottles Inc., the Company’s unconsolidated equity investee, which investment constitutes approximately 26% of total consolidated assets and income of approximately 5% of total consolidated net loss, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for China Bottles Inc, is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Water and Drinks Inc. and subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16 to the consolidated financial statements, the Company has restated its consolidated financial statements as of and for the year ended December 31, 2007 to reflect the correction of an error in the estimate of fair value of the Company’s common stock issued in connection with an acquisition, to reflect the correction of an error in accounting for common stock to be issued in an acquisition and to reflect the correction of an error in accounting for a compensatory arrangement.

/S/ GHP Horwath, P.C.

GHP Horwath, P.C.
Denver, Colorado
April 29, 2008 (September 26, 2008
as to the effects of the restatement
discussed in Note 16)

Board of Directors

China Bottles Inc. and Subsidiaries

(Formerly Hutton Holdings Corporation)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of China Bottles Inc. and Subsidiaries (Formerly Hutton Holdings Corporation) as of December 31, 2007 and 2006 and the consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (“PCAOB”). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material aspects, the consolidated financial position of the Company as of December 31, 2007 and 2006, and the consolidated results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

April 12, 2008

Salt Lake City, Utah

Board of Directors

Olympic Forward Trading Company, Limited

Hong Kong, HK

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Olympic Forward Trading Company, Limited as of December 31, 2006 and 2005 and the related statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As noted in Note 3 to the financial statements, the Company has restated its financial statements as of December 31, 2006 and for the year then ended to correct an accounting error relating to the value-added (VAT) tax liabilities.

In our opinion, the financial statements referred to above present fairly, in all material aspects, the financial position of Olympic Forward Trading Company, Limited as of December 31, 2006 and 2005 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.
May 26, 2007, except for the restatement
adjustment as outlined in Note 3
which is dated April 28, 2008
Salt Lake City, Utah

CHINA WATER AND DRINKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2007 (As restated, Note 16)	2006 (As restated, Note 3)
ASSETS
Current Assets
Cash and cash equivalents	$10,868	$1,836
Accounts receivable, net of allowance of $22 and $274 at December 31, 2007 and 2006 respectively	18,841	6,990
Due from related companies	8,697	—
Inventories, net	1,406	5,260
Prepaid expenses	6,083	4,242
Other receivables	7,523	58

Total current assets	53,418	18,386
Property, plant and equipment, net	8,102	4,029
Other assets	7	54
Deposits	2,748	—
Investment in unconsolidated equity investee	27,224	—
Due from directors	—	3,593
Intangible assets, net	2,074	—
Goodwill	12,577	—

TOTAL ASSETS	$106,150	$26,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,856	$3,094
Deferred revenues	3,550	2,640
Accrued expenses	922	1,327
Acquisition consideration payable	1,060	—
Current portion of line of credit	82	—
Current portion of long term debt	31	29
Value added taxes payable	5,762	4,820
Income taxes payable	320	—
Due to related companies	144	—
Due to directors	—	7,433

Total current liabilities	15,727	19,343
Long-term portion of line of credit	136	—
Long-term debt, less current portion	131	163

TOTAL LIABILITIES	15,994	19,506
Minority interests	517	—

Stockholders’ Equity
Preferred stock (5,000,000 and 5,000,000 shares authorized Series A Convertible Preferred Stock, $0.001 par value, no shares outstanding at December 31, 2007 and 2006, respectively)	—	—
Common stock (par value $0.001, 150,000,000 and 70,000,000 shares authorized; 94,521,393 and 59,872,000 shares issued and outstanding at December 31, 2007 and 2006, respectively)	95	60
Additional paid-in capital	118,092	(58)
Retained earnings (accumulated deficit)	(30,357)	6,261
Accumulated other comprehensive income	1,809	293

TOTAL STOCKHOLDERS’ EQUITY	89,639	6,556

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$106,150	$26,062

The accompanying notes are an integral part of these consolidated financial statements

CHINA WATER AND DRINKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

	For Years Ended December 31,
	2007 As restated, (Note 16)	2006 As restated, (Note 3)	2005
Revenue	$56,773	$35,700	$27,680
Cost of goods sold	(37,342)	(26,621)	(19,666)

Gross profit	19,431	9,079	8,014
Operating expenses:
Selling and marketing expenses	(64)	(178)	—
General and administrative expenses	(57,844)	(2,923)	(1,045)

Total operating expenses	(57,908)	(3,101)	(1,045)

Income (loss) from operations	(38,477)	5,978	6,969
Other income	541	285	—
Minority interest	(76)	—	—
Income from equity investment	1,797	—	—

Income (loss) before income taxes	(36,215)	6,263	6,969
Provision for income taxes	(307)	—	—

Net income (loss)	(36,522)	6,263	6,969
Foreign currency translation gain	1,516	48	245

Comprehensive income (loss)	$(35,006)	$6,311	$7,214

Net earnings (loss) per share:
Basic	$(0.47)	$0.10	$0.12

Diluted	$(0.47)	$0.10	$0.12

Weighted average number of shares outstanding:
Basic	77,772	59,872	59,872

Diluted	77,772	59,872	59,872

The accompanying notes are an integral part of these consolidated financial statements

CHINA WATER AND DRINKS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except per share data)

	Year Ended December 31,
	2007	2006 (As restated, Note 3)	2005
Cash flows from operating activities
Net income (loss) (as restated, Note 16)	$(36,522)	$6,263	$6,969
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	921	307	396
Increase in obsolescense reserves for inventories	311	—	—
Reduction in provision for doubtful accounts	(252)	—	—
Income from equity method investment	(1,797)	—	—
Income for minority interest stockholders in subsidiary	76	—	—
Share based compensation (as restated, Note 16)	55,970	—	—
Changes in operating assets and liabilities:
Accounts receivable	(7,960)	(3,135)	(1,694)
Due from related company	(8,697)	—	—
Inventories	4,579	(2,046)	(1,845)
Prepaid expenses and other receivables	(7,910)	137	(3,014)
Other assets	46	11	(63)
Due from director	4,068	(3,593)	—
Deferred revenues and accrued expenses	(180)	1,412	1,049
Other taxes payable	(1,099)	4,792	41
Accounts payable	(726)	1,849	(124)
Due to director	—	4,589	700

Net cash provided by operating activities	828	10,586	2,415

Cash flows from investing activities
Purchases of property and equipment	(1,140)	(150)	(1,665)
Deposit	(2,748)
Pilpol Acquisition, net of cash acquired of $1,416	(3,917)	—	—
Shenyang Aixin Acquisition, net of cash acquired of $68	(992)	—	—
Hutton acquisition	(9,000)	—	—
Other	—	(50)	(150)

Net cash (used in) investing activities	(17,797)	(200)	(1,815)

Cash flows from financing activities
Increase in line of credit	82	—	—
Payments on long-term debt agreements	(84)	(28)	(27)
Proceeds from issuance of Series A preferred stock, net of offering costs	26,354	—	—
Due to stockholders	(331)
Dividend paid	—	(9,893)	—

Net cash provided by/(used in) financing activities	26,021	(9,921)	(27)

Net increase in cash and cash equivalents	9,052	465	573
Cash and cash equivalents at beginning of period	1,836	1,371	798
Effect of change in foreign exchange rate on cash and cash equivalents	(20)	—	—

Cash and cash equivalents at end of period	$10,868	$1,836	$1,371

Supplemental disclosure of cash flow information:
Cash paid for interest	$51	$10	$—
Non-cash investing and financing activities:
Common stock to be issued to Pilpol former-owners for acquisition (as restated, Note 16)	$12,189	$—	$—
Payable to Shenyang owners for 66.67% acquisition	$1,060	$—	$—
Common stock issued to Hutton owners for acquisition (as restated, Note 16)	$16,426	$—	$—
Transfer of Due to Directors into additional paid in capital	$7,172	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

CHINA WATER AND DRINKS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Preferred Stock		Common Stock		Additional Paid-In Capital Amount	Retained Earnings (Accumulated Deficit) Amount	Accumulated Other Comprehensive Income Amount	Total Stockholders’ Equity Amount
	No. of Shares	Amount	No. of Shares	Amount
As at January 1, 2005	—	$—	59,872	$60	$(58)	$2,922	$—	$2,924
Net income	—	—	—	—	—	6,969	—	6,969
Foreign currency translation adjustment	—	—	—	—	—	—	245	245
Dividends paid to stockholder	—	—	—	—	—	—	—	—
Issuance of common stock and recapitalization in reverse acquisition transaction	—	—	—	—	—	—	—	—

As at December 31, 2005	—	—	59,872	60	(58)	9,891	245	10,138

Net income (as restated, Note 3)	—	—	—	—	—	6,263	—	6,263
Foreign currency translation adjustment	—	—	—	—	—	—	48	48
Dividends paid to stockholder	—	—	—	—	—	(9,893)	—	(9,893)

As at December 31, 2006 (as restated, Note 3)	—	—	59,872	60	(58)	6,261	293	6,556

Net Loss	—	—	—	—	—	(36,522)	—	(36,522)
Foreign currency translation adjustment	—	—	—	—	—	—	1,516	1,516
Contribution to Additional Paid-In Capital by Directors	—	—	—	—	7,172	—	—	7,172
Sale of Series A convertible preferred stock, net offering costs	4,478	4	—	—	26,354	—	—	26,358
Issuance of common stock in connection with conversion of Series A convertible preferred stock	(4,478)	(4)	22,388	22	(18)	—	—	—
Issuance of common stock in connection with the 48% acquisition of China Bottles Inc. (as restated, Note 16)	—	—	2,133	2	16,424	—	—	16,426
Common stock to be issued in connection with the acquisition of Pilpol (as restated, Note 16)	—	—	—	—	12,189	—	—	12,189
Share based compensation (as restated, Note 16)	—	—	—	—	55,970	—	—	55,970
Acquisition of UGODS			10,128	11	59	(96)		(26)

As at December 31, 2007 (as restated, Note 16)	—	$—	94,521	$95	$118,092	$(30,357)	$1,809	$89,639

The accompanying notes are an integral part of these consolidated financial statements

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006 AND 2005

NOTE 1—Organization, Description of Business and Reverse Merger

Organization and Description of Business

China Water and Drinks Inc. and subsidiaries (formerly UGODS, Inc.) (The Company), a Nevada Corporation, is engaged in the manufacture of bottled water products and operates bottled water production plants in five provinces in the People’s Republic of China (“PRC” or “China”)—Guangdong, Jilin, Shandong, Guangxi and Liaoning. The Company produces and markets bottled water products under the brand name “Darcunk” to distributors throughout China, and supplies bottled water products to beverage and servicing companies in the industry. The Company operates in one reportable segment in China.

Reverse Merger

Effective May 30, 2007, Gain Dynasty Investments Limited (“Gain Dynasty”), a China Corporation, completed a reverse merger transaction (“the Acquisition”) with UGODS, Inc., a public shell in which Gain Dynasty, merged with and into UGODS, Inc. and UGODS, Inc. acquired all the outstanding common stock of Gain Dynasty from Mr. Xu Hong Bin for 59,872,000 shares of the Company’s common stock. For accounting purposes, Gain Dynasty is considered the accounting acquirer. Accordingly, the reverse merger was accounted for as a recapitalization of Gain Dynasty in which the assets and liabilities of the Company have been recorded using Gain Dynasty’s historical values, and the stockholders of Gain Dynasty received approximately 86% of the post-acquisition common stock of UGODS, Inc. In addition, the historical stockholders equity of Gain Dynasty prior to the Acquisition has been retroactively restated (recapitalization) for the equivalent number of shares received in the Acquisition. The restated consolidated retained earnings of Gain Dynasty have been carried forward after the Acquisition.

NOTE 2—Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with US generally accepted accounting principles, and include the results of China Water and Drinks Inc., its wholly-owned subsidiaries, Gain Dynasty Investments Ltd. and its wholly-owned subsidiaries, Olympic Forward Trading Company Ltd., Guangdong Taoda Drink Co Ltd., Zhanjiang Taoda Drink Co Ltd., Changchun Taoda Beverage Co Ltd., Shandong Olympic Forward Drink Co Ltd; Fine Lake International Ltd. (“Fine Lake”) and its wholly-owned subsidiary, Pilpol (HK) Biological Ltd. (“Pilpol”) and its wholly-owned subsidiary, Nanning Taoda Drink Co Ltd. (“Nanning”) and its 66.67% owned subsidiary, Shen Yang Aixin Industry Co. Ltd. (“Shenyang”). The financial results for Changchun Taoda Beverage Co. Ltd. from August 2005 and for Shangong Olympic Forward Drink Co. Ltd. for all periods presented are included in the audited financial statements for Olympic Forward Trading Company, Limited as of December 31, 2005 and for all periods of 2006. All significant inter-company transactions have been eliminated in consolidation.

Equity method investments

Investee entities in which the Company can exercise significant influence, but not control, are accounted for under the equity method of accounting. Whether the Company exercises significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the company’s board of directors and ownership level, generally 20% to 50% interest in the voting securities of the company including voting rights associated with the Company’s holdings in common, preferred and other convertible instruments in the company. Under the equity method of accounting, the Company’s share of the earnings or losses of these companies is included in the equity income (loss) section of the consolidated statements of operations.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

A loss in value of an investment that is other than a temporary decline is recognized as a charge to operations. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment.

The Company holds a 48% equity investment in China Bottles Inc. (“China Bottles”) (formerly Hutton Holdings Corporation) (Note 7).

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to current year presentation.

Economic and Political Risk

The Company’s business operations are conducted in the PRC and are subject to special considerations and risks not typically associated with companies in North America and Western Europe. China’s political, economic and legal environments may influence the Company’s business, financial condition and results of operations, including adverse effects by changes in governmental policies in laws and regulations, anti-inflationary measures, and rates and methods of taxation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include revenue recognition, allowance for doubtful accounts, valuation of long-lived assets including identifiable intangibles and goodwill, contingencies and litigation. In the future, the Company may realize actual results that differ from the current reported estimates and if the estimates that we have used change in the future, such changes could have a material impact on the Company’s consolidated financial statements.

Foreign Currency Translation

The functional currency of the Company’s wholly-owned PRC subsidiaries is the Chinese Renminbi Yuan, (“RMB”). RMB is not freely convertible into foreign currencies. The functional currency of the Company’s BVI and Hong Kong subsidiaries is the Hong Kong Dollar (“HKD”). The Company’s PRC, BVI and Hong Kong subsidiaries’ financial statements are maintained in their functional currency Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

In connection with the Acquisition, the Company adopted the United States dollar as its reporting currency. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52 “Foreign Currency Translation,” the financial statements of the Company’s foreign subsidiaries are translated into United States Dollars (“USD”) using year-end rates of exchange for assets and liabilities and rates of exchange that

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

approximate the rates in effect at the transaction date for revenues, expenses, gains and losses. Amounts classified in stockholders’ equity are translated at historical exchange rates. The resulting translation adjustments are not included in determining net income but are included in foreign exchange adjustment recorded in accumulated other comprehensive income (loss), a component of stockholders’ equity.

Translation rates applied are as follows:

	December 31,
	2007	2006	2005
Year end RMB : USD exchange rate	7.314	7.807	8.070
Year Average RMB : USD exchange rate	7.617	7.939	8.201
Year end HKD : USD exchange rate	7.805	7.800	7.800
Year Average HKD : USD exchange rate	7.803	7.800	7.800

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Subsequent to December 31, 2007, the RMB foreign exchange rates continued to experience a notable rise against the USD. During the first quarter of 2008, the RMB : USD ratio ranged from a high of 7.314 to a low of 6.994, closing at 7.022 at March 31, 2008 with an average of 7.176.

Concentrations of Customer and Supplier Risk

None of the Company’s customers comprise 10% or more of accounts receivable at December 31, 2007 and 2006, respectively.

Four customers comprised 20%, 13%, 12% and 11% of revenues for the year ended December 31, 2007. Four customers comprised 15%, 13% and 13% of revenues for the year ended December 31, 2006. Four customers comprised 20%, 15%, 11% and 11% of revenues for the year ended December 31, 2005.

The Company purchased 27% of raw materials from 3 vendors, 16% from 2 vendors and 34% from 2 vendors for the years ending December 31, 2007, 2006 and 2005 respectively. The company believes that alternative vendors could be secured without interruption to operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in China and Hong Kong, with significant balances maintained in RMB. Balances at financial institutions or PRC state-owned banks are not covered by insurance. The Company has not experienced any historical losses in such accounts and believes that the risk of any loss is minimal.

Accounts Receivable, net

Accounts receivable are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. The Company provides an allowance for doubtful accounts to reflect the expected

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

uncollectibility of trade receivables based on the Company’s historical experience and the customer’s current ability to pay its obligation to the Company. Accounts with outstanding balances longer than the payment terms are considered past due. The Company writes off trade receivables when they become uncollectible and payments subsequently received on such receivables are credited against the provision for bad debts.

Inventories, net

Inventories consist of raw materials to produce plastic bottles, caps and labels and are stated at the lower of cost or net realizable value. Cost is determined on a weighted-average cost method. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

The Company performs an analysis of slow-moving or obsolete inventory periodically and any necessary valuation reserves, which could potentially be significant, are included in the period in which the evaluations are completed. As of December 31, 2007 and 2006, management determined that the amount charged to allowance for obsolescence is $311,000 and 0 respectively.

Property, Plant and Equipment, net

Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Additions and major replacements or betterments are added to the assets at cost. Maintenance and repair costs and minor replacements are charged to expense when incurred. When assets are replaced or otherwise disposed, the cost and accumulated depreciation are removed from the accounts and the gains or losses, if any, are reflected in the statement of operations. Gains or losses on the disposal of such assets are included in the statements of operations. Depreciation expense is allocated to cost of goods sold and general and administrative expense based on the use of the assets. Approximately 5% of depreciation expense was allocated to general and administrative expense.

Depreciation is computed using the following estimated useful lives:

Buildings	20-25 years
Motor vehicles	5-10 years
Office equipment	5-10 years
Machinery and equipment	3-15 years

Goodwill and Intangible Assets, net

The Company accounts for goodwill and intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No.142 requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business acquisitions (Note 8). SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. The

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

Company operates one reporting unit. Significant judgments required to estimate the fair value of a reporting unit include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions or the occurrence of one or more confirming events in future periods could cause the actual results or outcomes to materially differ from such estimates and could also affect the determination of fair value and/or goodwill impairment at future reporting dates. The Company performs its impairment annually during the fourth quarter of the fiscal year and determined that there was no impairment of goodwill as of December 31, 2007.

The Company’s amortizable intangible assets include customer relationships acquired in business acquisitions (Note 8). These costs are being amortized using the straight-line method over their estimated useful life of seven years.

Accounting for the Impairment of Long-Lived Assets

In accordance with SFAS No. 144, “Long-Lived Assets”, the Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets is measured by comparison of their carrying amounts to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value. The Company determined that there was no impairment of long-lived assets as of December 31, 2007 and 2006.

Income Taxes

The Company has adopted the provisions of SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. In assessing the impact of FIN 48, the Company evaluated its methodologies in calculating corporate income tax.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalty associated with any unrecognized tax benefits, nor was any interest expense recognized for the years ended December 31, 2007, 2006 and 2005.

Retirement Benefits

PRC regulations mandate companies to contribute funds into the national retirement system managed by the government, which benefits qualified employees based on where they were born within the country. The

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

Company records any required contribution as payroll tax expense. Very few of the Company’s employees qualify under the national retirement system. The Company provides no other retirement benefits to its employees. The Company recorded $31,000, $12,000 and $5,000 of retirement benefits expense for the years ended December 31, 2007, 2006 and 2005, respectively. No accruals were necessary at December 31, 2007 and 2006.

Acquisition Consideration Payable

Acquisition Consideration Payable consists of a payable of $1,060,000 in cash in connection with the Company’s 2007 acquisition of Shenyang (Note 8).

Revenue Recognition

The Company sells its products through two primary sales channels; regional distributors in China and OEM customers. Revenues are recognized upon shipment of finished products to regional distributors and when finished products are delivered to OEM customers. At this time, the title and the risks and benefits of ownership have been transferred, persuasive evidence of an agreement exists, the price is fixed and determinable, and collection is reasonably assured. The Company has not recorded sales return allowances as distributors and customers are not allowed to return finished products.

Taxes Collected From Customers and Remitted to Governmental Authorities

Revenues are recorded net of taxes collected from customers and remitted to governmental authorities.

Shipping and Handling Costs

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” shipping and handling costs incurred in bringing finished products or raw materials to our warehouse are capitalized as part of inventory and relieved in cost of sales when a sale occurs. The Company does not bill customers for shipping and handling costs. Shipping and handling costs related to the movement of finished goods from the Company’s warehouse to the customer locations are reflected in selling, general and administrative expenses and amounted to approximately $123,800, $95,300 and $69,200 for the years ended December 31, 2007, 2006 and 2005, respectively.

Advertising Costs

Advertising costs are expensed as incurred and amounted to $30,000, $153,000 and $0 for the years ended December 31, 2007, 2006 and 2005, respectively.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

Earnings Per Share

The Company complies with the accounting and reporting requirements of SFAS No. 128, “Earnings Per Share.” Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Contingently issuable shares are considered outstanding common shares and are included in the computation of basic EPS as of the date that all necessary conditions have been satisfied. Therefore, basis EPS includes contingently issuable shares related to the Company’s stock subscription payable which provides an obligation to issue 1,523,578 shares (a fixed number). Diluted EPS is based upon the weighted average number of common shares outstanding during the period plus the additional weighted average common equivalent shares during the period. Common equivalent shares result from the assumed exercises of outstanding stock options and warrants, the proceeds of which are then assumed to have been used to repurchase outstanding shares of common stock (the “treasury stock method”). Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be anti-dilutive. At December 31, 2007, the Company’s dilutive securities include warrants exercisable for common stock and as-if conversion of preferred stock. A reconciliation of the numerators and denominators of basic and diluted (loss) earnings per share is presented below.

	2007 (As restated, Note 16)	2006 (As restated, Note 3)	2005
	(In thousands, except per share data)
Basic and diluted net earnings (loss) per share:
Net income (loss)	$(36,522)	$6,263	$6,969

Weighted average common shares outstanding	77,196	59,872	59,872
Effect of stock subscription payable	576	—	—

Total weighted average common shares outstanding	77,772	59,872	59,872

Basic and diluted net income (loss) per share	$(0.47)	$0.10	$0.12

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that fair values be disclosed for the Company’s financial instruments. The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, accounts payable, customer deposits and other payables approximate fair value due to the short-term nature of these instruments. The Company’s long-term debt, secured by various properties, bears interest at rates commensurate with market rates and therefore management believes carrying values approximate fair values. It is currently not practicable to estimate the fair value of other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm’s length with the Company’s lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined. The fair value of amounts due from and to related parties is not practicable to estimate due to the related party nature of the underlying transactions.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The statement is effective for fiscal years beginning after November 15, 2008 for non-financial assets and liabilities, and is effective for fiscal year beginning after November 15, 2007 for financial assets and liabilities. The statement will be applied prospectively by the Company for any fair value measurements that arise after the date of adoption.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact this standard may have on the Company’s consolidated operating results and financial position upon adoption.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” SFAS No. 141 (Revised 2007) changes how a reporting enterprise accounts for the acquisition of a business. SFAS No. 141 (Revised 2007) requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value, with limited exceptions, and applies to a wider range of transactions or events. SFAS No. 141 (Revised 2007) is effective for fiscal years beginning on or after December 15, 2008 and early adoption and retrospective application is prohibited. Management is currently evaluating the impact this standard may have on the Company’s consolidated operating results and financial position upon adoption.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which is an amendment of Accounting Research Bulletin (“ARB”) No. 51. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest. This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. Early adoption is not permitted. Management is currently evaluating the impact this standard may have on the Company’s consolidated operating results and financial position upon adoption.

NOTE 3—Restatement

Subsequent to the issuance of the Company’s consolidated financial statements for the year ended December 31, 2006, the Company determined that the financial statements required restatement to correct the accounting for value-added tax (VAT) liabilities. The restatement resulted from a detailed analysis of the Company’s VAT accounts which disclosed errors in the recording of VAT deductions as well as VAT liabilities. An adjustment was recorded to increase liabilities and cost of goods sold by $2.6 million as of and for the year ended December 31, 2006.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

A summary of the effects of the restatement are as follows (in thousands, except per share amounts):

	December 31, 2006
	As Previously Reported	As Restated
VAT liability	$2,268	$4,820
Cost of goods sold	$24,069	$26,621
Gross profit	$11,631	$9,079
Net income	$8,815	$6,263
Earnings per share:
Basic	$0.15	$0.10
Diluted	$0.15	$0.10

NOTE 4—Accounts receivable

	December 31, 2007	December 31, 2006
Accounts receivable, gross	$18,863	$7,264
Allowance, beginning of year	(274)	—
Amount credited/(charged) to expense	252	(274)

Allowance, end of year	(22)	(274)

Accounts receivable, net	$18,841	$6,990

NOTE 5—Inventories

Inventories consist the following (in thousands):

	December 31, 2007	December 31, 2006
Total inventory, gross	$1,717	$5,260
Allowance, beginning of year	—	—
Net amount charged to expense due to obsolescence	311	—

Allowance, end of year	311	—
Inventories, net	1,406	5,260

Representing:
Raw materials	1,215	4,030
Work-in-progress	—	403
Finished goods	191	827

	$1,406	$5,260

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

NOTE 6—Property, Plant and Equipment, net

Property, plant and equipment consist primarily of manufacturing facilities and equipment owned and operated in China as follows (in thousands):

	December 31, 2007	December 31, 2006
At cost:
Buildings	$1,886	$961
Machinery and equipment	8,078	4,627
Motor vehicles	212	129
Office equipment	475	67

	10,651	5,784

Less: accumulated depreciation
Buildings	$333	$30
Machinery and equipment	2,069	1,656
Motor vehicles	74	50
Office equipment	179	19

	2,655	1,755

Construction in process	106	—

Plant and equipment, net of accumulated depreciation	$8,102	$4,029

NOTE 7—Investment in Equity Investee (as restated, Note 16)

On August 31, 2007, the Company purchased an aggregate of 11,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of convertible preferred stock of China Bottles. The total consideration paid for the China Bottles investment was $25,426,664, consisting of $9,000,000 in cash and 2,133,333 shares of the Company’s common stock valued at $7.70 per share, the quoted market price of the Company’s common stock on August 31, 2007.

The Company considered the requirements of EITF No. 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock” in the determination of the impact of the 5,000,000 shares of convertible preferred stock on its ownership of China Bottles. EITF No. 02-14 defines “in-substance” common stock as an investment where one has the risk and reward characteristics that are substantially similar to the investee’s common stock. The Company concluded that the convertible preferred stock is “in-substance” common stock, and accordingly the Company has recorded a 48% ownership in the equity of China Bottles using the equity method of accounting. Each share of convertible preferred stock is automatically converted into five shares of China Bottles common stock on the second business day following the effectiveness of an amendment to China Bottles’ Articles of Incorporation increasing the number of authorized shares of capital stock of China Bottles from 60,000,000 to 200,000,000. This occurred on April 3, 2008.

Through three wholly-owned Chinese subsidiaries, China Bottles engages in the manufacture of beverage bottle production equipment as well as the provision of molds and bottle production services for various customers in China.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

Based on its available recent quoted market price from April 15, 2008 of $6.00, the aggregate value of the company’s investment in China Bottles is approximately $216,000,000. Aggregate value is not indicative of fair value. The following table summarizes the assets and liabilities of China Bottles as at December 31, 2007 and 2006 respectively; and its results of operations from August 31, 2007 through December 31, 2007 and for the year ended December 31, 2006 (in thousands):

	2007	2006
Current assets	$11,721	$—
Non-current assets	$3,866	$—
Current liabilities	$(9,087)	$(2)
Non-current liabilities	$—	$—
Revenues	$22,502	$—
Gross margin	$6,568	$—
Net income	$3,744	$(2)

NOTE 8—Acquisitions

Pilpol acquisition (as restated, Note 16)

On June 15, 2007 (as amended on August 15, 2007), the Company, through its wholly-owned subsidiary Fine Lake, acquired 100% of the outstanding equity of Pilpol. Pilpol owns and operates Nanning, a PRC bottled water production company located in Nanning, southern PRC. The purchase price for Pilpol was $5,332,522 in cash, as well as 1,523,578 shares of the Company’s common stock valued at $12,188,624. Initially, the shares were to be issued upon the registration of the Company’s common stock underlying the Company’s Series A Convertible Preferred Stock (Note 14). On August 15, 2007, the parties agreed to fix the number of shares of common stock to be issued at a future date to 1,523,578 shares of common stock. As of December 31, 2007, the registration has not yet occurred and no shares have been issued to Pilpol’s former stockholders.

The Company applied SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”), when determining the classification of these stock subscriptions. While these subscriptions provide an obligation to issue 1,523,578 shares, they are classified as liabilities since a fixed monetary amount is known at inception. At the date the number of shares became fixed, the liability was reclassified to equity. As of December 31, 2007, the share consideration has not yet been issued. Accordingly, the Company has recorded the fixed monetary amount of $12.2 million within stockholders equity at December 31, 2007 as common stock to be issued.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

The following table represents the preliminary allocation of the acquisition cost to the net assets acquired based on their respective estimated fair values at the date of acquisition (in thousands). Intangible assets consist of customer-based intangible assets. Goodwill is not deductible for tax purposes. The purchase price allocation is subject to refinement.

Cash and cash equivalents	$1,416
Accounts receivable	2,299
Inventories	646
Prepayments, deposits and other receivables	992
Amount due from directors	475
Plant and equipment	959
Amortizable intangible assets	2,116
Goodwill	11,441

TOTAL ASSETS PURCHASED	20,344

Accounts payables	594
Amount due to stockholders	331
Other payables and accrued expenses	33
Taxes payable	1,865

TOTAL LIABILITIES ASSUMED	2,823

TOTAL CONSIDERATION	$17,521

Shenyang acquisition

On August 24, 2007 the Company, through its wholly- owned subsidiary, Pilpol, acquired 66.7% of the equity of Shenyang for a total cash consideration of $2,120,000. Shenyang, is a PRC bottled water production company located in Shenyang, (northern) PRC.

The following table represents the preliminary allocation of the acquisition cost to the net assets acquired based on their respective estimated fair values at the date of acquisition (in thousands). Intangible assets consist of customer-based intangible assets. Goodwill is not deductible for tax purposes. The purchase price allocation is subject to refinement.

Cash and cash equivalents	$68
Accounts receivable	1,591
Inventories	79
Prepayments, deposits and other receivables	404
Construction in progress	336
Property, plant and equipment	871
Amortizable intangible assets	113
Goodwill	1,136

TOTAL ASSETS PURCHASED	4,598

Trade payables	895
Other payables	385
Deposits received	2
Tax payable	495
Short term loan	265

TOTAL LIABILITIES ASSUMED	2,042

Less: Minority interests	436

TOTAL CONSIDERATION	$2,120

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

The results of Pilpol’s and Shenyang’s operations have been included in the consolidated financial statements since the respective dates of acquisition.

The following tables show supplemental information of the results of operations on a pro forma basis for the years ended December 31, 2007 and 2006 as if the acquisitions of Pilpol and Shenyang had been completed at the beginning of the respective periods (in thousands, except per share data) (unaudited).

The pro forma financial information does not necessarily reflect the results that would have occurred if the acquisitions had been in effect for the periods presented. In addition, they are not intended to be a projection of future results. The pro forma calculations do not reflect any synergies that might be achieved from combining the operations.

Year ended December 31, 2007:

	Historical Combined	Pro-forma Adjustment—Pilpol	Pro-forma Adjustment—Shenyang	Pro-forma
	(as restated, Note 16)	(as restated, Note 16)
Revenue	$56,773	$5,931	$2,044	$64,748
(Loss) income from operations	$(38,477)	$1,773	$313	$(36,391)
Net (loss) income	$(36,522)	$1,734	$363	$(34,425)
Basic and diluted (loss) earnings per share	$(0.47)	$0.02	$0.00	$(0.45)

Year ended December 31, 2006:

	Historical Combined	Pro-forma Adjustment—Pilpol	Pro-forma Adjustment—Shenyang	Pro-forma
Revenue	$35,700	$9,368	$2,675	$47,743
Income from operations	$5,978	$2,619	$366	$8,963
Net income	$6,263	$2,619	$358	$9,240
Basic and diluted earnings per share	$0.10	$0.04	$0.01	$0.15

Other Acquisition Activities

As a part of the Company’s strategy of growth through additional acquisitions, from time to time, the Company may enter into term sheets with companies that may be acquired in the near future. Under conditions of the term sheets, the Company may pay cash upfront to an escrow agent to support the negotiations in good faith. The Company is not obligated to further pursue the acquisitions if certain conditions exist, and is entitled a full refund of the deposit. As of December 31, 2007 and 2006, the Company has paid deposits related to potential acquisitions of $1,388,000 and $0, respectively. In March 2008, the Company made an additional deposit of approximately $2,734,000 in connection with potential business acquisitions. The $2,734,000 was paid from advances from a related company.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

NOTE 9—Goodwill and Intangible Assets

The carrying values of goodwill and intangible assets are as follows (in thousands):

	Goodwill	Intangible Assets, net
	(as restated, Note 16)
Acquisition of Pilpol and Shenyang	$12,577	$2,229
Amortization expense	—	(155)

Balance at December 31, 2007	$12,577	$2,074

Intangible assets consist of customer-based intangible assets with an estimated useful life of 7 years and estimated amortization expense of approximately $318,000 per year for each of the next 5 years.

NOTE 10—Lines of Credit and Long Term Debt

At December 31, 2007 and 2006, lines of credit and long-term debt consist of the following:

Lines of Credit

In connection with the Shenyang acquisition, the Company assumed the outstanding balances on two lines of credit with Shenyang Rural Credit Union. Proceeds from the lines of credit are used to purchase raw materials and for working capital.

(In thousands)

		Maturity date	Rate	Authorized Maximum	Balance December 31, 2007
Line of credit	Line 1	November 20, 2008	9.69%	$82	$82
Line of credit	Line 2	November 20, 2009	9.69%	191	136

The lines of credit are collateralized by factory premises in Shenyang City, Liaoning Province, the PRC.

Note Payable

In October 2003, the Company entered into a note payable with Bank of China (Hong Kong) to acquire a residential apartment that is held by the Company for long term investment purposes. The note is payable in monthly installments of principle and interest, with interest adjusting in accordance with the bank market rate 4.15% at December 31, 2007 and 5.5% at December 31, 2006 is due on October 2012 and is collateralized by the apartment.

At December 31, 2007, future payments of the note payable are summarized below (in thousands):

Years ending December 31,
2008	$31
2009	32
2010	34
2011	35
2012	30

Total	$162

Current portion of note payable	$31
Total long-term portion of note payable	$131

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

NOTE 11—Taxes Payable

Corporate Income Taxes (“CIT”)

It is management’s intention to reinvest all the income attributable to the Company earned by its operations outside the United States of America (the “U.S.”). Accordingly, no U.S. corporate income taxes are provided in these consolidated financial statements.

Under the current laws of the BVI, dividends and capital gains arising from the Company’s investments in the BVI through Gain Dynasty Investments Limited and Fine Lake International Limited are not subject to income taxes and no withholding tax is imposed on payments of dividends by the Company.

No Hong Kong corporate income tax has been provided in the financial statements, as the Company did not have any assessable profits for the Hong Kong companies (Olympic Forward Trading Co Ltd. and Pilpol (HK) Biological Ltd.).

All of our PRC subsidiaries except for Shenyang are entitled to a tax exemption through the end of 2007. The Company will begin recognizing income tax expense for those PRC subsidiaries in 2008. The Company’s PRC subsidiaries qualify as wholly foreign-owned enterprises (“WFOEs”), and as such enjoy a 100% tax exemption (“Tax Holiday”) for the first two years after the first year of achieving profitability (2006) and a 50% tax exemption for the following three years.

No deferred tax has been provided in the financial statements as there are no material temporary differences.

A reconciliation of tax at the United States federal statutory rate to the effective income tax rate recorded in the financial statements is as follows:

	2007	2006	2005
US federal statutory rate	34.0%	34.0%	34.0%
Foreign tax rate difference	(1.0)%	(1.0)%	(1.0)%
Effect of tax holiday/exemption	(31.4)%	(33.0)%	(33.0)%

	1.6%	0.0%	0.0%

The following table displays the statutory and effective tax rates for each subsidiary:

	Expiration of Tax	Statutory Tax rate (%) Years Ending			Effective Tax Rate (%) Years Ending
	Holiday	2007	2006	2005	2007	2006	2005
China Water and Drinks Inc.	N/A	34.0	34.0	34.0	0	0	0
Gain Dynasty Investments Limited	N/A	0.0	0.0	0.0	0	0	0
Fine Lake International Limited	N/A	0.0	0.0	0.0	0	0	0
Olympic Forward Trading Company Limited	N/A	17.5	17.5	17.5	0	0	0
Pilpol (HK) Biological Limited	N/A	17.5	N/A	N/A	0	N/A	N/A
Guangdong Taoda Drink Co., Limited	FY2007	33.0	33.0	33.0	0	0	0
Zhanjiang Taoda Drink Co., Limited	FY2007	33.0	33.0	33.0	0	0	0
Changchun Taoda Beverage Co., Limited	FY2007	33.0	33.0	33.0	0	0	0
Shandong Olympic Forward Drink Co., Limited	FY2007	33.0	33.0	33.0	0	0	0
Nanning Taoda Drink Company Limited	FY2007	33.0	N/A	N/A	0	N/A	N/A
Shen Yang Aixin Industry Co. Ltd.	N/A	33.0	N/A	N/A	33.0	N/A	N/A

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

A reconciliation of expected income tax at the US federal statutory rate (34%) to the income tax expense recorded in the financial statements is as follows:

	2007 (as restated, Note 16)	2006	2005
Expected tax (benefit) expense	$(12,313)	$3,514	$2,296
Preferential tax treatment (tax holiday)	(6,074)	(3,513)	—
Non-taxable items	18,567	—	—
Underprovision in previous years	127	—	—
Utilization of tax losses	—	(1)	(1)
Others	—	—	(2,295)

Income tax expense	$307	$—	$—

The aggregate effect of the tax holiday is $6,074,000 and $3,513,000 for the years ended December 31, 2007 and 2006, respectively. The tax holiday ended in 2007 and the Company will enjoy a tax reduction of 50% for the following three years. The per share effect of the tax holiday is as follows:

	2007 (as restated, Note 16)	2006	2005
Value of tax holiday	$6,074	$3,513	$—
Number of basic shares	77,772	59,872	—
Number of diluted shares	77,772	59,872	—
Value of tax holiday per basic share	$0.08	$0.06	$—

Value of tax holiday per diluted share	$0.08	$0.06	$—

Beginning January 1, 2008, a new Chinese Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs.

FIN 48 Considerations

We adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” on January 1, 2007. Upon adoption, the Company visited its tax positions on corporate income taxes given the different jurisdictions of the Company and its subsidiaries and concluded that there was no unrecognized tax benefit, and that there was no effect on the Company’s financial condition or results of operations as a result of implementing FIN 48.

We file income tax returns in the U.S. federal jurisdiction. We were not subject to U.S. federal tax examinations until the acquisition occurred. We do not believe there will be any material changes in our unrecognized tax positions over the next 12 months.

Our policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, we did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor were any interest expenses recognized during the quarter. Our effective tax rate differs from the federal statutory rate primarily due to foreign tax rate differences and preferential tax treatment.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

The Company estimates corporate income taxes throughout the year on a monthly basis, with a final report at year-end. An annual statutory audit is required and performed on each legal subsidiary or company which is submitted to the tax authorities in support of the Company’s tax filing. The tax authorities respond with a seal of approval to indicate their review and processing of the Company’s filings.

For corporate income taxes, the Company has filed the necessary forms to obtain a tax holiday for its WFOEs and is awaiting approval of the tax holiday. Typically, companies apply for the tax holiday in the first year that profits are reported and the application and approval process may take up to two years to complete. During April 2008, the PRC State Tax Bureau wrote a letter to the Company accepting the return originally filed for 2005, which indicates a tax loss. The Company has determined that 2006 is the first year of taxable income for its WFOEs.

NOTE 12—Related Party Transactions

During the year ended December 31, 2007, the Company entered into related party transactions with two entities with whom Mr. Xu Hong Bin, the Company’s President and Director, holds a direct and indirect role as the entities legal representative for local registration purposes. In March 2008, one of these related parties made a deposit payment of approximately $2,734,000 to a potential acquiree.

At December 31, 2007, due to related companies includes $144,000 of funds received from one of these entities to hold as a good faith deposit in connection with the entity’s pursuit of a specified business acquisition. Subsequent to December 31, 2007, this was abandoned and the Company repaid the amount to this related party.

During the year ended December 31, 2007, the Company paid amounts to a second entity for purchases of materials to be used in the Company’s water bottle production activities. The Company subsequently determined that the materials were of inferior quality and returned them to the entity. At December 31, 2007, included in Due from Related Companies is $5,283,000, for the returned materials. The refund was received subsequent to year-end.

During the fourth quarter of 2007, $7,172,000 that the Company owed to certain of its Directors was transferred to equity as contributions. No shares of the Company’s stock were issued in connection with these contributions.

The Company has entered into an informal agreement with China Bottles to provide working capital support in the form of notes payable by China Bottles to the Company. The notes yield interest to the Company at an annual interest rate equal to the market rate, mature six months after August 31, 2007 and are payable upon demand before maturity. The Hong Kong one-month risk-free market rate was approximately 3.5%; financial institutions typically charge 2-3% in addition to the base market rate. Accordingly, the interest rate was set at 6%. At December 31, 2007, the Company has included in Due from related companies $3,414,000 of notes receivable from China Bottles. The Company expects to receive full repayment from China Bottles during 2008.

NOTE 13—Commitments and Contingencies

Operating Leases

The Company leases office and warehouse space, machinery and other equipment under noncancellable operating lease agreements which expire at various dates through 2011. These leases generally contain scheduled rent increases or escalation clauses, renewal options, or in some cases, purchase options.

Rental expense incurred for noncancellable operating leases was $597,000, $242,000 and $209,000 during 2007, 2006 and 2005, respectively.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

At December 31, 2007, future minimum lease payments under operating leases are as follows (in thousands):

Year ending December 31,
2008	$339
2009	288
2010	133
2011	86

Total future minimum lease payments	$846

Contract Commitment

One of the Company’s subsidiaries, Changchun Taoda Beverage Co Ltd., entered into a contract with Zhongmei Construction Group Co. (“Zhongmei”) on September 24, 2007 for Zhongmei to construct an additional office and production plant in Changchun. The contract, amounting to $1,716,000 (RMB12,552,000), began on September 26, 2007 and construction is to be completed by July 31, 2008. At December 31, 2007, the Company has no liability under the contract and there are no specified conditions or remedies for defaults by either party to the contract. The Company does not anticipate any losses stemming from the contract.

Environmental Liabilities

In accordance with the requirements of the PRC’s Environmental Protection Law, the Company has installed required environmental protection equipment, adopted advanced environmental protection technologies, established responsibility systems for environmental protection, and has reported to and registered with the relevant local environmental protection departments. The Company has complied with the relevant regulations and has never paid a fee for the excessive discharge of pollutants. Management believes that there are no unrecorded liabilities in connection with the Company’s compliance with environment laws and regulations.

Litigation

The Company is subject to claims and litigation in the ordinary course of business, the outcome of which cannot be predicted with certainty. The Company is currently not engaged in any claims or litigation matters and management believes that any unknown claims will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

NOTE 14—Stockholders’ Equity

Stock and Share Sale (as restated, Note 16)

On May 31, 2007, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with certain investors (“the Investors”) and issued 4,447,612 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”) (the “Share Sale”). Gross proceeds to the Company were $30,000,000. Each share of Preferred Stock was convertible into five shares of the Company’s common stock and entitled the holder to the same voting rights as holders of the Company’s common stock on an as converted basis. The Company received $26,358,000, net of offering costs of the Share Sale. On July 11, 2007, all 4,477,612 shares of Preferred Stock were converted into 22,388,060 shares of the Company’s common stock.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

In connection with the Share Sale, the Company agreed to provide the Investors rights to register for resale the shares of common stock underlying the Preferred Stock pursuant to the terms of a registration rights agreement (the “Registration Rights Agreement”). The Registration Rights Agreement also requires the Company to register for resale any shares of common stock that may be released to the Investors pursuant to the terms of a Make Good Escrow Agreement (as defined below) and any shares of common stock that may be transferred to the Investors pursuant to the terms of a Stock Pledge Agreement (as defined below). Pursuant to the terms of the Registration Rights Agreement, the Company agreed to file with the Securities and Exchange Commission a registration statement with respect to the resale of the shares of common stock underlying the Preferred Stock issued to the Investors in the Share Sale by no later than 90 days after the consummation of the Share Sale. In the event that the Company does not file timely such registration statement and/or in the event that such registration statement is not declared effective on or prior to 180 days after the consummation of the Share Sale, the Company will be required to pay liquidated damages to each Investor in an amount equal to 1% of the aggregate investment amount originally paid by such Investor for each month during which the Company has not complied with its registration obligations up to a maximum of 10% of such Investor’s investment amount.

The Company accounts for registration rights agreements in accordance with the FASB’s Statement of Position (“FSP”) EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument, should be separately recognized and accounted for as a contingency in accordance with SFAS No. 5 “Accounting for Contingencies.” In January 2008, the Company obtained from the Investors a waiver of the liquidated damages and an extension of the completion of the registration statement until 15 days after the filing of the Company’s 2007 Form 10-K. As a result of the waiver management believes that a liability is not probable and therefore, has not accrued any estimated penalties.

In connection with the Share Sale, the Investors, the Company, Mr. Xu Hong Bin, a major stockholder of the Company, the Pinnacle Fund, as agent, and Loeb & Loeb LLP, as escrow agent, have entered into a Make Good Escrow Agreement (the “Make Good Escrow Agreement”) , whereby Mr. Xu Hong Bin has agreed to transfer 11,194,030 and 11,194,030 shares of the Company’s common stock owned by him to the Investors on a pro rata basis in the event that the Company does not meet certain performance targets for the years ended December 31, 2007 and 2008, respectively. The performance target for the Company’s fiscal year ended December 31, 2007 is the achievement of after-tax net income of at least $19,000,000 excluding any compensation relating to the Make Good Escrow Agreement. The performance target for the Company’s fiscal year ended December 31, 2008 is the achievement of after-tax net income of at least $30,000,000 and earnings per share of at least $0.30 excluding any compensation relating to the Make Good Escrow Agreement and expenses relating to any beneficial conversion feature attributable to the 5% convertible notes payable. The Company has achieved the target for the year ended December 31, 2007.

The agreement to release the shares from escrow upon the achievement of the 2007 after-tax net income target was presumed to be a separate compensatory arrangement between the Company and Mr. Xu Hong Bin. Accordingly, the fair value of the shares at the time they were placed into escrow ($56 million or $5.00 per share) was charged to income as stock-based compensation expense when the shares were released from escrow during the year ended December 31, 2007.

In connection with the Share Sale, certain of the Company’s stockholders have entered into Lock-Up Agreements by which each of them agreed not to transfer any of the Company’s common stock owned by them until the first year anniversary of the effective date of the initial registration statement filed by the Company with respect to the resale of the shares of common stock underlying the shares of Preferred Stock purchased by the Investors in the Share Sale.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

In connection with the Share Sale, the Company, Mr. Xu Hong Bin, Mr. Chen Xing Hua and the Pinnacle Fund, as agent, entered into a Stock Pledge Agreement pursuant to which Mr. Xu Hong Bin and Mr. Chen Xing Hua each agreed to transfer to the Investors, on a pro rata basis, upon the demand on the Investors, 11,194,030 shares of common stock owned by such stockholders in the event that the Company did not timely file a Certificate of Amendment with the State of Nevada amending the Articles of Incorporation of the Company to increase the authorized shares of the Company’s common stock from 70,000,000 to not less than 150,000,000. On May 30, 2007, the Company’s Board of Directors and stockholders approved the increase in the authorized number of shares of common stock from 70,000,000 to 150,000,000 and on July 10, 2007, the Company filed the necessary amendment with the State of Nevada.

Common Stock Warrants

In conjunction with the Securities Purchase Agreement the Company issued 2,238,806 common stock warrants to the transactions placement agents to purchase a total of 2,238,806 shares of the Company’s common stock. The warrants, have an exercise price of $1.61 per share, are exercisable immediately and expire on August 22, 2012.

Statutory surplus reserve

In accordance with the PRC Company Law and the Company’s Articles of Incorporation, the Company is required to appropriate 10% of its profit after tax as reported in its PRC statutory financial statements to a statutory surplus reserve.

Appropriations to the statutory surplus reserve may cease to apply if the balance of the statutory surplus reserve has reached an amount equal to 50% of the Company’s registered capital. Surplus reserves can be used to offset prior year accumulated losses, to expand the Company’s operations or for conversion into share capital. The Company may, upon the approval by a resolution at the Annual General Meeting, convert its surplus reserve into share capital and issue new shares to existing stockholders in proportion to their original shareholdings to increase the nominal value of each share. When converting the Company’s statutory surplus reserves into share capital, the amount of such reserves remaining unconverted must not be less than 25% of the registered capital.

At December 31, 2007, $3,346,000 of the Company’s additional paid-in capital or retained earnings (if one has a negative balance) is attributable to this reserve requirement. The Company does not plan to distribute earnings or declare dividends in the near future. However, if the Company determines future distributions are appropriate, such distributions will be subject to this reserve requirement.

Dividends paid to stockholders

In 2006, prior to the reverse merger, the Company paid $9,893 of dividends to its stockholders which represented a distribution of profits.

NOTE 15—Subsequent Events

Convertible Notes Payable

On January 24, 2008, the Company entered into a Securities Purchase Agreement (the “2008 Securities Purchase Agreement”), with certain investors, for the purchase and sale of 5% secured convertible notes (the “Notes”) in the aggregate amount of $50,000,000 (the “Purchase Price”). The Company received proceeds of $26

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

million ($30 million, net of financing costs) and $20.0 million is held in escrow until the Company files its 2007 Form 10-K. The Company will use the proceeds from the sale of the Notes solely for the purpose of acquiring related businesses and the Notes are secured by all of the capital stock owned by the Company in each of its subsidiaries (other than its subsidiaries located in the People’s Republic of China) and China Bottles.

The Notes are due three years from their issue date (the “Maturity Date”), and are convertible into shares of the Company’s common stock at a conversion price equal to the greater of (a) $3.00, which prices are subject to adjustment pursuant to customary anti-dilution provisions and Volume-Weighted Average Price (“VWAP”) adjustments, as described in the Notes, or (b) $4.25. The Company is to pay interest on the unconverted and then outstanding principal amount of the Notes at the rate of 5% per annum, payable quarterly in arrears, beginning on March 31, 2008, and on each date that principal is being converted into shares (as to the principal amount being converted) and on the Maturity Date.

Conversion of Equity Investee Preferred Stock to Common Stock

On March 7, 2008, China Bottles’ Board of Directors filed a Form DEF14C that effectively authorized the increase in China Bottle’s authorized preferred and common stock from 10,000,000 and 50,000,000 to 25,000,000 and 175,000,000 shares, respectively. Par value for each class of stock remains at $0.001 per share. According to the terms of China Bottles’ preferred stock, the Company’s investment in China Bottles’ preferred stock was automatically converted into 25,000,000 shares of China Bottles’ common stock. The conversion did not have any impact on the Company’s accounting treatment for its investment in China Bottles.

Note 16—2007 Restatement

Subsequent to the issuance of the Company’s consolidated financial statements as of and for the year ended December 31, 2007, the Company determined that there were errors made in accounting for certain transactions in its 2007 consolidated financial statements. These errors are as follows:

(A)	The fair value of the shares of common stock issued to China Bottles as part of the acquisition consideration was estimated to be $3.50 per share. In addition, the fair value of the shares of common stock to be issued to Pilpol as part of the acquisition consideration was also estimated to be $3.50 per share. The quoted market price of the Company’s common stock on the dates of these acquisitions was $7.70 and $8.00 per share, respectively. The initial decrease in the estimated fair value of these shares was primarily due to consideration of the effects on the quoted market price related to price fluctuations, quantities traded, issue costs and the like. However, after further consideration, the Company determined that the quoted market price represented the best evidence of the fair value of its common stock issued in connection with these acquisitions and as a result, the Company has restated its December 31, 2007 consolidated financial statements to use quoted market price in accounting for these acquisitions.

(B)	On August 15, 2007, the Company and the former owners of Pilpol agreed to amend the purchase price to fix the number of shares to be issued in the Pilpol acquisition at 1,523,578 shares. As a result, on August 15, 2007, the Company should have reclassified the monetary value of these shares, which was $12,188,624, to stockholders’ equity, pursuant to SFAS No. 150. The Company has restated its December 31, 2007 consolidated financial statements to reclassify this amount from acquisition consideration payable to stockholders’ equity.

(C)	As discussed in Note 14, pursuant to an escrow agreement entered into in connection with a $30 million preferred stock offering in May 2007, Mr. Xu Hong Bin, a major shareholder of the Company,

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

agreed to transfer 11,194,030 and 11,194,030 shares of the Company’s common stock owned by him to the preferred stock investors on a pro rata basis in the event that the Company does not meet certain performance targets for the years ended December 31, 2007 and 2008, respectively. The agreement to release the shares from escrow upon the achievement of certain criteria is presumed to be a separate compensatory arrangement between the Company and Mr. Xu Hong Bin. Accordingly, the fair value of the shares at the time they were placed into escrow ($56 million) should have been charged to income as stock-based compensation during the year ended December 31, 2007. As a result, the Company has restated its December 31, 2007 consolidated financial statements to account for this escrow agreement as a separate compensatory arrangement between the Company and Mr. Xu Hong Bin.

The adjustments required to correct the errors discussed above resulted in the restatement of the Company’s December 31, 2007 consolidated financial statements from amounts previously reported as follows:

Balance sheet:

	December 31, 2007
	As previously reported	As restated
Investment in unconsolidated equity investee	$18,264	$27,224
Goodwill	5,721	12,577
Total assets	90,334	106,150
Acquisition consideration payable, current portion	6,393	1,060
Total current liabilities	21,060	15,727
Total liabilities	21,327	15,994
Additional paid-in capital	40,973	118,092
Retained earnings (accumulated deficit)	25,613	(30,357)
Total stockholders' equity	68,490	89,639
Total liabilities and stockholders' equity	90,334	106,150

Statement of operations:
	December 31, 2007
	As previously reported	As restated
General and administrative expenses	$1,874	$57,844
Total operating expenses	1,938	57,908
Income (loss) from operations	17,493	(38,477)
Income (loss) before income taxes	19,755	(36,215)
Net income (loss)	19,448	(36,522)
Comprehensive income (loss)	20,964	(35,006)

Earnings (loss) per share:
Basic	0.25	(0.47)
Diluted	0.24	(0.47)
Basic average number of diluted shares outstanding	77,196	77,772
Weighted average number of diluted shares outstanding	80,896	77,772

Condensed Consolidated Financial Statements

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	As of June 30, 2008	As of December 31, 2007
	(unaudited)
	(As Restated, Note 14)	(As Restated, Note 14)
ASSETS
Current Assets
Cash and cash equivalents	$23,873	$10,868
Accounts receivable, net of allowance of $7 and $22 at June 30, 2008 and December 31, 2007 respectively	36,678	18,841
Due from related companies	3,996	8,697
Inventories, net	2,701	1,406
Prepayments	11,834	6,083
Other receivables	1,599	7,523

Total current assets	80,681	53,418
Property, plant and equipment, net	10,639	8,102
Other assets	8	7
Deposits	25,099	2,748
Deferred financing costs	5,050	—
Investment in unconsolidated equity investee	30,922	27,224
Intangible assets, net	14,889	2,074
Goodwill	15,982	12,577

TOTAL ASSETS	$183,270	$106,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$4,384	$3,856
Deferred revenues	3,246	3,550
Accrued expenses	5,803	922
Acquisition consideration payable, current portion	1,060	1,060
Current portion of line of credit	—	82
Current portion of long term debt	32	31
Value added taxes payable	6,421	5,762
Income taxes payable	2,277	320
Due to a related company	334	144

Total current liabilities	23,557	15,727
Convertible notes payable, net of discount of $37,651	12,349	—
Long-term portion of acquisition consideration payable	1,910	—
Long-term portion of line of credit	—	136
Long-term debt, less current portion	114	131

TOTAL LIABILITIES	37,930	15,994

Minority interests	3,213	517

Stockholders’ Equity
Preferred stock (5,000,000 shares authorized, $0.001 par value, no shares issued)	—	—
Common stock (150,000,000 shares authorized, $0.001 par value, 94,521,393 shares issued and outstanding)	95	95
Additional paid-in capital	190,077	118,092
Accumulated deficit	(52,365)	(30,357)
Accumulated other comprehensive income	4,320	1,809

TOTAL STOCKHOLDERS’ EQUITY	142,127	89,639

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$183,270	$106,150

See accompanying Notes to Consolidated Financial Statements.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)

	For Three Months Ended June 30,		For Six Months Ended June 30,
	2008	2007	2008	2007
	(As Restated, Note 14)		(As Restated, Note 14)
Revenue	$32,486	$12,499	$47,943	$18,715
Cost of goods sold	(19,762)	(8,189)	(29,748)	(12,452)

Gross profit	12,724	4,310	18,195	6,263

Operating expenses:
Selling and marketing expenses	(363)	—	(404)	—
General and administrative expenses	(16,405)	(372)	(31,977)	(647)

Total operating expenses	(16,768)	(372)	(32,381)	(647)

Income (loss) from operations	(4,044)	3,938	(14,186)	5,616
Other income	109	8	232	8
Interest expense	(5,039)	(10)	(8,716)	(10)
Minority interest	(590)	—	(726)	—
Income from equity investment	2,333	—	3,698	—

Income (loss) before income taxes	(7,231)	3,936	(19,698)	5,614
Provision for income taxes	(1,640)	—	(2,310)	—

Net income (loss)	(8,871)	3,936	(22,008)	5,614
Foreign currency translation gain	821	507	2,511	467

Comprehensive income (loss)	$(8,050)	$4,443	$(19,497)	$6,081

Earnings (loss) per share:
Basic (Note 2)	$(0.09)	$0.13	$(0.23)	$0.28

Diluted (Note 2)	$(0.09)	$0.13	$(0.23)	$0.28

Weighted average number of shares outstanding:
Basic (Note 2)	96,045	29,866	96,045	20,052

Diluted (Note 2)	96,045	29,866	96,045	20,052

See accompanying Notes to Consolidated Financial Statements.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands, except per share data)

	For the Six Months Ended June 30,
	2008	2007
Cash flows from operating activities
Net (loss) income (as restated, Note 14)	$(22,008)	$5,614
Adjustments to reconcile net (loss) income to net cash provided by operations:
Depreciation and amortization	937	161
Reduction in provision for doubtful accounts	(15)	—
Income from equity method investment	(3,698)	—
Minority interest	726	—
Non-cash interest expense (as restated, Note 14)	7,200	—
Stock-based compensation (as restated, Note 14)	27,985	—
Changes in operating assets and liabilities, net of business acquisitions:		—
Accounts receivable	(9,610)	(7,360)
Due from related companies	3,782	—
Inventories	(824)	(1,097)
Prepaid expenses and other receivables	1,420	(1,063)
Other assets	—	507
Due from director	—	2,154
Deposits	1,889	—
Deferred revenues and accrued expenses	477	(2,069)
VAT and income taxes payable	2,052	2,247
Accounts payable	182	—
Due to a related company	(1,306)	895
Due to director	—	(7,433)
Due to shareholder	—	381
Net assets acquired in acquisition	—	4,471

Net cash provided by (used in) operating activities	9,189	(2,592)

Cash flows used in investing activities
Purchases of property and equipment	(2,392)	(1,006)
Deposits under term sheets for potential acquisitions	(20,173)	(300)
Cash paid for acquisition of Grand Canyon, net of cash acquired of $736	(16,454)	—

Net cash used in investing activities	(39,019)	(1,306)

Cash flows from financing activities
Payments on long-term debt	(250)	(13)
Issuance of convertible notes, net	44,099	—
Proceeds from issuance of preferred stock, net of offering costs	—	30,198

Net cash provided by financing activities	43,849	30,185

Net increase in cash and cash equivalents	14,019	26,287
Cash and cash equivalents at beginning of period	10,868	1,893
Effect of change in foreign exchange rate on cash and cash equivalents	(1,014)	—

Cash and cash equivalents at end of period	$23,873	$28,180

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,478	$—

Cash paid for income taxes	$728	$—

Non-cash investing and financing activities:
Deposits paid under term sheets for potential acquisitions by related parties in exchange for reduction in amounts owed to the Company	$3,000	$—

Payable to Grand Canyon former owners for acquisition	$1,910	—

See accompanying Notes to Consolidated Financial Statements.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share data)

	Preferred Stock		Common Stock		Additional Paid-In Capital US$	Accumulated Deficit US$	Accumulated Other Comprehensive Income US$	Total Stockholders’ Equity US$
	No. of Shares	US$	No. of Shares	US$
As of January 1, 2008 (as restated, Note 14)	—	—	94,521	$95	$118,092	$(30,357)	$1,809	$89,639
Net loss	—	—	—	—		(22,008)	—	(22,008)
Beneficial conversion feature on convertible notes (as restated, Note 14; Note 9)	—	—	—	—	44,000	—	—	44,000
Stock-based compensation (as restated, Note 14; Note 11)	—	—	—	—	27,985	—	—	27,985
Foreign currency translation adjustment	—	—	—	—	—	—	2,511	2,511

As of June 30, 2008 (as restated, Note 14)	—	—	94,521	$95	$190,077	$(52,365)	$4,320	$142,127

See accompanying Notes to Consolidated Financial Statements.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

NOTE 1—Organization and Description of Business, Basis of Presentation, Restatement and Reverse Merger

Organization and Description of Business

China Water and Drinks Inc. and subsidiaries (formerly “UGODS, Inc.”) (the “Company”), a Nevada corporation, is engaged in the manufacture of bottled water products and operates bottled water production plants in five provinces in the People’s Republic of China (“PRC” or “China”)—Guangdong, Jilin, Shandong, Guangxi and Liaoning. The Company produces and markets bottled water products primarily under the brand name “Darcunk” to distributors throughout China, and supplies bottled water products to beverage and servicing companies in the industry. The Company operates in one reportable segment in China.

Basis of Presentation

The accompanying financial statements as of June 30, 2008 and for the six months ended June 30, 2008 and 2007 have been prepared by the Company without audit. Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s audited annual financial statements for the year ended December 31, 2007, which are included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the SEC on September 29, 2008. Amounts as of December 31, 2007 are derived from these audited consolidated financial statements.

In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the Company’s financial position as of June 30, 2008, its results of operations and its cash flows for the six months ended June 30, 2008 and 2007 have been made. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the operating results for the full year.

Reverse Merger

Effective May 30, 2007, Gain Dynasty Investments Limited (“Gain Dynasty”), a China corporation, completed a reverse merger transaction (the “Reverse Merger Transaction”) with UGODS, Inc., a public shell into which Gain Dynasty merged and pursuant to which the Company acquired all the outstanding common stock of Gain Dynasty from Mr. Xu Hong Bin for 59,872,000 shares of the Company’s common stock. For accounting purposes, Gain Dynasty is considered the accounting acquirer. Accordingly, the reverse merger was accounted for as a recapitalization of Gain Dynasty and the assets and liabilities of the Company have been recorded using Gain Dynasty’s historical values, and the shareholders of Gain Dynasty received approximately 86% of the post-acquisition common stock of the Company. In addition, the historical shareholders equity of Gain Dynasty prior to the Reverse Merger Transaction has been retroactively restated (recapitalization) for the equivalent number of shares received in the Reverse Merger Transaction. The restated consolidated retained earnings of Gain Dynasty have been carried forward after the Reverse Merger Transaction. UGODS, Inc. changed its name to China Water and Drinks Inc. after the completion of the Reverse Merger Transaction.

NOTE 2—Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with over US GAAP and include the results of China Water and Drinks Inc., its wholly-owned subsidiaries, Gain Dynasty Investments

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

Ltd. and its wholly-owned subsidiaries, Olympic Forward Trading Co. Ltd., Guangdong Taoda Drink Co. Ltd., Zhanjiang Taoda Drink Co. Ltd., Changchun Taoda Beverage Co. Ltd., Shandong Olympic Forward Drink Co. Ltd., Fine Lake International Ltd. (“Fine Lake”) and its wholly-owned subsidiary, Pilpol (HK) Biological Ltd. (“Pilpol”) and its wholly-owned subsidiary, Nanning Taoda Drink Co. Ltd. (“Nanning”) and its 66.67% owned subsidiary, Shen Yang Aixin Industry Co. Ltd. (“Shenyang”), Favor Start Investments Ltd. (“Favor Start”) and its wholly owned subsidiary Prosper Focus Enterprise Ltd. (“Prosper Focus”) and its 67% owned subsidiary Guangzhou Grand Canyon Pure Distilled Water Co. Ltd. (“Grand Canyon”). All significant inter-company transactions have been eliminated in consolidation.

Equity method investments

Investee entities over which the Company can exercise significant influence, but not control, are accounted for under the equity method of accounting. Under the equity method of accounting, the Company’s share of the earnings or losses of these companies is included in the equity income (loss) section of the consolidated statements of operations.

A loss in value of an investment that is other than a temporary decline is recognized as a charge to operations. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment.

The Company holds a 48% equity investment in China Bottles Inc. (“China Bottles”).

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to current year presentation.

Economic and Political Risk

The Company’s business operations are conducted in the PRC and are subject to special considerations and risks not typically associated with companies in North America and Western Europe. China’s political, economic and legal environments may influence the Company’s business, financial condition and results of operations, including adverse effects by changes in governmental policies in laws and regulations, anti-inflationary measures, and rates and methods of taxation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Please refer to our Annual Report on Form 10-K/A for fiscal year 2007 filed with SEC on September 29, 2008 for the estimates.

Foreign Currency Translation

The functional currency of the Company’s wholly-owned PRC subsidiaries is the Chinese Renminbi Yuan, (“RMB”). RMB is not freely convertible into foreign currencies. The functional currency of the Company’s BVI

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

and Hong Kong subsidiaries is the Hong Kong Dollar (“HKD”). The Company’s PRC, BVI and Hong Kong subsidiaries’ financial statements are maintained in their functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

The financial statements of the Company’s foreign subsidiaries are translated into United States Dollars (“USD”) using period-end rates of exchange for assets and liabilities and rates of exchange that approximate the rates in effect at the transaction date for revenues, expenses, gains and losses. Amounts classified in stockholders’ equity are translated at historical exchange rates. The resulting translation adjustments are not included in determining net income but are included in foreign exchange adjustment recorded in accumulated other comprehensive income (loss), a component of stockholders’ equity.

Accounts Receivable, net

Accounts receivable are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. The Company provides an allowance for doubtful accounts to reflect the expected uncollectibility of trade receivables based on the Company’s historical experience and the customer’s current ability to pay its obligation to the Company. Accounts with outstanding balances longer than the payment terms are considered past due. The Company writes off trade receivables when they become uncollectible and payments subsequently received on such receivables are credited against the provision for bad debts.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in China, Hong Kong and USA, with significant balances maintained in RMB, HKD and USD. Balances at financial institutions or PRC state-owned banks are not covered by insurance. The Company has not experienced any historical losses in such accounts and believes that the risk of any loss is minimal.

Inventories, net

Inventories consist of raw materials to produce plastic bottles, caps and labels and are stated at the lower of cost or net realizable value. Cost is determined on a weighted-average cost method. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

Property, Plant and Equipment, net

Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Additions and major replacements or betterments are added to the assets at cost. Maintenance and repair costs and minor replacements are charged to expense when incurred. When assets are replaced or otherwise disposed, the cost and accumulated depreciation are removed from the accounts and the gains or losses, if any, are reflected in the statement of operations. Gains or losses on the disposal of such assets

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

are included in the statements of operations. Depreciation expense is allocated to cost of goods sold and general and administrative expense based on the use of the assets. Approximately 5% of depreciation expense was allocated to general and administrative expense.

Depreciation is computed using the following estimated useful lives:

Buildings	20-25 years
Motor vehicles	5-10 years
Office equipment	5-10 years
Machinery and equipment	3-15 years

Goodwill and Intangible Assets, net

The Company accounts for goodwill and intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. SFAS No.142 requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business acquisitions. SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. The Company operates one reporting unit. Significant judgments required to estimate the fair value of a reporting unit include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions or the occurrence of one or more confirming events in future periods could cause the actual results or outcomes to materially differ from such estimates and could also affect the determination of fair value and/or goodwill impairment at future reporting dates. The Company performs its impairment test annually during the second quarter of the fiscal year. Management believes that there was no impairment of goodwill as of June 30, 2008.

The Company’s amortizable intangible assets include customer relationships and a trademark acquired in business acquisitions. These costs are being amortized using the straight-line method over their estimated useful life of 7 to 19.5 years.

Accounting for the Impairment of Long-Lived Assets

In accordance with SFAS No. 144,”Long-Lived Assets”, the Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets is measured by comparison of their carrying amounts to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value. The Company determined that there was no impairment of long-lived assets as of June 30, 2008.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

Retirement Benefits

PRC regulations mandate companies to contribute funds into the national retirement system managed by the government, which benefits qualified employees based on where they were born within the country. The Company records any required contribution as payroll tax expense. Very few of the Company’s employees qualify under the PRC national retirement system. The Company provides no other retirement benefits to its employees.

Acquisition Consideration Payable

Acquisition consideration payable consists of a payable of $1.1 million due in cash in connection with the Company’s 2007 acquisition of Shenyang, and $1.9 million due in cash in connection with the Company’s acquisition of Grand Canyon (Note 7).

Revenue Recognition

The Company sells its products through two primary sales channels; regional distributors in China and OEM customers. Revenues are recognized upon shipment of finished products to regional distributors and when finished products are delivered to OEM customers. At this time, the title and the risks and benefits of ownership have been transferred, persuasive evidence of an agreement exists, the price is fixed and determinable, and collection is reasonably assured. The Company has not recorded sales return allowances as distributors and customers are not allowed to return finished products.

Seasonality

Our sales are subject to seasonality factors. We typically experience higher sales of bottled water in summer time in coastal cities while the sales remain constant throughout the entire year in some inland cities. In general, we believe our sales will be higher in the second and third quarters of the year when the weather is hot and dry, and lower in the first and fourth quarters of the year when the weather is cold and wet. Sales peak during the months from June to September. Sales can also fluctuate during the course of a financial year for a number of other reasons, including weather conditions and the timing of advertising and promotional campaigns. As a result of these reasons, our operating results may fluctuate. In addition, the seasonality of our results may be affected by other unforeseen circumstances, such as production interruptions.

Taxes Collected From Customers and Remitted to Governmental Authorities

Revenues are recorded net of taxes collected from customers and remitted to governmental authorities.

Shipping and Handling Costs

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” shipping and handling costs incurred in bringing finished products or raw materials to our warehouse are capitalized as part of inventory and relieved in cost of sales when a sale occurs. The Company does not bill customers for shipping and handling costs. Shipping and handling costs related to the movement of finished goods from the Company’s warehouse to the customer locations are reflected in selling, general and administrative expenses. The total shipping and handling costs reflected in selling, general and administrative expenses for the six month periods ended June 30, 2008 and 2007 were $59,379 and $16,714, respectively.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

Earnings Per Share

A reconciliation of the numerators and denominators of basic and diluted earnings per share is presented below (all amounts are in thousands).

	Three Months Ended		Six Months Ended
	June 30, 2008 (As restated, Note 14)	June 30, 2007	June 30, 2008 (As restated, Note 14)	June 30, 2007
Basic and diluted net earnings (loss) per share:
Net income (loss)	$(8,871)	$3,936	$(22,008)	$5,614

Weighted average common shares outstanding	94,521	29,866	94,521	20,052
Effect of stock subscription payable	1,524	—	1,524	—

	96,045	29,866	96,045	20,052

Basic and diluted net income (loss) per share	$(0.09)	$0.13	$(0.23)	$0.28

Warrants to purchase 1,792 and 1,931 shares of common stock, respectively, were not included in the dilution calculation for the three and six months ended June 30, 2008 as the effect would be anti-dilutive. In addition, 11,765 shares of common stock underlying convertible debt were not included in the dilution calculation for both the three and six months ended June 30, 2008 as the effect would be anti-dilutive. There were no dilutive securities outstanding for the three and six months ended June 30, 2007.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that fair values be disclosed for the Company’s financial instruments. The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, accounts payable, customer deposits and other payables approximate fair value due to the short-term nature of these instruments. The Company’s long-term debt, secured by various properties, bears interest at rates commensurate with market rates and therefore management believes carrying values approximate fair values. It is currently not practicable to estimate the fair value of other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm’s length with the Company’s lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined. The fair value of amounts due from and to related parties is not practicable to estimate due to the related party nature of the underlying transactions.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

NOTE 3—Accounts receivable

Accounts receivable consist of the following:

	June 30, 2008	December 31, 2007
	(Unaudited)
Accounts receivable, gross	$36,685	$18,863

Allowance, beginning of year	(22)	(274)
Amount credited to expenses	—	252
Accounts receivable written off	15	—

Allowance, end of period	(7)	(22)

Accounts receivable, net	$36,678	$18,841

NOTE 4—Inventories

Inventories consist the following:

	June 30, 2008	December 31, 2007
	(Unaudited)
Inventories, net	$2,701	$1,406

Representing:
Raw materials	$2,523	$1,215
Work-in-progress	—	—
Finished goods	178	191

	$2,701	$1,406

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

NOTE 5—Property, Plant and Equipment, net

Property, plant and equipment consist primarily of manufacturing facilities and equipment owned and operated in China as follows:

	June 30, 2008	December 31, 2007
	(Unaudited)
At cost:
Buildings	$1,536	$1,303
Machinery and equipment	10,093	8,078
Motor vehicles	357	212
Office equipment	516	475

	12,502	10,068

Less: accumulated depreciation
Buildings	338	333
Machinery and equipment	2,824	2,069
Motor vehicles	91	74
Office equipment	208	179

	3,461	2,655

Construction in process	1,067	106

Investment property	531	583

Property, plant and equipment, net	$10,639	$8,102

NOTE 6—Investment in Equity Investee (As Restated, Note 14)

On August 31, 2007, the Company purchased an aggregate of 11,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of convertible preferred stock of China Bottles. The total consideration paid for the China Bottles investment was $25,427 consisting of $9,000 in cash and 2,133,333 shares of the Company’s common stock valued at $7.70 per share, the quoted market price of the Company’s common stock on August 31, 2007.

The Company considered the requirements of EITF No. 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock” in the determination of the impact of the 5,000,000 shares of convertible preferred stock on its ownership of China Bottles. EITF No. 02-14 defines “in-substance” common stock as an investment where one has the risk and reward characteristics that are substantially similar to the investee’s common stock. The Company concluded that the convertible preferred stock was “in-substance” common stock, and accordingly the Company has recorded a 48% ownership in the equity of China Bottles using the equity method of accounting. Each share of convertible preferred stock is automatically converted into five shares of China Bottles common stock on the second business day following the effectiveness of an amendment to China Bottles’ Articles of Incorporation increasing the number of authorized shares of common stock of China Bottles from 50,000,000 to 175,000,000. This occurred on April 3, 2008. As a result, the Company now owns 36,000,000 shares of China Bottles common stock, which represents 48% of the total common shares issued and outstanding.

Through three wholly owned Chinese subsidiaries, China Bottles engages in the manufacture of beverage bottle production equipment as well as the provision of molds and bottle production services for various customers in China.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

Based on its available recent quoted market price from August 12, 2008 of $2 per share, the aggregate value of the company’s investment in China Bottles is approximately $72,000. Aggregate value is not indicative of fair value. The following table summarizes the assets and liabilities of China Bottles as of June 30, 2008 and December 31, 2007 respectively, and revenues, gross margin and net income for three and six months ended June 30, 2008, respectively:

	June 30, 2008	December 31, 2007
Current assets	$29,698	$11,721
Non-current assets	$4,282	$3,866
Current liabilities	$18,693	$9,087
Non-current liabilities	—	—

	Six months ended June 30, 2008	Three months ended June 30, 2008
Revenues	$38,356	24,632
Gross margin	$12,078	8,009
Net income	$7,704	4,860

NOTE 7—Acquisitions

Grand Canyon acquisition

Effective as of June 12, 2008, the Company and Mr. Li Sui Poon (“Mr. Li”), a Hong Kong resident, entered into an amended and restated Share Purchase Agreement (“Amendment”) amending primarily the provisions of the original agreement relating to the transaction structure for the acquisition of a majority interest in Grand Canyon. In connection with the Amendment, Mr. Li transferred his 100% ownership interest in Prosper Focus to Favor Start, a company incorporated in the British Virgin Islands and 100% owned by Mr. Li. As a result of the transfer, Favor Start became the 100% owner of Prosper Focus which in turn owns a 67% equity interest in Grand Canyon, a Sino-Foreign Joint Venture limited liability company formed in PRC.

Under the terms of the Amendment, the Company purchased from Mr. Li 100% of the issued and outstanding equity interests in Favor Start thereby becoming the indirect 100% owner of Prosper Focus and the indirect 67% owner of Grand Canyon effective as of June 12, 2008.

The Company has completed the acquisition of Favor Start as part of its strategy to significantly expand the size of its operations from both a financial and geographic standpoint. The primary reasons for the acquisition are to expand sales offerings in new markets, generate growth in the Company’s business, develop deeper relationships with major suppliers to the Company’s markets, and realize potential operational savings. As the primary reasons for this acquisition are not related to the tangible assets of the businesses acquired, the purchase price was in excess of the fair value of the tangible and intangible assets acquired less liabilities assumed resulting in goodwill. Goodwill is not expected to be deductible for income tax purposes. The purchase price for the shares of Favor Start is USD$19,100 (consisting of $17,200 of cash and a payable of $1,910 due to the former shareholders), resulting in a goodwill of $3,405.

The following table represents the preliminary allocation of the acquisition cost to the net assets acquired based on their respective estimated fair values at the date of acquisition (in thousands). Intangible assets consist of customer-based intangible assets and a trade mark. The purchase price allocation is not considered final as of the date of this report and subject to refinement, as the Company is still reviewing all of the underlying

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

assumptions and calculations used in the allocation. However, the Company believes the final purchase price allocation will not be materially different than presented below.

Current Assets
Cash and cash equivalents	$736
Accounts receivable	6,675
Due from related companies	1,701
Inventories	369
Other receivables and prepayments	385
Property plant & equipment	290
Amortizable intangible assets (Note 8)	12,974
Goodwill (Note 8)	3,405

Total Assets Purchased	26,535

Current Liabilities
Accounts payable	854
Advances from customers	15
Due to related companies	1,492
Other payables and accruals	3,055
Accrued payroll	52

Total Liabilities Assumed	5,468

Less: Minority Interest	1,967

Total consideration	$19,100

The Company has included the results of operations of Grand Canyon in its consolidated financial statements from the effective date of the acquisition forward.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

The following unaudited pro forma financial information for the three and six months ended June 30, 2008 and 2007, give effect to the above acquisition as if it had occurred at the beginning of each respective period.

	Three months ended June 30, 2008	Three months ended June 30, 2007
	(Unaudited)	(Unaudited)
	(As Restated, Note 14)
Revenue	$38,647	$17,603
Net income (loss)	$(8,286)	$4,050
Basic net income (loss) per common share	$(0.09)	$0.14
Diluted net income (loss) per common share	$(0.09)	$0.13
Basic shares used in per share calculation	96,045	29,866
Diluted shares used in per share calculation	96,045	34,360

	Six months ended June 30, 2008	Six months ended June 30, 2007
	(Unaudited)	(Unaudited)
	(As Restated, Note 14)
Revenue	$59,271	$27,434
Net income (loss)	$(20,820)	$5,594
Basic net income (loss) per common share	$(0.22)	$0.28
Diluted net income (loss) per common share	$(0.22)	$0.26
Basic shares used in per share calculation	96,045	20,052
Diluted shares used in per share calculation	96,045	24,546

Other Acquisition Activities

As a part of the Company’s strategy of growth through additional acquisitions, from time to time, the Company may enter into term sheets or other preliminary agreements with companies that may be acquired in the near future. Under conditions of such term sheets or other preliminary agreements, the Company may pay cash upfront to an escrow agent to support the negotiations in good faith. The Company is not obligated to further pursue the acquisitions if certain conditions exist or fail to be satisfied, and is entitled a full refund of the deposit. As of June 30, 2008, the Company has paid deposits related to potential acquisitions of $24,453.

NOTE 8—Goodwill and Intangible Assets

Goodwill and intangible assets are related with acquisitions of Pilpol, Shenyang and Grand Canyon and consist of the following:

	Goodwill	Intangible assets, net
Acquisition of Pilpol, Shenyang, and Grand Canyon (as restated, Note 14)	$12,577	$2,229
Amortization expense – 2007	—	(155)

Balance at December 31, 2007 (as restated, Note 14)	12,577	2,074
Acquisition of Grand Canyon	3,405	12,974
Amortization expense – 2008	—	(159)

Balance at June 30, 2008 (as restated, Note 14)	$15,982	$14,889

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

Intangible assets for acquisition of Pilpol and Shenyang consist of customer-based intangible assets with an estimated useful life of 7 years and estimated amortization expense of approximately $318 per year for each of the next 5 years.

Intangible assets from the acquisition of Grand Canyon consist of customer-based intangible assets of $4,734 and a trade mark of $8,240, with estimated useful lives of 7 years and 19.5 years respectively, and estimated amortization expense of approximately $676 and $423 per year for each of the next 5 years, respectively. Based on management assessment, there is no significant residual value of the intangible assets.

NOTE 9—Long Term Debt

At June 30, 2008, lines of credit and long-term debt consist of the following:

Note Payable

In October 2003, the Company entered into a note payable with Bank of China (Hong Kong) to acquire a real estate property that is held by the Company for long term investment purposes. The note is payable in monthly installments of principal and interest, with interest adjusting in accordance with the bank market rate, 2.65% at June 30, 2008, is due in October 2012 and is collateralized by the property.

Convertible Notes Payable (As Restated, Note 14)

On January 24, 2008, the Company entered into a Securities Purchase Agreement (the “2008 Securities Purchase Agreement”), with certain investors, for the purchase and sale of 5% secured convertible notes (the “Notes”) in the aggregate amount of $50,000 (the “Purchase Price”). The Company received proceeds of $44,000 ($50,000, net of financing costs) .The Company will use the proceeds from the sale of the Notes solely for the purpose of acquiring related businesses and the Notes are secured by all of the capital stock owned by the Company in each of its subsidiaries (other than its subsidiaries located in the People’s Republic of China) and China Bottles.

The Notes are due three years from their issue date (the “Maturity Date”), and are convertible into shares of the Company’s common stock at a conversion price equal to the greater of (a) $3.00, which prices are subject to adjustment pursuant to customary anti-dilution provisions and Volume-Weighted Average Price (“VWAP”) adjustments, as described in the Notes, or (b) $4.25. The quoted market price of the Company’s common stock at the date of the transaction was estimated to be $17.25 per share, and accordingly a beneficial conversion feature resulted.

In accordance with Emerging Issues Task Force (EITF) No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” and EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Company recognized the advantageous value of conversion rights attached to the convertible debt. Such rights give the debt holder the ability to convert debt into shares of common stock at a price per share that is less than the fair market value (quoted market price) of the common stock on the commitment date. This represents an embedded beneficial conversion feature which is to be valued separately upon issuance of the debt. The beneficial value was calculated based on the intrinsic value (the fair market value of the stock at the commitment date of $17.25 in excess of the conversion rate of $4.25) of the feature and was recorded as a discount to the related debt and an addition to additional paid-in-capital.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

In this instance, the intrinsic value of the beneficial conversion feature was greater than the proceeds allocated to the convertible debt, which was $44 million. Pursuant to EITF 98-5, the amount of the discount assigned to the beneficial conversion feature was limited to the amount of proceeds allocated to the convertible debt. The discount is subsequently being amortized to interest expense over the remaining outstanding period of the related debt, which matures in January 2010 using the effective interest method.

Under the 2008 Securities Purchase Agreement, the Company was to pay interest on the unconverted and then outstanding principal amount of the Notes at the rate of 5% per annum, payable quarterly in arrears, beginning on June 30, 2008, and on each date that principal is being converted into shares (as to the principal amount being converted) and on the Maturity Date.

As security for its obligations under the Notes, upon the closing of the Notes the Company pledged all of the outstanding equity of Gain Dynasty Investments Limited (“Gain Dynasty”) and Fine Lake to Goldman Sachs International, as collateral and security agent for the holders of the Notes (the “Collateral and Security Agent”). In addition, as security for the Notes, Gain Dynasty pledged all of the outstanding equity of Olympic Forward Trading Company Limited, its Hong Kong subsidiary (“Olympic”) to the Collateral and Security Agent and Fine Lake pledged all of the outstanding equity of Pilpol to the Collateral and Security Agent.

On March 31, 2008, the Company and the Collateral and Security Agent entered into (i) a Deed of Amendment amending the 2008 Securities Purchase Agreement by and between the Company and the Collateral and Security Agent such that at all times no more than 65% of the shares held by the Company in Gain Dynasty shall be charged in favor of the Collateral and Security Agent and (ii) a Deed of Amendment amending the 2008 Securities Purchase Agreement by and between the Company and the Collateral and Security Agent such that at all times no more than 65% of the shares held by the Company in Fine Lake shall be charged in favor of Collateral and Security Agent. As consideration for this reduction in collateral, the Company executed Amendments to each of the outstanding Notes to increase the interest rate payable with respect to the Notes from 5% per annum to 7% per annum.

The common stock underlying the Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States except pursuant to an effective registration statement filed with the SEC or pursuant to an applicable exemption from the relevant registration requirements. The Company has agreed to file a registration statement with the SEC for the resale of the common stock underlying the convertible notes sold in the private placement.

The registration rights agreement provides the investors with certain registration rights whereby the Company could incur penalties if a registration statement is not filed or declared effective by the SEC on a timely basis. Under the registration rights agreement, the Company has agreed to file a registration statement with the SEC registering for resale the shares underlying the Notes on the 15th day following the earlier of (i) the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31,2007 or (ii) the latest date on which the Company is required to file its Form 10-K, subject to extension under Rule 12b-25. Furthermore, the Company has agreed to cause the registration statement to be declared effective as soon as possible, but in any event, no later than upon the earlier of (i) the 75th day following the filing date; provided that, if the SEC reviews and has written comments to the filed registration statement that would require the filing of a pre-effective amendment thereto with the SEC, then the effective date shall be the 105th day following the filing date or (ii) the fifth trading following the date on which the Company is notified by the SEC that the initial registration statement will not be reviewed and is no longer subject to review and comments. In the event that the Company does not file the registration statement timely and /or in the event that the registration statement is not declared

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

effective in the timeframe noted above, the Company will be required to pay liquidated damages to the investors as a rate per annum equal to an additional 0.25% of the aggregate principal amount of the Notes outstanding as of the original issue date, to and including the 90th day thereafter or until the registration statement is filed and/or declared effective by the SEC, and 0.5% from the 91st day thereafter until the registration statement is filed and/or declared effective by the SEC.

In addition, the Company has agreed to use its reasonable best efforts to keep the registration statement continuously effective. Under the registration rights agreements, the requirement to keep a registration statement effective is suspended upon the earlier of (i) the fifth anniversary of the effective date, (ii) at such time that shares covered by the registration statement have been publicly sold by the investors, or (iii) the date shares each investor is able to sell the shares without limitation under SEC Rule 144. If at any time during this effectiveness period (i) the registration statement ceases to be effective, (ii) the investors are not authorized to use the prospectus pursuant to Section 3 (g), or (iii) the investors are otherwise restricted by the Company from effecting sales pursuant to the registration statement for more than 30 days, whether or not consecutive, in any 90-day period, or for more than 90 days, whether or not consecutive, during any 12-month period, then the Company will be required to pay liquidated damages to the investors. The liquidated damages are to be paid at a rate per annum equal to an additional 0.25% of the aggregate principal amount of the Notes outstanding as of the original issue date from the 31st day of the applicable 90-day period or the 91st of the applicable 12-month period until the earlier of (i) the time the investors are again able to make sales under the registration statement, or (ii) the expiration of the effectiveness period.

Any amount to be paid as liquidated damages, if any, shall be paid in cash semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as defined in the Note, following the date of such registration default or effectiveness failure, as applicable. Such liquidation damages will accrue in respect to the aggregate principal amount of the Notes outstanding as of the original issue date at the rates noted above.

The Company accounts for registration rights agreements in accordance with the FASB’s Statement of Position (“FSP”) EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument, should be separately recognized and accounted for as a contingency in accordance with SFAS No. 5 “Accounting for contingencies.”

The registration payment arrangement does not provide for a maximum potential amount of consideration that may be required to be paid as liquidated damages. As of the date of the filing of this Form 10-Q, the Company has not filed a registration statement to register the shares underlying the Notes. Management has determined that the current carrying amount of the liability representing the Company’s obligations under the registration payment arrangement would not be material as of June 30, 2008. Any gains or losses resulting in changes in the carrying amount of this liability will be recorded as interest expense.

In connection with the Company’s anticipated merger transaction with Heckmann Corporation, certain of the Company’s obligations which are described in the foregoing paragraphs, particularly the Company’s registration obligations and liquidated damages liability, have been suspended pending consummation of the merger transaction with Heckmann Corporation.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

NOTE 10—Taxes Payable

(a)	Corporate Income Taxes (“CIT”)

Under the current laws of the BVI, dividends and capital gains arising from the Company’s investments in the BVI through Gain Dynasty Investments Limited and Fine Lake International Limited are not subject to income taxes and no withholding tax is imposed on the payments of dividends by the Company. No Hong Kong corporate income tax has been provided in the financial statements, as the Company did not have any assessable profits for the Hong Kong companies (Olympic Forward Trading Co Ltd and Pilpol (HK) Biological Ltd).

Beginning January 1, 2008, a new Chinese Enterprise Income Tax (“CIT”) law replaced the laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard CIT rate of 25% replaced the 33% rate currently applicable to both DES and FIEs.

The income tax payable balances of $2,277 and $320 as of June 30, 2008 and December 31, 2007, respectively, have been accrued and reflected as taxes payable in the accompanying consolidated balance sheets.

There are no differences between reported book or financial income and income computed for income tax purposes. Therefore, the Company has made no adjustment for deferred tax assets or liabilities.

(b)	Value Added Tax (“VAT”)

The VAT payable balances of $6,421 and $5,762 as of June 30, 2008 and December 31, 2007, respectively, have been accrued and reflected as value added taxes payable in the accompanying consolidated balance sheets.

(c)	Provistion for Income Taxes

United States

We are subject to United States corporate income tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we had no income taxable in the United States for the first six months of fiscal year 2008.

British Virgin Islands

Our subsidiaries, Gain Dynasty Investments Limited, Fine Lake International Limited and Favor Start Investments Limited, were incorporated in the British Virgin Islands, or BVI, and, under the current laws of the BVI, are not subject to income taxes.

PRC

Before the implementation of the corporate income tax (“CIT”) law (as discussed below), Foreign Invested Enterprises (“FIE”) established in the PRC are generally subject to an CIT rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax. On March 16, 2007, the National People’s Congress of China passed the new Corporate Income Tax Law (“CIT Law”), and on November 28, 2007, the State Council of China passed the Implementing Rules for the CIT Law (“Implementing Rules”) which took effect on January 1, 2008. The CIT Law and Implementing Rules impose a unified CIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

rate alongside other domestic businesses rather than benefiting from the FEIT, and its associated preferential tax treatments, beginning January 1, 2008.

In addition to the changes to the current tax structure, under the CIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an CIT of 25.0% on its global income. The Implementing Rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that the Company should be classified as a resident enterprise, then the organization’s global income will be subject to PRC income tax of 25.0%.

Under the income tax law and the related implementing rules, FIEs engaging in manufacturing businesses with a term of operation exceeding ten years may, subject to approval from local taxation authorities, be entitled to a two-year tax exemption from PRC CIT starting from the year they become profitable and a 50.0% tax reduction for the three years thereafter.

As approved by the relevant PRC tax authority, our subsidiaries Guangdong Taoda Drink Co. Limited, Zhanjiang Taoda Drink Co. Limited, Changchun Taoda Beverage Co. Limited, Shandong Olympic Forward Drink Co. Limited, Nanning Taoda Drink Co. Limited and Guangzhou Grand Canyon Pure Distilled Water Co. Limited were entitled to a two-year exemption from CIT followed by a 50.0% tax exemption for the next three years, commencing from the first cumulative profit-making year in the fiscal financial year. The tax holiday of the above companies commenced in 2006. Accordingly, the above companies were exempted from CIT for 2006 and 2007 and thereafter entitled to a 50% reduction on CIT tax rate of 12.5% for 2008, 2009 and 2010. The year of 2010 is the last year that we enjoy a 50.0% tax reduction. From 2011, we are subject to PRC CIT at a rate of 25.0% of assessable profits, consisting of a 25% national tax.

NOTE 11—Related Party Transactions

Due from Related Companies

A summary of due from related companies balance as of June 30, 2008 are as follows:

June 30, 2008
(Unaudited)
China Bottles	$1
Fogang Guozhu Plastics Co. Ltd.	800
Guangzhou Grand Canyon Pure Distilled Water Sales & Services Co., Ltd.	1,727
Shenzhen Nanbeixing Trading Limited	1,468

$3,996

Fogang Guozhu Plastics Co. Ltd. is subsidiary of China Bottles. The Company holds 48% of the common and preferred shares of China Bottles. The Company has entered into an informal agreement with China Bottles to provide working capital support in the form of notes payable by China Bottles to the Company. The notes yield interest to the Company at an annual interest rate equal to the market rate and are payable upon demand. The interest rate was set at 6%.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

Grand Canyon sells bottled water and carboy water to one of its owners, Guangzhou Grand Canyon Distilled Water Sales & Services Co., Ltd. The transactions with this entity totaled to $110 during June 13 to June 30, 2008, which were made in the ordinary course of business. The amount due from this entity at June 30,2008 are under the same terms as amounts due from the Company’s other customers.

Shenzhen Nanbeixing Trading Limited is a company in which Mr. Xu Hong Bin, the Company’s President and Director, holds a direct and indirect role as its legal representative for local registration purposes. This amount is interest free and due on demand.

Stock-Based Compensation (as restated, Note 14)

In May 2007, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with certain investors (“the Investors”) and issued 4,447,612 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”) (the “Share Sale”). Gross proceeds to the Company were $30,000,000. Each share of Preferred Stock was convertible into five shares of the Company’s common stock and entitled the holder to the same voting rights as holders of the Company’s common stock on an as converted basis. The Company received $26,358,000, net of offering costs of the Share Sale. In July 2007, all 4,477,612 shares of Preferred Stock were converted into 22,388,060 shares of the Company’s common stock.

In connection with the Share Sale, the Investors, the Company, Mr. Xu Hong Bin, a major shareholder of the Company, the Pinnacle Fund, as agent, and Loeb & Loeb LLP, as escrow agent, have entered into a Make Good Escrow Agreement (the “Make Good Escrow Agreement”), whereby Mr. Xu Hong Bin has agreed to transfer 11,194,030 and 11,194,030 shares of the Company’s common stock owned by him to the Investors on a pro rata basis in the event that the Company does not meet certain performance targets for the years ended December 31, 2007 and 2008, respectively. The performance target for the Company’s fiscal year ended December 31, 2007 was the achievement of after-tax net income of at least $19,000,000. The performance target for the Company’s fiscal year ending December 31, 2008 is the achievement of after-tax net income of at least $30,000,000 and earnings per share of at least $0.30. The Company achieved the target for the year ended December 31, 2007.

The agreement to release the shares from escrow upon the achievement of certain criteria was presumed to be a separate compensatory arrangement between the Company and Mr. Xu Hong Bin. Accordingly, the fair value of the shares at the time they were placed into escrow ($56 million) was charged to income as stock-based compensation during the year ended December 31, 2007. Through June 30, 2008, the Company has accrued an additional $28 million ($14 million for each of the quarters ended March 31, 2008 and June 30, 2008) as stock-based compensation as the Company believes it is probable that the performance target will be achieved for fiscal year ending December 31, 2008.

NOTE 12—Commitments and Contingencies

Environmental Liabilities

In accordance with the requirements of the PRC’s Environmental Protection Law, the Company has installed required environmental protection equipment, adopted advanced environmental protection technologies, established responsibility systems for environmental protection, and has reported to and registered with the relevant local environmental protection departments. The Company has complied with the relevant regulations

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

and has never paid a fee for the excessive discharge of pollutants. Management believes that there are no unrecorded liabilities in connection with the Company’s compliance with environment laws and regulations.

Litigation

The Company is subject to claims and litigation in the ordinary course of business, the outcome of which cannot be predicted with certainty. The Company is currently not engaged in any claims or litigation matters and management believes that any unknown claims will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

NOTE 13—Merger Agreement with Heckmann Corporation

On May 19, 2008, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Heckmann Corporation, a Delaware corporation (“Parent”), and Heckmann Acquisition II Corp., a Delaware corporation and the Parent’s wholly-owned subsidiary (“Acquisition Sub”). Pursuant to the terms of the Merger Agreement, the Company is to be merged with and into Acquisition Sub (the “Merger”). At the date and time the Merger becomes effective, each share of the Company’s common stock (“Company Common Stock”) will be converted into the right to receive (i) 0.8 shares of common stock, par value $0.01 per share of the Parent, as such fraction may be adjusted in accordance with the Merger Agreement, and/or (ii) at the election of the holders of Company Common Stock, an amount in cash equal to US$5.00 per share of Company common stock. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. The completion of the transaction is subject to customary closing conditions, including the approval of the stockholders of the Parent. On May 19, 2008, the holders of a majority of the Company’s common stock have approved the merger.

NOTE 14—Restatements

Subsequent to the issuance of the Company’s interim consolidated financial statements of and for the periods ended June 30, 3008, the Company determined that there were errors made in accounting for certain transactions in its December 31, 2007 and June 30, 2008 consolidated financial statements. These errors are as follows:

(A)	The fair value of the shares of common stock issued to China Bottles as part of the acquisition consideration was estimated to be $3.50 per share. In addition, the fair value of the shares of common stock to be issued to Pilpol as part of the acquisition consideration was also estimated to be $3.50 per share. The quoted market price of the Company’s common stock on the dates of these acquisitions was $7.70 and $8.00 per share, respectively. The initial decrease in the estimated fair value of these shares was primarily due to consideration of the effects on the quoted market price related to price fluctuations, quantities traded, issue costs and the like. However, after further consideration, the Company determined that the quoted market price represented the best evidence of the fair value of its common stock issued in connection with these acquisitions and, as a result, the Company has restated its December 31, 2007 and June 30, 2008 consolidated financial statements to use quoted market price in accounting for these acquisitions.

(B)

As a result of the Company’s determination that quoted market price represented the best evidence of the fair value of its common stock, the Company determined that the issuance of convertible notes in January 2008 included a beneficial conversion feature. The fair value of the Company’s common stock

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

on the date of the convertible note issuance was originally estimated to be $4.25 per share based on the factors outlined in (A) above, which was equal to the conversion price of the notes. However, using quoted market price as fair value (which was $17.25 per share at the date of the issuance) results in a beneficial value attributable to the conversion feature of $44 million, as discussed in more detail in Note 9. As a result, the Company has restated its June 30, 2008 consolidated financial statements to record the beneficial conversion feature as a discount to the related debt and an addition to additional paid-in capital. The discount is being amortized as additional interest expense from the date of the convertible note issuance through the maturity date.

(C)	On August 15, 2007, the Company and the former owners of Pilpol agreed to amend the purchase price to fix the number of shares to be issued in the Pilpol acquisition at 1,523,578 shares. As a result, on August 15, 2007, the Company should have reclassified the monetary value of these shares, which was $12,188,624, to stockholders’ equity, pursuant to SFAS No. 150. The Company has restated its December 31, 2007 and June 30, 2008 consolidated financial statements to reclassify this amount from acquisition consideration payable to stockholders’ equity.

(D)	As discussed in Note 11, pursuant to an escrow agreement entered into in connection with a $30 million preferred stock offering in May 2007, Mr. Xu Hong Bin, the president and a major shareholder of the Company, agreed to transfer 11,194,030 and 11,194,030 shares of the Company’s common stock owned by him to the preferred stock investors on a pro rata basis in the event that the Company does not meet certain performance targets for the years ended December 31, 2007 and 2008, respectively. The agreement to release the shares from escrow upon the achievement of certain criteria is presumed to be a separate compensatory arrangement between the Company and Mr. Xu Hong Bin. Accordingly, the fair value of the shares at the time they were placed into escrow ($56 million) should have been charged to income as stock-based compensation during the year ended December 31, 2007. In addition, through June 30, 2008, the Company should have accrued an additional $28 million ($14 million for each of the quarters ended March 31, 2008 and June 30, 2008) as stock-based compensation as the Company believes it is probable that the performance target will be achieved for fiscal year ending December 31, 2008. As a result, the Company has restated its December 31, 2007 and June 30, 2008 consolidated financial statements to account for this escrow agreement as a separate compensatory arrangement between the Company and Mr. Xu Hong Bin.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

The adjustments required to correct the errors discussed above resulted in the restatement of the Company’s December 31, 2007 and June 30, 2008 consolidated financial statements from amounts previously reported as follows:

Balance sheet:

	December 31, 2007		June 30, 2008
	As previously reported	As restated	As previously reported	As restated
Investment in unconsolidated equity investee	$18,264	$27,224	$21,962	$30,922
Goodwill	5,721	12,577	9,126	15,982
Total assets	90,334	106,150	167,454	183,270
Acquisition consideration payable, current portion	6,393	1,060	6,393	1,060
Total current liabilities	21,060	15,727	28,890	23,557
Convertible notes	—	—	50,000	12,349
Total liabilities	21,327	15,994	80,914	37,930
Additional paid-in capital	40,973	118,092	40,973	190,077
Retained earnings (accumulated deficit)	25,613	(30,357)	37,939	(52,365)
Total stockholders' equity	68,490	89,639	83,327	142,127
Total liabilities and stockholders' equity	90,334	106,150	167,454	183,270

Statement of operations:

	June 30, 2008
	For the three months ended		For the six months ended
	As previously reported	As restated	As previously reported	As restated
General and administrative expenses	$2,413	$16,405	$3,992	$31,977
Total operating expenses	2,776	16,768	4,396	32,381
Income (loss) from operations	9,948	(4,044)	13,799	(14,186)
Interest expense	1,382	5,039	2,367	8,716
Income (loss) before income taxes	10,418	(7,231)	14,636	(19,698)
Net income (loss)	8,778	(8,871)	12,326	(22,008)
Comprehensive income (loss)	9,599	(8,050)	14,837	(19,497)
Earnings (loss) per share:
Basic	0.09	(0.09)	0.13	(0.23)
Diluted	0.09	(0.09)	0.12	(0.23)
Weighted average number of diluted shares outstanding	109,602	96,045	109,741	96,045

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Guangzhou Grand Canyon Distilled Water Co., Ltd.

We have audited the accompanying balance sheet of Guangzhou Grand Canyon Distilled Water Co., Ltd. as of December 31, 2007, and the related statements of operations and comprehensive income, changes in members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guangzhou Grand Canyon Distilled Water Co., Ltd. as of December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GHP Horwath, P.C.

GHP HORWATH, P.C.

Denver, Colorado

June 12, 2008

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

BALANCE SHEETS AS OF MARCH 31, 2008 (UNAUDITED)

AND DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$198	$182
Accounts receivable	5,454	3,922
Due from related companies	1,431	1,323
Inventories	387	253
Other receivables and prepayments	650	613

Total Current Assets	8,120	6,293
Property and Equipment, net	282	294

	$8,402	$6,587

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$341	$992
Advances from customers	15	13
Due to related companies	132	46
Other payables and accruals	2,645	2,030
Accrued payroll	103	64
Taxes payable	553	272

Total Liabilities (all current)	3,789	3,417

MEMBERS’ EQUITY

Paid-in capital	1,913	1,913
Appropriated retained earnings	913	913
Unappropriated retained earnings	1,283	—
Accumulated other comprehensive income	504	344

Total Members’ Equity	4,613	3,170

	$8,402	$6,587

See accompanying notes to financial statements.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

	For the three months ended March 31, 2008	For the three months ended March 31, 2007	For the year ended December 31, 2007
	(unaudited)	(unaudited)
Sales	$5,167	$3,615	$18,990
Cost of goods sold	(3,170)	(2,368)	(12,200)

Gross profit	1,997	1,247	6,790

Operating expenses
Selling and marketing expenses	(323)	(260)	(1,470)
General and administrative expenses	(130)	(118)	(570)

Total operating expenses	(453)	(378)	(2,040)

Income from operations	1,544	869	4,750

Other income
Miscellaneous income (expense)	3	(8)	10

Income before income taxes	1,547	861	4,760

Provision for income taxes	(264)	(150)	(829)

Net income	1,283	711	3,931
Other comprehensive income
Foreign currency translation gain	160	18	181

Comprehensive income	$1,443	$729	$4,112

See accompanying notes to financial statements.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

	Paid-in Capital	Appropriated Retained Earnings	Unappropriated Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Members’ Equity
Balance at January 1, 2007	$1,913	$471	$(917)	$163	$1,630

Net income	—	—	3,931	—	3,931
Dividends declared	—	—	(2,572)	—	(2,572)
Transfer to reserves	—	442	(442)	—	—
Foreign currency translation gain	—	—	—	181	181

Balance at December 31, 2007	1,913	913	—	344	3,170

Net income (unaudited)	—	—	1,283	—	1,283
Foreign currency translation gain (unaudited)	—	—	—	160	160

Balance at March 31, 2008 (unaudited)	$1,913	$913	$1,283	$504	$4,613

See accompanying notes to financial statements.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

	For the three months ended March 31, 2008	For the three months ended March 31, 2007	For the year ended December 31, 2007
	(unaudited)	(unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$1,283	$711	$3,931
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24	13	64
Changes in operating assets and liabilities
Decrease (Increase) in operating assets:
Accounts receivable	(1,340)	(435)	(1,685)
Due from related companies	(51)	(47)	(613)
Inventories	(121)	18	19
Others receivables and prepayments	(11)	(24)	505
Increase (Decrease) in operating liabilities:
Accounts payable	(677)	753	450
Advances from customers	2	11	12
Due to related companies	82	(35)	(476)
Others payables and accruals	521	272	139
Accrued payroll	35	(22)	(37)
Taxes payable	264	150	261

Net Cash Provided by Operating Activities	11	1,365	2,570

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	—	(1)	(63)

Net Cash Used in Investing Activities	—	(1)	(63)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend paid	—	—	(2,469)

Net Cash Used in Financing Activities	—	—	(2,469)

Effect of exchange rate change on cash	5	5	18

NET INCREASE IN CASH AND CASH EQUIVALENTS	16	1,369	56
CASH AND CASH EQUIVALENTS, beginning	182	126	126

CASH AND CASH EQUIVALENTS, ending	$198	$1,495	$182

SUPPLEMENTAL DISCLOSURES
Interest paid	$—	$—	$—

Income taxes paid	$—	$—	$568

See accompanying notes to financial statements.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Guangzhou Grand Canyon Distilled Water Co., Ltd. (the “Company” or “Grand Canyon”) was incorporated in the People’s Republic of China (“PRC”) in 1994 with a registered and paid-in capital of Renminbi (“RMB”) 16,396,108 (approximately $1,913).

The principal activities of the Company are the producing and sale of pure distilled water and mineral water in China.

On May 20, 2008, China Water and Drinks Inc. (“CWDK”) entered into a Share Purchase Agreement with Prosper Focus Enterprise Limited (“Prosper Focus”), a Hong Kong company under which CWDK acquired 67% ownership of Grand Canyon. Prosper Focus has no assets other than being the holding company of Grand Canyon. Because Prosper Focus had no substantive business operations since its formation by the owners of the Company in April 2007 until it acquired Grand Canyon on December 17, 2007, the financial statements included herein present the financial condition, results of operations and cash flows of Grand Canyon as of and for the year ended December 31, 2007. Completion of the transaction is subject to further due diligence by each party, negotiation and execution of a definitive agreement, and other customary pre-closing conditions, and is anticipated to occur in June 2008.

Basis of preparation

The accompanying financial statements as of March 31, 2008 and for the three months ended March 31, 2008 and 2007, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the Company’s financial position as of March 31, 2008, its results of operations and its cash flows for the three months ended March 31, 2008 and 2007 have been made. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the operating results for the full year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased and cash deposits with financial institutions with original maturities of three months or less to be cash equivalents.

The Company maintains its cash accounts at credit worthy financial institutions and closely monitors the movements of its cash positions.

(b) Accounts Receivable

The Company extends unsecured credit to its customers in the normal course of business. The Company regularly evaluates and monitors the creditworthiness of each customer on a case-by-case basis. The Company includes any account balances that are determined to be uncollectible in an allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on management’s analysis, the allowance for doubtful accounts as of March 31, 2008 (unaudited) and December 31, 2007 is not significant.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

Three unrelated customers accounted for 23.54%, 12.84%, and 11.46%, respectively, of accounts receivable at March 31, 2008 (unaudited), and these three customers accounted for 7.44%, 14.67% and 14.43%, respectively, of revenues for the three months ended March 31, 2008 (unaudited).

Three customers accounted for 39.5%, 10.78s% and 8.99%, respectively, of revenues for the three months ended March 31, 2007 (unaudited).

Three unrelated customers accounted for 30.62%, 8.25%, and 7.69%, respectively, of accounts receivable at December 31, 2007, and these three customers accounted for 37.62%, 14.08% and 13.65%, respectively, of revenues for the year ended December 31, 2007.

(c) Prepayments

Prepayments represents the cash paid in advance for the purchase of inventory items from suppliers.

(d) Advances from Customers

Advances from customers represents the cash received from customers as deposits/advance payments for the purchase of the Company’s products.

(e) Fair Value of Financial Instruments

Management has estimated that the carrying amounts of non-related party financial instruments approximate their fair values due to their short-term maturities. The fair value of the amount due from (to) related parties is not practicable to estimate due to the related party nature of the underlying transactions.

(f) Inventories

Inventories consist of bottles, packing materials, bottled water, and carboy water, and are valued at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

The Company performs an analysis of slow-moving or obsolete inventory periodically and any necessary valuation reserves. Based on management’s analysis, there were no impairments of inventories as of March 31, 2008 (unaudited) and December 31, 2007.

During the three months ended March 31, 2008 and 2007 (unaudited), and the year ended December 31, 2007, approximately 89%, 88%, and 89%, respectively, of total inventory purchases were from five unrelated suppliers. Approximately 63%, 57%, and 62%, respectively, of total inventory purchases were from one supplier, from which the Company procures bottles. However management believes that the Company could purchase these parts from other suppliers without interruption to the Company’s operations.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

(g) Property and Equipment

Property and equipment consist of office equipment, distilling equipment, and motor vehicles, and is stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the assets' estimated useful lives, as follows:

Office equipment	5 years
Distilling equipment	5-10 years
Motor vehicles	5 years

Maintenance and repair costs are expensed as incurred, whereas significant renewals and betterments are capitalized.

(h) Accounting for the Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is determined by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

There were no impairments of long-lived assets as of March 31, 2008 (unaudited) and December 31, 2007.

(i) Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

(j) Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104. All of the following criteria must exist in order for the Company to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectability is reasonably assured. The criteria are generally met when the company delivers its products to customers.

(k) Seasonality

The Company’s sales are subject to seasonality factors. The Company typically experiences higher sales of bottled water in summer time in coastal cities while the sales remain constant throughout the entire year in some

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

inland cities. In general, management believes that sales will be higher in the second and third quarters of the year when the weather is hot and dry, and lower in the first and fourth quarters of the year when the weather is cold and wet. Sales peak during the months from June to September. Sales can also fluctuate during the course of a financial year for a number of other reasons, including weather conditions and the timing of advertising and promotional campaigns. As a result of these reasons, the operating results may fluctuate. In addition, the seasonality of our results may be affected by other unforeseen circumstances, such as production interruptions.

(l) Retirement Plan

Retirement benefits in the form of contributions under a defined contribution retirement plan to the relevant authorities are charged to the statement of operations as incurred. Retirement benefit expense (included in cost of sales, selling expenses, general and administrative expenses) for the three months ended March 31, 2008 and 2007 (unaudited) and the year ended December 31, 2007 were $72, $66, and $270, respectively.

(m) Foreign Currency Translation

The functional currency of the Company is the RMB and the RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared using the functional currency, have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet date, revenue and expenses are translated at the average exchange rates for the period, and members’ equity is translated at historical exchange rates. Translation adjustments are included in accumulated other comprehensive income, a component of members’ equity.

The exchange rates applied are as follows:

	March 31, 2008	March 31, 2007	December 31, 2007
Year end RMB exchange rate	7.0222	7.7409	7.3141
Average RMB exchange rate	7.1757	7.7714	7.6172

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(n) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

(o) Income Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws.

(p) Sales, use and other Value Added Tax

Revenue is recorded net of sales, use and other Value Added Tax.

(q) Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (R), “Business Combinations” (“SFAS 141 (R)”), which becomes effective for fiscal periods beginning after December 15, 2008. SFAS 141 (R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition date fair values of the identifiable assets acquired, liabilities assumed, and any non-controlling interests in the acquiree. In the case of a bargain purchase the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB 51” (“SFAS 160”) which becomes effective for fiscal periods beginning after December 15, 2008. This statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. In addition this statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). This statement does not require any new fair value measurements but provides guidance on how to measure fair value and clarifies the definition of fair value under accounting principles generally accepted in the United States of America. This statement also requires new disclosures about the extent to which fair value measurements in financial statements are based on quoted market prices, market-corroborated inputs, or unobservable inputs that are based on management’s judgments and estimates. The statement is effective for the Company on January 1, 2009 for non-financial assets and liabilities, and was effective for the Company on January 1, 2008 for financial assets and liabilities. As it relates to the Company’s financial assets and liabilities, the adoption of SFAS 157 did not have a material impact on the Company’s financial statements. The Company is still in the process of evaluating the impact that SFAS 157 will have on its non-financial assets and liabilities.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 allows companies the choice to measure many financial instruments and certain other items at fair value. This gives a company the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 was effective for the Company on January 1,2008. The Company did not apply the fair value option to any of its outstanding investments, and therefore the adoption of SFAS 159 did not have an impact on the Company’s financial statements.

3. RELATED PARTY BALANCES AND TRANSACTIONS

The Company sells bottled water and carboy water to one of its owners, Guangzhou Grand Canyon Distilled Water Sales Co., Ltd. and other entities controlled by the controlling owner of Grand Canyon. The transactions with these entities were made in the ordinary course of business and were negotiated at arms length. A summary of balances and transactions with related parties follows:

(a) Related company balances

At March 31, 2008 (unaudited) and December 31, 2007, amount due from/to related companies consist of:

	March 31, 2008	December 31, 2007
Due from related companies
Guangzhou Grand Canyon Distilled Water Sales Co., Ltd.	$1,431	$1,323

Due to related companies

Rich Standard Investment Co., Ltd.	$12	$11
Shanghai Grand Canyon Distilled Water Sales Co., Ltd.	10	10
Guangzhou Hanshan Beverage Co., Ltd.	110	25

	$132	$46

(b) Related party transactions

Related party transactions for the three months ended March 31, 2008 and 2007 (unaudited), and the year ended December 31, 2007 consist of:

	Three months ended March 31,		Year ended December 31, 2007
	2008	2007
Revenue
Guangzhou Grand Canyon Distilled Water Sales Co., Ltd.	$202	$206	$1,017

Processing fee
Guangzhou Hanshan Beverage Co., Ltd.	$102	$76	$378

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

4. INVENTORIES

At March 31, 2008 (unaudited) and December 31, 2007, inventories consist of:

	March 31, 2008	December 31, 2007
Raw materials	$90	$34
Work in process	18	3
Finished goods	279	216

	$387	$253

5. PROPERTY AND EQUIPMENT

At March 31, 2008 (unaudited) and December 31, 2007, property and equipment consists of:

	March 31, 2008	December 31, 2007
Office equipment	$131	$126
Distilling equipment	1,897	1,821
Motor vehicles	578	555

	2,606	2,502
Less accumulated depreciation	(2,324)	(2,208)

	$282	$294

Depreciation expense for the three months ended March 31, 2008 and 2007 (unaudited), the year ended December 31, 2007 were, approximately $24, $13, and $64, respectively

6. INCOME TAX EXPENSE

The Company is governed by the Income Tax Laws of the PRC and is subject to the PRC’s corporate income tax. The statutory rate is 33%. However, since the Company is a foreign investment production enterprise located in the technological economic development zone in old urban district, the corporate income tax rate is 24% and the local income tax rate is 3%. As approved by the tax authorities, the Company is entitled to a two year exemption from corporate income tax followed by three years of a 50% tax reduction, commencing from the first cumulative profit-making year net of losses carried forward. The Company’s first cumulative profit-making year was 2005. Therefore, the corporate income tax rate for year 2007 was 12% with a local income tax rate of 3%, resulting in an aggregate tax rate of 15%.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

The reconciliation of income taxes computed at the PRC federal statutory tax rate applicable to enterprises operating in the technological economic development zone in old urban district, to income tax expense for the three months ended March 31, 2008 and 2007 (unaudited) and for the year ended December 31, 2007, is as follows:

	Three months ended March 31,		Year ended December 31, 2007
	2008	2007
PRC federal statutory tax rate	15%	15%	15%
Taxable income	$1,547	$861	$4,760
Computed expected income tax expense	$232	$129	$714
Non-deductible expenses	32	21	115

Income tax expense	$264	$150	$829

Effective January 1, 2008, the Company must determine the corporate income tax in accordance with the Corporate Income Tax Law of the People’s Republic of China (hereinafter “the new CIT Law”) as approved by the National People’s Congress on March 16, 2007. Under the new CIT Law, the corporate income tax rate applicable to the Company will be gradually increased to 25% in a 5-year period from 2008 to 2012.

In June 2006, the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS 109. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance for de-recognition of tax positions, financial statement classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation was effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material effect on the Company’s financial position or results of operations.

The Company files tax returns with the relevant government authorities in the PRC. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized for the three months ended March 31, 2008 and 2007 (unaudited), and the year ended December 31, 2007.

No deferred tax has been provided in the financial statements as there are no material temporary differences.

7. COMMITMENTS AND CONTINGENCIES

The Company leases office and factory space in Guangzhou in the PRC under an agreement that will expire in November 2009. Rental expense for the three months ended March 31, 2008 and 2007 (unaudited) and for the year ended December 31, 2007 was approximately $53, $49, and $198, respectively.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

Future minimum lease payments as of March 31, 2008 and December 31, 2007 are as follows:

	March 31, 2008	December 31, 2007
2008	$155	$206
2009	189	189

	$344	$395

8. APPROPRIATED RETAINED EARNINGS

The Company’s income is distributable to its owners after transfer to statutory reserves as required under relevant PRC laws and regulations and the Company’s Articles of Association. As stipulated by the relevant laws and regulations in the PRC, the Company is required to maintain a statutory surplus reserve fund which is non-distributable. Appropriations to such reserve are 10% of net profit after taxation as per the statutory financial statements of the Company.

The statutory surplus reserve fund can be used to make up prior year losses, if any, and can be applied in conversion into capital by means of capitalization issue. The appropriation may cease to apply if the balance of the fund has reached 50% of the entity’s registered capital.

For the three months ended March 31, 2008 and 2007 (unaudited), the year ended December 31, 2007, approximately RMB0, RMB0, RMB2,993,000 ($0, $0, $442) were appropriated for this purpose, respectively.

Board of Directors

China Valley Development Limited

(A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of China Valley Development Limited (A Development Stage Company) as of December 31, 2006 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2006 and for the period July 5, 2005 (date of inception) to December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material aspects, the financial position of China Valley Development Limited as of December 31, 2006 and the results of its operations and cash flows for the year ended December 31, 2006 and for the period July 5, 2005 (date of inception) to December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company will need additional working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

October 31, 2007

Salt Lake City, Utah

CHINA VALLEY DEVELOPMENT LIMITED

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

December 31, 2006
ASSETS
CURRENT ASSETS

TOTAL ASSETS	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
CURRENT LIABILITIES
Other payables and accrued liabilities	$2,090

Total current liabilities	2,090

TOTAL LIABILITIES	2,090

STOCKHOLDERS’ EQUITY
Common stock, $1 par value, 50,000 shares authorized, 50,000 shares issued and outstanding on December 31, 2006	50,000
Less: Stock Subscription Receivable	(50,000)
Deficit accumulated during development stage	(2,090)

TOTAL STOCKHOLDERS’ EQUITY	(2,090)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$—

See accompanying notes to the consolidated financial statements

CHINA VALLEY DEVELOPMENT LIMITED

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

	Year Ended December 31, 2006	From July 5, 2005 (date of inception) to December 31, 2005	From July 5, 2005 (date of inception) to December 31, 2006
Revenue	$—	$—	$—

Cost of goods sold	—	—	—

Gross profit	—	—	—

Expenses

General and administrative	872	1,218	2,090

Net loss	$(872)	$(1,218)	$(2,090)

See accompanying notes to the consolidated financial statements

CHINA VALLEY DEVELOPMENT LIMITED

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Shares	Common Stock	Stock Subscriptions Receivable	Deficit Accumulated During the Development Stage	Total
As of July 5, 2005, date of inception		$—	$—	$—	$—
Shares issued for subscription receivable	50,000	50,000	(50,000)	—	—
Net loss		—		(1,218)	(1,218)

As at December 31, 2005	50,000	50,000	(50,000)	(1,218)	(1,218)
Net loss		—		(872)	(872)

As at December 31, 2006	50,000	$50,000	$(50,000)	$(2,090)	$(2,090)

See accompanying notes to the consolidated financial statements

CHINA VALLEY DEVELOPMENT LIMITED

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	Year Ended 2006	From inception (July 5, 2005) to December 31,
		2005	2006
Cash flows from operating activities
Net loss for the year	$(872)	$(1,218)	$(2,090)
Adjustments to reconcile net loss to net Cash (used in) provided by operating activities:

Other payables and accrued liabilities	872	1,218	2,090

Net cash flows from operating activities	—	—	—

Net increase in cash and cash equivalents	$—	$—	$—

Cash and cash equivalents—beginning of period		—	—

Cash and cash equivalents—end of period	$—	$—	$—

Non cash financing activities;

Stock issued for subscription receivable		$50,000	$50,000

See accompanying notes to the consolidated financial statements

CHINA VALLEY DEVELOPMENT LIMITED

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE 1—ORGANIZATION AND PRINCIPAL ACTIVITIES

China Valley Development Limited (the “Company”) was incorporated on July 5, 2005 under the laws of British Virgin Islands. The Company had no significant business activities for the year ended December 31, 2006 and 2005 and is considered to be a development stage company.

On August 24, 2007, the Company acquired 100% ownership of Guozhu Holdings Limited, a Hong Kong registered company. Guozhu Holdings Limited owns 100% ownership of Fogang Guozhu Plastics Company Limited and Guangdong Guozhu Precision Mold Company Limited, both of which are registered in China. Also, through Excellent Fame Investments Limited, the Company’s wholly owned subsidiary registered in Hong Kong, the Company also owns 100% of Fogang Guozhu Blowing Equipment Company Limited, a Chinese registered company.

The principle operations of Guangdong Guozhu Precision Mold Company Limited are manufacture and sale of precision mold and PVC products while the principle operations of Fogang Guozhu Blowing Equipment Company are manufacture and sale of blowing equipment and plastic production machinery.

The principle operations of Fogang Guozhu Plastics Company Limited are plastic bottle and PVC products manufacturing.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(b) Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have interest rates attached to the commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm’s length with the Company’s lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

(c) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

CHINA VALLEY DEVELOPMENT LIMITED

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006

(d) Recent accounting pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

NOTE 3—COMMON STOCK

The Company issued 50,000 shares in July of 2005 to founders of the Company in exchange for a stock subscription receivable. This stock subscription receivable is outstanding at December 31, 2006.

NOTE 4—FOREIGN CURRENCY TRANSLATION AND DERIVATIVE FINANCIAL INSTRUMENTS

The accompanying consolidated financial statements are presented in United States dollars (“US$”). The functional currency of the Company is Hong Kong Dollar (“HKD”). Capital accounts of the consolidated financial statements are translated into US$ from HKD at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The translation rates are as follows:

	2006	2005
Year end HKD : US$ exchange rate	7.8	7.8
Average yearly HKD : US$ exchange rate	7.8	7.8

NOTE 5—SUBSEQUENT EVENTS

(a)	On August 24, 2007, the Company acquired 100% ownership of Guozhu Holdings Limited, a Hong Kong registered company. Guozhu Holdings Limited owns 100% ownership of Fogang Guozhu Plastics Company Limited and Guangdong Guozhu Precision Mold Company Limited, both of which are registered in China. Also, through Excellent Fame Investments Limited, the Company’s wholly owned subsidiary registered in Hong Kong, the Company also owns 100% of Fogang Guozhu Blowing Equipment Company Limited, a Chinese registered company.

The principle operations of Guangdong Guozhu Precision Mold Company Limited are manufacture and sale of precision mold and PVC products while the principle operations of Fogang Guozhu Blowing Equipment Company are manufacture and sale of blowing equipment and plastic production machinery.

The principle operations of Fogang Guozhu Plastics Company Limited are plastic bottle and PVC products manufacturing.

(b)	On August 26, 2007, the Company entered into an Agreement for Share Exchange with Hutton Holdings Corporation, a Nevada corporation and Cai Yingren and Wu Wen, the owners and shareholders of the Company.

NOTE 6—GOING CONCERN

The Company will need additional working capital for its future planned activity which raises substantial doubt about its ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon obtaining sufficient working capital to be successful in that effort. The management of the Company has developed a strategy, which it believes will accomplish this objective, through additional short term loans, and equity funding, which will enable the Company to operate for the coming year.

Board of Directors

Fogang Guozhu Plastics Co. Limited

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have audited the accompanying balance sheets of Fogang Guozhu Plastics Co. Limited as of December 31, 2006 and 2005 and the statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material aspects, the financial position of the Company as of December 31, 2006 and 2005 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

August 6, 2008

Salt Lake City, Utah

FOGANG GUOZHU PLASTICS CO. LIMITED

BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$26,529	$18,842
Accounts receivable, net of allowance for doubtful accounts	265,829	367,264
Inventories	457,328	875,506
Amounts due from related parties	—	24,783
Prepaid expenses and other receivables	702,403	1,324

Total current assets	1,452,089	1,287,719
PROPERTY, PLANT & EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	1,050,154	964,601
LAND USE RIGHTS, NET OF ACCUMULATED AMORTIZATION	118,515	117,367

TOTAL ASSETS	$2,620,758	$2,369,687

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$180,324	$34,653
Accrued expenses and other payables	220,429	9,620
Amount due to a director	236,004	337,293
Amounts due to related parties	45,178	—
Customers deposits	270,389	629,922
Taxes payable/(recoverable)	81,391	(2,662)

Total current liabilities	1,033,715	1,008,826
TOTAL LIABILITIES	$1,033,715	$1,008,826

STOCKHOLDERS’ EQUITY
Capital	$354,195	$354,195
Additional paid in capital	904,955	904,955
Retained earnings	362,197	183,627
Other comprehensive income (loss)	(34,304)	(81,916)

TOTAL STOCKHOLDERS’ EQUITY	$1,587,043	$1,360,861

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,620,758	$2,369,687

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PLASTICS CO. LIMITED

STATEMENTS OF INCOME & COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2006	2005
REVENUE	$1,916,222	$1,635,464
COST OF SALES	(1,664,156)	(1,395,420)

GROSS MARGIN	252,066	240,044

EXPENSES
General & administrative	160,236	106,737
Sales & distribution	106,520	277,541

TOTAL OPERATING EXPENSES	266,756	384,278

OPERATING LOSS	(14,690)	(144,234)
OTHER INCOME
Sales of scrap	7,416	36,157
Other income	267,694	102,395
Interest income	560	581

INCOME (LOSS) BEFORE TAXES	260,980	(5,101)
PROVISION FOR TAXATION	(82,410)	(1,810)

NET INCOME (LOSS)	$178,570	$(6,911)

OTHER COMPREHENSIVE INCOME
Gain on Foreign Exchange Translation	47,612	40,533

COMPREHENSIVE INCOME	$226,182	$33,622

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PLASTICS CO. LIMITED

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Capital	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Total
BALANCE AT JANUARY 1, 2005	$354,195	$904,955	$473,033	$(122,449)	$1,609,734
Foreign currency translation gain	—	—	—	40,533	40,533
Dividends paid	—	—	(282,495)	—	(282,495)
Net loss	—	—	(6,911)	—	(6,911)

BALANCE AT DECEMBER 31, 2005	$354,195	$904,955	$183,627	$(81,916)	$1,360,861
Foreign currency translation gain	—	—	—	47,612	47,612
Net income	—	—	178,570	—	178,570

BALANCE AT DECEMBER 31, 2006	$354,195	$904,955	$362,197	$(34,304)	$1,587,043

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PLASTICS CO. LIMITED

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2006	2005
Cash Flows From Operating Activities:
Net income (loss)	$178,570	$(6,911)
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	92,283	96,131
Amortization of land use rights	2,581	2,515
Changes in operating assets and liabilities:
Decrease in accounts receivable	112,590	8,497
Decrease/(increase) in inventories	418,178	(526,228)
(Increase)/decrease in prepaid expenses and other receivable	(701,078)	188,187
Increase/(decrease) in accounts payable	145,671	(173,888)
(Decrease)/increase in customer deposits	(359,533)	369,986
Increase/(decrease) in accrued expenses and other payables	196,792	(74,266)
Increase/(decrease) in amounts due to related parties	69,961	(36,869)
(Decrease)/increase in amount due to a director	(101,290)	352,643
Increase/(decrease) in taxes payable	98,070	(21,593)

Net cash provided from operating activities	152,795	178,204

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(146,744)	(65,935)
Purchase of land use rights	—	—

Net cash used in investing activities	(146,744)	(65,935)

Cash Flows From Financing Activities:
Payment of dividend	—	(282,495)

Net cash used in financing activities	—	(282,495)

Net increase/(decrease) in cash	6,051	(170,226)
Effect of foreign exchange rate changes	1,636	27,043
Cash at Beginning of Period	18,842	162,025

Cash at the End of Period	$26,529	$18,842

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PLASTICS CO. LIMITED

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 and 2005

NOTE 1—PRINCIPAL ACTIVITIES AND ORGANIZATION

Fogang Guozhu Plastics Co. Limited (“the Company”) is engaged in production of beverage bottle which mainly is made of PET, a type of plastic with desirable characteristic for packaging including clear and wide range of color and shape, tough, good resistance to heat, moisture, dilute acid, and recyclable.

The Company was incorporated under the laws of the People’s Republic of China (the “PRC”) on November 23, 1993. The Company was acquired by Guozhu Holdings Limited, a Hong Kong company, on August 16, 2007.

NOTE 2 - BASIS OF PRESENTATION

The financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Economic and Political Risk

The Company’s major operations are conducted in the PRC. Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in the PRC.

(c) Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Company did not provide an allowance for doubtful accounts for the years ended December 31, 2006 and 2005. No bad debts incurred for the years ended December 31, 2006 and 2005, respectively.

(d) Inventories

Inventories consisting of raw materials, work-in-progress, and finished goods are stated at the lower of cost or net realizable value. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Inventory costs are calculated using a weighted average method of accounting.

FOGANG GUOZHU PLASTICS CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

(e) Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(f) Land Use Rights

According to the law of PRC, the government owns all the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government for 50 years.

Land use rights represent the cost for purchasing the right to use the leasehold land for the production facilities of the Company. It is stated at cost less amortization. Land use rights are being amortized using the straight-line method over the lease term of 50 years.

Amortization expense was $2,581 and $2,515 for the years ended December 31, 2006 and 2005, respectively.

(g) Depreciation and Amortization

The Company provides for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated to its residual value over the following estimated useful lives:

Building	20 years
Furniture and fixtures	5 years
Machinery and equipment	5 to 10 years
Motor vehicles	5 to 10 years

(h) Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the years ended December 31, 2006 and 2005.

(i) Income Tax

The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

FOGANG GUOZHU PLASTICS CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate applicable is 33%. At times generally accepted accounting principles requires the Company to recognize certain income and expenses that do not conform to the timing and conditions allowed by the PRC. The Company incurred income tax expense of $82,410 and $1,810 for the years ended December 31, 2006 and 2005, respectively.

(j) Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have interest rates attached to them commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm’s length with the Company’s lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

(k) Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the shipment of goods to customers. Revenue is recognized when all of the following criteria are met:

a)	Persuasive evidence of an arrangement exists,

b)	Delivery has occurred or services have been rendered,

c)	The seller’s price to the buyer is fixed or determinable, and

d)	Collectibility is reasonably assured.

(l) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(m) Retirement Benefits

The country of PRC mandates companies to contribute funds into the national retirement system, which benefits qualified employees based on where they were born within the country. The Company pays the required payment of qualified employees of the Company as a payroll tax expense. Very few employees in the Company fall under the mandatory conditions requiring the Company to pay as a payroll tax expense into the retirement system of the PRC. The Company provides no other retirement benefits to its employees.

FOGANG GUOZHU PLASTICS CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

(n) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(o) Foreign Currency Translation

The accompanying financial statements are presented in United States dollars (US$). The functional currency of the Company is the Renminbi (RMB). Capital accounts of the financial statements are translated into US$ from RMB and at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The translation rates are as follows:

	2006	2005
Year end RMB : US$ exchange rate	7.818	8.070
Average RMB : US$ exchange rate for the year	7.982	8.190

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(p) Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

NOTE 4—ACCOUNTS RECEIVABLE, NET OF ALLOWANCE FOR DOUBTFUL ACCOUNTS

	2006	2005
Accounts receivable	$265,829	$367,264
Less: Allowance for doubtful accounts	—	—

Accounts receivable, net	$265,829	$367,264

NOTE 5—INVENTORIES

Inventories consisting of raw materials, work-in-progress and finished goods are stated at the lower of weighted average cost or market value. Inventories are beverage bottles and its raw material to manufacture the bottles.

FOGANG GUOZHU PLASTICS CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

Inventories as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Raw materials	$348,051	$552,410
Work-in-progress	—	—
Finished goods	109,277	323,096

Total	$457,328	$875,506

NOTE 6—PREPAID EXPENSES AND OTHER RECEIVABLES

Prepaid expenses consist of payments and deposits made by the Company to third parties in the normal course of business operations. These payments are made for the purchase of goods and services that are used by the Company for its current operations.

	2006	2005
Prepaid expenses	$646,692	$—
Other receivables	55,711	1,324

Total	$702,403	$1,324

The Company evaluates the amounts recorded as prepaid expenses and other receivables on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred or when the amounts reported as other receivables is no longer deemed to be collectible by the Company.

NOTE 7—PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

Property, plant and equipment of the Company consist primarily of manufacturing facilities and equipment owned and operated by the Company. Property, plant and equipment as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
At cost:
Buildings	$211,208	$204,613
Machinery and equipment	937,969	857,255
Motor vehicles	77,191	52,476
Furniture & fixtures	42,066	33,790
Construction in progress	504,189	426,974

	1,772,623	1,575,108

Less: Accumulated depreciation
Buildings	$104,161	$91,739
Machinery and equipment	542,443	456,600
Motor vehicles	49,795	41,800
Furniture & fixtures	26,070	20,368
Construction in progress	—	—

	722,469	610,507

Property, plant and equipment, net	$1,050,154	$964,601

FOGANG GUOZHU PLASTICS CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

Depreciation expense for the years ended December 31, 2006 and 2005 was $92,283 and $96,131, respectively.

NOTE 8—LAND USE RIGHTS, NET OF ACCUMULATED AMORTIZATION

Land use rights of the Company are being amortized using the straight-line method over the lease term of 50 years.

	2006	2005
At cost	$131,747	$127,633
Less: Accumulated amortization	13,232	10,266

Land use rights, net	$118,515	$117,367

Amortization expense for the years ended December 31, 2006 and 2005 was $2,581 and $2,515, respectively.

Amortization expense for the next 5 years end thereafter is as follows:

Year Ending December 31,
2006	$2,581
2007	2,581
2008	2,581
2009	2,581
2010	2,581
Thereafter	105,610

$118,515

NOTE 9—CUSTOMER DEPOSITS, ACCRUED EXPENSES AND OTHER PAYABLES

Other payables consist of amounts owed by the Company to various entities that are incurred by the Company outside of the normal course of business operations and the VAT payable/(recoverable) by the Company. These liabilities do not carry any interest rate and are paid within 12 months. Customer deposits consist of advance payments made by customers for the purchase of products from the Company.

Customer deposits, accrued expenses and other payables as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Customer deposits	$270,389	$629,922
Accrued expenses	3,610	21,896
Other payables	216,819	(12,276)

Total	$490,818	$639,542

FOGANG GUOZHU PLASTICS CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

NOTE 10—INCOME TAX

(a) Enterprise Income Tax (“EIT”)

In accordance with the relevant tax laws and regulations of the PRC, the statutory corporate income tax rate is 33% in PRC for the year of 2006 and 2005.

The Company’s tax expense differs from the “expected” tax expense as follows:

	2006	2005
Computed “expected” tax expense	$82,410	$1,810
Permanent expenses	—

Income tax expense	$82,410	$1,810

The provision for income tax for the years ended December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Current	$82,410	$1,810
Deferred	—	—

Total income tax expenses	$82,410	$1,810

(b) Value Added Tax (“VAT”)

VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may offset this tax liability from the VAT for the taxes that it has paid on eligible purchases. The VAT payable have been accrued and reflected as other payables in the accompanying balance sheets.

NOTE 11—RELATED PARTY TRANSACTIONS

Due to related parties represented net advances from/(to) Fogang Guozhu Blowing Equipment Co. Limited and Fogang Guozhu Precision Mold Co. Limited as of December 31, 2006 for the purposes of working capital. The amounts are unsecured, interest-free and have no repayment terms.

Due from related parties represented net advances from/(to) Fogang Guozhu Blowing Equipment Co. Limited and Fogang Guozhu Precision Mold Co. Limited as of December 31, 2005. The amounts are unsecured, interest-free and have no repayment terms.

Due to a director represented advances from Mr Wu Wen as of December 31, 2006 and 2005 for the purposes of working capital. The amount is unsecured, interest-free and repaid in 2007.

NOTE 12—CAPITAL

The Company’s capital is $354,195 (RMB2,672,400)

Board of Directors

Fogang Guozhu Blowing Equipment Co. Limited

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have audited the accompanying balance sheets of Fogang Guozhu Blowing Equipment Co. Limited as of December 31, 2006 and 2005 and the statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material aspects, the financial position of the Company as of December 31, 2006 and 2005 and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

August 6, 2008

Salt Lake City, Utah

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$312,118	$92,553
Accounts receivable, net of allowance for doubtful accounts	1,001,881	301,155
Inventories	2,680,409	1,566,651
Prepaid expenses and other receivables	448,665	155,766

Total current assets	4,443,073	2,116,125
PROPERTY, PLANT & EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	374,826	350,027

TOTAL ASSETS	$4,817,899	$2,466,152

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$631,601	$288,200
Accrued expenses and other payables	3,645,434	410,011
Amount due to a director	459,968	224,201
Amounts due to related parties	344,948	24,783
Customers deposits	1,167,205	232,175
Notes payable—short term	102,328	—
Taxes payable	1,040,246	859,790

Total current liabilities	7,391,730	2,039,160
TOTAL LIABILITIES	$7,391,730	$2,039,160

STOCKHOLDERS’ EQUITY
Capital	$265,076	$265,076
Additional paid in capital	—	—
(Accumulated deficit)/retained earnings	(2,873,359)	179,162
Other comprehensive income/(loss)	34,452	(17,246)

TOTAL STOCKHOLDERS’ EQUITY	$(2,573,831)	$426,992

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,817,899	$2,466,152

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

STATEMENTS OF INCOME & COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2006	2005
REVENUE	$16,318,728	$8,628,420
COST OF SALES	(12,164,359)	(6,032,799)

GROSS MARGIN	4,154,369	2,595,621

EXPENSES
General & administrative	221,149	80,550
Sales & distribution	497,368	121,699

TOTAL OPERATING EXPENSES	718,517	202,249

OPERATING INCOME	3,435,852	2,393,372
OTHER INCOME (EXPENSES)
Sales of scrap and parts	368,283	208,638
Other income (expense)	(1,937)	(27,417)
Interest income	5,182	1,838
Interest expense	(15,909)	—

INCOME BEFORE TAXES	3,791,471	2,576,431
PROVISION FOR TAXATION	(1,983,211)	(850,223)

NET INCOME	$1,808,260	$1,726,208

OTHER COMPREHENSIVE INCOME
Gain/(Loss) on Foreign Exchange Translation	51,698	(17,246)

COMPREHENSIVE INCOME	$1,859,958	$1,708,962

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Capital	Additional Paid in Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Total
Capital contribution	$265,076	$—	$—	$—	$265,076
Foreign currency translation loss	—		—	(17,246)	(17,246)
Dividends paid	—		(1,547,046)	—	(1,547,046)
Net income	—		1,726,208	—	1,726,208

BALANCE AT DECEMBER 31, 2005	$265,076	$—	$179,162	$(17,246)	$426,992
Foreign currency translation gain	—	—	—	51,698	51,698
Dividends paid	—		(4,860,781)	—	(4,860,781)
Net income	—	—	1,808,260	—	1,808,260

BALANCE AT DECEMBER 31, 2006	$265,076	$—	$(2,873,359)	$34,452	$(2,573,831)

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2006	2005
Cash Flows From Operating Activities:
Net income	$1,808,260	$1,726,208
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	41,894	12,361
Changes in operating assets and liabilities:
Increase in accounts receivable	(700,726)	(301,155)
Increase in inventories	(1,113,758)	(1,566,651)
Increase in prepaid expenses and other receivable	(292,899)	(155,766)
Increase in accounts payable	343,401	288,200
Increase in customers deposits	935,030	232,175
Increase in accrued expenses and other payables	3,507,906	137,528
Increase in amounts due to related parties	320,165	24,783
Increase in amount due to a director	235,767	224,201
Increase in notes payable	102,328	—
(Decrease)/increase in taxes payable	(92,027)	1,132,273

Net cash provided from operating activities	5,095,341	1,754,157

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(56,288)	(362,572)

Net cash used in investing activities	(56,288)	(362,572)

Cash Flows From Financing Activities:
Capital contribution	—	265,076
Payment of dividends	(4,860,781)	(1,547,046)

Net cash used in financing activities	(4,860,781)	(1,281,970)

Net increase in cash	178,272	109,615

Effect of foreign exchange rate changes	41,293	(17,062)

Cash at Beginning of Period	92,553	—

Cash at the End of Period	$312,118	$92,553

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 and 2005

NOTE 1—PRINCIPAL ACTIVITIES AND ORGANIZATION

Fogang Guozhu Blowing Equipment Co. Limited (“the Company”) produces, markets and sells full range of beverage bottle production machineries including high speed injection molding machines, semi-automatic and high speed automatic plastics stretch blow molding machines, infrared ray preform heater and label heat shrinker.

The Company was incorporated under the laws of the People’s Republic of China (the “PRC”) on April 1, 2005. The Company was acquired by Excellent Fame Investments Limited, a Hong Kong company, on August 16, 2007.

NOTE 2—BASIS OF PRESENTATION

The financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Economic and Political Risk

The Company’s major operations are conducted in the PRC. Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in the PRC.

(c) Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Company did not provide an allowance for doubtful accounts for the year/period ended December 31, 2006 and 2005, respectively. No bad debts incurred for the year/period ended December 31, 2006 and 2005, respectively.

(d) Inventories

Inventories consisting of raw materials, work-in-progress, and finished goods are stated at the lower of cost or net realizable value. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Inventory costs are calculated using a weighted average method of accounting.

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

(e) Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(f) Depreciation and Amortization

The Company provides for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated to its residual value over the following estimated useful lives:

Furniture and fixtures	5 years
Machinery and equipment	5 to 10 years
Motor vehicles	5 to 10 years

(g) Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the year/period ended December 31, 2006 and 2005.

(h) Income Tax

The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate applicable is 33%. At times generally accepted accounting principles requires the Company to recognize certain income and expenses that do not conform to the timing and conditions allowed by the PRC. The Company incurred income tax expense of $1,983,211 and $850,223 for the year/period ended December 31, 2006 and 2005, respectively.

(i) Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

interest rates attached to them commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm’s length with the Company’s lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

(j) Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the shipment of goods to customers. Revenue is recognized when all of the following criteria are met:

a)	Persuasive evidence of an arrangement exists,

b)	Delivery has occurred or services have been rendered,

c)	The seller’s price to the buyer is fixed or determinable, and

d)	Collectibility is reasonably assured.

(k) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(l) Retirement Benefits

The country of PRC mandates companies to contribute funds into the national retirement system, which benefits qualified employees based on where they were born within the country. The Company pays the required payment of qualified employees of the Company as a payroll tax expense. Very few employees in the Company fall under the mandatory conditions requiring the Company to pay as a payroll tax expense into the retirement system of the PRC. The Company provides no other retirement benefits to its employees.

(m) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(n) Foreign Currency Translation

The accompanying financial statements are presented in United States dollars (US$). The functional currency of the Company is the Renminbi (RMB). Capital accounts of the financial statements are translated into

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

US$ from RMB and at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The translation rates are as follows:

	2006	2005
Year end RMB : US$ exchange rate	7.818	8.070
Average RMB : US$ exchange rate for the year	7.982	8.190

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(o) Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

NOTE 4—ACCOUNTS RECEIVABLE, NET OF ALLOWANCE FOR DOUBTFUL ACCOUNTS

	2006	2005
Accounts receivable	$1,001,881	$301,155
Less: Allowance for doubtful accounts	—	—

Accounts receivable, net	$1,001,881	$301,155

NOTE 5—INVENTORIES

Inventories consisting of raw materials, work-in-progress and finished goods are stated at the lower of weighted average cost or market value. Inventories are beverage bottle production machineries and the raw material to manufacture the machineries.

Inventories as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Raw materials	$2,041,165	$1,336,389
Work-in-progress	—	—
Finished goods	639,244	230,262

Total	$2,680,409	$1,566,651

NOTE 6—PREPAID EXPENSES AND OTHER RECEIVABLES

Prepaid expenses consist of payments and deposits made by the Company to third parties in the normal course of business operations. These payments are made for the purchase of goods and services that are used by the Company for its current operations.

	2006	2005
Prepaid expenses	$407,489	$108,172
Other receivables	41,176	47,594

Total	$448,665	$155,766

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

The Company evaluates the amounts recorded as prepaid expenses and other receivables on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred or when the amounts reported as other receivables is no longer deemed to be collectible by the Company.

NOTE 7—PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

Property, plant and equipment of the Company consist primarily of manufacturing facilities and equipment owned and operated by the Company. Property, plant and equipment as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
At cost:
Machinery and equipment	$367,271	$319,888
Motor vehicles	40,266	39,009
Furniture & fixtures	23,010	3,675

	430,547	362,572

Less: Accumulated depreciation
Machinery and equipment	$49,207	$12,328
Motor vehicles	3,623	—
Furniture & fixtures	2,891	217

	55,721	12,545

Property, plant and equipment, net	$374,826	$350,027

Depreciation expense for the years ended December 31, 2006 and 2005 was $41,894 and $12,361, respectively.

NOTE 8—CUSTOMER DEPOSITS, ACCRUED EXPENSES AND OTHER PAYABLES

Other payables consist of amounts owed by the Company to various entities that are incurred by the Company outside of the normal course of business operations and the VAT payable by the Company. These liabilities do not carry any interest rate and are paid within 12 months. Customer deposits consist of advance payments made by customers for the purchase of products from the Company.

Customer deposits, accrued expenses and other payables as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Customer deposits	$1,167,205	$232,175
Accrued expenses	31,453	14,957
Other payables	3,613,981	395,054

Total	$4,812,639	$642,186

NOTE 9—INCOME TAX

(a) Enterprise Income Tax (“EIT”)

In accordance with the relevant tax laws and regulations of the PRC, the statutory corporate income tax rate is 33% in PRC for the year of 2006 and 2005.

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

The Company’s tax expense differs from the “expected” tax expense as follows:

	2006	2005
Computed “expected” tax expense	$1,983,211	$850,223
Permanent expenses	—	—

Income tax expense	$1,983,211	$850,223

The provision for income tax for the year/period ended December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Current	$1,983,211	$850,223
Deferred	—	—

Total income tax expenses	$1,983,211	$850,223

(b) Value Added Tax (“VAT”)

VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may offset this tax liability from the VAT for the taxes that it has paid on eligible purchases. The VAT payable have been accrued and reflected as other payables in the accompanying balance sheets.

NOTE 10—RELATED PARTY TRANSACTIONS

Due to related parties represented net advances from/(to) Fogang Guozhu Plastics Co. Limited and Fogang Guozhu Precision Mold Co. Limited as of December 31, 2006 and 2005 for the purposes of working capital. The amounts are unsecured, interest-free and have no fixed repayment terms.

Due to a director represented advances from Mr. Wu Wen as of December 31, 2006 and 2005 for the purposes of working capital. The amount is unsecured, interest-free and repaid in 2007.

NOTE 11—CAPITAL

The Company’s capital is $265,076 (RMB2,000,000).

Board of Directors

Fogang Guozhu Precision Mold Co. Limited

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have audited the accompanying balance sheets of Fogang Guozhu Precision Mold Co. Limited as of December 31, 2006 and 2005 and the statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material aspects, the financial position of the Company as of December 31, 2006 and 2005 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
August 6, 2008
Salt Lake City, Utah

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$145,190	$149,595
Accounts receivable, net of allowance for doubtful accounts	1,059,982	208,159
Inventories	1,441,369	491,794
Amounts due from related parties	390,126	—
Amount due from a director	22,694	—
Prepaid expenses and other receivables	188,159	780,212

Total current assets	3,247,520	1,629,760
PROPERTY, PLANT & EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	1,380,193	1,215,154

TOTAL ASSETS	$4,627,713	$2,844,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$680,586	$95,029
Accrued expenses and other payables	1,736,444	513,059
Amount due to a director	—	169,764
Customers deposits	672,018	888,637
Short term bank loans	383,730	—
Taxes recoverable	(4,679)	(1,481)

Total current liabilities	3,468,099	1,665,008

TOTAL LIABILITIES	$3,468,099	$1,665,008

STOCKHOLDERS’ EQUITY
Capital	$1,234,000	$1,234,000
Additional paid in capital	—	—
Accumulated deficit	(189,277)	(77,749)
Other comprehensive income	114,891	23,655

TOTAL STOCKHOLDERS’ EQUITY	1,159,614	$1,179,906

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,627,713	$2,844,914

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

STATEMENTS OF INCOME & COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2006	2005
REVENUE	$7,552,671	$1,839,512

COST OF SALES	(4,672,302)	(1,421,601)

GROSS MARGIN	2,880,369	417,911

EXPENSES
General & administrative	190,533	207,228
Sales & distribution	223,388	213,541

TOTAL OPERATING EXPENSES	413,921	420,769

OPERATING INCOME (LOSS)	2,466,448	(2,858)

OTHER INCOME
Sales of scrap	9,321	—
Other income (expenses)	66,713	(4,317)
Interest income	12,504	535
Interest expense	(12,068)	(6,053)

INCOME (LOSS) BEFORE TAXES	2,542,918	(12,693)

PROVISION FOR TAXATION	(6,710)	—

NET INCOME (LOSS)	$2,536,208	$(12,693)

OTHER COMPREHENSIVE INCOME
Gain on Foreign Exchange Translation	91,236	29,221

COMPREHENSIVE INCOME	$2,627,444	$16,528

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Capital	Additional Paid in Capital	Accumulated Deficits	Accumulated Other Comprehensive Income	Total
BALANCE AT JANUARY 1, 2005	$1,234,000	$—	$(65,056)	$(5,566)	$1,163,378

Foreign currency translation gain	—	—	—	29,221	29,221

Net income	—	—	(12,693)	—	(12,693)

BALANCE AT DECEMBER 31, 2005	$1,234,000	$—	$(77,749)	$23,655	$1,179,906

Foreign currency translation gain	—	—	—	91,236	91,236

Dividends paid	—	—	(2,647,736)	—	(2,647,736)

Net income	—	—	2,536,208	—	2,536,208

BALANCE AT DECEMBER 31, 2006	$1,234,000	$—	$(189,277)	$114,891	$1,159,614

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2006	2005
Cash Flows From Operating Activities:
Net income (loss)	$2,536,208	$(12,693)
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	166,840	137,146
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	(851,823)	101,563
Increase in inventories	(949,575)	(193,801)
Decrease/(increase) in prepaid expenses and other receivable	604,445	(506,008)
(Increase)/decrease in amounts due from related parties	(390,126)	12,086
Increase in amount due from a director	(204,850)	—
Increase in amount due to a director	—	169,765
Increase/(decrease) in accounts payable	585,557	(774,049)
(Increase)/decrease in customer deposits	(216,619)	664,775
Increase in accrued expenses and other payables	1,703,937	9,493
Decrease in taxes payable	(485,017)	(10,925)

Net cash provided from (used in) operating activities	2,498,977	(402,648)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(296,211)	(165,594)

Net cash used in investing activities	(296,211)	(165,594)

Cash Flows From Financing Activities:
Proceeds from bank loans	383,730	—
Dividends paid	(2,647,736)	—

Net cash provided from financing activities	(2,264,006)	—

Net decrease in cash	(61,240)	(568,242)

Effect of foreign exchange rate changes	56,835	1,950

Cash at Beginning of Period	149,595	715,887

Cash at the End of Period	$145,190	$149,595

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 and 2005

NOTE 1—PRINCIPAL ACTIVITIES AND ORGANIZATION

Fogang Guozhu Precision Mold Co. Limited (“the Company”) is engaged in production of preform injection mold and blowing mold.

The Company was incorporated under the laws of the People’s Republic of China (the “PRC”) on December 6, 2001. The Company was acquired by Guozhu Holdings Limited, a Hong Kong company, on August 16, 2007.

NOTE 2—BASIS OF PRESENTATION

The financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Economic and Political Risk

The Company’s major operations are conducted in the PRC. Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in the PRC.

(c) Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Company did not provide an allowance for doubtful accounts for the years ended December 31, 2006 and 2005, respectively. No bad debts incurred for the years ended December 31, 2006 and 2005, respectively.

(d) Inventories

Inventories consisting of raw materials, work-in-progress, and finished goods are stated at the lower of cost or net realizable value. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Inventory costs are calculated using a weighted average method of accounting.

(e) Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(f) Depreciation and Amortization

The Company provides for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated to its residual value over the following estimated useful lives:

Furniture and fixtures	5 years
Machinery and equipment	5 to 10 years
Motor vehicles	5 to 10 years

(g) Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the years ended December 31, 2006 and 2005.

(h) Income Tax

The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate applicable is 33%. At times generally accepted accounting principles requires the Company to recognize certain income and expenses that do not conform to the timing and conditions allowed by the PRC. The Company incurred income tax expense of $6,710 and $0 for the years ended December 31, 2006 and 2005, respectively.

(i) Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have interest rates attached to them commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm’s length with the Company’s lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

(j) Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the shipment of goods to customers. Revenue is recognized when all of the following criteria are met:

a)	Persuasive evidence of an arrangement exists,

b)	Delivery has occurred or services have been rendered,

c)	The seller’s price to the buyer is fixed or determinable, and

d)	Collectibility is reasonably assured.

(k) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(l) Retirement Benefits

The country of PRC mandates companies to contribute funds into the national retirement system, which benefits qualified employees based on where they were born within the country. The Company pays the required payment of qualified employees of the Company as a payroll tax expense. Very few employees in the Company fall under the mandatory conditions requiring the Company to pay as a payroll tax expense into the retirement system of the PRC. The Company provides no other retirement benefits to its employees.

(m) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(n) Foreign Currency Translation

The accompanying financial statements are presented in United States dollars (US$). The functional currency of the Company is the Renminbi (RMB). Capital accounts of the financial statements are translated into US$ from RMB and at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The translation rates are as follows:

	2006	2005
Year end RMB : US$ exchange rate	7.818	8.070
Average RMB : US$ exchange rate for the year	7.982	8.190

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(o) Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

NOTE 4—ACCOUNTS RECEIVABLE, NET OF ALLOWANCE FOR DOUBTFUL ACCOUNTS

	2006	2005
Accounts receivable	$1,059,982	$208,159
Less: Allowance for doubtful accounts	—	—

Accounts receivable, net	$1,059,982	$208,159

NOTE 5—INVENTORIES

Inventories consisting of raw materials, work-in-progress and finished goods are stated at the lower of weighted average cost or market value. Inventories are preform injection mold and blowing mold and the raw material to manufacture the molds.

Inventories as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Raw materials	$566,650	$152,568
Work-in-progress	457,731	67,584
Finished goods	416,988	271,642

Total	$1,441,369	$491,794

NOTE 6—PREPAID EXPENSES AND OTHER RECEIVABLES

Prepaid expenses consist of payments and deposits made by the Company to third parties in the normal course of business operations. These payments are made for the purchase of goods and services that are used by the Company for its current operations.

	2006	2005
Prepaid expenses	$181,764	$96,693
Other receivables	6,395	683,519

Total	$188,159	$780,212

The Company evaluates the amounts recorded as prepaid expenses and other receivables on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred or when the amounts reported as other receivables is no longer deemed to be collectible by the Company.

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

NOTE 7—PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

Property, plant and equipment of the Company consist primarily of manufacturing facilities and equipment owned and operated by the Company. Property, plant and equipment as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
At cost:
Machinery and equipment	$1,704,905	$1,413,199
Motor vehicles	123,087	119,244
Furniture & fixtures	35,436	23,042
Construction in progress	102,539	62,130

	1,965,967	1,617,615

Less: Accumulated depreciation
Machinery and equipment	$515,419	$360,371
Motor vehicles	55,289	32,099
Furniture & fixtures	15,066	9,991
Construction in progress	—	—

	585,774	402,461

Property, plant and equipment, net	$1,380,193	$1,215,154

Depreciation expense for the years ended December 31, 2006 and 2005 was $166,840 and $137,146, respectively.

NOTE 8—CUSTOMER DEPOSITS, ACCRUED EXPENSES AND OTHER PAYABLES

Other payables consist of amounts owed by the Company to various entities that are incurred by the Company outside of the normal course of business operations and the VAT payable by the Company. These liabilities do not carry any interest rate and are paid within 12 months. Customer deposits consist of advance payments made by customers for the purchase of products from the Company.

Customer deposits, accrued expenses and other payables as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Customer deposits	$672,018	$888,637
Accrued expenses	30,586	29,631
Other payables	1,705,858	483,428

Total	$2,408,462	$1,401,696

NOTE 9—SHORT-TERM BANK LOAN

The short-term bank loan is repaid in 2007.

Short-term loan is summarized as follows:

Due date	Interest rate per annum	2006
June 13, 2007	7.605%	$383,730

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

NOTE 10—INCOME TAX

(a) Enterprise Income Tax (“EIT”)

In accordance with the relevant tax laws and regulations of the PRC, the statutory corporate income tax rate is 33% in PRC for the year of 2006 and 2005.

The Company’s tax expense differs from the “expected” tax expense as follows:

	2006	2005
Computed “expected” tax expense	$839,163	$—
Permanent expenses	(832,453)	—

Income tax expense	$6,710	$—

The permanent difference represents the tax exemption enjoyed by the Company during the tax holiday given by the tax bureau.

The provision for income tax for the years ended December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Current	$6,710	$—
Deferred	—	—

Total income tax expenses	$6,710	$—

(b) Value Added Tax (“VAT”)

VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may offset this tax liability from the VAT for the taxes that it has paid on eligible purchases. The VAT payable have been accrued and reflected as other payables in the accompanying balance sheets.

NOTE 11—RELATED PARTY TRANSACTIONS

Due from related parties represented net advances from/(to) Fogang Guozhu Blowing Equipment Co. Limited and Fogang Guozhu Plastics Co. Limited as of December 31, 2006.

Due from a director represented advances to Mr. Wu Wen as of December 31, 2006. The amount is unsecured, interest-free and settled in 2007.

Due to a director represented advances from Mr. Wu Wen as of December 31, 2005 for the purposes of working capital. The amounts are unsecured, interest-free and repayable within 12 months.

NOTE 12—CAPTIAL

The Company’s capital is $1,234,000.

HUTTON HOLDINGS CORPORATION

UNAUDITED PRO-FORMA COMBINED CONSOLIDATED BALANCE SHEET

JUNE 30, 2007

	Hutton Historical	China Valley Historical	Pro forma Adjustment		Pro forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$176	$6,070,975	$—		$6,071,151
Accounts receivable, net	—	3,956,623	—		3,956,623
Inventories	—	5,999,142	—		5,999,142
Prepaid expenses and other receivables	1,206	2,314,948	—		2,316,154
Amount due from a director	—	275,120	—		275,120

Total current assets	1,382	18,161,808	—		18,618,190
PROPERTY, PLANT & EQUIPMENT, NET	3,120	2,879,081	—		2,882,201
LAND USE RIGHT, NET	—	197,110	—		197,110

TOTAL ASSETS	$4,502	$21,692,999	$—		$21,697,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$240	$2,311,681	$—		$2,311,921
Accrued expenses and other payables	—	6,835,787	—		6,835,787
Customers deposits	—	4,152,498	—		4,152,498
Notes payable	—	32,839	—		32,839
Short term bank loans	—	1,050,834	—		1,050,834
Taxes payable	—	2,315,998	—		2,315,998

Total current liabilities	240	16,699,637	—		16,699,877

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	5,000	(1)	5,000
Common stock	25,521	—	24,479	(2)	50,000
Additional paid in capital	(16,997)	2,758,228	(55,331)	(3)	2,685,900
Accumulated deficits	(4,262)	2,053,793	25,852	(4)	2,075,383
Other comprehensive income	—	181,341	—		181,341

TOTAL STOCKHOLDERS’ EQUITY	4,262	4,993,362	—		4,997,624

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,502	$21,692,999	$—		$21,697,501

HUTTON HOLDINGS CORPORATION

UNAUDITED PRO-FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED JUNE 30, 2007

	Hutton Historical	China Valley Historical	Pro forma Adjustment	Pro forma Combined
REVENUE	$29,042	$17,509,820	$—	$17,538,862
COST OF SALES	19,760	10,687,909	—	10,707,669

GROSS PROFIT	9,282	6,821,911	—	6,831,193
EXPENSES
Sales and marketing	2,008	548,967	—	550,975
General and administrative	44,741	512,066	—	556,807

TOTAL EXPENSES	46,749	1,061,033	—	1,107,782
OPERATING LOSS / INCOME	(37,467)	5,760,878	—	5,723,411
OTHER INCOME	59,346	258,332	—	317,678
INTEREST INCOME / EXPENSES	(289)	(18,705)	—	(18,994)

LOSS / INCOME BEFORE TAXES	21,590	6,000,505	—	6,022,095
PROVISION FOR TAXATION	—	1,244,183	—	1,244,183

NET LOSS / INCOME	21,590	4,756,322	—	4,777,912
OTHER COMPREHENSIVE INCOME
Gain on Foreign Exchange Translation	—	66,302	—	66,302

COMPREHENSIVE LOSS / INCOME	$21,590	$4,822,624	$—	$4,844,214

HUTTON HOLDINGS CORPORATION

UNAUDITED PRO-FORMA COMBINED STATEMENT OF OPERATIONS FOR THE PERIOD ENDED JUNE 30, 2006

	Hutton Historical	China Valley Historical	Pro forma Adjustment	Pro forma Combined
REVENUE	$188,528	$13,197,486	$—	$13,386,014
COST OF SALES	77,849	7,995,380	—	8,073,229

GROSS PROFIT	110,679	5,202,106	—	5,312,785
EXPENSES
Sales and marketing	(13,050)	415,389	—	402,339
General and administrative	96,449	268,852	—	365,301

TOTAL EXPENSES	83,399	684,241	—	767,640
OPERATING LOSS / INCOME	27,280	4,517,865	—	4,545,145
OTHER INCOME	—	117,495	—	117,495
INTEREST INCOME / EXPENSES	243	—	—	243

LOSS / INCOME BEFORE TAXES	27,523	4,635,360	—	4,662,883
PROVISION FOR TAXATION	—	1,008,226	—	1,008,226

NET LOSS / INCOME	27,523	3,627,134	—	3,654,657
OTHER COMPREHENSIVE INCOME
Gain on Foreign Exchange Translation	—	45,922	—	45,922

COMPREHENSIVE LOSS / INCOME	$27,523	$3,673,056	$—	$3,700,579

HUTTON HOLDINGS CORPORATION

NOTES TO PRO-FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1    BASIS OF PRESENTATION

The unaudited pro-forma consolidated financial statements include the accounts of Hutton Holdings Corporation (“HTTH” or the “Company”), China Valley Development Limited (“China Valley”), Guozhu Holdings Limited, Fogang Guozhu Plastics Company Limited, Guangdong Guozhu Precision Mold Company Limited, Excellent Fame Investments Limited and Fogang Guozhu Blowing Equipment Company Limited.

On August 26, 2007, the Company entered into and closed an Agreement for Share Exchange with China Valley, a British Virgin Island incorporated company, Cai Yingren and Wu Wen, the owners and shareholders of China Valley. The Company acquired 100% ownership of China Valley at a consideration of 29,750,000 shares of its common stock and 5,000,000 shares of its preferred stock. This business combination has been accounted for as a reverse merger with China Valley being the accounting acquirer. Accordingly, the Company’s historical financial statements have been prepared to give retroactive effect to the reverse merger, and represent the operations of China Valley.

China Valley acquired 100% ownership of Guozhu Holdings Limited, a Hong Kong registered company on August 24, 2007. Since the ownership of the Company and Guozhu Holdings Limited were the same and they were under the control of one same shareholder, the merger was accounted for as a transaction between entities under common control, whereby the Company recognized the assets and liabilities transferred at their carrying amounts. Accordingly, China Valley’s historical financial statements have been prepared to give retroactive effect to the merger, and represent the operations of the Company and Guozhu Holdings Limited.

On August 16, 2007, Guozhu Holdings Limited acquired 100% ownership of Fogang Guozhu Plastics Company Limited and Guangdong Guozhu Precision Mold Company Limited, both of which are registered in China. Also, through Excellent Fame Investments Limited, Guozhu Holdings Limited’s wholly owned subsidiary registered in Hong Kong, Guozhu Holdings Limited also acquired 100% of Fogang Guozhu Blowing Equipment Company Limited, a Chinese registered company. Since Guozhu Holdings Limited, Excellent Fame Investments Limited and the three Chinese registered companies were under the control of one same shareholder, these mergers were accounted for as transactions among entities under common control, whereby Guozhu Holdings Limited recognized the assets and liabilities transferred at their carrying amounts. Accordingly, Guozhu Holdings Limited’s historical financial statements have been prepared to give retroactive effect to the mergers, and represent the operations of Guozhu Holdings Limited, Excellent Fame Investments Limited and the three Chinese registered companies.

These pro forma financial statements have been prepared utilizing the assumptions that the historical operations of these operating companies would be combined with the historical operations of Hutton and China Valley.

The principle operations of Guangdong Guozhu Precision Mold Company Limited are the manufacturing and sale of precision mold and PVC products while the principle operations of Fogang Guozhu Blowing Equipment Company are the manufacturing and sale of blowing equipment and plastic production machinery.

NOTE 2    PRO FORMA FINANCIAL STATEMENTS

The accompanying unaudited pro forma combined financial statements are based upon the historical consolidated statements of operations of the Company, China Valley, Guozhu Holdings Limited and the subsidiaries of Guozhu Holdings Limited. The unaudited pro forma combined balance sheet has been prepared as if the acquisition occurred on June 30, 2007. The unaudited pro forma combined financial statements of operations for the period ended June 30, 2006 and 2007 have been prepared as if the acquisition had occurred on

January 1, 2006 and 2007, respectively. The historical consolidated statements of operations of Guozhu Holdings Limited, Fogang Guozhu Plastics Company Limited, Guangdong Guozhu Precision Mold Company Limited, Excellent Fame Investments Limited and Fogang Guozhu Blowing Equipment Company Limited are combined into China Valley as if China Valley is the surviving corporate entity while Guozhu Holdings Limited, Fogang Guozhu Plastics Company Limited, Guangdong Guozhu Precision Mold Company Limited and Fogang Guozhu Blowing Equipment Company Limited are the accounting acquirers. The pro forma information may not be indicative of the results that actually would have occurred if the merger had been in effect from and on the dates indicated or which may be obtained in the future.

NOTE 3    CONSOLIDATING ENTRIES

The consolidating entries on the pro-forma consolidated balance sheet to eliminate investments in subsidiary accounts:

(1)	Increase in preferred stock as a result of issuing shares for merger

(2)	Net effect of increase in common stock as a result of issuing shares for merger, elimination of share capital of China Valley and cancellation of 5,271,000 by certain shareholders of the Company as a condition of the merger

(3)	Net effect of increase in paid up capital as a result of issuing shares for merger, reduction of paid up capital as a result of elimination of deficits of HTTH before merger and reduction of paid up capital as a result of cancellation of 5,271,000 by certain shareholders of the Company

(4)	Elimination of deficits of HTTH before merger and the excess of HTTH deficits over its paid in capital

CHINA VALLEY DEVELOPMENT LIMITED

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(RESTATED)

	June 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,070,975	$483,837
Accounts receivable, net	3,956,623	2,327,692
Inventories	5,999,142	4,579,106
Prepaid expenses and other receivables	2,314,948	1,339,227
Amount due from a director	275,120	—

Total current assets	18,616,808	8,729,862
PROPERTY, PLANT & EQUIPMENT, NET	2,879,081	2,805,173
LAND USE RIGHT, NET	197,110	118,515

TOTAL ASSETS	$21,692,999	$11,653,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$2,311,681	$1,492,511
Accrued expenses and other payables	6,835,787	5,604,397
Amount due to a director	—	673,276
Customers deposits	4,152,498	2,109,612
Notes payable	32,839	102,328
Short term bank loans	1,050,834	383,730
Taxes payable	2,315,998	1,116,958

Total current liabilities	16,699,637	11,482,812

TOTAL LIABILITIES	$16,699,637	$11,482,812

STOCKHOLDERS’ EQUITY
Common stock, $1 par value, 50,000 shares authorized, 50,000 shares issued and outstanding on June 30, 2007 and December 31, 2006	$50,000	$50,000
Less: Stock Subscription Receivable	(50,000)	(50,000)
Additional paid in capital	2,758,228	2,758,228
Retained earnings (Accumulated deficits)	2,053,793	(2,702,529)
Other comprehensive income	181,341	115,039

TOTAL STOCKHOLDERS’ EQUITY	$4,993,362	$170,738

TOTAL LIABILITIES AND EQUITY	$21,692,999	$11,653,550

See accompanying notes to the consolidated financial statements

CHINA VALLEY DEVELOPMENT LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(RESTATED)

	For the Six Months ended June 30,
	2007	2006
REVENUE	$17,509,820	$13,414,853
COST OF SALES	10,687,909	7,995,380

GROSS PROFIT	6,821,911	5,419,473
EXPENSES
General and administrative	512,066	268,852
Selling and distributions	548,967	415,389

TOTAL OPERATING EXPENSES	1,061,033	684,241

OPERATING INCOME	5,760,878	4,735,232
OTHER INCOME
Sales of scraps	210,831	2,192
Sales of parts	39,142	104,634
Other income (expenses)	—	8,389
Interest income	8,359	2,280
Interest expense	(18,705)	—

INCOME BEFORE TAXES	6,000,505	4,852,727
PROVISION FOR TAXATION	1,244,183	1,008,226

NET INCOME	$4,756,322	$3,844,501

OTHER COMPREHENSIVE INCOME
Gain on Foreign Exchange Translation	66,302	133,824

COMPREHENSIVE INCOME	$4,822,624	$3,978,325

See accompanying notes to the consolidated financial statements

CHINA VALLEY DEVELOPMENT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(RESTATED)

	For the Six Months Ended June 30,
	2007	2006
Cash Flows From Operating Activities:
Net income	$4,756,322	$3,844,501
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	174,946	149,560
Amortization of land use rights	1,984	1,290
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,628,931)	(541,007)
Increase in inventories	(1,420,036)	(1,422,234)
Increase in prepaid expenses and other receivable	(975,721)	(1,189,619)
Increase in accounts payable	819,170	2,422,710
Increase in customer deposits	2,042,886	810,940
Increase in accrued expenses and other payables	1,231,390	1,055,865
Decrease in notes payable	(69,489)	—
Increase in taxes payable	1,199,040	2,677,327

Net cash provided by operating activities	6,131,561	7,809,333

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(248,854)	(250,800)

Decrease in amount due to/from a director	(948,396)	(731,256)

Net cash used in investing activities	(1,197,250)	(982,056)

Cash Flows From Financing Activities:
Proceeds from bank loans	667,104	375,281

Net cash used in financing activities	667,104	375,281

Net increase in cash	5,601,415	7,202,558

Effect of foreign exchange rate changes	(14,277)	132,705

Cash and Cash Equivalents at Beginning of Period	483,837	260,990

Cash and Cash Equivalents at the End of Period	$6,070,975	$7,596,253

See accompanying notes to the consolidated financial statements

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

JUNE 30, 2007

NOTE 1	ORGANIZATION AND PRINCIPAL ACTIVITIES

China Valley Development Limited (the “Company”) was incorporated on July 5, 2005 under the laws of British Virgin Islands.

On August 24, 2007, the Company acquired 100% ownership of Guozhu Holdings Limited, a Hong Kong registered company. Guozhu Holdings Limited owns 100% ownership of Fogang Guozhu Plastics Company Limited and Guangdong Guozhu Precision Mold Company Limited, both of which are registered in China. Also, through Excellent Fame Investments Limited, the Company’s wholly owned subsidiary registered in Hong Kong, the Company also owns 100% of Fogang Guozhu Blowing Equipment Company Limited, a Chinese registered company.

The principle operations of Guangdong Guozhu Precision Mold Company Limited are manufacture and sale of precision mold and PVC products while the principle operations of Fogang Guozhu Blowing Equipment Company Limited are manufacture and sale of blowing equipment and plastic production machinery.

The principle operations of Fogang Guozhu Plastics Company Limited are plastic bottle and PVC products manufacturing.

Subsequent to the acquisition, Guangdong Guozhu Precision Mold Company Limited, Fogang Guozhu Blowing Equipment Company Limited and Guangdong Guozhu Precision Mold Company Limited became the surviving business of the Company.

The unaudited consolidated financial statements of the Company and subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements. Accordingly, they do not include all the information and footnotes required by principles generally accepted in the United States of America for annual financial statements. However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of the management, necessary for fair presentation of the consolidated financial position and the consolidated results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full year. These interim financial statements should be read in conjunction with the Company’s annual audited financial statements.

NOTE 2	USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. See “Critical Accounting Policies and Estimates” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section below.

NOTE 3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Economic and Political Risk

The Company’s major operations are conducted in China (“PRC”). Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

JUNE 30, 2007

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in Hong Kong and China through its wholly owned subsidiaries.

(c)	Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Company did not provide an allowance for doubtful accounts for six months ended June 30, 2007. There were no bad debts incurred for six months ended June 30, 2007.

(d)	Inventories

Inventories consisting of raw materials, work-in-progress, and finished goods are stated at the lower of cost or net realizable value. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Inventory costs are calculated using a weighted average, first in first out (FIFO) method of accounting.

(e)	Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(f)	Land Use Right

According to the law of PRC, the government owns all the land in PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government for 50 years.

Land use right represent the cost for purchasing the right to use the leasehold land for the production facilities of Fogang Guozhu Blowing Equipment Co., Limited. It is stated at cost less amortization. Land use rights are being amortized using the straight-line method over the lease term of 50 years.

Amortization expense was $1,984 and $1,290 for the periods ended June 30, 2007 and 2006, respectively.

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

JUNE 30, 2007

(g)	Depreciation and Amortization

The Company provides for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated to its residual value over the following estimated useful lives:

Building	10 years
Furniture and fixtures	5 years
Machinery and equipment	8 to 10 years
Motor vehicles	5 to 10 years

(h)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the periods ended June 30, 2007 and 2006.

(i)	Income Tax

The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of PRC and Hong Kong, the corporation income tax rate applicable ranges from 17.5% to 33%. At times generally accepted accounting principles requires the Company to recognize certain income and expenses that do not conform to the timing and conditions allowed by the PRC. The Company incurred income tax expense of $1,244,183 and $1,008,226 for the periods ended June 30, 2007 and 2006, respectively.

(j)	Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have interest rates attached to them commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm’s length with the Company’s lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

JUNE 30, 2007

(k)	Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the shipment of goods to customers. Revenue is recognized when all of the following criteria are met:

a)	Persuasive evidence of an arrangement exists,

b)	Delivery has occurred or services have been rendered,

c)	The seller’s price to the buyer is fixed or determinable, and

d)	Collectibility is reasonably assured.

(l)	Retirement Benefits

The country of PRC mandates companies to contribute funds into the national retirement system, which benefits qualified employees based on where they were born within the country. The Company pays the required payment of qualified employees of the Company as a payroll tax expense. Very few employees in the Company fall under the mandatory conditions requiring the Company to pay as a payroll tax expense into the retirement system of the PRC. The Company provides no other retirement benefits to its employees.

(m)	Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(n)	Foreign Currency Translation

The accompanying financial statements are presented in United States dollars (US$). The functional currency of the Company is the Renminbi (RMB). Capital accounts of the financial statements are translated into US$ from RMB and at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the period. The translation rates are as follows:

June 30, 2007
Period end RMB : US$ exchange rate	7.613
Average RMB : US$ exchange rate for the reporting period	7.720

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(o)	Land Use Rights

According to the law of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 50 years.

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

JUNE 30, 2007

(p)	Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

NOTE 4	ACCOUNTS RECEIVABLE, NET OF ALLOWANCE FOR DOUBTFUL ACCOUNTS

June 30, 2007
Accounts receivable	$3,956,623
Less: Allowance for doubtful accounts	—

Accounts receivable, net	$3,956,623

NOTE 5	INVENTORIES

Inventories consisting of raw materials and finished goods are stated at the lower of weighted average cost or market value. Inventories are bottled water and its raw material to manufacture the bottles.

Inventories as of June 30, 2007 are summarized as follows:

June 30, 2007
Raw materials	$2,818,344
Work-in-progress	1,410,823
Finished goods	1,769,975

Total	$5,999,142

NOTE 6	PREPAID EXPENSES AND OTHER RECEIVABLES

Prepaid expenses consist of payments and deposits made by the Company to third parties in the normal course of business operations. These payments are made for the purchase of goods and services that are used by the Company for its current operations.

The Company evaluates the amounts recorded as prepaid expenses and other receivables on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred or when the amounts reported as other receivables is no longer deemed to be collectible by the Company.

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

JUNE 30, 2007

NOTE 7	PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

Property, plant and equipment of the Company consist primarily of manufacturing facilities and equipment owned and operated by the Company’s wholly owned subsidiaries in China. Property, plant and equipment as of September 30, 2007 are summarized as follows:

June 30, 2007
At cost:
Buildings	$216,895
Machinery and equipment	3,195,806
Motor Vehicles	247,021
Furniture and fixtures	103,218
Construction in progress	683,306

4,446,246

Less: Accumulated depreciation
Buildings	$111,988
Machinery and equipment	1,264,403
Motor Vehicles	127,467
Furniture and fixtures	63,307

1,567,165

Plant and equipment , net	$2,879,081

Depreciation expense for the periods ended June 30, 2007 and June 30, 2006, was $174,946 and $149,560, respectively.

NOTE 8	LAND USE RIGHT

Land use rights of the Company are being amortized using the straight-line method over the lease term of 50 years. Amortization expense for the periods ended June 30, 2007 and June 30, 2006 was $1,984 and $1,290, respectively.

NOTE 9	CUSTOMER DEPOSITS, ACCRUED EXPENSES AND OTHER PAYABLES

Other payables consist of amounts owed by the Company to various entities that are incurred by the Company outside of the normal course of business operations. These liabilities do not carry any interest rate and are generally payable within 12 months. Customer deposits consist of advance payments made by customers for the purchase of products from the Company.

Customer deposits, accrued expenses and other payables as of June 30, 2007 are summarized as follows:

June 30, 2007
Customer deposits	$4,152,498
Accrued expenses	73,607
Other payables	6,762,180

Total	$10,988,285

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

JUNE 30, 2007

NOTE 10	NOTES PAYABLE

Notes payable are bank guaranteed notes collected by suppliers. All the notes are interest-free and are to be repaid within 6 months.

NOTE 11	SHORT TERM DEBT

All the short-term bank loans are repayable within 12 months and are unsecured.

Short-term loans are summarized as follows:

Due date	Interest rate per annum	June 30, 2007
June 29, 2008	8.541%	$1,050,834

NOTE 12	INCOME TAX

(a)	Corporation Income Tax (“CIT”)

In accordance with the relevant tax laws and regulations of Hong Kong and PRC, the statutory corporate income tax rates are 17.5% for Hong Kong and 33% in PRC. The corporate income tax rates applicable to the Company and its subsidiaries for the periods ended June 30, 2007 and 2006 were as follows:

	June 30, 2007	June 30, 2006
Fogang Guozhu Plastics Co. Ltd.	33%	33%
Fogang Guozhu Blowing Equipment Co. Ltd.	33%	33%
Fogang Guozhu Precision Mold Co. Ltd	33%	33%

The actual and effective corporate income tax was 21% and 21% for the periods ended June 30, 2007 and 2006, respectively.

(b)	Value Added Tax (“VAT”)

There is no VAT under current tax laws in Hong Kong.

In accordance with the current tax laws in the PRC, the VAT rate for the PRC subsidiaries for export sales is 8.5% to 10% and domestic sales is 17%. VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may offset this tax liability from the VAT for the taxes that it has paid on eligible purchases. The VAT payables have been accrued and reflected as others payable in the accompanying consolidated balance sheets.

NOTE 13	RELATED PARTY TRANSACTIONS

Due to directors consists of advances from directors and payments on behalf of the Company by the directors. Due to directors are unsecured and interest free with no fixed payment terms, but are expected to be repaid to the directors within the current year.

Due from directors consists of advances to directors and payments on behalf for directors. Due from directors is unsecured and interest free with no fixed payment terms, but are expected to be repaid by the directors within the current year.

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

JUNE 30, 2007

NOTE 14	CAPITAL

The Company has 50,000 share of common stock issued as of June 30, 2007 and December 31, 2006. As of June 30, 2007, shareholder of the Company has not paid $50,000 subscription for common stock and such receivable was recorded as subscription receivable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC registration fee	$12,761
FINRA registration fee	*
New York Stock Exchange application and listing fees	*
Accounting fees and expenses	40,000
Printing and engraving expenses	10,000
Legal fees and expenses	80,000
Miscellaneous expenses	2,239

Total	$145,000

Item 14. Indemnification of Directors and Officers.

The registrant’s amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, it has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Article Ninth of the registrant’s amended and restated certificate of incorporation provides, in part:

“The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.”

The registrant has obtained policies insuring the registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

(a) On June 21, 2007, the registrant sold 14,375,000 units to its founders without registration under the Securities Act of 1933, as amended. Of this total, 13,975,000 units were issued to Heckmann Acquisition, LLC, an entity that is owned by the registrant’s Chairman and Chief Executive Officer, Mr. Richard J. Heckmann, 200,000 units were issued to Mr. Holtz, and 100,000 units were issued to each of Dr. Osborne and Mr. Quayle. The foregoing units were issued on June 21, 2007, and each of the recipients of such units is an “accredited investor” as defined under Regulation D of the Securities Act of 1933, as amended. As such, the foregoing units were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. The units were sold for an aggregate offering price of $71,875 at a purchase price of $0.005 per unit. No underwriting discounts or commissions were paid with respect to such sales.

(b) On October 3, 2007, the registrant entered into amended agreements to sell 7,000,000 warrants to its founders without registration under the Securities Act of 1933, as amended. The initial subscription agreements were entered into on June 21, 2007. The foregoing warrants were issued on November 16, 2007, and each of the recipients of such warrants is an “accredited investor” as defined under Regulation D of the Securities Act, of 1933 as amended. As such, the foregoing warrants were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. The warrants were sold for an aggregate offering price of $7,000,000 at a purchase price of $1.00 per warrant. No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are filed as part of this registration statement:

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger and Reorganization, dated May 19, 2008, by and among registrant, Heckmann Acquisition II Corporation and China Water and Drinks Inc. (included in Annex A to the joint proxy and information statement/prospectus forming part of the registrant’s Registration Statement on Form S-4 filed October 1, 2008, and incorporated herein by reference).

2.1A	Amendment No. 1 to Merger Agreement, dated September 29, 2008, by and among registrant, Heckmann Acquisition II Corporation and China Water and Drinks Inc. (included in Annex A to the joint proxy and information statement/prospectus forming part of the registrant’s Registration Statement on Form S-4 filed October 1, 2008, and incorporated herein by reference).

2.1B	Amendment No. 2 to Merger Agreement, dated October 30, 2008, by and among registrant, Heckmann Acquisition II Corporation and China Water and Drinks Inc., incorporated by reference to the registrant’s Current Report on Form 8-K filed November 5, 2008.

3.1	Amended and Restated Certificate of Incorporation of registrant, incorporated herein by reference to Exhibit 3.1 to Amendment No. 2 to registrant’s Registration Statement on Form S-1 filed September 4, 2007.

3.2	Amended Restated Bylaws of registrant, incorporated herein by reference to Exhibit 3.2 to Amendment No. 4 to registrant’s Registration Statement on Form S-1 filed October 26, 2007.

3.3	Amendment to Amended and Restated Certificate of Incorporation of registrant, to be effective upon the consummation of the merger (included as Annex H to the joint proxy and information statement/prospectus forming part of the registrant’s Registration Statement on Form S-4 filed October 1, 2008, and incorporated herein by reference).

4.1	Specimen unit certificate, incorporated herein by reference to Exhibit 4.1 to registrant’s Registration Statement on Form S-1 filed June 26, 2007.

4.2	Specimen share certificate of registrant’s common stock, incorporated herein by reference to Exhibit 4.2 to registrant’s Registration Statement on Form S-1 filed June 26, 2007.

4.3	Specimen warrant certificate, incorporated herein by reference to Exhibit 4.3 to registrant’s Registration Statement on Form S-1 filed September 4, 2007.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered.*

10.1	Amended and Restated Subscription Agreement between Heckmann Corporation and Heckmann Acquisition, LLC, dated October 3, 2007, incorporated herein by reference to Exhibit 10.1 to registrant’s Registration Statement on Form S-1 filed October 5, 2007.

10.2A	Form of Registration Rights Agreement among Heckmann Corporation and certain security holders, incorporated herein by reference to Exhibit 10.2 to registrant’s Registration Statement on Form S-1 filed November 8, 2007.

10.2B	Registration Rights Agreement, dated May 19, 2008, by and between registrant and the holders of China Water and Drinks Inc. common stock named therein (included as Annex G to the joint proxy and information statement/prospectus forming part of the registrant’s Registration Statement on Form S-4 filed October 1, 2008, and incorporated herein by reference).

10.3	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company, as trustee, and Heckmann Corporation, incorporated herein by reference to Exhibit 10.3 to registrant’s Registration Statement on Form S-1 filed September 4, 2007.

10.4	Promissory Note between Richard J. Heckmann and Heckmann Corporation, dated June 4, 2007, incorporated herein by reference to Exhibit 10.4 to registrant’s Registration Statement on Form S-1 filed June 26, 2007.

10.5	Letter Agreement between Heckmann Acquisition, LLC and Heckmann Corporation, dated October 3, 2007, incorporated herein by reference to Exhibit 10.5 to registrant’s Registration Statement on Form S-1 filed October 5, 2007.

10.6	Letter Agreement between Richard J. Heckmann and Heckmann Corporation, dated October 3, 2007, incorporated herein by reference to Exhibit 10.6 to registrant’s Registration Statement on Form S-1 filed October 5, 2007.

10.7	Letter Agreement between Lou Holtz and Heckmann Corporation, dated October 3, 2007, incorporated herein by reference to Exhibit 10.7 to registrant’s Registration Statement on Form S-1 filed October 5, 2007.

10.8	Letter Agreement between Alfred E. Osborne, Jr. and Heckmann Corporation, dated October 3, 2007, incorporated herein by reference to Exhibit 10.8 to registrant’s Registration Statement on Form S-1 filed October 5, 2007.

10.9	Letter Agreement between Dan Quayle and Heckmann Corporation, dated October 3, 2007, incorporated herein by reference to Exhibit 10.9 to registrant’s Registration Statement on Form S-1 filed October 5, 2007.

10.10	Form of Securities Escrow Agreement between American Stock Transfer & Trust Company, as escrow agent, and Heckmann Corporation, incorporated herein by reference to Exhibit 10.10 to registrant’s Registration Statement on Form S-1 filed September 4, 2007.

10.11	Amended and Restated Subscription Agreement between Lou Holtz and Heckmann Corporation, dated October 3, 2007, incorporated herein by reference to Exhibit 10.11 to registrant’s Registration Statement on Form S-1 filed October 5, 2007.

10.12	Amended and Restated Subscription Agreement between Alfred E. Osborne, Jr. and Heckmann Corporation, dated October 3, 2007, incorporated herein by reference to Exhibit 10.12 to registrant’s Registration Statement on Form S-1 filed October 5, 2007.

10.13	Amended and Restated Subscription Agreement between Dan Quayle and Heckmann Corporation, dated October 3, 2007, incorporated herein by reference to Exhibit 10.13 to registrant’s Registration Statement on Form S-1 filed October 5, 2007.

10.14	Initial Unit Subscription Agreement between Heckmann Acquisition, LLC and Heckmann Corporation, dated June 21, 2007, incorporated herein by reference to Exhibit 10.6 to registrant’s Registration Statement on Form S-1 filed June 26, 2007.

10.15	Initial Unit Subscription Agreement between Lou Holtz and Heckmann Corporation, dated June 21, 2007, incorporated herein by reference to Exhibit 10.15 to registrant’s Registration Statement on Form S-1 filed June 26, 2007.

10.16	Initial Unit Subscription Agreement between Alfred E. Osborne, Jr. and Heckmann Corporation, dated June 21, 2007, incorporated herein by reference to Exhibit 10.16 to registrant’s Registration Statement on Form S-1 filed June 26, 2007.

10.17	Initial Unit Subscription Agreement between Dan Quayle and Heckmann Corporation, dated June 21, 2007, incorporated herein by reference to Exhibit 10.17 to registrant’s Registration Statement on Form S-1 filed June 26, 2007.

10.19	Majority Stockholder Consent Agreement, dated May 19, 2008, by and between registrant and Xu Hong Bin (included as Annex B to the joint proxy and information statement/prospectus forming part of the registrant’s Registration Statement on Form S-4 filed October 1, 2008, and incorporated herein by reference).

10.19A	Amendment No. 1 to Majority Stockholder Consent Agreement, dated September 19, 2008, by and between registrant and Xu Hong Bin (included in Annex B to the joint proxy and information statement/prospectus forming part of the registrant’s Registration Statement on Form S-4 filed October 1, 2008, and incorporated herein by reference).

10.19B	Amendment No. 2 to Majority Stockholder Consent Agreement, dated September 26, 2008, by and between registrant and Xu Hong Bin (included in Annex B to the joint proxy and information statement/prospectus forming part of the registrant’s Registration Statement on Form S-4 filed October 1, 2008, and incorporated herein by reference).

10.19C	Amendment No. 3 to Majority Stockholder Consent Agreement, dated October 30, 2008, by and between registrant and Xu Hong Bin, incorporated by reference to the registrant’s Current Report on Form 8-K filed November 5, 2008.

10.20	Majority Stockholder Consent Agreement, dated May 19, 2008, by and between registrant and Chen Xing Hua (included as Annex C to the joint proxy and information statement/prospectus forming part of the registrant’s Registration Statement on Form S-4 filed October 1, 2008, and incorporated herein by reference).

10.20A	Amendment No. 1 to Majority Stockholder Consent Agreement, dated September 26, 2008, by and between registrant and Chen Xing Hua (included in Annex C to the joint proxy and information statement/prospectus forming part of the registrant’s Registration Statement on Form S-4 filed October 1, 2008, and incorporated herein by reference).

10.21	Undertaking Agreement, dated May 19, 2008, by and among registrant, China Water and Drinks Inc. and the holders of China Water and Drinks Inc. common stock named therein (included as Annex D to the joint proxy and information statement/prospectus forming part of the registrant’s Registration Statement on Form S-4 filed October 1, 2008, and incorporated herein by reference).

Exhibit Number	Exhibit Description
10.21A	Amendment No. 1 to Undertaking Agreement, dated September 26, 2008, by and among registrant, China Water and Drinks Inc. and the holders of China Water and Drinks Inc. common stock named therein (included in Annex D to the joint proxy and information statement/prospectus forming part of the registrant’s Registration Statement on Form S-4 filed October 1, 2008, and incorporated herein by reference).

10.22	Conversion Agreement, dated May 19, 2008, by and among registrant, China Water and Drinks Inc. and the holders of China Water and Drinks Inc. 5% secured convertible notes due January 29, 2011 named therein (included as Annex F to the joint proxy and information statement/prospectus forming part of the registrant’s Registration Statement on Form S-4 filed October 1, 2008, and incorporated herein by reference).

10.23	Release Agreement, dated May 19, 2008, by and among registrant, China Water and Drinks Inc. and the holders of China Water and Drinks Inc. common stock named therein (included as Annex E to the joint proxy and information statement/prospectus forming part of the registrant’s Registration Statement on Form S-4 filed October 1, 2008, and incorporated herein by reference).

10.24	Executive Employment Agreement, dated October 30, 2008, between China Water and Drinks, Inc. and Xu Hong Bin, incorporated by reference to the registrant’s Current Report on Form 8-K filed November 5, 2008.

10.25	$15 Million Bonus Plan, incorporated by reference to the registrant’s Current Report on Form 8-K filed November 5, 2008.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of GHP Horwath, P.C., Independent Registered Public Accounting Firm.

23.3	Consent of Madsen & Associates CPA Inc., Independent Registered Public Accounting Firm.

23.4	Consent of Madsen & Associates CPA Inc., Independent Registered Public Accounting Firm.

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).*

*	Previously filed.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Desert, State of California, on November 5, 2008.

Heckmann Corporation

By:	/s/ Donald G. Ezzell
Donald G. Ezzell
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Heckmann Richard J. Heckmann	Director, Chief Executive Officer and Chairman of the Board (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	November 5, 2008

/s/ Lou Holtz Lou Holtz	Director	November 5, 2008

Dr. Alfred E. Osborne, Jr.	Director

/s/ Dan Quayle Dan Quayle	Director	November 5, 2008

Andrew D. Seidel	Director

/s/ Timothy L. Traff Timothy L. Traff	Director	November 5, 2008

Xu Hong Bin	Director